As filed with the Securities and Exchange Commission on September 13, 2007

Registration Statement No. 333-145652

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CHITTENDEN CORPORATION

(Exact name of registrant as specified in its charter)

Vermont	6022	03-0228404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Burlington Square

Burlington, Vermont 05401

(802) 658-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul A. Perrault

Chairman, President and Chief Executive Officer

Chittenden Corporation

Two Burlington Square

Burlington, Vermont 05401

(802) 658-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William P. Mayer, Esq. Lisa R. Haddad, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	F. Sheldon Prentice, Esq. Chittenden Corporation Two Burlington Square Burlington, Vermont 05401 (802) 660-1410	J.J. Cranmore, Esq. Thomas A. Klee, Esq. Cranmore, FitzGerald & Meaney 49 Wethersfield Avenue Hartford, Connecticut 06114 (860) 522-9100

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and upon completion of the merger described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

September 13, 2007

Dear Shareholder:

On behalf of the board of directors and management of Community Bank & Trust Company, you are cordially invited to attend a special meeting of shareholders, which will be held at Kingswood Golf Club located at 24 Kingswood Road, Wolfeboro, New Hampshire 03894, on Wednesday, October 24, 2007 at 10:30 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger, as amended, and related contract for union under which Community Bank will be acquired by Chittenden Corporation through the merger of a wholly-owned subsidiary of Chittenden with Community Bank.

If the merger agreement and related contract for union are approved and the merger is subsequently completed, each outstanding share of Community Bank common stock that you hold will be converted into the right to elect either $33.37 in cash or 1.1293 shares of Chittenden common stock, plus cash in lieu of any fractional share. You may elect to have a portion of your Community Bank common stock converted into cash, with the remainder converted into Chittenden common stock. All elections, however, are subject to adjustment to ensure that 75% of the outstanding shares of Community Bank common stock will be converted into the right to receive Chittenden common stock, and the remaining shares of Community Bank common stock will be converted into the right to receive cash. The value of the stock portion of the merger consideration will fluctuate with the market price of Chittenden common stock, which is traded on the New York Stock Exchange under the trading symbol “CHZ.” On September 12, 2007, the closing price of Chittenden common stock was $34.52 per share, resulting in stock consideration valued at $38.98 per share of Community Bank common stock as of that date.

In considering your vote at the special meeting and your election to receive cash and/or shares of Chittenden common stock in the merger, you should be aware that on June 26, 2007, Chittenden entered into an agreement to be acquired by People’s United Financial, Inc. The agreement provides for Chittenden stockholders at the time the transaction with People’s United Financial is completed, to receive per share consideration with a value equal to the sum of $20.35, plus 0.8775 multiplied by the average closing sales price of People’s United Financial common stock during the five trading days before completion of the transaction. The consideration will be paid by People’s United Financial in cash or stock, subject to election and proration procedures. The proposed transaction with People’s United Financial is scheduled to close after completion of the Chittenden/Community Bank merger.

Your board of directors unanimously adopted the merger agreement and related contract for union and determined that the merger is advisable and in the best interests of Community Bank and its shareholders, and unanimously recommends that you vote “FOR” approval of the merger agreement and related contract for union.

The accompanying document serves as the proxy statement for the special meeting of shareholders of Community Bank and the prospectus for the shares of Chittenden common stock to be issued in the merger. The accompanying document describes the special meeting, the merger, the documents related to the merger, and other related matters, including the proposed transaction with People’s United Financial. We urge you to read this entire document carefully. In particular, you should carefully consider the discussion in the section titled “ Risk Factors” beginning on page 29.

Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and related contract for union. If you do not return the proxy card, it will have the same effect as a vote against approval of the merger agreement and related contract for union.

Sincerely yours,

BRADFORD W. GILE	GREGORY A. ROARK	PETER B. ALDEN
Chairman	Vice Chairman and Treasurer	President and Chief Executive Officer

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation or any state securities commission has approved or disapproved the shares of Chittenden common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Chittenden common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This document is dated September 13, 2007 and is first being mailed to shareholders on or about September 18, 2007.

REFERENCE TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Chittenden and People’s United Financial from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain copies of those documents incorporated by reference by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Chittenden Corporation	People’s United Financial, Inc.
Two Burlington Square	850 Main Street
P.O. Box 820	Bridgeport, Connecticut 06604
Burlington, Vermont 05402-0820	(203) 338-7171
(802) 658-4000	Attn: Debbie A. Healey, Investor Relations
Attn: F. Sheldon Prentice, Secretary

If you would like to request documents, please do so by October 16, 2007, in order to receive them before the special meeting of Community Bank shareholders.

See also the section in this document titled “Where You Can Find More Information” beginning on page 140.

Additional information concerning the People’s United Financial/Chittenden merger is contained in the registration statement on Form S-4 (registration number 333-145846) filed by People’s United Financial with the Securities and Exchange Commission on August 31, 2007. You should be aware that the People’s United Financial registration statement on Form S-4 may be changed one or more times. You can obtain these documents free of charge at the website maintained by the SEC at www.sec.gov.

COMMUNITY BANK & TRUST COMPANY

15 Varney Road

Wolfeboro, New Hampshire 03894

(603) 569-8400

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 24, 2007

A special meeting of shareholders of Community Bank & Trust Company will be held at Kingswood Golf Club located at 24 Kingswood Road, Wolfeboro, New Hampshire 03894, on Wednesday, October 24, 2007 at 10:30 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 4, 2007 and amended as of August 15, 2007, by and among Chittenden Corporation, Ocean Bank, Ocean Bank Interim Trust Company and Community Bank, and the related Contract for Union;

2.	To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement and related contract for union; and

3.	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

As of the date of this document, management of Community Bank is not aware of any other business to be considered at the special meeting.

The proposed merger is more fully described in the attached document, which you should read carefully and in its entirety before voting. A copy of the agreement and plan of merger is included as Annex A-1 to this document, the amendment to the agreement and plan of merger is attached as Annex A-2, and the related contract for union is attached as Annex A-3.

Community Bank has established August 31, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Only record holders of Community Bank common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of that meeting. The affirmative vote of holders of at least two-thirds of the shares of Community Bank common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement and related contract for union.

Holders of Community Bank common stock are entitled to assert dissenters’ rights with respect to the merger under Section 388:13 of the New Hampshire Revised Statutes Annotated and Section 293–A:13 of the New Hampshire Business Corporation Act, as more fully described under the section titled “The Merger—Dissenters’ Rights” in this document. A copy of the relevant statutory provisions is included as Annex D to this document. Shareholders who wish to demand appraisal of their Community Bank shares must strictly comply with the statutory requirements.

Your board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and related contract for union and the adjournment proposal.

Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,

BRADFORD W. GILE	GREGORY A. ROARK	PETER B. ALDEN
Chairman	Vice Chairman and Treasurer	President and Chief Executive Officer

Wolfeboro, New Hampshire

September 13, 2007

Please do not send your stock certificates with your proxy card. You will receive separate instructions regarding the surrender of your stock certificates.

i

ii

Annex A-1	Agreement and Plan of Merger
Annex A-2	Amendment to Agreement and Plan of Merger
Annex A-3	Form of Contract for Union
Annex B	Form of Voting Agreement
Annex C	Fairness Opinion of McConnell, Budd & Romano, Inc.
Annex D	Section 388:13 of the New Hampshire Revised Statutes Annotated and Section 293–A:13 of the New Hampshire Business Corporation Act regarding Dissenters’ Rights

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why am I receiving this document?

A:	Community Bank & Trust Company has agreed to be acquired by Chittenden Corporation under the terms of an agreement and plan of merger, as amended, and related contract for union that are described in this document. A copy of the agreement and plan of merger is attached to this document as Annex A-1, an amendment to the agreement and plan of merger is attached as Annex A-2, and the related contract for union is attached as Annex A-3. In order to complete the merger, Community Bank shareholders must vote to approve the merger agreement, as amended, and related contract for union. Community Bank will hold a special meeting of its shareholders to obtain this approval. This document contains important information about the merger, the merger agreement, the special meeting of Community Bank shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of Community Bank common stock without attending the special meeting.

Q:	What will happen in the merger?

A:	In the proposed merger, Ocean Bank Interim Trust Company, or Merger Subsidiary, will merge with and into Community Bank, with Community Bank being the surviving entity. Merger Subsidiary is a wholly-owned subsidiary of Chittenden, and, therefore, as a result of the merger, Community Bank will become a wholly-owned subsidiary of Chittenden. Following the merger, Chittenden intends to cause Community Bank to be merged with and into Ocean Bank, which itself is a wholly-owned subsidiary of Chittenden, with Ocean Bank continuing as the surviving entity.

Q:	What will I receive in the merger?

A:	You may elect to receive either $33.37 in cash or 1.1293 shares of Chittenden common stock in exchange for each share of Community Bank common stock that you own immediately prior to the effective time of the merger. However, the form of merger consideration you actually receive may differ from the form of consideration that you elect to receive. This is because the consideration to be received by each Community Bank shareholder is subject to allocation procedures, which are intended to ensure that 75% of the shares of Community Bank common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive Chittenden common stock, and the remaining shares of Community Bank common stock will be converted into the right to receive cash.

Q:	Will I receive any fractional share of Chittenden common stock as part of the merger consideration?

A:	No. Chittenden will not issue any fractional shares of Chittenden common stock in the merger. Instead, Chittenden will pay you the cash value of a fractional share measured by the average of the last sales prices of Chittenden common stock on the New York Stock Exchange for the five trading days preceding the closing date of the merger.

Q:	Will I be able to participate in the transaction between Chittenden and People’s United Financial?

A:	You will have the opportunity to participate in the People’s United Financial/Chittenden merger only to the extent that you receive shares of Chittenden common stock in the Chittenden/Community Bank merger and continue to hold those shares at the time that the People’s United Financial/Chittenden merger is completed. To the extent that you receive cash in the Chittenden/Community Bank merger, you will not participate in the transaction between Chittenden and People’s United Financial. Similarly, if you receive shares of Chittenden common stock in the Chittenden/Community Bank merger but sell those shares prior to the completion of the People’s United Financial/Chittenden merger, you will not participate in the subsequent transaction between Chittenden and People’s United Financial.

Q:	How do I make an election as to the form of merger consideration I wish to receive?

A:	No later than 20 business days prior to the anticipated election deadline (which will be a date mutually agreed upon by Community Bank and Chittenden), we will mail to you separately an election form and letter of transmittal for the surrender of your Community Bank stock certificates in exchange for the merger consideration. Along with those documents, you will receive detailed instructions describing the procedures you must follow to make your election. We also will publicly announce the election deadline, which will be before the closing date for the merger. As a result, you will not know before your election decision the exact value of the stock consideration to be received in the merger.

We are not making any recommendation to you as to whether or not you should elect to receive cash, shares of Chittenden common stock or a combination of each in the merger. You should evaluate your own specific circumstances and investment preferences in making your election.

Q:	Can I elect to receive my merger consideration in the form of cash with respect to a portion of my Community Bank shares and Chittenden common stock with respect to the rest of my Community Bank shares?

A:	Yes. The election form and letter of transmittal will permit you, subject to the allocation procedures described in this document, to receive at your election:

•	all of your merger consideration in the form of shares of Chittenden common stock;

•	all of your merger consideration in the form of cash; or

•	a portion of your merger consideration in cash and the remaining portion in shares of Chittenden common stock.

Please see the examples set forth in the section of this document titled “The Merger Agreement—Allocation Procedures” beginning on page 72.

Q:	Do I have to return the election form and letter of transmittal?

A:	No, but if you do not make an election, you will be allocated cash and/or shares of Chittenden common stock depending upon the elections made by other Community Bank shareholders.

Q:	Will I be able to trade the shares of Chittenden common stock that I receive in the merger?

A:	You may freely trade the shares of Chittenden common stock issued in the merger, unless you are an affiliate of Community Bank. The shares will be quoted on the New York Stock Exchange under the symbol “CHZ.” Persons who are considered “affiliates” (generally directors, officers and 10% or greater shareholders) of Community Bank must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Chittenden common stock that they receive in the merger. We will notify you if we believe you are an affiliate of Community Bank.

Q:	What will happen to shares of Chittenden common stock in the merger?

A:	Nothing. Each share of Chittenden common stock outstanding will remain outstanding as a share of Chittenden common stock.

Q:	What are the material federal income tax consequences of the merger to me?

A:

In general, if you exchange all of your shares of Community Bank common stock for shares of Chittenden common stock, you will not recognize either gain or loss for federal income tax purposes. If you exchange some or all of your shares of Community Bank common stock for cash, you generally will recognize gain, but not loss, for federal income tax purposes in an amount equal to the lesser of (1) the amount of cash you receive in the merger, or (2) the amount, if any, by which the sum of the fair market value, as of the effective time of the merger, of any shares of Chittenden common stock that you receive, and the amount of cash you receive in the merger, exceeds your adjusted tax basis in your shares of Community Bank common stock.

This tax treatment may not apply to all Community Bank shareholders. We strongly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What are the conditions to completion of the merger?

A:	The obligations of Chittenden and Community Bank to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of customary regulatory approvals, a tax opinion to Community Bank, and approval of the merger agreement and related contract for union by Community Bank shareholders.

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining the approval of the merger agreement and related contract for union by Community Bank shareholders at the special meeting. Fulfilling some of these conditions, such as receiving required regulatory approvals, is not entirely within our control. We currently expect to complete the merger during the fourth calendar quarter of 2007; however, because the merger is subject to these conditions, we cannot predict the actual timing.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of Community Bank will be held at Kingswood Golf Club located at 24 Kingswood Road, Wolfeboro, New Hampshire 03894, on Wednesday, October 24, 2007 at 10:30 a.m., local time.

Q:	What will happen at the special meeting?

A:	At the special meeting, Community Bank shareholders will consider and vote upon a proposal to approve the merger agreement and related contract for union. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement and related contract for union, we may ask you to consider and vote upon a proposal to adjourn the special meeting so that we can solicit additional proxies.

Q:	Does the Community Bank board of directors recommend voting in favor of the merger agreement and related contract for union?

A:	Yes. After careful consideration, the Community Bank board of directors unanimously recommends that Community Bank shareholders vote “FOR” approval of the merger agreement and related contract for union.

Q:	Are there any shareholders already committed to voting in favor of the merger agreement and related contract for union?

A:	Yes. Community Bank shareholders who collectively held approximately 29.3% of the outstanding shares of Community Bank common stock on the record date have entered into voting agreements requiring them to vote all of their shares in favor of approval of the merger agreement and related contract for union.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger agreement and related contract for union?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page 29.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained or incorporated by reference into this document, including its annexes. It contains important information about the merger, the merger agreement, Chittenden and Community Bank, as well as the proposed People’s United Financial/Chittenden merger. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares of Community Bank common stock will be represented and voted at the special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this document.

Q:	What if I fail to return my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to return your proxy card or to instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and this will have the same effect as a vote against approval of the merger agreement and related contract for union.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although the Community Bank board of directors requests that you return the proxy card accompanying this document, all Community Bank shareholders are invited to attend the special meeting. Shareholders of record on August 31, 2007 can vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote at any time after you have sent in your proxy card and before your proxy is voted at the special meeting.

•	You may deliver a written notice bearing a date later than the date of your proxy card to Gregory A. Roark at Community Bank, stating that you revoke your proxy.

•	You may complete and deliver to Gregory A. Roark at Community Bank a new proxy card relating to the same shares and bearing a later date.

•	You may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Community Bank at the following address:

Community Bank & Trust Company

15 Varney Road

Wolfeboro, New Hampshire 03894

(603) 569-8400

Attn: Gregory A. Roark

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. You will receive separate written instructions for making your election of all cash, all Chittenden common stock or a combination of cash and Chittenden common stock for your shares of Community Bank common stock, and for surrendering your shares of Community Bank common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy card.

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:	Yes. Under applicable New Hampshire law, you have the right to dissent from the merger and to receive payment in cash for the appraised fair value of your shares of Community Bank common stock. To exercise these rights, you must:

•	deliver to Community Bank before the special meeting written notice of your intent to exercise these rights with respect to your shares if the merger becomes effective;

•	not vote your shares in favor of approval of the merger agreement and related contract for union; and

•	follow the applicable statutory procedures for perfecting dissenters’ rights under New Hampshire law. A copy of the relevant statutory provisions is attached to this document as Annex D.

Q:	How is the merger impacted by the announcement of the People’s United Financial/Chittenden merger?

A:	The merger may be impacted by the pending People’s United Financial/Chittenden merger in the following ways:

•

If you receive Chittenden common stock in the merger (and do not sell those shares) and the People’s United Financial/Chittenden merger is subsequently completed, you will be entitled to receive the applicable merger consideration from People’s United Financial in exchange for each share of Chittenden common stock that you hold at the time of the People’s United Financial/Chittenden merger.

•

The price of Chittenden common stock may fluctuate in part in relation to the market price of People’s United Financial common stock as a result of the pending People’s United Financial/Chittenden merger.

•

Chittenden is subject to customary restrictions relating to the conduct of its business pending the completion of the People’s United Financial/Chittenden merger under the terms of the merger agreement between People’s United Financial and Chittenden.

•

Under the People’s United Financial/Chittenden merger agreement, Chittenden is not allowed to (1) further amend or modify the Chittenden/Community Bank merger agreement, (2) waive or release any material obligation of Community Bank under the Chittenden/Community Bank merger agreement, or (3) consent to any material act by Community Bank not otherwise required under the Chittenden/Community Bank merger agreement, without the consent of People’s United Financial.

•

Also under the People’s United Financial/Chittenden merger agreement, Chittenden must terminate the Chittenden/Community Bank merger agreement if the merger has not been completed by February 29, 2008 or, if later, the date upon which People’s United Financial receives the regulatory approvals for its acquisition of Chittenden.

For more information regarding the People’s United Financial/Chittenden merger, see the section titled “Recent Developments” beginning on page 42 of this document.

Q:	What will I receive in the People’s United Financial/Chittenden merger if I hold shares of Chittenden common stock when the People’s United Financial/Chittenden merger is completed?

A:	If the People’s United Financial/Chittenden merger is completed, you will be entitled to receive, in exchange for each share of Chittenden common stock that you hold at the time of the People’s United Financial/Chittenden merger, consideration with a value equal to the sum of $20.35, plus 0.8775 multiplied by the average closing sales price of People’s United Financial common stock during the five trading days before completion of that merger. Subject to proration procedures, you will be able to elect to receive your merger consideration in cash, shares of People’s United Financial common stock, or a combination of both.

Based on the average closing sales price of People’s United Financial common stock for the five trading days prior to September 12, 2007, Chittenden stockholders would receive either $35.503 in cash or 2.0560 shares of People’s United Financial common stock for each share of Chittenden common stock that they hold at the time the People’s United Financial/Chittenden merger is completed. In this example, if you receive Chittenden common stock in the Chittenden/Community Bank merger and continue to hold that stock until the completion of the People’s United Financial/Chittenden merger, you would receive total consideration in cash or stock with a value of approximately $39.54 for each share of Community Bank common stock that you own. This value was calculated by multiplying the closing sales price of People’s United Financial common stock of $17.03 on September 12, 2007 by 1.1293 (the exchange ratio for the Chittenden/Community Bank merger), and then multiplying that amount by 2.0560 (the hypothetical exchange ratio for the People’s United Financial/Chittenden merger as of September 12, 2007). The actual value of the consideration as of the closing of the People’s United Financial/Chittenden merger will depend upon the market price of People’s United Financial common stock at that time.

Q:	What are the conditions to the completion of the People’s United Financial/Chittenden merger?

A:	The obligations of People’s United Financial and Chittenden to complete the proposed merger are subject to the satisfaction or waiver of closing conditions contained in the People’s United Financial/Chittenden merger agreement, including the receipt of customary regulatory approvals, the receipt of tax opinions, approval of the People’s United Financial/Chittenden merger agreement by Chittenden stockholders and the completion or termination of the Chittenden/Community Bank merger agreement.

Q:	When do you expect the People’s United Financial/Chittenden merger to be completed?

A:	It is expected that the People’s United Financial/Chittenden merger will be completed when all of the conditions to completion contained in the People’s United Financial/Chittenden merger agreement are satisfied or waived. Fulfilling some of these conditions, such as receiving regulatory approvals, is not entirely within the parties’ control. It is currently expected that the People’s United Financial/Chittenden merger will be completed during the first calendar quarter of 2008; however, because the People’s United Financial/Chittenden merger is subject to these conditions, we cannot predict the actual timing.

The People’s United Financial/Chittenden merger agreement provides for the Chittenden/Community Bank merger to be completed before the People’s United Financial/Chittenden merger, unless the Chittenden/Community Bank merger agreement is terminated in accordance with its terms. It is expected that the record date for the Chittenden special meeting to be held in connection with the People’s United Financial/Chittenden merger will occur before the closing of the Chittenden/Community Bank merger. As a result, you would not be entitled to vote on the People’s United Financial/Chittenden merger agreement even if you receive Chittenden common stock in the merger. In addition, if there is a delay in the closing of the Chittenden/Community Bank merger, you may not have the full election period under the People’s United Financial/Chittenden merger agreement in which to select your preferred form of consideration in the People’s United Financial/Chittenden merger.

Q:	Where can I find more information about the companies?

A:	You can find more information about Chittenden and Community Bank, as well as People’s United Financial, from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page 140.

Q:	Whom should I call with questions?

A:	You should call Georgeson, Inc. at 1-888-605-8337. You also may contact Chittenden at the telephone number listed under “Reference to Additional Information” on the inside cover of this document and ask to speak with F. Sheldon Prentice. You may contact Community Bank at (603) 569-8400 and ask to speak with Gregory A. Roark or Panagiota Norris, shareholder relations.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as annexes, as well as the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 140. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented.

Unless the context otherwise requires, throughout this document, “Community Bank” refers to Community Bank & Trust Company; “Chittenden” refers collectively to Chittenden Corporation and its subsidiaries; “Ocean Bank” refers to Ocean Bank (formerly known as Ocean National Bank), a wholly-owned subsidiary of Chittenden; “Merger Subsidiary” refers to Ocean Bank Interim Trust Company, a wholly-owned subsidiary of Chittenden; “People’s United Financial” refers to People’s United Financial, Inc.; and “we,” “us” and “our” refer collectively to Community Bank, Chittenden and Ocean Bank.

Also, we refer to the merger between Community Bank and Merger Subsidiary as the “merger”; the Agreement and Plan of Merger, dated as of June 4, 2007 and amended as of August 15, 2007, by and among Chittenden, Ocean Bank, Merger Subsidiary and Community Bank as the “merger agreement”; and the Contract for Union related to the merger agreement and to be filed in New Hampshire to effect the merger as the “contract for union.” We refer to the proposed merger between People’s United Financial and Chittenden as the “People’s United Financial/Chittenden merger,” and the Agreement and Plan of Merger, dated as of June 26, 2007, by and between People’s United Financial and Chittenden as the “People’s United Financial/Chittenden merger agreement.”

The Companies

Chittenden Corporation (page 40)

Chittenden is a Vermont corporation organized in 1971, and a registered bank holding company under the Bank Holding Company Act of 1956. Through its subsidiaries, Chittenden offers a broad range of financial products and services to individuals, businesses and the public sector, including:

•	commercial, consumer, and public sector loans;

•	deposit accounts and services;

•	insurance;

•	brokerage services; and

•	investment and trust services.

Operating throughout New England and adjoining areas, Chittenden’s subsidiary banks include:

•	Chittenden Trust Company, operating under the name Chittenden Bank;

•	The Bank of Western Massachusetts;

•	Flagship Bank and Trust Company;

•	Maine Bank & Trust Company;

•	Ocean Bank; and

•	Merrill Merchants Bank.

At June 30, 2007, Chittenden had total consolidated assets of approximately $6.9 billion and stockholders’ equity of approximately $723 million.

Chittenden’s principal executive offices are located at Two Burlington Square, Burlington, Vermont 05401. Chittenden’s telephone number is (802) 658-4000, and its website address is www.chittendencorp.com. Information contained on Chittenden’s website does not constitute part of this document.

Community Bank & Trust Company (page 40)

Community Bank is a New Hampshire trust company founded in 1990. Community Bank engages in a wide range of commercial and personal banking activities, including:

•	accepting demand deposits;

•	accepting savings and time deposit accounts;

•	making secured and unsecured loans to businesses and consumers; and

•	originating commercial and residential mortgage loans.

Community Bank is headquartered in Wolfeboro, New Hampshire, and maintains six full-service banking offices, two satellite offices and one loan production office throughout New Hampshire. At June 30, 2007, Community Bank had total assets of approximately $415 million and shareholders’ equity of approximately $42.8 million.

Community Bank’s principal executive offices are located at 15 Varney Road, Wolfeboro, New Hampshire 03894. Community Bank’s telephone number is (603) 569-8400, and its website address is www.communitybanknh.com. Information contained on Community Bank’s website does not constitute part of this document.

Ocean Bank (page 41)

Ocean Bank, formerly known as Ocean National Bank, is a New Hampshire trust company and a wholly-owned subsidiary of Chittenden. Ocean Bank is headquartered in Portsmouth, New Hampshire, and has 40 branches in New Hampshire and southern Maine.

Ocean Bank Interim Trust Company (page 41)

Subject to obtaining appropriate regulatory approvals, Chittenden intends to organize Ocean Bank Interim Trust Company as a New Hampshire trust company for the sole purpose of effecting the proposed transaction. Merger Subsidiary will be a wholly-owned subsidiary of Chittenden.

The Special Meeting of Community Bank Shareholders

Time, Place and Purpose of the Special Meeting (page 45)

The special meeting of shareholders of Community Bank will be held at Kingswood Golf Club located at 24 Kingswood Road, Wolfeboro, New Hampshire 03894, on Wednesday, October 24, 2007 at 10:30 a.m., local time. At the special meeting, Community Bank shareholders as of August 31, 2007, the record date, will be asked to vote upon a proposal to approve the merger agreement and related contract for union under which Merger Subsidiary will merge with and into Community Bank, with Community Bank being the surviving entity.

Recommendation of the Community Bank Board of Directors (page 45)

After an evaluation of a variety of business, financial and market factors and consultation with its advisors, at meetings on June 4, 2007 and August 14, 2007, the Community Bank board of directors determined that the merger is advisable and in the best interests of Community Bank and its shareholders, and unanimously adopted the merger agreement and related contract for union. The Community Bank board unanimously recommends that you vote “FOR” approval of the merger agreement and related contract for union.

Record Date; Outstanding Shares; Shares Entitled to Vote (page 45)

Only holders of record of Community Bank common stock at the close of business on the record date of August 31, 2007, are entitled to notice of and to vote at the special meeting. As of the record date, there were 3,674,281 shares of Community Bank common stock outstanding, held of record by approximately 1,092 shareholders.

Quorum; Vote Required (page 45)

A quorum of Community Bank shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of outstanding shares of Community Bank common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Community Bank will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Community Bank common stock as of the record date is required to approve the merger agreement and related contract for union.

Share Ownership of Management (page 45)

As of the record date, the directors and executive officers of Community Bank and their affiliates collectively owned 1,077,157 shares of Community Bank common stock, or approximately 29.3% of Community Bank’s outstanding shares. These directors and executive officers (and their affiliates) have executed voting agreements with Chittenden, under which they have agreed to vote their shares in favor of the merger agreement and related contract for union, and have granted Chittenden an irrevocable proxy to so vote their shares.

Proxies, Voting and Revocation (page 46)

The Community Bank board of directors requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement and related contract for union and the adjournment proposal.

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the secretary of Community Bank, stating that you revoke your proxy;

•	signing and delivering to the secretary of Community Bank a new proxy card relating to the same shares and bearing a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Dissenters’ Rights (page 47)

Under applicable New Hampshire law, you have the right to dissent from the merger and to receive payment in cash for the appraised fair value of your shares of Community Bank common stock. In order to do this, you must:

•

deliver to Community Bank before the special meeting written notice of your intent to exercise your dissenters’ rights with respect to your shares of Community Bank common stock if the merger becomes effective;

•	not vote your shares in favor of approval of the merger agreement and related contract for union; and

•	follow the statutory procedures for perfecting dissenters’ rights under New Hampshire law, which are described in the section titled “The Merger—Dissenters’ Rights” beginning on page 65.

You should be aware that merely voting against approval of the merger agreement and related contract for union will not preserve your dissenters’ rights. The relevant sections of New Hampshire law governing this process are reprinted in their entirety and attached to this document as Annex D. Your failure to comply precisely with all procedures required under New Hampshire law may result in the loss of your dissenters’ rights.

Under the merger agreement, Chittenden is not obligated to complete the merger if the number of dissenting shares exceeds 10% of the total number of outstanding shares of Community Bank common stock.

The Merger

Structure of the Merger (page 70)

The merger agreement and related contract for union provide for the merger of Merger Subsidiary with and into Community Bank, with Community Bank being the surviving entity. Merger Subsidiary is a wholly-owned subsidiary of Chittenden. Therefore, as a result of the merger, Community Bank will become a wholly-owned subsidiary of Chittenden. Following the merger, Chittenden intends to cause Community Bank to be merged with and into Ocean Bank, which itself is a wholly-owned subsidiary of Chittenden, with Ocean Bank continuing as the surviving entity.

The proposed merger will occur following approval of the proposal described in this document by the shareholders of Community Bank and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached to this document as Annex A-1, the amendment to the merger agreement is attached as Annex A-2, and the related contract for union is attached as Annex A-3. We encourage you to read the merger agreement, as amended, and related contract for union because they are the legal documents that govern the merger.

Merger Consideration (page 70)

If the merger is completed, each share of Community Bank common stock will be converted into the right to receive either:

•	$33.37 in cash (which is referred to as the cash consideration); or

•	1.1293 shares of Chittenden common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration).

You will have the opportunity to elect the form of consideration that you receive in the merger in exchange for your shares of Community Bank common stock. You may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Chittenden common stock. However, your right to receive the form of consideration that you elect for your shares will be subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 75% of the outstanding shares of Community Bank common stock immediately prior to the effective time of the merger will be converted into the right to receive Chittenden common stock, and the remaining shares of Community Bank common stock will be converted into the right to receive cash.

Chittenden will not issue fractional shares. Instead, Community Bank shareholders who receive Chittenden common stock will receive the value of any fractional share in cash based on the average of the last sales prices of a share of Chittenden common stock, as reported on the New York Stock Exchange, for the five trading days preceding the closing date of the merger, rounded to the nearest whole cent.

Election Procedures (page 71)

The shares of Community Bank common stock that you hold will be exchanged for cash, Chittenden common stock or a combination of cash and Chittenden common stock as chosen by you, subject to the allocation procedures described in the merger agreement. Prior to the closing date of the merger, you will be sent an election form and detailed instructions to permit you to choose your preferred consideration. You have the following choices:

•	you may elect to receive $33.37 per share in cash in exchange for all shares of Community Bank common stock that you hold;

•	you may elect to receive 1.1293 shares of Chittenden common stock in exchange for all shares of Community Bank common stock that you hold, plus cash in lieu of any fractional share;

•

you may elect to receive the cash consideration with respect to a portion of the shares of Community Bank common stock that you hold, and the stock consideration with respect to your remaining shares; or

•	you may make no election with respect to the consideration to be received by you in exchange for your shares of Community Bank common stock.

You will have a limited period of time in which to complete the election form and return it as instructed. The election form will be mailed to you at least 20 business days prior to the anticipated election deadline (which will be a date mutually agreed upon by Community Bank and Chittenden). You will need to surrender your Community Bank stock certificates to receive the appropriate consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your stock certificates along with your election form. If you do not submit an election form, you will receive instructions on where to surrender your Community Bank stock certificates after the merger is completed.

If your shares or a portion of your shares of Community Bank common stock are held in “street name” by a broker, bank or other nominee, an election form will be mailed to the broker, bank or other nominee with respect to those shares.

If you hold a portion of your shares in an individual retirement account and the remaining portion of your shares is held directly in your name, you will receive two election forms: one for your shares held in the individual retirement account and one for the shares held directly in your name.

Allocation Procedures (page 72)

The merger agreement provides for overall limitations on the amount of cash and shares of Chittenden common stock available in the merger as follows:

•

75% of the total number of outstanding shares of Community Bank common stock immediately prior to the effective time of the merger will be converted into the right to receive the stock consideration; and

•	the remaining shares of Community Bank common stock (other than any dissenting shares) will be converted into the right to receive the cash consideration.

As a result, whether you receive the amount of cash and/or stock you request in your election form will depend in part on the elections of other Community Bank shareholders. You may not receive exactly the form of consideration that you elect in the merger, and you may instead receive a pro rata amount of cash and Chittenden common stock.

If you have a preference for receiving either cash or Chittenden common stock for your shares of Community Bank common stock, you should return the election form indicating your preference. Community Bank shareholders who make an election will be accorded priority over those shareholders who make no election in instances where the cash consideration or stock consideration must be re-allocated in order to achieve the required ratio of Community Bank shares being converted into the right to receive cash and Chittenden common stock. If you do not make an election, you will be allocated cash and/or Chittenden common stock depending on the elections made by other Community Bank shareholders. Please see the examples set forth in the section of this document titled “The Merger Agreement—Allocation Procedures” beginning on page 72. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elect to receive.

The market price of Chittenden common stock will fluctuate between the date of this document, the date of your election and the effective time of the merger. As a result of the pending People’s United Financial/Chittenden merger, these fluctuations may be due in part to changes in the market price of People’s United Financial common stock. Because the exchange ratio is fixed, such fluctuations will alter the value of the shares of Chittenden common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Chittenden common stock, you should carefully read the section in this document titled “Material Federal Income Tax Consequences” beginning on page 90.

Treatment of Stock Options (page 77)

At the effective time of the merger, Community Bank will terminate its stock option plan. Each option granted under Community Bank’s stock option plan, whether vested or unvested, and which has not been previously exercised or cancelled, will be cancelled at the effective time of the merger. In exchange for the cancellation of an option, the holder of that option will be entitled to receive a cash payment from Chittenden in an amount equal to the product of:

•	the number of Community Bank shares provided for in the option; and

•	the excess, if any, of $33.37 over the exercise price per share provided in the option.

This cash payment will be made without interest and will be net of all applicable withholding taxes.

Fairness Opinion of Community Bank’s Financial Advisor (page 53)

In deciding to adopt the merger agreement and related contract for union and to recommend their approval to Community Bank shareholders, the Community Bank board of directors consulted with senior management, its financial advisor and its legal counsel, and considered, among other things, an opinion from its financial advisor, McConnell, Budd & Romano, Inc., or MB&R. On June 4, 2007, MB&R delivered an opinion to the Community Bank board of directors that, as of that date and based upon and subject to the considerations described in the opinion, the per share merger consideration was fair, from a financial point of view, to the Community Bank shareholders. The full text of the written opinion is attached to this document as Annex C. We encourage you to read the opinion carefully and in its entirety. The opinion of MB&R is directed to the Community Bank board of directors and does not constitute a recommendation to any shareholder on how to vote on approval of the merger agreement and related contract for union.

Interests of Community Bank’s Directors and Executive Officers in the Merger (page 68)

Some of the members of Community Bank’s management and board of directors may be deemed to have interests in the merger that are in addition to or different from their interests as shareholders of Community Bank generally, including:

•

a consulting agreement between Chittenden and Bradford W. Gile, under which Mr. Gile has agreed to provide one year of consulting services to Chittenden following the closing of the merger, in exchange for a lump sum payment of $200,000;

•

a consulting agreement between Chittenden and Gregory A. Roark, under which Mr. Roark has agreed to provide one year of consulting services to Chittenden following the closing of the merger, in exchange for a lump sum payment of $165,000;

•	an employment agreement between Ocean Bank and Peter B. Alden, which provides for Mr. Alden to serve as Senior Vice President of Ocean Bank at an annual base salary of $195,000 for one year; and

•	the appointment of one director of Community Bank, selected by Community Bank and reasonably acceptable to Chittenden, as a director of Ocean Bank under the terms of the merger agreement.

The Community Bank board of directors was aware of these interests and considered them in recommending that Community Bank shareholders approve the merger agreement and related contract for union.

Limitations on Considering Other Acquisition Proposals (page 81)

The merger agreement restricts Community Bank’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Community Bank. However, if Community Bank receives a bona fide unsolicited written acquisition proposal from a third party that is, or is reasonably likely to be, more favorable to Community Bank shareholders than the terms of the merger agreement, Community Bank may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement. In addition, the Community Bank board of directors may not modify, qualify, withhold or withdraw its approval or recommendation of the merger agreement, approve or recommend another acquisition proposal to its shareholders, or cause Community Bank to enter into a letter of intent or definitive agreement with respect to an acquisition transaction or that requires Community Bank to abandon, terminate or fail to consummate the merger, unless the Community Bank board of directors determines in good faith, after consultation with counsel and its financial advisor, that an acquisition proposal is a superior proposal and that it is required to take such action to comply with its fiduciary duties to shareholders under applicable law, and Community Bank provides Chittenden with notice of such determination and cooperates and negotiates in good faith with Chittenden to adjust or modify the terms and conditions of the merger agreement.

Conditions to the Merger (page 77)

Chittenden, Ocean Bank and Community Bank will not complete the merger unless a number of conditions are satisfied or waived, including:

•	the shareholders of Community Bank must approve the merger agreement and related contract for union;

•

Chittenden and Community Bank must receive all required regulatory approvals, any waiting periods required by law must have passed, and none of the regulatory approvals must impose any burdensome condition upon Chittenden;

•	there must be no order, decree or injunction in effect, nor any law, statute or regulation enacted or adopted, preventing completion of the merger;

•	the New York Stock Exchange must authorize the listing of the shares of Chittenden common stock to be issued to Community Bank shareholders in the merger;

•	Chittenden must receive from Community Bank all material third-party consents to the merger;

•

Community Bank must receive a legal opinion regarding treatment of the merger, considered together as a single integrated transaction with the subsequent merger of Community Bank into Ocean Bank, as a “reorganization” for federal income tax purposes;

•	the representations and warranties of each of Chittenden, Ocean Bank and Community Bank in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect;

•	Chittenden, Ocean Bank and Community Bank must each have performed in all material respects all obligations required to be performed by it under the merger agreement;

•	no event or development must have occurred with respect to Community Bank or Chittenden that has had, or would reasonably be expected to have, a material adverse effect; and

•	holders of no more than 10% of the outstanding shares of Community Bank common stock shall have taken action to assert dissenters’ rights under New Hampshire law.

Termination of the Merger Agreement (page 79)

Chittenden, Ocean Bank and Community Bank can mutually agree to terminate the merger agreement before the merger has been completed, and Chittenden or Ocean Bank, on the one hand, or Community Bank, on the other hand, can terminate the merger agreement if:

•

the other party materially breaches any of its representations, warranties or covenants contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) and the breach cannot be or has not been cured within 30 days of written notice of the breach;

•	the merger is not completed by February 29, 2008, unless the failure to complete the merger is due to the failure by the terminating party to perform its obligations under the merger agreement;

•	a regulatory approval that is required in order to complete the merger is denied; or

•	the shareholders of Community Bank do not approve the merger agreement and related contract for union.

In addition, Chittenden or Ocean Bank may terminate the merger agreement if:

•	the Community Bank board of directors:

•

modifies, qualifies, withholds or withdraws its recommendation to Community Bank shareholders to vote in favor of the merger agreement and related contract for union, or makes any statement, filing or release that is inconsistent with the recommendation;

•	breaches its obligations to call, give notice of and commence the special meeting; or

•	approves or recommends an alternative acquisition proposal; or

•	Community Bank breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other acquisition proposals.

Community Bank has the right to terminate the merger agreement in connection with entering into a definitive agreement to effect a superior proposal, subject to specified conditions in the merger agreement.

Termination Fee (page 80)

Under the terms of the merger agreement, Community Bank must pay Chittenden a termination fee of $4.0 million, plus an aggregate amount not to exceed $750,000 for merger-related expenses of Chittenden and Ocean Bank, if:

•

Chittenden or Ocean Bank terminates the merger agreement as a result of the Community Bank board of directors modifying, qualifying, withholding or withdrawing its recommendation to the Community Bank shareholders to vote in favor of the merger agreement and related contract for union, or approving or recommending another acquisition proposal;

•	Chittenden or Ocean Bank terminates the merger agreement as a result of a material breach by Community Bank of the provisions in the merger agreement prohibiting the solicitation of other offers;

•	Chittenden, Ocean Bank or Community Bank terminates the merger agreement as a result of:

•

(1) the failure of the Community Bank shareholders to approve the merger agreement; or (2) the merger not having been completed by February 29, 2008 due to the failure of the Community Bank shareholders to approve the merger agreement; and both

•	an acquisition proposal with respect to Community Bank has been publicly announced, disclosed or otherwise communicated to the Community Bank board of directors; and

•	within 12 months of termination of the merger agreement, Community Bank enters into a definitive agreement with respect to, or has consummated, another acquisition proposal;

•

Chittenden or Ocean Bank terminates the merger agreement as a result of a material breach by Community Bank of any of its representations, warranties, covenants or agreements contained in the merger agreement; and both

•	an acquisition proposal with respect to Community Bank has been publicly announced, disclosed or otherwise communicated to the Community Bank board of directors; and

•	within 12 months of termination of the merger agreement, Community Bank enters into a definitive agreement with respect to, or has consummated, another acquisition proposal; or

•	Community Bank terminates the merger agreement in connection with Community Bank entering into a definitive agreement with respect to a superior proposal.

Effective Time of the Merger (page 70)

We expect that the merger will be completed as soon as practicable following the approval of the merger agreement and related contract for union by the shareholders of Community Bank at the special meeting, if all other conditions have been satisfied or waived. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible. We currently expect to complete the merger during the fourth calendar quarter of 2007; however, because the merger is subject to these conditions, we cannot predict the actual timing.

Material Federal Income Tax Consequences (page 90)

It is intended that the merger, considered together as a single integrated transaction with the subsequent merger of Community Bank into Ocean Bank, will be treated as a “reorganization” for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the conversion of shares of Community Bank common stock solely into shares of Chittenden common stock. However, you generally will be taxed if you receive cash in exchange for your shares of Community Bank common stock or instead of any fractional share of Chittenden common stock that you would otherwise be entitled to receive. Community Bank’s obligation to complete the merger is conditioned on its receipt of an opinion of counsel, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger to the shareholders of Community Bank, although Community Bank may waive this condition.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation and on whether you elect to receive stock, cash or a mix of stock and cash. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this document. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Required Regulatory Approvals (page 98)

To complete the merger, Chittenden, Ocean Bank and Community Bank need the prior approval of the Federal Reserve Board and certain state regulatory authorities. The United States Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. Chittenden, Ocean Bank and Community Bank have filed all necessary applications and notices with the applicable regulatory authorities. Chittenden, Ocean Bank and Community Bank cannot predict, however, whether or when the required regulatory approvals will be obtained or whether any such approvals will impose any burdensome condition upon Chittenden, which may give Chittenden the right to terminate the merger agreement.

Accounting Treatment (page 64)

The merger will be accounted for under the purchase method. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that the purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Chittenden will allocate the excess purchase price to intangible assets, including goodwill.

Chittenden Shares to be Listed on the New York Stock Exchange (page 83)

Chittenden will list the shares of Chittenden common stock to be issued to holders of shares of Community Bank common stock in connection with the merger on the New York Stock Exchange. After the completion of the merger, there will be no further trading in shares of Community Bank common stock, and Community Bank will deregister its common stock for purposes of the Securities Exchange Act of 1934.

Comparisons of Rights of Shareholders (page 131)

The rights of Community Bank shareholders currently are governed by Community Bank’s articles of agreement and bylaws, and by New Hampshire law. After the merger is completed, Community Bank shareholders who receive Chittenden common stock in the merger will become shareholders of Chittenden, and, therefore, their rights as shareholders of Chittenden will be governed by Chittenden’s articles of incorporation and bylaws, and by Vermont law. This means that, as a result of the merger, Community Bank shareholders will have different rights when they become holders of Chittenden common stock than they currently have as holders of Community Bank common stock. You should note that if you receive Chittenden common stock in the merger, the People’s United Financial/Chittenden merger is subsequently completed, and you do not sell your shares prior to that time, you may become a stockholder of People’s United Financial. Your rights as a holder of People’s United Financial common stock will be governed by People’s United Financial’s certificate of incorporation and bylaws, and by Delaware law.

Proposed Merger of Chittenden with People’s United Financial (page 42)

On June 26, 2007, Chittenden entered into an agreement and plan of merger with People’s United Financial under which Chittenden will merge with and into People’s United Financial, with People’s United Financial as the surviving corporation. People’s United Financial is the holding company of People’s United Bank. People’s United Bank, which is headquartered in Bridgeport, Connecticut, is a federally chartered savings bank that provides consumer, commercial, insurance, retail investment and wealth management and trust services to personal and business banking customers. Simultaneously with the merger of Chittenden into People’s United Financial, each of Chittenden’s six subsidiary banks will merge into an interim federally chartered savings bank subsidiary of People’s United Bank.

Under the People’s United Financial/Chittenden merger agreement, stockholders of Chittenden will be entitled to receive, in exchange for each share of Chittenden common stock that they hold at the time of the People’s United Financial/Chittenden merger, consideration with a value equal to the sum of $20.35, plus 0.8775 multiplied by the average closing sales price of People’s United Financial common stock during the five trading days before completion of the People’s United Financial/Chittenden merger. The merger consideration will be payable in cash and shares of People’s United Financial common stock, subject to election and proration procedures, and the value of the consideration will fluctuate with the market price of People’s United Financial common stock. Based on the average closing sales price of People’s United Financial common stock for the five trading days prior to September 12, 2007, Chittenden stockholders would receive either $35.503 in cash or 2.0560 shares of People’s United Financial common stock for each share of Chittenden common stock that they hold at the time the People’s United Financial/Chittenden merger is completed. The actual value of the consideration as of the closing of the People’s United Financial/Chittenden merger will depend upon the market price of People’s United Financial common stock at that time. A chart showing the cash and stock consideration at various hypothetical average closing sales prices of People’s United Financial common stock is provided on page 43 of this document. Chittenden does not have the right to terminate the People’s United Financial/Chittenden merger agreement in the event of a decrease in the trading price of People’s United Financial common stock.

You will have the opportunity to participate in the People’s United Financial/Chittenden merger only to the extent that you receive shares of Chittenden common stock in the Chittenden/Community Bank merger and continue to hold those shares at the time that the People’s United Financial/Chittenden merger is completed. Using the example above, if you receive Chittenden common stock in the Chittenden/Community Bank merger and continue to hold that stock until the completion of the People’s United Financial/Chittenden merger, you would receive total consideration in cash or stock with a value of approximately $39.54 for each share of Community Bank common stock that you own. This value was calculated by multiplying the closing sales price of People’s United Financial common stock of $17.03 on September 12, 2007 by 1.1293 (the exchange ratio for the Chittenden/Community Bank merger), and then multiplying that amount by 2.0560 (the hypothetical exchange ratio for the People’s United Financial/Chittenden merger as of September 12, 2007). The actual value of the consideration as of the closing of the People’s United Financial/Chittenden merger will depend upon the market price of People’s United Financial common stock at that time.

Completion of the People’s United Financial/Chittenden merger, which is currently anticipated to occur in the first calendar quarter of 2008, is subject to a number of conditions, including receipt of customary regulatory approvals and approval of the People’s United Financial/Chittenden merger agreement by Chittenden stockholders. The People’s United Financial/Chittenden merger agreement provides for the Chittenden/Community Bank merger to be completed before the People’s United Financial/Chittenden merger, unless the merger agreement is terminated in accordance with its terms. It is expected that the record date for the Chittenden special meeting to be held in connection with the People’s United Financial/Chittenden merger will occur before the closing of the Chittenden/Community Bank merger. As a result, you would not be entitled to vote on the People’s United Financial/Chittenden merger agreement even if you receive Chittenden common stock in the Chittenden/Community Bank merger. In addition, if there is a delay in the closing of the Chittenden/Community Bank merger, you may not have the full election period under the People’s United Financial/Chittenden merger agreement in which to select your preferred form of consideration in the People’s United Financial/Chittenden merger.

We cannot assure you that the People’s United Financial/Chittenden merger will be completed, or if it is completed, when it will be completed or what the ultimate value of the merger consideration will be.

The People’s United Financial/Chittenden merger agreement was filed on June 27, 2007 with the Securities and Exchange Commission as an exhibit to Chittenden’s Current Report on Form 8-K and is incorporated by reference into this document. For additional information regarding People’s United Financial, please see the section titled “Where You Can Find More Information” beginning on page 140 of this document. In addition, a proxy statement/prospectus, which is a part of People’s United Financial’s registration statement on Form S-4 (registration number 333-145846), was filed by People’s United Financial with the SEC on August 31, 2007, and contains further information regarding the People’s United Financial/Chittenden merger. You should be aware that the People’s United Financial registration statement on Form S-4 may be changed one or more times. These filings are public documents available on the SEC’s website at www.sec.gov. We urge you to obtain and read carefully the People’s United Financial/Chittenden merger agreement and the registration statement on Form S-4 filed by People’s United Financial containing the People’s United Financial/Chittenden proxy statement/prospectus.

Selected Historical Consolidated Financial Data

Chittenden

The following table provides summary historical consolidated financial data for Chittenden as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006, and as of the end of and for each of the six months ended June 30, 2007 and 2006. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006 have been derived from Chittenden’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of the end of and for each of the six months ended June 30, 2007 and 2006 have been derived from Chittenden’s unaudited financial statements and related notes incorporated by reference into this document. For a discussion of certain factors that may materially affect the comparability of the consolidated historical financial data or cause the data reflected below not to be indicative of Chittenden’s future financial condition or results of operations, see the section in this document titled “Risk Factors” beginning on page 29.

Selected Historical Consolidated Financial Data for Chittenden

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except share and per share amounts)
Statements of income:
Interest income	$196,741	$180,626	$374,712	$320,242	$269,767	$271,442	$259,019
Interest expense	76,006	57,578	125,710	75,929	44,269	53,379	66,404

Net interest income	120,735	123,048	249,002	244,313	225,498	218,063	192,615
Provision for loan losses	3,000	3,283	6,920	5,154	4,377	7,175	8,331
Noninterest income	22,855	36,115	70,189	69,964	73,405	97,031	65,060
Noninterest expense	99,838	94,036	186,367	183,841	183,190	198,124	157,445

Income before income taxes	40,752	61,844	125,904	125,282	111,336	109,795	91,899
Income tax expense	11,688	20,637	40,436	43,243	38,656	37,542	30,297

Net income	$29,064	$41,207	$85,468	$82,039	$72,680	$72,253	$61,602

Total assets at period end	$6,878,287	$6,460,615	$6,431,803	$6,473,536	$6,078,305	$5,900,644	$4,920,544
Common shares outstanding at period end	46,464,305	45,978,122	45,360,125	46,829,048	46,341,819	45,795,688	39,924,338
Balance sheets—average daily balances:
Total assets	$6,532,150	$6,446,587	$6,449,556	$6,225,167	$5,903,245	$5,777,538	$4,551,879
Net loans	4,760,135	4,504,401	4,567,228	4,240,206	3,842,719	3,568,323	2,969,430
Investment securities	1,123,799	1,362,248	1,298,515	1,394,556	1,478,989	1,696,982	1,264,156
Deposits	5,436,950	5,375,015	5,413,033	5,204,051	4,956,450	4,758,388	3,896,968
Borrowings	356,155	344,496	306,006	317,777	293,583	413,339	194,118
Stockholders’ equity	671,212	666,008	667,753	644,929	599,218	544,522	399,896
Per common share:
Basic earnings	$0.64	$0.88	$1.85	$1.76	$1.58	$1.61	$1.53
Diluted earnings	0.64	0.87	1.83	1.74	1.56	1.60	1.52
Cash dividends declared	0.42	0.38	0.78	0.72	0.70	0.64	0.63
Book value	15.57	14.26	14.79	14.34	13.56	12.81	10.62
Tangible book value(1)	9.04	9.20	9.70	9.35	8.45	7.59	9.00
Weighted average common shares outstanding	45,145,823	46,612,713	46,235,151	46,502,983	46,106,057	44,719,710	40,132,330
Weighted average common and common equivalent shares outstanding	45,746,848	47,151,324	46,802,265	47,051,394	46,731,304	45,150,135	40,619,253
Selected financial ratios:
Return on average stockholders’ equity	8.73%	12.48%	12.80%	12.72%	12.13%	13.27%	15.45%
Return on average tangible stockholders’ equity(2)	13.96%	19.40%	19.83%	20.22%	20.32%	21.75%	18.37%
Return on average total assets	0.90%	1.29%	1.33%	1.32%	1.23%	1.25%	1.36%
Return on average tangible assets(2)	0.96%	1.36%	1.40%	1.40%	1.32%	1.33%	1.39%
Common stock dividend payout ratio(3)	45.43%*	43.19%	42.35%	40.78%	43.88%	39.17%	41.20%
Net yield on earning assets	4.10%	4.21%	4.24%	4.31%	4.21%	4.12%	4.53%
Interest rate spread	3.51%	3.75%	3.72%	3.99%	4.02%	3.90%	4.16%
Efficiency ratio(4)	57.92%	56.74%	55.98%	56.67%	58.67%	61.82%	59.56%

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except share and per share amounts)
Net charge-offs as a percent of average loans	0.08%^	0.08%^	0.12%	0.05%	0.07%	0.16%	0.28%
Nonperforming assets ratio	0.58%	0.54%	0.43%	0.36%	0.49%	0.39%	0.49%
Allowance for credit losses as a percent of year-end loans	1.34%	1.38%	1.35%	1.38%	1.45%	1.54%	1.62%
Leverage capital ratio	8.73%	9.04%	9.24%	9.21%	8.54%	7.91%	9.37%
Risk-based capital ratios:
Tier 1	10.26%	11.29%	11.56%	11.23%	10.61%	10.22%	12.39%
Total	13.83%	12.49%	12.78%	12.40%	11.82%	11.47%	13.64%
Average equity/Average assets	10.28%	10.15%	10.35%	10.36%	10.15%	9.42%	8.79%
Tangible capital ratio(1)	6.39%	6.79%	7.10%	7.01%	6.71%	6.14%	7.40%

Reconciliation of non-GAAP measurements to GAAP
(1) Tangible / Capital Book Value Reconciliation
Total Equity	$723,278	$655,476	$671,086	$671,390	$628,352	$586,652	$424,042
Goodwill	282,448	216,038	216,038	216,038	216,136	216,431	55,257
Identified Intangible	20,986	16,326	14,996	17,655	20,422	22,733	9,480

Tangible Equity(A)	$419,844	$423,112	$440,052	$437,697	$391,794	$347,488	359,305
Total Assets	$6,878,287	$6,460,615	$6,431,803	$6,473,536	$6,078,305	$5,900,644	4,920,544
Goodwill	282,448	216,038	216,038	216,038	216,136	216,431	55,257
Identified Intangible	20,986	16,326	14,996	17,655	20,422	22,733	9,480

Tangible Assets(B)	$6,574,853	$6,228,251	$6,200,769	$6,239,843	$5,841,747	$5,661,480	4,855,807
Tangible Capital(A) /(B)	6.39%	6.79%	7.10%	7.01%	6.71%	6.14%	7.40%
Common shares outstanding at year-end(C)	46,464,305	45,978,122	45,360,125	46,829,048	46,341,819	45,795,688	39,924,338
Tangible Book Value(A) / (C)	$9.04	$9.20	$9.70	$9.35	$8.45	$7.59	$9.00
(2) Return on Average Tangible Equity & Assets
Net Income (GAAP)	$29,064	$41,207	$85,468	$82,039	$72,680	$72,253	$61,602
Amortization of Identified Intangibles, net of tax	904	864	1,728	1,799	2,000	1,786	831

Tangible Net Income(A)	$29,968	$42,071	$87,196	$83,838	$74,680	$74,039	$62,433
Average Equity (GAAP)	$671,212	$666,008	$667,753	$644,929	$599,218	$544,522	$399,896
Average Identified Intangibles	15,551	16,990	16,320	19,056	21,741	22,493	9,108
Average Deferred Tax on Identified Intangibles	(4,333)	(4,435)	(4,430)	(4,785)	(6,392)	(5,763)	(2,280)
Average Goodwill	227,045	216,038	216,038	216,127	216,519	187,369	53,293

Average Tangible Equity(B)	$432,949	$437,415	$439,825	$414,531	$367,350	$340,423	$339,775
Return on Average Tangible Equity(A) / (B)	13.96%	19.40%	19.83%	20.22%	20.32%	21.75%	18.37%
Average Assets (GAAP)	$6,532,150	$6,446,587	$6,449,556	$6,225,167	$5,903,245	$5,777,538	$4,551,879
Average Identified Intangibles	15,551	16,990	16,320	19,056	21,741	22,493	9,108
Average Deferred Tax on Identified Intangibles	(4,333)	(4,435)	(4,430)	(4,785)	(6,392)	(5,763)	(2,280)
Average Goodwill	227,045	216,038	216,038	216,127	216,519	187,369	53,293

Average Tangible Assets(C)	$6,293,887	$6,217,994	$6,221,628	$5,994,769	$5,671,377	$5,573,439	$4,491,758
Return on Average Tangible Assets(A) / (C)	0.96%	1.36%	1.40%	1.40%	1.32%	1.33%	1.39%

(3)	Common stock cash dividends declared divided by net income.
(4)	Efficiency Ratio is computed by dividing total noninterest expense (less oreo expense, amortization expense, franchise tax and any nonrecurring items) by the sum of net interest income on a tax equivalent basis and total noninterest income (exclusive of gains and losses from bank investment securities, and nonrecurring items). Chittenden uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.
(5)	The sum of nonperforming assets (nonaccrual loans, restructured loans, and other real estate owned) divided by the sum of total loans and other real estate owned.
*	Excludes the nonrecurring loss on the repositioning of the securities portfolio and the one time charge related to the merger of Merrill Merchants Bancshares, Inc.
^	Annualized

While Chittenden’s management uses non-GAAP measures for operational and investment decisions and believes that these measures are among several useful measures for understanding its operating results and financial condition, these measures should not be construed as a substitute for GAAP measures. Non-GAAP measures should be read and used in conjunction with Chittenden’s reported GAAP operating results and financial information. GAAP refers to generally accepted accounting principles in the United States of America.

Community Bank

The following table provides summary historical consolidated financial data for Community Bank as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006, and as of the end of and for each of the six months ended June 30, 2007 and 2006. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2006 have been derived from Community Bank’s audited financial statements and related notes included in this document. The historical consolidated financial data as of the end of and for each of the six months ended June 30, 2007 and 2006 have been derived from Community Bank’s unaudited financial statements and related notes included in this document. For comparative purposes with Chittenden’s selected historical consolidated financial information above, you should note that the following information is not presented in thousands.

Selected Historical Consolidated Financial Data for Community Bank

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002
Income Statement Data
Interest income	$30,543,793	$28,276,706	$26,813,962	$25,127,850	$23,825,913
Interest expense	9,826,385	6,511,415	4,984,300	5,632,946	6,948,758
Net interest income	20,717,408	21,765,291	21,829,662	19,494,904	16,877,155
Other income	1,264,860	1,341,789	1,411,833	1,681,398	1,812,936
Noninterest expense(2)	10,630,531	10,238,844	10,297,015	9,760,032	8,281,901
Income before income taxes	11,351,737	12,868,236	12,944,480	11,416,270	10,408,190
Income taxes	4,367,433	4,920,722	5,014,378	4,412,752	3,985,799
Net income	6,984,304	7,947,514	7,930,102	7,003,518	6,422,391
Balance Sheet Data
Total loans	407,275,059	399,361,032	411,638,888	390,476,178	318,731,686
Total assets	437,507,438	426,656,810	435,000,127	433,699,873	352,703,671
Total deposits	345,528,560	337,648,413	372,877,601	358,983,804	316,437,762
Total liabilities	393,365,432	383,686,250	395,370,335	398,722,988	322,389,392
Shareholders’ equity	44,142,006	42,970,560	39,629,792	34,976,885	30,314,279
Total investments(3)	7,373,059	6,212,503	5,134,176	10,903,290	14,316,214
Allowance for loan losses	6,123,567	6,174,183	6,395,786	5,631,373	4,349,150
Selected Ratios and Per Share Data
Return on average assets	1.62%	1.83%	1.85%	1.83%	1.98%
Return on average equity	15.84%	18.85%	20.92%	21.00%	22.60%
Earnings per common share(1)	$1.95	$2.26	$2.35	$2.14	$2.02
Earnings per common share, assuming dilution(1)	1.91	2.17	2.20	1.99	1.86
Price per share(1)	24.55	29.25	29.30	32.00	22.75
Book value per share(1)	12.21	12.09	11.54	10.57	9.40
Dividends declared:
Cash	1.93	1.85	1.15	0.95	0.75
Stock	—	—	—	—	—

Cash dividend yield	7.86%	6.32%	3.92%	2.97%	3.30%

(1)	All per share data has been adjusted to give retroactive effect to all stock dividends and splits.
(2)	Includes provision (benefit) for loan losses.
(3)	Excludes Federal Home Loan Bank Stock of $2,664,900, $2,652,600, $1,995,700, $1,963,700, and $1,373,800 as of December 31, 2006, 2005, 2004, 2003, and 2002, respectively.

	For the Six Months Ended June 30,
	2007	2006
Income Statement Data
Interest income	$15,653,908	$14,796,325
Interest expense	5,630,623	4,440,128
Net interest income	10,023,285	10,356,197
Other income	595,905	630,921
Noninterest expense(2)	5,845,661	5,200,983
Income before income taxes	4,773,529	5,786,135
Income taxes	1,810,430	2,236,577
Net income	2,963,099	3,549,558
Balance Sheet Data
Total loans	386,038,360	406,023,916
Total assets	415,324,753	434,687,299
Total deposits	346,095,309	336,298,393
Total liabilities	372,479,462	391,956,712
Shareholders’ equity	42,845,291	42,730,587
Total investments(3)	8,653,498	6,698,903
Allowance for loan losses	5,798,425	5,960,585
Selected Ratios and Per Share Data
Return on average assets	1.41%	1.67%
Return on average equity	13.18%	16.31%
Earnings per common share(1)	$0.82	$0.99
Earnings per common share, assuming dilution(1)	0.81	0.97
Price per share(1)	36.20	26.00
Book value per share(1)	11.68	11.70
Dividends declared:
Cash	1.56	1.21
Stock	—	—

(1)	All per share data has been adjusted to give retroactive effect to all stock dividends and splits.
(2)	Includes benefit for loan losses.
(3)	Excludes Federal Home Loan Bank Stock of $2,520,100 and $3,155,800 as of June 30, 2007 and 2006, respectively.

People’s United Financial/Chittenden Preliminary Unaudited Pro Forma Selected Financial and Operating Data

The following table presents summarized preliminary unaudited pro forma selected financial information reflecting the merger of People’s United Financial and Chittenden. This information is referred to as the People’s United Financial/Chittenden pro forma financial information in this document. This information does not include the results of operations of Community Bank because these results are not significant to either Chittenden or People’s United Financial on a combined basis.

We are presenting the People’s United Financial/Chittenden pro forma information in this document because if both the merger and the People’s United Financial/Chittenden merger are completed, and you receive shares of Chittenden common stock in the merger and do not sell those shares, you may ultimately become a stockholder of People’s United Financial. We cannot assure you that the People’s United Financial/Chittenden merger will be completed or, if it is completed, when the closing will occur.

Under the purchase method of accounting, Chittenden’s assets and liabilities will be recorded by People’s United Financial at their estimated fair values as of the date the People’s United Financial/Chittenden merger is completed. The preliminary unaudited pro forma selected financial condition data and book value per share assume the People’s United Financial/Chittenden merger was completed as of June 30, 2007. The preliminary unaudited pro forma selected operating data and per common share data assume the People’s United Financial/Chittenden merger was completed as of the beginning of the periods presented. The preliminary purchase price allocation for the People’s United Financial/Chittenden merger will vary from the actual purchase price allocation that will be recorded by People’s United Financial upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from Chittenden. In addition, subsequent to completion of the People’s United Financial/Chittenden merger, there may be further refinements of the purchase price allocation as additional information becomes available.

It is anticipated that the People’s United Financial/Chittenden merger will provide People’s United Financial with financial benefits, including possible revenue enhancements and expense savings; although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the People’s United Financial/Chittenden pro forma financial information set forth below. The People’s United Financial/Chittenden pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the People’s United Financial/Chittenden merger actually been completed at the beginning of each period presented, nor does it indicate future results for any other interim or full-year period

The People’s United Financial/Chittenden pro forma financial information has been derived from, and should be read in conjunction with, the People’s United Financial/Chittenden preliminary unaudited pro forma condensed combined financial information and related notes included in this document beginning on page 143.

	At or For The Six Months Ended June 30, 2007	At or For The Year Ended December 31, 2006
(In millions, except per share data)

Selected Operating Data:
Net interest income	$333.1	$626.1
Provision for loan losses	5.6	10.3
Non-interest income	125.0	244.3
Non-interest expense	370.2	590.2
Income from continuing operations	56.8	184.2
Net income	57.7	186.5

Per Common Share Data:
Diluted earnings per share	$0.17	$0.55
Dividends per share	0.25	0.46
Book value per share	15.92	—

Selected Financial Condition Data:
Loans	$14,185.9	—
Short-term investments	2,743.1	—
Securities	996.9	—
Allowance for loan losses	139.9	—
Total assets	20,756.4	—
Deposits	14,762.7	—
Borrowings	154.9	—
Subordinated notes	190.3	—
Stockholders’ equity	5,323.2	—

Unaudited Comparative Per Share Information

The following table presents the unaudited basic and diluted earnings per share, cash dividends per share and book value per share data for each of Chittenden and Community Bank, reflecting the merger (which we refer to as “pro forma” information) and on a historical basis. The table also presents similar information reflecting the subsequent merger of People’s United Financial and Chittenden. This information is only a summary and should be read in conjunction with the historical financial data of Chittenden, Community Bank and People’s United Financial and the separate historical financial statements of Chittenden, Community Bank and People’s United Financial and related notes included in or incorporated by reference into this document.

The pro forma combined share data include estimated adjustments to record the assets and liabilities of Community Bank, with respect to the merger, and Chittenden, with respect to the People’s United Financial/Chittenden merger, at their respective fair values based on estimates made by management using the information available as of the date of this document. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after each merger is completed and after the completion of a final analysis to determine the fair values of the assets and liabilities of the acquired company as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments reflected in this document. The pro forma combined share data do not necessarily indicate the operating results that would have been achieved had the merger or the People’s United Financial/Chittenden merger, as applicable, been completed as of the beginning of the period presented and should not be taken as representative of future operations.

Chittenden

	At and for the six months ended June 30, 2007	As of and for the year ended December 31, 2006
Earnings Per Share—basic:
Historical	$0.64	$1.85
Pro forma—Chittenden/Community Bank	0.64	1.85
Pro forma—Chittenden/Community Bank/People’s United Financial	0.17	0.55

Earnings Per Share—diluted:
Historical	$0.64	$1.83
Pro forma—Chittenden/Community Bank	0.64	1.83
Pro forma—Chittenden/Community Bank/People’s United Financial	0.17	0.55

Dividends:
Historical	$0.42	$0.78
Pro forma—Chittenden/Community Bank(1)	0.42	0.78
Pro forma—Chittenden/Community Bank/People’s United Financial(2)	0.25	0.46

Book Value:
Historical	$15.57	$14.79
Pro forma—Chittenden/Community Bank	16.43	—
Pro forma—Chittenden/Community Bank/People’s United Financial	15.92	—

Community Bank

	At and for the six months ended June 30, 2007	As of and for the year ended December 31, 2006
Earnings Per Share—basic:
Historical	$0.82	$1.95
Pro forma equivalent—Chittenden/Community Bank(3)	0.72	2.09
Pro forma equivalent—Chittenden/Community Bank/People’s United Financial(4)	0.33	1.08

Earnings Per Share—diluted:
Historical	$0.81	$1.91
Pro forma equivalent—Chittenden/Community Bank(3)	0.72	2.07
Pro forma equivalent—Chittenden/Community Bank/People’s United Financial(4)	0.33	1.08

Dividends:
Historical(5)	$0.72	$1.42
Pro forma equivalent—Chittenden/Community Bank(3)	0.47	0.88
Pro forma equivalent—Chittenden/Community Bank/People’s United Financial(4)	0.49	0.90

Book Value:
Historical	$11.68	$12.21
Pro forma equivalent—Chittenden/Community Bank(3)	18.55	—
Pro forma equivalent—Chittenden/Community Bank/People’s United Financial(4)	31.29	—

(1)	No change in dividend policy is expected as a result of the merger. Reflects Chittenden’s quarterly dividend rate of $0.22 per share as of June 30, 2007.
(2)	No change in dividend policy is expected as a result of the People’s United Financial/Chittenden merger. Reflects People’s United Financial’s quarterly dividend rate of $0.1333 per share as of June 30, 2007.
(3)	Obtained by multiplying the pro forma amount for Chittenden by 1.1293, the exchange ratio.
(4)	Obtained by multiplying the pro forma amounts for the People’s United Financial/Chittenden merger by 1.9652, which is the number of shares of People’s United Financial common stock that Chittenden stockholders who receive common stock in the People’s United Financial/Chittenden merger would receive for each share of Chittenden common stock that they hold, assuming no proration and no adjustment to the available cash consideration, and based on the closing sales price of People’s United Financial common stock on the NASDAQ Global Select Market on June 26, 2007, the last trading day before the People’s United Financial/Chittenden merger was announced. The actual exchange ratio may differ depending on the average of the closing sales prices for People’s United Financial common stock during the five trading days before completion of the People’s United Financial/Chittenden merger. For further information, see the chart included in the section in this document titled “Recent Developments” beginning on page 42.
(5)	Does not include the special annual dividend of $0.50 per share declared in the second quarter of 2006 and $0.48 per share declared in the second quarter of 2007.

Comparative Stock Prices and Dividends

Chittenden common stock is listed on the New York Stock Exchange under the trading symbol “CHZ.” Community Bank common stock is quoted on the OTC Bulletin Board under the trading symbol “CBNH.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Chittenden common stock as reported on the New York Stock Exchange and the high and low sales prices per share of Community Bank common stock as reported on the OTC Bulletin Board. The table also provides information as to dividends declared per share of Chittenden common stock and Community Bank common stock.

	Chittenden			Community Bank
	High	Low	Dividend Per Share	High	Low	Dividend Per Share(1)
Calendar Year 2005
First Quarter	$29.03	$25.54	$0.18	$32.75	$29.90	$0.30
Second Quarter	27.70	23.85	0.18	35.00	32.50	0.30
Third Quarter	29.55	25.77	0.18	34.00	30.05	0.35
Fourth Quarter	30.30	24.47	0.18	32.50	29.00	0.35
Calendar Year 2006
First Quarter	29.78	27.00	0.18	30.00	24.35	0.35
Second Quarter	29.44	25.01	0.20	34.00	24.85	0.35
Third Quarter	29.69	24.60	0.20	27.90	22.10	0.36
Fourth Quarter	31.40	28.16	0.20	25.50	24.10	0.36
Calendar Year 2007
First Quarter	31.96	29.28	0.20	26.75	24.30	0.36
Second Quarter	36.00	27.70	0.22	38.75	24.30	0.36
Third Quarter (through September 12, 2007)	35.82	31.86	0.22	38.50	35.00	0.36

(1)	Does not include the special annual dividend of $0.50 per share declared in the second quarter of each of calendar years 2005 and 2006, and $0.48 per share declared in the second quarter of calendar year 2007.

People’s United Financial common stock is listed on the NASDAQ Global Select Market under the trading symbol “PBCT.” The People’s United Financial high and low sales prices per share for the first quarter of 2007 were $22.81 and $19.78; for the second quarter of 2007 were $21.38 and $17.56; and for the third quarter of 2007 (through September 12, 2007) were $18.62 and $14.78. Since 2006, People’s United Financial has paid quarterly dividends ranging from approximately $0.10 to $0.13 per share.

The following table sets forth the high, low and closing sales prices per share of Chittenden common stock as reported on the New York Stock Exchange, Community Bank common stock as reported on the OTC Bulletin Board and People’s United Financial common stock as reported on the NASDAQ Global Select Market on (1) June 1, 2007, the last trading day before the public announcement of the Chittenden/Community Bank merger agreement, (2) June 26, 2007, the last trading day before the public announcement of the People’s United Financial/Chittenden merger agreement, and (3) September 12, 2007, a date proximate to the date of this document. The equivalent per share value giving effect to the merger reflects the value of the Chittenden common stock you would receive for each share of your Community Bank common stock if the merger was completed on those dates, by multiplying the closing price of Chittenden common stock by the exchange ratio of 1.1293. The equivalent per share value giving effect to the People’s United Financial/Chittenden merger reflects the value of the People’s United Financial common stock you would receive for each share of your Community Bank common stock if the merger was completed on those dates, by multiplying (a) the closing price of People’s United Financial common stock and (b) 1.1293, the exchange ratio in the merger and (c) the number of shares of People’s United Financial common stock that Chittenden stockholders who receive common stock in the People’s United Financial/Chittenden merger would have received for each share of Chittenden common stock, assuming no proration and no adjustment to the available cash consideration, if the specified date had been the closing date of the People’s United Financial/Chittenden merger (1.8913 on June 1, 2007, 1.9420 on June 26, 2007 and 2.0560 on September 12, 2007).

	Chittenden			Community Bank			Equivalent Per Share Value of Community Bank Common Stock (Chittenden Transaction)	People’s United Financial			Equivalent Per Share Value of Community Bank Common Stock (People’s United Financial Transaction)
	High	Low	Closing	High	Low	Closing		High	Low	Closing
June 1, 2007	$29.55	$29.24	$29.45	$24.95	$24.95	$24.95	$33.26	$20.31	$20.19	$20.28	$43.31
June 26, 2007	$28.42	$28.00	$28.24	$36.75	$36.40	$36.40	$31.89	$18.78	$18.46	$18.71	$41.03
September 12, 2007	$34.56	$34.24	$34.52	$36.60	$36.50	$36.60	$38.98	$17.12	$16.82	$17.03	$39.54

The market prices of Chittenden and People’s United Financial common stock are likely to fluctuate prior to the completion of the merger. You should obtain current market quotations. We cannot predict the future prices for Chittenden or People’s United Financial common stock.

Chittenden expects that after the completion of the merger and prior to the closing of the People’s United Financial/Chittenden merger, subject to approval and declaration by the Chittenden board of directors, it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices. The current dividend rate is $0.22 per share for each calendar quarter. The People’s United Financial/Chittenden merger agreement does not allow Chittenden to pay quarterly cash dividends in excess of this amount, and also does not allow payment of any stock dividends.

Community Bank expects to continue to declare quarterly cash dividends on Community Bank common stock until the merger is completed, subject to the terms of the merger agreement. Holders of Community Bank common stock will stop receiving cash dividends with respect to shares of Community Bank common stock upon the completion of the merger. The merger agreement prohibits Community Bank from declaring any stock dividends.

Number of Holders of Common Stock and Number of Shares Outstanding

As of September 12, 2007, there were approximately 1,092 shareholders of record of Community Bank common stock who held an aggregate of 3,674,281 shares of Community Bank common stock.

As of September 12, 2007, there were 4,292 stockholders of record of Chittenden common stock who held an aggregate of 46,618,010 shares of Chittenden common stock.

Chittenden’s registrar and transfer agent is Computershare Trust Co., Inc. Copies of the governing corporate instruments of Chittenden and Community Bank are available, without charge, by following the instructions listed under the section in this document titled “Where You Can Find More Information” beginning on page 140.

RISK FACTORS

In addition to the other information included in this document and incorporated by reference into this document, you should consider carefully the risk factors described below in deciding how to vote and in making a cash or stock election. An investment in shares of Chittenden common stock involves risk. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section in this document titled “Special Note Regarding Forward-Looking Statements” on page 39.

You also should be aware that many of the risk factors below may similarly apply to the combined company resulting from the People’s United Financial/Chittenden merger, assuming that merger is completed. Further information as to the risks applicable to the People’s United Financial/Chittenden merger is contained in People’s United Financial’s registration statement on Form S-4 filed with the Securities and Exchange Commission. Please refer to the section in this document titled “Where You Can Find More Information” beginning on page 140.

Risks Relating to the Merger

You may not receive the form of merger consideration that you elect.

If the merger is completed, each outstanding share of Community Bank common stock will be converted into the right to receive either $33.37 in cash or 1.1293 shares of Chittenden common stock, plus cash in lieu of any fractional share. You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock with respect to the shares of Community Bank common stock that you hold. Your right as a Community Bank shareholder to receive the consideration you elect for your shares is limited because of the allocation procedures set forth in the merger agreement, which are intended to ensure that 75% of the outstanding shares of Community Bank common stock will be converted into the right to receive Chittenden common stock, and the remaining shares of Community Bank common stock will be converted into the right to receive cash. If the total stock elections by Community Bank shareholders are greater, or less, than the aggregate stock consideration to be paid in the merger, or the total cash elections by Community Bank shareholders are greater, or less, than the aggregate cash consideration to be paid in the merger, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of Chittenden common stock and cash. You should note that you will not have the opportunity to participate in the People’s United Financial/Chittenden merger to the extent that you receive cash in the Chittenden/Community Bank merger and, thus, the pending People’s United Financial/Chittenden merger may influence the election decisions of Community Bank shareholders. A detailed discussion of the merger consideration provisions of the merger agreement is set forth under the sections titled “The Merger Agreement—Merger Consideration,” “—Election Procedures” and “—Allocation Procedures,” beginning on page 70. We recommend that you carefully read this discussion and the merger agreement attached to this document as Annex A.

The value of the stock consideration will vary with changes in Chittenden’s stock price.

Upon completion of the merger, 75% of the outstanding shares of Community Bank common stock will be converted into shares of Chittenden common stock. The ratio at which the shares will be converted is fixed at 1.1293 shares of Chittenden common stock for each share of Community Bank common stock, and there will be no adjustment for changes in the market price of either Community Bank common stock or Chittenden common stock. Any change in the price of Chittenden common stock will affect the aggregate value Community Bank shareholders will receive in the merger. Stock price changes may result from a variety of factors that are beyond the control of Chittenden and Community Bank, including changes in businesses, operations and prospects, regulatory considerations, and general market and economic conditions. In addition, as a result of the public announcement of the People’s United Financial/Chittenden merger, the price of Chittenden common stock may also fluctuate in part in relation to the market price of People’s United Financial common stock. Accordingly, at the time of the special meeting and at the time the elections are due, you will not know the exact value of the stock consideration to be received in the merger. In addition, there will be a time period between the completion of the merger and the time at which former Community Bank shareholders receiving stock consideration actually receive stock certificates evidencing their shares of Chittenden common stock. Until stock certificates are received, former Community Bank shareholders may not be able to sell their Chittenden shares in the open market and, therefore, will not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of Chittenden common stock during this period.

The tax consequences of the merger for Community Bank shareholders will be dependent upon the merger consideration received.

The tax consequences of the merger to you will depend upon the merger consideration that you receive. You generally will not recognize any gain or loss on the conversion of shares of Community Bank common stock solely into shares of Chittenden common stock. However, you generally will be taxed if you receive cash in exchange for your shares of Community Bank common stock or instead of any fractional share of Chittenden common stock. For a detailed discussion of the tax consequences of the merger to Community Bank shareholders generally, see the section in this document titled “Material Federal Income Tax Consequences” beginning on page 90. You should consult your own tax advisors as to the effect of the merger on your specific interests.

The need for regulatory approvals may delay the date of completion of the merger or may diminish the benefits of the merger.

Chittenden is required to obtain the approvals of several bank regulatory agencies prior to completing the merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the merger. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to Chittenden. Chittenden has the right to terminate the merger agreement if a governmental agency, as part of its authorization or approval, imposes any prohibition, limitation or other requirement which would prohibit or materially limit the ownership or operation by Chittenden of any material portion of Community Bank’s business or assets, or that would compel Chittenden to dispose or hold separate any material portion of Community Bank’s assets.

Chittenden may be unable to successfully integrate the operations of Ocean Bank and Community Bank, and Ocean Bank may be unable to retain Community Bank’s key employees.

The merger transactions involve the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include:

•	integrating personnel with diverse business backgrounds;

•	integrating departments, systems, operating procedures and information technologies;

•	combining different corporate cultures;

•	retaining existing customers and attracting new customers; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain of Community Bank’s key employees. We cannot assure you, however, that Chittenden will be successful in retaining these employees for the time period necessary to successfully integrate Community Bank’s operations with those of Ocean Bank. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have a material adverse effect on the business and results of operations of the combined company.

Furthermore, in the event the People’s United Financial/Chittenden merger is subsequently completed, these same risks could impact the integration of Chittenden (including Community Bank) with People’s United Financial.

Unanticipated costs relating to the merger could reduce Chittenden’s future earnings per share.

Chittenden believes that it has reasonably estimated the likely costs of integrating the operations of Ocean Bank and Community Bank, and the incremental costs of these entities operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a significant dilutive effect on the combined company’s earnings per share. In other words, if the merger is completed, the earnings per share of Chittenden common stock could be less than they would have been if the merger had not been completed.

If the merger is not completed, Community Bank will have incurred substantial expenses without its shareholders realizing the expected benefits.

Community Bank has incurred substantial expenses in connection with the transactions described in this document. If the merger is not completed, Community Bank expects that it will have incurred approximately $1.3 million in merger-related expenses. These expenses would likely have a material adverse impact on the financial condition of Community Bank because it would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

Failure to complete the merger could negatively impact Community Bank’s stock price, future business and operations.

If the merger is not completed, Community Bank may be subject to a number of material risks, including the following:

•	Community Bank may experience a negative reaction, from both the financial markets and customers, to the termination of the merger agreement;

•	Community Bank’s stock price may decline to the extent that the current trading price reflects a market assumption that the merger will be completed;

•	Community Bank could lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the proposed merger;

•

depending upon the circumstances, Community Bank may be obligated to pay Chittenden a termination fee of $4 million, plus merger-related expenses of up to $750,000, under the terms of the merger agreement; and

•

Community Bank may forego other opportunities which would otherwise have been available had the merger agreement not been signed, including as a result of the restrictions imposed by that agreement on Community Bank’s ability to conduct its business while the merger is pending.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Community Bank.

Until the completion of the merger, Community Bank is prohibited from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Chittenden. In addition, Community Bank has agreed to pay a termination fee of $4.0 million, plus an aggregate amount not to exceed $750,000 for merger-related expenses of Chittenden and Ocean Bank, to Chittenden in specified circumstances. These provisions could discourage other companies from trying to acquire Community Bank even though those other companies might be willing to offer greater value to Community Bank shareholders than Chittenden has offered in the merger. The payment of the termination fee and merger-related expenses also could have a material adverse effect on Community Bank’s financial condition.

Former Community Bank shareholders will have limited ability to influence Chittenden’s actions and decisions following the merger.

Following the merger, former Community Bank shareholders will hold less than 7.0% of the outstanding shares of Chittenden common stock based on the exchange ratio of 1.1293 Chittenden shares for each Community Bank share converted into Chittenden common stock. As a result, former Community Bank shareholders will have only limited ability to influence Chittenden’s business. Former Community Bank shareholders will not have separate approval rights with respect to any actions or decisions of Chittenden or have separate representation on Chittenden’s board of directors.

Depending on the timing of the Chittenden stockholder meeting and of the People’s United Financial/Chittenden merger, you may not have the opportunity to vote on the People’s United Financial/Chittenden merger agreement or have the full election period in which to select your preferred form of consideration in that merger.

The record date for the Chittenden special meeting of stockholders to vote on the People’s United Financial/Chittenden merger agreement has not been determined. However, it is expected that the record date for the Chittenden special meeting to be held in connection with the People’s United Financial/Chittenden merger will occur before the closing of the Chittenden/Community Bank merger. As a result, you would not be a stockholder of Chittenden entitled to vote on the People’s United Financial/Chittenden merger agreement even if you receive Chittenden common stock in the merger. Factors that affect the timing of the closing of the merger are summarized elsewhere in this document. Factors that may affect the timing of the record date for the Chittenden special meeting include the necessary preparation time for the final proxy statement/prospectus for the People’s United Financial/Chittenden merger, and the determination by the Chittenden board of directors as to the appropriate record and stockholder meeting dates. In addition, if there is a delay in the closing of the Chittenden/Community Bank merger, you may not have the full election period under the People’s United Financial/Chittenden merger agreement in which to select your preferred form of consideration in the People’s United Financial/Chittenden merger.

Failure to complete the People’s United Financial/Chittenden merger could negatively impact Chittenden’s stock price, future business and operations.

If the People’s United Financial/Chittenden merger is not completed, Chittenden may be subject to a number of material risks, including the following:

•	Chittenden may experience a negative reaction, from both the financial markets and customers, to the termination of the People’s United Financial/Chittenden merger agreement;

•	Chittenden’s stock price may decline to the extent that the current trading price reflects a market assumption that the People’s United Financial/Chittenden merger will be completed;

•	Chittenden could lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the proposed People’s United Financial/Chittenden merger;

•

Chittenden has and will continue to incur significant expenses related to the People’s United Financial/Chittenden merger, which must be paid even if the People’s United Financial/Chittenden merger is not completed;

•

depending upon the circumstances, Chittenden may be obligated to pay People’s United Financial a termination fee of $65 million under the terms of the People’s United Financial/Chittenden merger agreement; and

•

Chittenden may forego other opportunities which would otherwise have been available had the People’s United Financial/Chittenden merger agreement not been signed, including as a result of the restrictions imposed by that agreement on Chittenden’s ability to conduct its business while the People’s United Financial/Chittenden merger is pending.

The People’s United Financial/Chittenden merger agreement provides a number of restrictions on Chittenden’s ability to conduct its business while the People’s United Financial/Chittenden merger is pending, which could result in a loss of potential opportunities.

Under the People’s United Financial/Chittenden merger agreement, while the People’s United Financial/Chittenden merger is pending, Chittenden, and all of its subsidiaries, generally agreed to conduct their business and engage in transactions only in the ordinary course of business and consistent with past practices. The specific restrictions imposed on Chittenden under the People’s United Financial/Chittenden merger agreement include, among others:

•	entering into new employment agreements or amending existing employment agreements;

•	implementing new employee benefit plans or modifying existing ones, subject to limited exceptions;

•	granting stock options, restricted shares or other equity-based awards;

•	increasing its quarterly dividends above the current level;

•	incurring indebtedness for borrowed money, subject to limited exceptions;

•	acquiring another business;

•	entering into a new line of business;

•	establishing or relocating any banking office;

•	selling or otherwise disposing of a material amount of assets;

•	restructuring or changing in any material respect its investment securities portfolio;

•	making any loan, advance, credit enhancement or other extension of credit, other than in the ordinary course of business consistent with past practice; and

•	changing its lending, investment, underwriting, risk and asset liability management or other banking and operating policies in any material respect, subject to limited exceptions.

These provisions may limit Chittenden’s ability to compete with other financial institutions during this period and may require Chittenden to forego other opportunities. For a more detailed discussion of these restrictions, you should obtain and carefully read the People’s United Financial/Chittenden merger agreement, which is currently available as an exhibit to Chittenden’s Current Report on Form 8-K filed with the SEC on June 27, 2007.

The unaudited pro forma financial data included in this document are preliminary, and the actual financial position and results of operations of People’s United Financial and Chittenden as a combined company may differ materially.

The unaudited pro forma financial data in this document are presented for illustrative purposes only and are not necessarily indicative of what the actual financial position or results of operations of People’s United

Financial and Chittenden as a combined company would have been had the People’s United Financial/Chittenden merger been completed on the dates indicated. These data reflect adjustments, which are based on preliminary estimates, to allocate the purchase price to Chittenden’s net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Chittenden as of the date of completion of the People’s United Financial/Chittenden merger, if such merger is in fact completed. In addition, subsequent to the date of completion of the People’s United Financial/Chittenden merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase price accounting adjustments made by People’s United Financial may differ materially from the pro forma adjustments reflected in this document.

Risks Relating to Chittenden’s Business

Chittenden operates in competitive banking markets and it may not be able to attract and retain banking customers.

Chittenden faces significant competition for banking services in New England, its primary market, and in the local markets, including New Hampshire, in which it operates. Competition in local banking industries may limit its ability to attract and retain customers. Chittenden faces competition from the following:

•	other banking institutions, including larger New England and other commercial banking organizations;

•	savings banks;

•	credit unions;

•	other financial institutions; and

•	non-bank financial service companies serving New England and adjoining areas.

In particular, Chittenden’s competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to aggressively price products and services on an opportunistic basis, as well as to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits, which enables them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Chittenden also faces competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in its market areas. If Chittenden is unable to attract and retain banking customers, it may be unable to continue its loan growth and level of deposits and its results of operations and financial condition may otherwise be materially adversely affected.

Fluctuations in interest rates may negatively impact Chittenden’s operating income.

Chittenden’s main source of income from operations is net interest income, which is equal to the difference between the interest income received on loans, investment securities and other interest-bearing assets and the interest expense incurred in connection with deposits, borrowings and other interest-bearing liabilities. Chittenden’s net interest income can be affected by changes in market interest rates. These rates are highly sensitive to many factors beyond Chittenden’s control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Chittenden has adopted asset and liability management policies to try to minimize the potential adverse effects of changes in interest rates on its net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, even with these policies in place, Chittenden cannot assure you that changes in interest rates will not negatively impact its operating results.

An increase in interest rates could have a negative impact on Chittenden’s business by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to Chittenden’s allowance for loan losses. Increases in interest rates also may reduce the demand for loans and, as a result, the amount of loan and commitment fees. A decrease in rates beyond current levels may also negatively impact Chittenden’s business by reducing net interest margins because Chittenden may be unable to reduce deposit or lending rates on deposits or loans any further. To the extent such a decrease in rates causes the average yield on assets to decrease, Chittenden’s net interest margin may also decrease. In addition, fluctuations in interest rates may result in disintermediation, which is the flow of funds away from depository institutions into direct investments that pay a higher rate of return, and may affect the value of Chittenden’s investment securities and other interest-earning assets.

Defaults in the repayment of loans could adversely affect Chittenden’s profitability.

If Chittenden’s customers default in the repayment of their loans, its profitability could be adversely affected. A borrower’s default on its obligations under one or more of Chittenden’s loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan. If collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, Chittenden may have to write off the loan in whole or in part. Although Chittenden may acquire any real estate or other assets that secure the defaulted loan through foreclosure or other similar remedies, the amount owed under the defaulted loan may exceed the value of the assets acquired.

If Chittenden’s allowance for loan losses is not sufficient to cover actual loan losses, Chittenden’s results of operations could be negatively impacted.

Chittenden’s management will periodically make a determination of its allowance for loan losses based on available information, including the quality of its loan portfolio, economic conditions, the value of the underlying collateral and the level of its non-accruing loans. Increases in this allowance will result in an expense for the period. If, as a result of general economic conditions or an increase in non-performing loans, management determines that an increase in Chittenden’s allowance for loan losses is necessary, Chittenden may incur additional expenses.

In addition, as an integral part of their examination process, bank regulatory agencies periodically review Chittenden’s allowance for loan losses and the value Chittenden attributes to real estate acquired through foreclosure or other similar remedies. These regulatory agencies may require Chittenden to adjust its determination of the value for these items. These adjustments could negatively impact Chittenden’s results of operations or financial condition.

A downturn in the local economies or real estate markets could negatively impact Chittenden’s business.

Because Chittenden serves primarily individuals and smaller businesses located in New England and adjoining areas, the ability of its customers to repay their loans is impacted by the economic conditions in these areas. In particular, because Chittenden will have an increased concentration in New Hampshire following the merger, it will face a greater risk of a negative impact on its business in the event New Hampshire is more severely impacted by negative economic conditions than other local areas. As of June 30, 2007, approximately 72% of Chittenden’s loan portfolio consisted of commercial loans, defined as commercial and industrial, municipal, multi-family, commercial real estate and construction loans. Thus, Chittenden’s results of operations, both in terms of the origination of new loans and the potential default of existing loans, is heavily dependent upon the strength of local businesses.

In addition, a substantial portion of Chittenden’s loans are secured by real estate located primarily in Vermont, Massachusetts, New Hampshire and Maine. Consequently, Chittenden’s ability to originate real estate loans may be impaired by adverse changes in local and regional economic conditions in these real estate markets or by acts of nature. These events could have an adverse effect on the value of Chittenden’s collateral and, due to the concentration of Chittenden’s collateral in real estate, on its financial condition.

Chittenden’s cost of funds may increase as a result of competitive pressures, interest rates or general economic conditions.

Chittenden has traditionally obtained funds principally through deposits and borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. If, as a result of competitive pressures, market interest rates, general economic conditions or other events, the level of Chittenden’s deposits decreases relative to its overall banking operations, Chittenden may have to rely more heavily on borrowings as a source of funds in the future. Such increased reliance on borrowings could have a negative impact on Chittenden’s results of operations or financial condition.

Chittenden could incur losses due to environmental liabilities associated with its real estate collateral.

In the course of Chittenden’s business, it may in the future acquire through foreclosure properties securing loans that are in default. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, Chittenden might be required to remove these substances from the affected properties at its sole cost and expense. The cost of this removal could substantially exceed the value of the affected properties. Chittenden may not have adequate remedies against the prior owners or other responsible parties and could find it difficult or impossible to sell the affected properties, which could adversely affect its financial condition or operating results.

Regulation and legislation may adversely affect Chittenden’s banking operations.

Bank holding companies and state and federally chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. Chittenden is subject to the Bank Holding Company Act of 1956, and to regulation and supervision by the Federal Reserve Board, or the FRB. Chittenden’s state chartered banks are subject to regulation and supervision by the Federal Deposit Insurance Corporation, or FDIC, the FRB, the applicable state banking authorities, including the Vermont Commissioner of Banking, Insurance, Securities and Health Care Administration, the Superintendent of the Maine Bureau of Financial Institutions, the New Hampshire Department of Banking and the Massachusetts Commissioner of Banks. The cost of compliance with regulatory requirements may adversely affect Chittenden’s results of operations or financial condition.

Federal and state laws and regulations govern numerous matters including:

•	changes in the ownership or control of banks and bank holding companies;

•	maintenance of adequate capital and the financial condition of a financial institution;

•	permissible types, amounts and terms of extensions of credit and investments;

•	permissible non-banking activities;

•	the level of reserves against deposits; and

•	restrictions on dividend payments.

The FDIC, the FRB and state banking authorities possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the FRB possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which Chittenden may conduct its business and obtain financing.

Furthermore, Chittenden’s banking business will be affected not only by general economic conditions, but also by the monetary policies of the FRB. Changes in monetary or legislative policies may affect the interest rates Chittenden must offer to attract deposits and the interest rates Chittenden can charge on its loans, as well as the manner in which Chittenden offers deposits and makes loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions, including Chittenden’s banks.

Chittenden’s failure to qualify under regulatory capital adequacy guidelines could adversely affect its financial condition.

Under regulatory capital adequacy guidelines and other regulatory requirements, Chittenden and its banks must meet guidelines that include quantitative measures of assets, liabilities, and certain off-balance sheet items, subject to qualitative judgments by regulators about components, risk weightings and other factors. If they fail to meet these minimum capital guidelines and other regulatory requirements, their financial condition would be materially and adversely affected and the ability of Chittenden’s banks to pay dividends may be restricted. Their failure to maintain the status of “well capitalized” under their regulatory framework could also affect the confidence of their customers in them, thus compromising their competitive position. In addition, failure to maintain the status of “well capitalized” under their regulatory framework could compromise Chittenden’s eligibility for a streamlined FRB review process for acquisition proposals.

To the extent that Chittenden acquires other companies in the future, its business may be negatively impacted by risks related to those acquisitions.

Chittenden has in the past acquired, and may in the future consider the acquisition of, other banking and related businesses. If Chittenden acquires other companies in the future, its business may be negatively impacted by risks related to those acquisitions. These risks include the following:

•	the risk that the acquired business will not perform in accordance with management’s expectations;

•	the risk that difficulties will arise in connection with the integration of the operations of the acquired business with Chittenden’s operations;

•	the risk that management will divert its attention from other aspects of Chittenden’s business;

•	the risk that Chittenden may lose key employees of the acquired business;

•	the risks associated with entering into geographic and product markets in which Chittenden has limited or no direct prior experience; and

•	the risks of the acquired company that Chittenden may assume in connection with the acquisition.

As a result of these risks, any given acquisition, if and when consummated, may adversely affect Chittenden’s results of operations or financial condition. In addition, because the consideration for an acquisition may involve cash, debt or the issuance of shares of Chittenden common stock and may involve the payment of a premium over book and market values, existing holders of Chittenden common stock could experience dilution in connection with the acquisition.

In addition, Chittenden will record goodwill in connection with the acquisition of Community Bank and is likely to record goodwill and other intangible assets in connection with any acquisitions of other companies. Under Financial Accounting Standards Board Statement No. 142, goodwill and identifiable intangible assets with indefinite lives will no longer be amortized, but will be reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in performance of the acquired company, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. Chittenden evaluated its recorded goodwill as of May 31, 2007, and concluded that there was no impairment as of that date. If goodwill is determined to be impaired, Chittenden would be required to record a loss equal to the amount of the impairment. Such a loss could have a material adverse effect on Chittenden’s consolidated financial results for the period in which such charge is taken.

Attractive acquisition opportunities may not be available to Chittenden.

If the People’s United Financial/Chittenden merger is not completed, Chittenden will continue to consider the acquisition of other businesses. However, it may not have the opportunity to make suitable acquisitions on favorable terms in the future, which could negatively impact the growth of its business. Chittenden expects that other banking and financial companies will compete with it to acquire compatible businesses. This competition could increase prices for acquisitions that Chittenden would likely pursue, and its competitors may have greater resources than Chittenden. Also, acquisitions of regulated businesses such as banks are subject to various regulatory approvals. If Chittenden fails to receive the appropriate regulatory approvals it will not be able to consummate an acquisition that it believes is in the best interests of the company.

Chittenden’s relative lack of experience and market presence with respect to its non-banking activities could negatively impact its future earnings.

In recent years, Chittenden has expanded its operations into non-banking activities such as insurance-related products and brokerage services. Chittenden may continue to expand its non-banking activities in the future as attractive opportunities arise. Chittenden may not be successful in these non-banking activities due to a lack of market and product knowledge or other industry specific matters or an inability to attract and retain qualified, experienced employees. In addition, Chittenden may have difficulty competing with more established providers of these products and services due to the intense competition in many of these industries and its relatively short history and limited record of performance. Chittenden’s failure to succeed in any of these non-banking activities could negatively impact its future earnings.

Any failure of Chittenden’s communications and information systems could result in a loss of customer business and have a material adverse effect on its results of operations and financial condition.

Chittenden relies heavily on communications and information systems to conduct its business. Any failure or interruptions or breach in security of these systems could result in failures or disruptions in its customer relationship management, general ledger, deposits, servicing or loan origination systems. The occurrence of any of these failures, interruptions or breaches could result in a loss of customer business and have a material adverse effect on Chittenden’s results of operations and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including the information incorporated by reference into this document, contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. Chittenden and Community Bank intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the relevant company’s future expectations, contain projections of the relevant company’s future results of operations or financial condition, or state other “forward-looking” information.

There may be events in the future that Chittenden, Ocean Bank and Community Bank are not able to predict accurately or control and that may cause actual results to differ materially from the expectations described in these forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in this document, including the documents incorporated by reference into this document. These differences may be the result of various factors, including those factors described in the “Risk Factors” section in this document and other risk factors identified from time to time in Chittenden’s periodic filings with the Securities and Exchange Commission and Community Bank’s periodic filings with the Federal Deposit Insurance Corporation, including, without limitation:

•	the failure of the parties to satisfy the closing conditions for the merger or the People’s United Financial/Chittenden merger in a timely manner or at all;

•	failure to obtain regulatory approvals of either merger, or imposition of adverse regulatory conditions in connection with those approvals;

•	failure of the Chittenden stockholders to approve the People’s United Financial/Chittenden merger agreement;

•	costs or difficulties related to the integration of the businesses following the completion of each merger; and

•	disruptions to Chittenden’s business as a result of the announcement and pendency of the People’s United Financial/Chittenden merger.

The factors referred to above include many, but not all, of the factors that could impact the relevant company’s ability to achieve the results described in any forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference into this document. You should be aware that the occurrence of the events described above and elsewhere in this document, including the documents incorporated by reference, could harm each company’s business, prospects, operating results or financial condition. Neither Chittenden nor Community Bank undertakes any obligation to update any forward-looking statements as a result of future events or developments.

THE COMPANIES

Chittenden Corporation

Chittenden is a Vermont corporation organized in 1971, and a registered bank holding company under the Bank Holding Company Act of 1956. Through its subsidiaries, Chittenden offers a broad range of financial products and services to individuals, businesses and the public sector, including:

•	commercial, consumer and public sector loans;

•	deposit accounts and services;

•	insurance;

•	brokerage services; and

•	investment and trust services.

Operating throughout New England and adjoining areas, Chittenden’s subsidiary banks include:

•	Chittenden Trust Company, operating under the name Chittenden Bank;

•	The Bank of Western Massachusetts;

•	Flagship Bank and Trust Company;

•	Maine Bank & Trust Company;

•	Ocean Bank; and

•	Merrill Merchants Bank.

Chittenden Trust Company also operates under the names Chittenden Services Group, Chittenden Mortgage Services and Chittenden Commercial Finance, and it owns Chittenden Insurance Group, LLC, an insurance brokerage, and Chittenden Securities, LLC, a registered broker-dealer. At June 30, 2007, Chittenden had total consolidated assets of approximately $6.9 billion, loans of approximately $5.1 billion, deposits of approximately $5.7 billion, and stockholders’ equity of approximately $723 million.

Chittenden’s principal executive offices are located at Two Burlington Square, Burlington, Vermont 05401. Chittenden’s telephone number is (802) 658-4000, and its website address is www.chittendencorp.com. Information contained on Chittenden’s website does not constitute part of this document.

You can find additional information about Chittenden in Chittenden’s filings with the Securities and Exchange Commission referenced in the section in this document titled “Where You Can Find More Information” beginning on page 140.

Community Bank & Trust Company

Community Bank is a New Hampshire trust company founded in 1990. Community Bank engages in a wide range of commercial and personal banking activities, including:

•	accepting demand deposits (including Money Market Accounts);

•	accepting savings and time deposit accounts;

•	making secured and unsecured loans to businesses and consumers; and

•	originating mortgage loans both commercial and residential.

Community Bank is headquartered in Wolfeboro, New Hampshire, and maintains six full-service banking offices in Wolfeboro, Exeter, Plaistow, Hampton, Derry and Nashua, New Hampshire; two satellite offices in

Melvin Village and Hampstead, New Hampshire; and a loan production office in Dover, New Hampshire. At June 30, 2007, Community Bank had total assets of approximately $415 million, net loans of approximately $379 million, deposits of approximately $346 million, and shareholders’ equity of approximately $42.8 million.

Community Bank’s principal executive offices are located at 15 Varney Road, Wolfeboro, New Hampshire 03894. Community Bank’s telephone number is (603) 569-8400, and its website address is www.communitybanknh.com. Information contained on Community Bank’s website does not constitute part of this document.

You can find more information about Community Bank in Community Bank’s filings with the Federal Deposit Insurance Corporation referenced in the section in this document titled “Where You Can Find More Information” beginning on page 140.

Ocean Bank

Ocean Bank, formerly known as Ocean National Bank, is a New Hampshire state-chartered trust company. Ocean Bank was initially organized in 1854 as a Maine state-chartered bank with its main office in Kennebunk, Maine, and was converted into a national banking association in 1865. In 2004, Ocean Bank (then known as Ocean National Bank) merged with its affiliate, Granite Bank, following which it moved its main office to its present location in Portsmouth, New Hampshire. Most recently, on June 29, 2007, Ocean Bank converted from a national banking association to a New Hampshire trust company.

Ocean Bank’s main office is in Portsmouth, New Hampshire, with eight branches located in York County, Maine, and 32 branches located in Strafford County, Rockingham County, Merrimack County, Cheshire County and Hillsborough County, New Hampshire. Ocean Bank offers deposit, investment, loan, retirement planning, and other services that include credit card, safe deposit box, and payroll administration. All of the deposits of Ocean Bank are insured by the FDIC, up to FDIC insurance limits.

Ocean Bank Interim Trust Company

Subject to obtaining appropriate regulatory approvals, Chittenden intends to organize Merger Subsidiary as a New Hampshire trust company. Merger Subsidiary is being organized solely to facilitate the proposed transaction. It will not have any assets or liabilities other than the minimum capital required to organize Merger Subsidiary as a New Hampshire trust company and its obligations under the merger agreement and the related contract for union to be entered into by Chittenden, Merger Subsidiary and Community Bank, under which Merger Subsidiary will merge with and into Community Bank.

RECENT DEVELOPMENTS

This summary highlights selected information regarding the People’s United Financial/Chittenden merger. The People’s United Financial/Chittenden merger agreement was filed on June 27, 2007 with the Securities and Exchange Commission as an exhibit to Chittenden’s Current Report on Form 8-K and is incorporated by reference into this document. For additional information regarding People’s United Financial, please see the section titled “Where You Can Find More Information” beginning on page 140 of this document. In addition, a proxy statement/prospectus, which is a part of People’s United Financial’s registration statement on Form S-4 (registration number 333-145846), was filed by People’s United Financial with the SEC on August 31, 2007, and contains further information regarding the People’s United Financial/Chittenden merger. You should be aware that the People’s United Financial registration statement on Form S-4 may be changed one or more times. These filings are public documents available on the SEC’s website at www.sec.gov. We urge you to obtain and read carefully the People’s United Financial/Chittenden merger agreement and the registration statement on Form S-4 filed by People’s United Financial containing the People’s United Financial/Chittenden proxy statement/prospectus.

The People’s United Financial/Chittenden merger agreement provides for the merger of Chittenden with and into People’s United Financial, with People’s United Financial being the surviving corporation. People’s United Financial is the holding company of People’s United Bank. People’s United Bank, which is headquartered in Bridgeport, Connecticut, is a federally chartered savings bank that provides consumer, commercial, insurance, retail investment and wealth management and trust services to personal and business banking customers. Simultaneously with the merger of Chittenden into People’s United Financial, each of Chittenden’s six subsidiary banks will merge into an interim federally chartered savings bank of People’s United Bank.

In connection with the execution of the People’s United Financial/Chittenden merger agreement, Paul A. Perrault, currently Chairman, President and Chief Executive Officer of Chittenden, entered into an employment agreement with People’s United Financial, which will become effective upon the closing of the People’s United Financial/Chittenden merger. At that time, Mr. Perrault will become Vice Chairman of People’s United Financial and a member of People’s United Financial’s executive officer group. The People’s United Financial/Chittenden merger agreement also provides for the presidents of the Chittenden banks to be offered employment by People’s United Financial and two of Chittenden’s independent directors to join the People’s United Financial board of directors.

Under the People’s United Financial/Chittenden merger agreement, stockholders of Chittenden will be entitled to receive, in exchange for each share of Chittenden common stock that they hold at the time of the People’s United Financial/Chittenden merger, consideration with a value equal to the sum of $20.35, plus 0.8775 multiplied by the average closing sales price of People’s United Financial common stock during the five trading days before completion of the People’s United Financial/Chittenden merger. Subject to election and proration procedures, Chittenden stockholders will be entitled to elect to receive their merger consideration in cash, shares of People’s United Financial common stock, or a combination of both. The aggregate merger consideration will be payable in cash of approximately $1.0 billion, with the remaining merger consideration being payable in shares of People’s United Financial common stock. The People’s United Financial/Chittenden merger is intended to constitute a tax-free “reorganization” for federal income tax purposes. Under the People’s United Financial/Chittenden merger agreement, the aggregate amount of cash payable in the People’s United Financial/Chittenden merger may be reduced to the minimum extent necessary for delivery of the tax opinions required for the closing.

Upon completion of the merger, some Community Bank shareholders will become stockholders of Chittenden and, if they do not sell their shares of Chittenden common stock prior to the completion of the People’s United Financial/Chittenden merger, they will be entitled to receive the merger consideration described above and may become stockholders of People’s United Financial. You should be aware that you will not have the opportunity to participate in the People’s United Financial/Chittenden merger to the extent that you receive cash in the Chittenden/Community Bank merger, or if you receive shares of Chittenden common stock but sell those shares prior to the completion of the People’s United Financial/Chittenden merger.

The value of the consideration payable in the People’s United Financial/Chittenden merger will depend upon the market price of People’s United Financial common stock at the closing. As indicated below, whether a Chittenden stockholder makes a cash election or a stock election in connection with the People’s United Financial/Chittenden merger, the value of the consideration that such stockholder will receive as of the closing date will be substantially the same. You should note that Chittenden does not have the right to terminate the People’s United Financial/Chittenden merger agreement in the event of a decrease in the trading price of People’s United Financial common stock. The following chart shows the cash and stock merger consideration at various hypothetical average closing sales prices of People’s United Financial common stock:

People’s United Financial Common Stock	Chittenden Common Stock
Hypothetical Five-Day Average Closing Sales Prices	Cash Election: Cash Consideration Per Share	OR	Stock Election: Number of Shares of People’s United Financial Common Stock Per Share	Stock Election: Market Value of Shares of People’s United Financial Common Stock Per Share(*)
$22.00	$39.655		1.8025	$39.655
21.00	38.778		1.8465	38.778
20.00	37.900		1.8950	37.900
19.00	37.023		1.9486	37.023
18.00	36.145		2.0081	36.145
17.00	35.268		2.0746	35.268
16.00	34.390		2.1494	34.390
15.00	33.513		2.2342	33.513
14.00	32.635		2.3311	32.635
13.00	31.758		2.4429	31.758
12.00	30.880		2.5733	30.880

(*)	Market value based on hypothetical five-day average closing sales prices on the NASDAQ Global Select Market of People’s United Financial common stock shown in the first column of this chart.

Based on the average closing sales price of People’s United Financial common stock for the five trading days prior to September 12, 2007, Chittenden stockholders would receive either $35.503 in cash or 2.0560 shares of People’s United Financial common stock with a market value of approximately $35.503 for each share of Chittenden common stock that they hold at the time the People’s United Financial/Chittenden merger is completed. In this example, if you receive Chittenden common stock in the Chittenden/Community Bank merger and continue to hold that stock until the completion of the People’s United Financial/Chittenden merger, you would receive total consideration in cash or stock with a value of approximately $39.54 for each share of Community Bank common stock that you own. This value was calculated by multiplying the closing sales price of People’s United Financial common stock of $17.03 on September 12, 2007 by 1.1293 (the exchange ratio for the Chittenden/Community Bank merger), and then multiplying that amount by 2.0560 (the hypothetical exchange ratio for the People’s United Financial/Chittenden merger as of September 12, 2007).

The examples above are illustrative only. The value of the merger consideration that a Chittenden stockholder actually receives will be based on the actual five-day average closing sales prices on the NASDAQ Global Select Market of People’s United Financial common stock prior to completion of the People’s United Financial/Chittenden merger. The actual average closing sales prices may be outside the range of the amounts set forth in the chart above, and as a result, the actual value of the merger consideration per share of Chittenden common stock may not be shown in the chart.

The market price of Chittenden common stock will fluctuate prior to the merger. It will fluctuate in part in relation to fluctuations in the market price of People’s United Financial common stock. You should obtain current quotations for Chittenden and People’s United Financial common stock.

Completion of the People’s United Financial/Chittenden merger, which is currently anticipated to occur in the first calendar quarter of 2008, is subject to a number of conditions, including receipt of customary regulatory approvals and approval of the People’s United Financial/Chittenden merger agreement by Chittenden stockholders. The People’s United Financial/Chittenden merger agreement provides for the Chittenden/Community Bank merger to be completed before the People’s United Financial/Chittenden merger, unless the Chittenden/Community Bank merger agreement is terminated in accordance with its terms. It is expected that the record date for the Chittenden special meeting to be held in connection with the People’s United Financial/Chittenden merger will occur before the closing of the Chittenden/Community Bank merger. As a result, you would not be entitled to vote on the People’s United Financial/Chittenden merger agreement even if you receive Chittenden common stock in the merger. In addition, if there is a delay in the closing of the Chittenden/Community Bank merger, you may not have the full election period under the People’s United Financial/Chittenden merger agreement in which to select your preferred form of consideration in the People’s United Financial/Chittenden merger.

We cannot assure you that the People’s United Financial/Chittenden merger will be completed, or if it is completed, when it will be completed or what the ultimate value of the merger consideration will be.

THE SPECIAL MEETING OF COMMUNITY BANK SHAREHOLDERS

Date, Time and Place of the Special Meeting

The special meeting of shareholders of Community Bank will be held at Kingswood Golf Club located at 24 Kingswood Road, Wolfeboro, New Hampshire 03894, on Wednesday, October 24, 2007 at 10:30 a.m., local time.

Purpose of the Special Meeting

At the special meeting, Community Bank shareholders as of the record date will be asked to consider and vote on the following proposals:

1.	To approve the merger agreement and related contract for union, which provide for the merger of Merger Subsidiary with and into Community Bank, with Community Bank being the surviving entity;

2.	To approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement and related contract for union; and

3.	To act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Recommendation of the Community Bank Board of Directors

THE COMMUNITY BANK BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RELATED CONTRACT FOR UNION AND RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND RELATED CONTRACT FOR UNION AND THE ADJOURNMENT PROPOSAL.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Community Bank common stock at the close of business on the record date of August 31, 2007, are entitled to notice of and to vote at the special meeting. As of the record date, there were 3,674,281 shares of Community Bank common stock outstanding, held of record by approximately 1,092 shareholders. A list of Community Bank shareholders as of the record date will be available for review by any Community Bank shareholder, the shareholder’s agent or attorney at Community Bank’s principal executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing through the special meeting. Each holder of Community Bank common stock is entitled to one vote for each share of Community Bank common stock he, she or it owned as of the record date.

Quorum; Vote Required

A quorum of Community Bank shareholders is necessary to hold a valid meeting. If the holders of at least 51% of the total number of the outstanding shares of Community Bank common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Community Bank will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Community Bank common stock as of the record date is required to approve the merger agreement and related contract for union. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the merger agreement and related contract for union.

Share Ownership of Management

As of the record date, the directors and executive officers of Community Bank and their affiliates collectively owned 1,077,157 shares of Community Bank common stock, or approximately 29.3% of Community

Bank’s outstanding shares. In addition, such persons hold stock options to purchase 124,540 shares of Community Bank common stock. These directors and executive officers (and their affiliates) have executed voting agreements with Chittenden, under which they have agreed to vote their shares in favor of the merger agreement and related contract for union and have granted Chittenden an irrevocable proxy to so vote their shares.

Voting of Proxies

The Community Bank board of directors requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the merger agreement and related contract for union, “FOR” an adjournment of the special meeting to solicit additional proxies, if necessary, and in the proxies’ discretion with respect to such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

We do not expect that any matters other than those set forth in the notice for the special meeting will be brought before the meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote on those matters in such manner as shall be determined by a majority of the Community Bank board of directors.

If you have questions or need assistance in completing or submitting your proxy card, please contact Gregory A. Roark, Vice Chairman and Treasurer, at the following address and telephone number:

Community Bank & Trust Company

P.O. Box 59

15 Varney Road

Wolfeboro, NH 03894

(603) 569-8400

You may also contact Georgeson, Inc. at 1-888-605-8337.

How to Revoke Your Proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to Gregory A. Roark at Community Bank, stating that you revoke your proxy;

•	signing and delivering to Gregory A. Roark at Community Bank a new proxy card relating to the same shares and bearing a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Gregory A. Roark at the following address:

Community Bank & Trust Company

P.O. Box 59

15 Varney Road

Wolfeboro, New Hampshire 03894

(603) 569-8400

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the merger agreement and related contract for union, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the merger agreement and related contract for union.

Brokers who hold shares of Community Bank common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your shares of Community Bank common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against approval of the merger agreement and related contract for union.

Proxy Solicitation

The enclosed proxy is solicited by and on behalf of the Community Bank board of directors. Community Bank will pay the expenses of soliciting proxies to be voted at the special meeting, except that Community Bank and Chittenden have each agreed to share equally the costs of preparing, printing, filing and mailing this document, other than attorneys’ and accountants’ fees which will be paid by the party incurring the expense. Following the original mailing of the proxies and other soliciting materials, Community Bank and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Community Bank for making these solicitations. Community Bank intends to reimburse persons who hold Community Bank common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Community Bank has also retained Georgeson, Inc. to assist with the solicitation of proxies for a fee of $6,500, plus $5.00 for each telephone solicitation, plus reimbursement of out-of-pocket expenses.

Dissenters’ Rights

Under applicable New Hampshire law, you have the right to dissent from the merger and to receive payment in cash for the appraised fair value of your shares of Community Bank common stock. In order to do this, you must:

•

deliver to Community Bank before the special meeting written notice of your intent to exercise your dissenters’ rights with respect to your shares of Community Bank common stock if the merger becomes effective;

•	not vote your shares in favor of approval of the merger agreement and related contract for union; and

•	follow the statutory procedures for perfecting dissenters’ rights under New Hampshire law, which are described in the section titled “The Merger—Dissenters’ Rights” beginning on page 65.

Merely voting against approval of the merger agreement and related contract for union will not preserve your dissenters’ rights. The relevant sections of the New Hampshire law governing this process are reprinted in their entirety and attached to this document as Annex D. Your failure to comply precisely with all procedures required by New Hampshire law may result in the loss of your dissenters’ rights.

Under the merger agreement, if the number of dissenting shares exceeds 10% of the number of shares of outstanding Community Bank common stock, Chittenden is not obligated to complete the merger.

Stock Certificates

You should not send in any certificates representing Community Bank common stock at this time. It is expected that at least 20 business days prior to the anticipated closing date of the merger, you will receive instructions for the exchange of your certificates representing Community Bank common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement—Election Procedures” beginning on page 71.

Proposal to Approve Adjournment of the Special Meeting

Community Bank is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement and related contract for union at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Community Bank may not have received sufficient votes to approve the merger agreement and related contract for union by the time of the special meeting. In that event, Community Bank would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement and related contract for union. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy card.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of Community Bank common stock present or represented at the special meeting and entitled to vote on the proposal.

To allow the proxies that have been received by Community Bank at the time of the special meeting to be voted for an adjournment, if necessary, Community Bank is submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. The Community Bank board of directors retains full authority to the extent set forth in its bylaws and New Hampshire law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Community Bank shareholders.

THE MERGER

General

Under the terms and conditions set forth in the merger agreement, Merger Subsidiary will merge with and into Community Bank, with Community Bank being the surviving entity. Merger Subsidiary is a wholly-owned subsidiary of Chittenden. Therefore, as a result of the merger, Community Bank will become a wholly-owned subsidiary of Chittenden. Following the merger, Chittenden intends to cause Community Bank to be merged with and into Ocean Bank, which itself is a wholly-owned subsidiary of Chittenden, with Ocean Bank continuing as the surviving entity. At the effective time of the merger, each share of Community Bank common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive either:

•	$33.37 in cash (which is referred to as the cash consideration); or

•	1.1293 shares of Chittenden common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration).

You will have the opportunity to elect the form of consideration to be received for all shares of Community Bank common stock that you hold, subject to allocation procedures set forth in the merger agreement. You may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Chittenden common stock. The allocation procedures included in the merger agreement are intended to ensure that 75% of the outstanding shares of Community Bank common stock immediately prior to the effective time of the merger will be converted into shares of Chittenden common stock, and the remaining shares of Community Bank common stock will be converted into the right to receive cash. Shares of Community Bank common stock held by Chittenden or Community Bank, other than in a fiduciary capacity, will not be converted into the right to receive the merger consideration upon completion of the merger.

Background of the Merger

Throughout the history of Community Bank, the board of directors and executive management of Community Bank have regularly reviewed Community Bank’s performance, future prospects, strategic alternatives and various opportunities for increasing long-term shareholder value, including opportunities for enhancing earnings internally, through de novo branching or by acquisition or affiliation with other financial institutions. Included in the board of directors’ consideration of such matters in 2005, 2006 and 2007 were several assessments by McConnell, Budd & Romano, Inc., or MB&R, and other financial advisors, and presentations by Community Bank’s executives regarding Community Bank’s financial performance and future prospects, including consideration of return to shareholders, stock trading patterns and trends in the regulatory environment and the financial marketplace, including information relating to merger and acquisition activity, both local and nationwide. In addition, the board of directors periodically discussed issues relating to its fiduciary duties with special legal counsel, Cranmore, FitzGerald & Meaney.

On several occasions prior to 2007, confidential informal conversations involving one or more executive officers of Community Bank and one or more executive officers of Chittenden occurred during which time Chittenden’s officers expressed their hope that Chittenden would be contacted if Community Bank were ever to become interested in discussing a potential affiliation. No terms or structure was proposed during such informal conversations and no formal next steps followed the conversations.

In December 2006 at a strategic planning meeting, the board of directors of Community Bank participated in a discussion regarding the future prospects for Community Bank and for community banks generally and discussed the merger and acquisition market with MB&R.

At a meeting on February 27, 2007, the board of directors of Community Bank discussed Community Bank’s past performance and future prospects and decided to investigate the possibility of an affiliation or merger with some larger institution. The process and criteria for screening possible affiliation partners and evaluating a potential affiliation transaction were discussed. Following that meeting, with the board of directors’ authorization, management contacted MB&R to discuss their service as financial advisors to Community Bank. On March 27, 2007, Community Bank engaged MB&R to assist with the board of directors’ exploration and evaluation of potential affiliation transactions.

A list of potentially suitable institutions was developed in early April and nine institutions were contacted by MB&R in April and early May 2007 regarding their interest in evaluating a potential affiliation opportunity. Five of such institutions expressed interest in learning more about the potential affiliation opportunity, including the identity of Community Bank, which was withheld by MB&R. Following execution of confidentiality agreements, these institutions were provided with a Confidential Information Package, which included preliminary due diligence materials.

Following their review of such information, representatives of Community Bank’s executive management team met with the representatives of three institutions that had indicated they wished to meet with Community Bank’s executive management prior to submitting expressions of interests. Subsequently, expressions of interests were submitted by each of the three institutions between May 1st and May 17th. The board of directors of Community Bank was updated regarding the process on May 15, 2007 and informed of the two expressions of interest received by that date and the fact that a third expression of interest was expected.

On May 17, 2007, the board of directors of Community Bank met with its legal and financial advisors and evaluated the expressions of interest and determined that the expression of interest from Chittenden was the most compelling of the expressions of interest and merited proceeding with negotiation of a definitive agreement and the completion of reciprocal due diligence.

As a condition for proceeding, Chittenden required that Community Bank agree to negotiate on an exclusive basis with Chittenden for a limited period of time while each party completed due diligence and endeavored to negotiate a definitive agreement. Community Bank agreed and reciprocal due diligence was completed by June 1, 2007 and a substantially negotiated draft of the merger agreement was reviewed by the board of directors of Community Bank on June 1, 2007.

Between May 17th and June 1st, the board of directors of Community Bank met on one other occasion, May 23, 2007, and discussed the status of due diligence and evaluated the merits of continuing to proceed with negotiations with Chittenden, as well as the potential costs and benefits of entering into negotiations with one of the other institutions which had previously submitted an expression of interest. Such discussion occurred because subsequent to the decision of the board of directors of Community Bank to agree to a period of exclusive due diligence and negotiations with Chittenden and reject the expressions of interest submitted by the other institutions, one of the rejected bidders re-solicited Community Bank with an alternative expression of interest in an effort to negotiate a potential affiliation transaction on alternative terms, which, subject to various conditions, might represent a nominally higher level of consideration for the shareholders of Community Bank. While the new contingent offer could potentially result in a nominally higher level of consideration for the shareholders of Community Bank, such contingent expression was subject to uncertainties including the due diligence process which had already been substantially resolved with Chittenden. In addition, the third party expression of interest was dependent upon achieving a level of cost savings in the transaction which did not appear to be achievable without compromising the character and potential future value of the franchise. Furthermore, the third party lacked the market capital, liquidity, franchise value and risk diversification of Chittenden. Finally, the contingent third party expression of interest failed to address the financial implications of the special dividend practice of Community Bank or the potential cost and implications of curtailing negotiations with Chittenden. On May 23rd, the board of directors of Community Bank evaluated this revised contingent expression of interest and, after consulting with its legal and financial advisors, reaffirmed its decision that the Chittenden offer was in the best interests of the Community Bank shareholders and other constituencies and the board of directors of Community Bank unanimously voted to continue due diligence and negotiations with Chittenden and reject the expression of interest from such third party.

On June 4, 2007, at a special meeting, the Community Bank board of directors discussed the final terms of the transaction with Chittenden. At this meeting, MB&R and Cranmore, FitzGerald & Meaney updated the Community Bank board of directors with respect to all material terms of the transaction and the resolution of all significant issues. In addition, they discussed the interests of certain persons in the proposed transaction. Cranmore, FitzGerald & Meaney discussed the material terms of the merger agreement and related contract for union, as well as the voting agreement to be entered into by each of the directors and executive officers of Community Bank, and the legal and fiduciary duties of the board of directors with respect to the shareholders and the other constituencies of Community Bank. MB&R delivered its opinion that, as of the date of its opinion and based upon and subject to the considerations described in its opinion, the per share merger consideration offered by Chittenden was fair from a financial point of view to Community Bank shareholders. The executive management of Community Bank expressed their unanimous recommendation of the transaction and following a discussion in executive session, the non-management directors of Community Bank unanimously recommended the transaction. The Community Bank board of directors recommended and unanimously approved the merger agreement and related contract for union and the transactions contemplated by such documents.

On the evening of June 4, 2007, Chittenden and Community Bank issued a joint press release publicly announcing the transaction.

On August 15, 2007, the parties executed an amendment to the merger agreement to provide for the merger of Merger Subsidiary with and into Community Bank prior to Community Bank merging with Ocean Bank.

Community Bank’s Reasons for the Merger

In reaching its decision to approve the merger agreement and related contract for union and the related transactions, the Community Bank board of directors consulted with senior management, its financial advisor, McConnell, Budd & Romano, Inc., and its legal counsel, Cranmore, FitzGerald & Meaney, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•

a review of the historical financial statements of Community Bank, Chittenden and Ocean Bank and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of Community Bank, Chittenden and Ocean Bank;

•

the respective business strategies of Community Bank, Chittenden and Ocean Bank, prospects for the future, including expected financial results, and expectations relating to the proposed merger, based on discussions with management of Community Bank and Chittenden;

•	the current and prospective regulatory and interest rate environment in which Community Bank operates;

•

the merger consideration offered and the belief of the Community Bank board of directors that the merger consideration is fair and that the mixture of stock and cash is favorable and will result in long-term value and increased liquidity for Community Bank shareholders;

•

the fact that Community Bank shareholders would have the opportunity to elect to receive shares of Chittenden common stock or cash (subject to the requirement that 75% of the outstanding Community Bank common stock will be exchanged for stock and the remaining Community Bank common stock will be exchanged for cash);

•

the fact that the transaction is expected to be tax-free to Community Bank shareholders to the extent that they receive Chittenden common stock in exchange for their shares of Community Bank common stock;

•	the ability of Chittenden to pay the merger consideration;

•

the business and future prospects of Chittenden and Ocean Bank and the view of the Community Bank board of directors of the quality of Chittenden common stock as a potential investment for Community Bank shareholders;

•	the geographic fit of the branch networks of Community Bank and Ocean Bank;

•

the anticipated effect of the acquisition on Community Bank’s employees (including the fact that Community Bank’s employees who do not continue as employees of Chittenden or Ocean Bank will be entitled to receive severance benefits);

•	the effect on Community Bank’s customers and the communities served by Community Bank;

•

the terms of the merger agreement and related contract for union, including the representations and warranties of the parties, the covenants, the consideration, the benefits to Community Bank’s employees, employee and executive termination benefits, and the circumstances under which the Community Bank board of directors may consider a superior proposal;

•	the likelihood of obtaining the necessary regulatory approvals; and

•	a review of the prospects of Community Bank remaining independent.

Based on the factors described above, the Community Bank board of directors determined that the merger is advisable and in the best interests of Community Bank shareholders and unanimously approved the merger agreement and related contract for union and the transactions contemplated by those documents. In reaching its determination to approve and recommend the merger agreement and related contract for union and related transactions, the Community Bank board of directors did not assign any specific or relative weights to any of the factors listed above. The Community Bank board weighed these factors against the potential risks of the merger. These risks are discussed in the section of this document titled “Risk Factors—Risks Relating to the Merger” beginning on page 29.

Recommendation of the Community Bank Board of Directors

THE COMMUNITY BANK BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RELATED CONTRACT FOR UNION AND RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND RELATED CONTRACT FOR UNION.

Chittenden’s Reasons for the Merger

In reaching its decision to approve the merger agreement and related contract for union, the Chittenden board of directors consulted with senior management and Chittenden’s advisors, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	information concerning the business, operations, financial condition, earnings and prospects of each of Chittenden, Ocean Bank and Community Bank as separate entities and on a combined basis;

•	its understanding of the current environment in the financial services industry, including continued consolidation, and current financial market conditions;

•	the compatibility of the businesses, operations and cultures of Community Bank and Ocean Bank, particularly with respect to meeting local banking needs;

•	the increase in Chittenden’s market presence in New Hampshire that would result from the merger;

•	the pro forma financial effects of the proposed transaction, including the balanced loan portfolio and diversified sources of funding of the combined company on a pro forma basis;

•	the anticipated operational cost savings through shared overhead and services with Ocean Bank;

•	the terms and conditions of the merger agreement, including the financial terms, and the structure of the merger;

•	the ability to complete the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

•	the challenges of combining the businesses of two institutions, including Chittenden’s past experience in this regard; and

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger.

The foregoing discussion of the information and factors considered by the Chittenden board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the Chittenden board. In view of the wide variety of factors considered by the Chittenden board, the Chittenden board did not find it practicable to assign any specific or relative weights to the factors considered. In addition, the Chittenden board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Chittenden board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Chittenden board unanimously approved the merger agreement and related contract for union.

There can be no assurance that the potential synergies or opportunities considered by the Chittenden board will be achieved through completion of the merger. See the section of this document titled “Risk Factors—Risks Relating to the Merger” beginning on page 29.

Fairness Opinion of Community Bank’s Independent Financial Advisor

On June 4, 2007, McConnell, Budd & Romano, Inc., or MB&R, Community Bank’s financial advisor, delivered its written opinion to the board of directors of Community Bank that as of that date, the merger consideration to be received by Community Bank shareholders was fair, from a financial point of view, to the shareholders of Community Bank. The opinion was subsequently re-confirmed in writing and is attached to this document as Annex C.

Pursuant to the merger agreement, Community Bank shareholders will receive 1.1293 shares of Chittenden common stock in exchange for each share of Community Bank common stock and/or cash in the amount of $33.37 per share. The consideration to be received by individual shareholders is subject to an election process and (if required) an allocation process to ensure that no more than 25% of the aggregate consideration will be paid in the form of cash. The exchange ratio itself is not subject to adjustment, other than according to customary anti-dilution provisions as set forth in the merger agreement. Because the exchange ratio has been fixed, the market value of the stock portion of the consideration to be paid to Community Bank shareholders will fluctuate daily with changes in the stock price of Chittenden from the time of announcement up until closing (see “—Fluctuating Value of Stock Portion of Consideration” below). The value of the cash consideration remains fixed at $33.37 per share and will not fluctuate. It is not possible to predict whether the market value of the fixed exchange ratio common stock consideration will be greater than, equal to or less than $33.37 per share as of the closing date. To the extent a shareholder of Community Bank elects to exchange their shares for Chittenden common stock, they will, in effect, become a proxy shareholder of Chittenden as of the time they elect and are allocated Chittenden common stock. Community Bank shareholders also need to be aware of the potentially different tax treatment that may result from the receipt of common stock as compared to cash. Each shareholder is encouraged to consult with their tax advisor in connection with this matter.

The parties agreed to determine the fixed exchange ratio by dividing the reference price of $33.37 by the average closing price of Chittenden common stock for the 20 trading day period ended on June 1, 2007. This average turned out to be $29.55. The resulting exchange ratio is thus 1.1293.

On an aggregate basis, using 3,624,811 Community Bank shares outstanding as of May 31, 2007, the 20 day average closing trade price of Chittenden of $29.55 through June 1, 2007, and assuming 75% of outstanding shares receive stock, the amount of stock consideration equates to a value of approximately $90.7 million. Assuming 25% of outstanding shares receive cash, the aggregate amount of cash consideration to be paid to

Community Bank shareholders is approximately $30.2 million. This equates to a total transaction value of approximately $121.0 million, not including option shares. The total approximate transaction value, including the economic value of outstanding Community Bank options, is $124.1 million (assuming 301,620 options with a weighted average exercise price of $23.00 per share as of May 31, 2007).

The opinion of MB&R as to the fairness of the merger consideration was based on a number of factors, including the following:

•	an analysis of the historical and projected future contributions to taxable recurring earnings by the parties;

•	an analysis of the possible future earnings per share for the parties on both a combined and a stand-alone basis using the purchase method of accounting;

•	consideration of the anticipated dilutive or accretive effects of the prospective transaction on future earnings per share equivalent of Chittenden;

•	consideration of the prospects for the parties to achieve certain operational cost savings as a result of the transaction;

•	consideration of the total equity capitalization, the tangible equity capitalization, the current risk based capital adequacy and the projected adequacy for the combined company;

•	the composition of loan portfolios and the methodology of creating reserves for loan and lease losses used by the parties;

•	respective management opinions of the apparent adequacy of the reserves for loan and lease losses, as of a point in time for each of the parties;

•	the apparent relative asset quality of the respective loan portfolios as disclosed by the parties;

•	a review of the composition and maturity structure of the deposit bases of each of the parties;

•	consideration of the liquidity position and liquidity strategy being pursued by each of the parties;

•	analysis of the historical trading range, trading patterns, institutional ownership, and apparent relative liquidity of the common shares of Chittenden;

•	consideration of the pro forma market capitalization of the anticipated combination; and

•	contemplation of other factors, including certain intangible factors.

With respect to the pending merger with Chittenden, MB&R participated directly in the process leading up to the negotiations with Chittenden and participated directly and indirectly in negotiations during the months of May and June 2007. MB&R also participated in the due diligence process during May 2007 and presented its findings to the Community Bank board of directors on June 4, 2007. On the same date, MB&R issued its written fairness opinion to the Community Bank board of directors that the total merger consideration to be received from Chittenden was fair, from a financial point of view, to Community Bank shareholders.

MB&R was retained based on its qualifications and experience in the financial analysis of financial services holding companies, banking and thrift institutions generally, its knowledge of the Northeast regional banking market in particular and of the Eastern United States banking markets in general, as well as its experience with merger and acquisition transactions involving financial institutions. As a part of this investment banking business, MB&R is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, private placements, and valuations for investment, corporate, estate and other purposes.

MB&R maintains an affiliation with each of Highlander Capital Group, Inc., a registered broker-dealer, and Highlander Capital Management, LLC, a registered investment advisory firm, pursuant to which certain employees of MB&R are also employees or associated persons of Highlander. In the ordinary course of its business, Highlander may, from time to time, own the securities of Chittenden and/or Community Bank for its own account, for the accounts of its customers and the customers of MB&R, and for the accounts of the individual employees of Highlander and/or MB&R. Accordingly, Highlander and/or MB&R and their respective employees may, from time to time, have a long or short position in, and buy or sell debt or equity securities of, Chittenden or Community Bank.

The full text of MB&R’s opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&R is attached to this document as Annex C. MB&R urges Community Bank shareholders to read both the opinion in its entirety and this document in its entirety. The opinion of MB&R is directed to the financial fairness of the consideration offered to Community Bank shareholders in the transaction as provided and described in the merger agreement dated as of June 4, 2007, and does not constitute a recommendation to any holder of Community Bank common stock as to how such holder should vote at the Community Bank special meeting. The summary of the opinion and the matters considered in MB&R’s analysis set forth in this document are qualified in their entirety by reference to the text of the opinion itself. The opinion is necessarily based upon conditions as of the date of the opinion and upon information made available to MB&R through the date of the opinion. In terms of the analytical process followed, no limitations (other than a process in which the hypothetical acquirers who MB&R was authorized to contact were pre-approved) were imposed by the Community Bank board upon MB&R with respect to the investigations made, matters considered or procedures followed in the course of rendering the opinion.

In arriving at its opinion, MB&R considered the following:

•	the draft merger agreement by and between Community Bank and Chittenden presented to the Community Bank board of directors at its meeting of June 4, 2007;

•	Community Bank’s annual reports to shareholders for 2006, 2005 and 2004;

•	Community Bank’s internal financial statements as provided by management for the first calendar quarter of 2007;

•	Chittenden’s annual reports to shareholders for 2006, 2005 and 2004;

•	Chittenden’s annual reports on Form 10-K for 2006, 2005 and 2004;

•	Chittenden’s quarterly report on Form 10-Q for the first calendar quarter of 2007;

•	discussions relating to the business, earnings expectations, assets, liabilities, reserves for loan and lease losses and general prospects of the respective companies;

•	the recent historical record of reported prices, trading volume and trading patterns for Chittenden common stock;

•	the recent historical record of cash and stock dividend payments for the respective companies;

•

discussions with certain members of the senior management of the companies concerning the past and current results of their respective operations and current financial condition and management’s opinion of future prospects;

•

anecdotal information, supplemented by the analysis of certain available demographic data, with respect to the current state of and future prospects for the economy of the Northeastern United States generally and the relevant market areas for Community Bank and Chittenden in particular; and

•	such other studies and analyses as MB&R considered appropriate under the circumstances associated with this particular transaction.

MB&R’s opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the financial services industry generally. For purposes of rendering its opinion, MB&R has assumed and relied upon the accuracy and completeness of the information provided to it by Community Bank and Chittenden and does not assume any responsibility for the independent verification of such information. In the course of rendering its opinion, MB&R has not completed any independent valuation or appraisal of any of the assets or liabilities of either Community Bank or Chittenden and has not been provided with such valuations or appraisals from any other source. With respect to any forecasts considered by MB&R in the course of rendering its opinion, MB&R has assumed without independent verification that such forecasts have been reasonably prepared to reflect the best currently available estimates and judgments of the parties making such forecasts.

The following is a summary of the material analyses employed by MB&R in connection with rendering its opinion. Given that it is a summary, it is not a complete and comprehensive description of all of the analyses performed, or an enumeration of all the matters considered by MB&R in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the circumstances associated with a specific transaction. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&R did not attribute any particular weight to any one specific analysis or factor considered by it and made a number of qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&R recommends that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&R has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of Community Bank, Chittenden and MB&R. Any estimates which are referred to in MB&R’s analyses are not necessarily indicative of actual values or predictive of future results or values. Future results and values may vary significantly from any estimates set forth below.

Fluctuating Value of Stock Portion of Consideration

The exchange ratio at which Community Bank shareholders will exchange Community Bank common stock for Chittenden common stock is fixed at 1.1293. Consequently, the total value of the stock portion of the consideration will fluctuate with fluctuations in the price of Chittenden common stock. MB&R is not able to accurately predict what the value of the fixed exchange ratio will be as of the closing date. To illustrate a range of hypothetical outcomes, MB&R analyzed potential total transaction values for Community Bank using various prices for Chittenden. The range of prices evaluated is not intended to place boundaries on the range of prices that might actually be applicable. The following table illustrates these potential transaction values in the aggregate, with the total transaction value for any given Chittenden market price exclusive of the economic value of outstanding Community Bank option shares.

Potential Aggregate Transaction Values to be Received by Community Bank Shareholders

Chittenden Stock Price	Fixed Exchange Ratio	Stock Portion Value per Share	Cash Portion Value per Share	Total Transaction Value(1)	Total Transaction Value Per Share(2)
$35.46	1.1293	$40.04	$33.37	$139,106,593	$38.38
$33.98	1.1293	$38.38	$33.37	$134,570,485	$37.12
$32.51	1.1293	$36.71	$33.37	$130,034,376	$35.87
$29.55	1.1293	$33.37	$33.37	$120,962,159	$33.37
$26.60	1.1293	$30.03	$33.37	$111,889,941	$30.87
$25.12	1.1293	$28.37	$33.37	$107,353,833	$29.62
$23.64	1.1293	$26.70	$33.37	$102,817,724	$28.36

(1)	Exclusive of economic value of outstanding options. Based on 3,624,811 shares of Community Bank common stock outstanding as of May 31, 2007 and assumes 75% are exchanged for Chittenden common stock at the fixed exchange ratio and 25% are exchanged for $33.37 per share in cash.
(2)	Calculated by dividing the total transaction value in the previous column by 3,624,811, the number of shares of Community Bank common stock outstanding as of May 31, 2007. This represents the blended stock and cash per share merger consideration, exclusive of options.

The examples above are intended to be illustrative only. The per share value of the merger consideration that you actually receive will be based on the price of Chittenden common stock at the time of closing multiplied by the exchange ratio multiplied by the percentage of stock allocation, plus the percentage of cash received at $33.37 per share. Therefore, if the price of Chittenden stock is above $29.55, the stock value per share of Community Bank will be greater than $33.37. If the price of Chittenden stock is less than $29.55, the stock value per share of Community Bank will be less than $33.37. The per share cash value of the consideration is fixed at $33.37 and will not fluctuate.

As of September 12, 2007, a date proximate to the date of this document, Chittenden’s closing trade price was $34.52, equating to a stock value per share of $38.98 (1.1293 x $34.52) and an aggregate transaction value (exclusive of the economic value of outstanding options) of approximately $136.2 million.

Upstream Analysis

During the process leading up to the negotiations, MB&R, on a serial basis, examined the apparent competitive acquisition capacity of 12 hypothetical buyers in the New England and New York marketplaces that MB&R believed might logically be interested in acquiring Community Bank across a range of purchase prices and transaction structures. The customary measures of financial impact of a potential merger were evaluated, including but not limited to, earnings per share dilution or accretion, book value and tangible book value dilution or accretion, the earnings impact of core deposit intangible amortization expense, resultant tangible capital ratios and the required cost savings necessary to eliminate prospective earnings per share dilution (if any) that are uniquely applicable to each hypothetical acquirer in order to evaluate the probability that such cost savings could be achieved or exceeded. Chittenden represented a competitive buyer in this regard, and compared favorably against other potential buyers for all of these measures.

Forecasted Pro Forma Financial Analysis

MB&R analyzed the estimated financial impact of the merger on Chittenden’s earnings per share for 2007 and book value and tangible book value per share. For the purpose of this analysis, MB&R used the mean earnings per share estimate for Chittenden for 2007 and management’s internal projection for forecasted earnings per share for Community Bank. MB&R assumed that the merger will result in cost savings. The analysis indicated that the transaction is expected to be accretive within the first full year of combined operations. This means that Chittenden is expected to earn more on a per share basis having completed the transaction and implemented certain cost savings measures than it likely would have earned on a stand-alone basis (without having completed the transaction) during the first full year of combined operations. This consideration is of obvious importance in a transaction in which the selling shareholders are prospectively going to receive 75% of the purchase consideration in the form of the common stock of the acquirer.

With respect to pro forma capital adequacy, the analysis indicated that Chittenden’s leverage ratio, tier one risk based capital ratio and total capital ratio would all remain above regulatory minimums for well-capitalized institutions.

Discounted Earnings Stream and Terminal Value Analysis

MB&R conducted an analysis that estimated the present value of a future stream of after-tax earnings of Community Bank through December 31, 2012, utilizing various assumptions and earnings projections provided by Community Bank management, in order to value the company on a stand-alone basis going forward. The purpose of this analysis is to compare the discounted present values at the end of five years with the per share consideration value of the merger. In evaluating Community Bank’s projected earnings stream across a five year time horizon, MB&R examined the combination of a range of constant annual asset growth rates and constant average returns on assets, utilizing internal forecasted net income for 2007 as the starting year and a 70% constant dividend payout ratio assumption across the entire time horizon. The following table illustrates the discounted present values per share of the projected earnings streams under these assumptions. Each individual square represents the present discounted value of 20 discrete quarterly projected dividends (no special dividends were assumed) plus a terminal value based on a hypothetical future sale of the company at a specified earnings multiple of 17.5 times. The discount rate applied to such future earnings streams, consists of a risk-free rate of return, such as the 10 year United States Treasury bond, a risk premium (the average additional return required by an investor for investing in equities rather than a risk-free instrument), and an additional industry risk factor (in this case 1.0%). The appropriate discount rate on this basis was approximately 11.0%. The lower the discount rate, the higher the present value; the higher the discount rate, the lower the present value.

Average Return on Assets for the Five Year Period

Annual Asset Growth Rate	1.24%	1.34%	1.44%	1.54%	1.64%	1.74%	1.84%
4.00%	$22.36	$24.17	$25.96	$27.76	$29.54	$31.34	$33.27
5.00%	$23.34	$25.23	$27.13	$29.03	$30.83	$32.75	$34.57
6.00%	$24.35	$26.28	$28.30	$30.30	$32.34	$33.92	$35.98
7.00%	$25.41	$27.44	$29.59	$31.48	$33.50	$35.54	$37.62
8.00%	$26.56	$28.60	$30.75	$32.93	$34.89	$37.19	$39.24

MB&R focused on the discounted combination of growth in assets and average return on assets of 6.00% and 1.54%, respectively, highlighted in the table above. The present value of the resulting forecasted cash flows, or $30.30, is 10.0% below the transaction value per share of $33.37, suggesting that Community Bank shareholders are likely better served by completing the proposed transaction than they might be had the company remained independent based on the assumptions used. Only at selected combinations of sustained annual asset growth rates exceeding 6.00% and/or average returns on assets exceeding 1.64% or both, (bolded present values), are Community Bank shareholders past the point of indifference between remaining independent or accepting the transaction value per share of $33.37. Based on historical levels of growth and recent declining trends in profitability, it is MB&R’s opinion that it is not likely that Community Bank can sustain a rate of growth in excess of 6.00% in annual asset growth and simultaneously sustain or exceed a 1.54% average return on assets, while also sustaining a 70% dividend payout ratio over a five year time horizon. As of September 12, 2007, a date proximate to the mailing of this document, the blended stock and cash value per share in the merger is $37.58, using the closing trade price of $34.52 for Chittenden common stock as of the same date. This value ($37.58) also falls above the calculated present value of $30.30.

MB&R emphasizes that while a present discounted value analysis such as the one described is a widely used valuation methodology, the results of such methodology are inherently dependent upon the accurate specification of a large number of assumptions. You should note that in the real world actual results rarely duplicate a series of such specified assumptions. The results of such an analysis consequently may not be indicative of actual values or future results.

Analysis of Comparable Transactions

MB&R is reluctant to uncritically rely on the analysis of comparable transactions as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. MB&R believes that this analysis frequently fails to adequately take into consideration such factors as:

•	differences in the underlying capitalization of the comparable institutions which are being acquired;

•	differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;

•	failure to exclude non-recurring profit or loss items from the last 12 months’ earnings streams of target companies which can distort apparent earnings multiples;

•	differences in the form or forms of consideration used to complete the transaction; and

•

such less accessible factors as the relative population, business and economic demographics of the acquired entities’ markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.

With these reservations in mind, MB&R nonetheless examined statistics associated with other merger and acquisition transactions. The following criteria were utilized to create the sample:

•	commercial banks;

•	announcement dates of June 30, 2006 through May 31, 2007; and

•	Northeast region of the United States.

Based on the above criteria, MB&R evaluated the following 25 selected transactions:

Buyer	Seller	Seller State	Date Announced	Deal Value ($M)
Delaware Bancshares, Inc.	Stamford Bank Corp.	NY	05/15/2007	21.7
Harleysville National Corp.	East Penn Financial Corp.	PA	05/15/2007	92.7
Berkshire Hills Bancorp, Inc.	Factory Point Bancorp, Inc.	VT	05/14/2007	81.5
First Keystone Corp.	Pocono Community Bank	PA	05/10/2007	33.3
Susquehanna Bancshares, Inc.	Community Banks, Inc.	PA	04/30/2007	852.3
New Hampshire Thrift Bancshares	First Community Bank	VT	04/16/2007	15.5
Bradford Bancorp, Inc.	Patapsco Bancorp, Inc.	MD	03/19/2007	45.3
BankFive MHC	New Bedford Community Bank Bancorp	MA	02/20/2007	12.5
Chittenden Corp.	Merrill Merchants Bancshares	ME	01/18/2007	109.6
UCBH Holdings, Inc.	CAB Holding LLC	DE	01/10/2007	130.7
Community Bank System, Inc.	TLNB Financial Corp.	NY	01/09/2007	17.6
Northwest Bancorp, Inc. (MHC)	Penn Laurel Financial Corp.	PA	01/04/2007	32.7
Citizens & Northern Corp.	Citizens Bancorp, Inc.	PA	12/21/2006	29.1
Merrimack Bancorp MHC	Bow Mills Bank & Trust	NH	12/14/2006	22.4
New Hampshire Thrift Bancshares	First Brandon Financial Corp.	VT	12/14/2006	21.2
Butler Bancorp MHC	Marlborough Bancorp	MA	12/13/2006	NA
Sandy Spring Bancorp, Inc.	CN Bancorp, Inc.	MD	12/13/2006	44.2
New England Bancshares	First Valley Bancorp, Inc.	CT	11/21/2006	25.6
Provident Financial Services	First Morris Bank & Trust	NJ	10/15/2006	124.2
Lehman Brothers Holdings, Inc.	Capital Crossing Bank	MA	09/19/2006	210.1
Community Banks, Inc.	East Prospect State Bank	PA	09/12/2006	21.5
Conestoga Bancorp, Inc.	PSB Bancorp, Inc.	PA	08/30/2006	93.9
Community Bank System, Inc.	ONB Corporation	NY	08/02/2006	15.7
Gardiner Svgs Institution FSB	First Citizens Bank	ME	07/26/2006	20.9
New Alliance Bancshares, Inc.	Westbank Corp.	MA	07/18/2006	116.5

Source: SNL Financial

The table that follows illustrates the resultant multiples on customary measures of transaction value and compares them to the proposed merger between Chittenden and Community Bank. MB&R assumed a transaction value of $33.37 per share for Chittenden and Community Bank, which represents the blended (stock and cash) transaction value per share, excluding stock options, based on the 20 day average closing trade price of Chittenden ending on June 1, 2007. In addition, considering Community Bank’s historical and current high level of profitability (based on return on average assets (ROAA) and return on average equity (ROAE)), it was appropriate to evaluate average multiples for the specific transactions in which the seller would be considered “high performing” (ROAA > = 1.00%). MB&R found this group of transactions to be more comparable to the proposed merger, acknowledging that an important element of this analysis is to recognize that any transaction with a significantly underperforming bank seller will often result in an artificially inflated price/earnings multiple potentially distorting a mean or median for such measures.

Transaction Multiples

Transactions Announced Between June 30, 2006 through May 31, 2007

Seller	Deal Value ($M)	Price/Trailing 12 Months Earnings (x)	Price/Tang. Book Value (%)	Price/Assets (%)	Core Deposit Premium (%)
Stamford Bank Corp.	21.7	31.37	150.75	23.35	8.72
East Penn Financial Corp.	92.7	25.44	359.80	20.57	19.84
Factory Point Bancorp, Inc.	81.5	17.71	288.73	24.02	21.81
Pocono Community Bank	33.3	36.99	228.22	24.95	21.90
Community Banks, Inc.	852.3	19.86	NA	23.48	NA
First Community Bank	15.5	NM	190.85	18.63	13.10
Patapsco Bancorp, Inc.	45.3	30.26	277.78	18.35	17.95
New Bedford Community Bank Bancorp	12.5	18.68	168.37	18.07	9.27
Merrill Merchants Bancshares	109.6	17.70	295.27	24.63	25.98
CAB Holding LLC	130.7	48.58	334.41	40.65	44.11
TLNB Financial Corp.	17.6	33.08	242.22	16.99	14.92
Penn Laurel Financial Corp.	32.7	15.90	180.97	15.17	9.52
Citizens Bancorp, Inc.	29.1	20.14	159.41	20.38	11.93
Bow Mills Bank & Trust	22.4	25.29	221.10	18.00	11.37
First Brandon Financial Corp.	21.2	16.98	200.69	21.33	13.33
Marlborough Bancorp	NA	NA	NA	NA	NA
CN Bancorp, Inc.	44.2	30.10	209.78	29.23	20.40
First Valley Bancorp, Inc.	25.6	26.49	226.99	13.84	10.40
First Morris Bank & Trust	124.2	46.79	327.61	21.76	18.74
Capital Crossing Bank	210.1	12.99	205.20	19.90	NM
East Prospect State Bank	21.5	20.38	153.17	37.40	19.49
PSB Bancorp, Inc.	93.9	NM	NA	16.69	NA
ONB Corporation	15.7	20.98	167.85	16.41	8.38
First Citizens Bank	20.9	27.31	166.03	15.47	7.56
Westbank Corp.	116.5	24.21	304.23	14.17	16.75

Mean	91.3	25.78	229.97	21.39	16.45
Median	33.0	24.75	215.44	20.14	14.92

Chittenden/Community Bank	124.1	17.56	270.64	29.11	25.62

Mean High Performing Banks(1)	187.0	17.76	218.57	24.12	17.98
Median High Performing Banks(1)	81.5	17.71	202.95	23.48	19.49

(1) High Performing Bank = ROAA > = 1.00%	Source: SNL Financial

To gain additional perspective and to further highlight the “high performing” bank targets that comprise the averages in the above table, MB&R compared the underlying financial characteristics of the target companies to Community Bank:

Selected Financial Data for Sellers at Time of Announcement

Transactions Announced Between June 30, 2006 through May 31, 2007—Northeast Region

Seller(1)	Seller Assets ($000)	Seller Tangible Equity/Assets (%)	Seller ROAA (%)	Seller ROAE (%)	Seller Non-Performing Assets/Assets (%)
Stamford Bank Corp.	93,105	15.51	0.47	2.84	NA
East Penn Financial Corp.	450,759	5.64	0.82	14.45	0.06
Factory Point Bancorp, Inc.	339,378	8.09	1.27	14.79	0.31
Pocono Community Bank	133,586	10.93	0.69	6.43	0.09
Community Banks, Inc.	3,629,386	NA	1.09	7.93	0.43
First Community Bank	83,308	9.76	0.20	1.91	0.00
Patapsco Bancorp, Inc.	246,814	6.48	0.60	7.62	0.20
New Bedford Community Bank Bancorp	69,159	10.54	1.01	9.84	0.00
Merrill Merchants Bancshares	444,952	8.28	1.40	16.82	NA
CAB Holding LLC	321,597	12.36	0.83	6.07	0.49
TLNB Financial Corp.	103,575	7.21	0.52	6.33	1.41
Penn Laurel Financial Corp.	215,471	8.40	0.83	8.49	1.36
Citizens Bancorp, Inc.	142,663	12.79	0.99	7.58	NA
Bow Mills Bank & Trust	124,295	8.14	0.65	8.34	0.85
First Brandon Financial Corp.	99,526	10.75	1.46	14.11	0.56
Marlborough Bancorp	86,386	10.54	-0.03	-0.30	0.00
CN Bancorp, Inc.	151,250	13.58	0.96	7.26	NA
First Valley Bancorp, Inc.	184,753	5.74	0.57	9.37	0.14
First Morris Bank & Trust	570,554	6.65	0.26	3.81	0.00
Capital Crossing Bank	1,055,947	7.12	1.45	19.17	NA
East Prospect State Bank	57,479	24.42	2.63	10.30	0.00
PSB Bancorp, Inc.	562,371	NA	-2.30	-26.16	0.53
ONB Corporation	95,457	9.78	0.87	8.66	0.22
First Citizens Bank	134,892	9.29	0.57	6.07	0.23
Westbank Corp.	821,836	4.43	0.45	7.76	0.24

Mean	408,740	9.84	0.73	7.18	0.36
Median	151,250	9.29	0.82	7.76	0.23

Community Bank	426,347	10.48	1.54	15.01	1.51

Mean High Performing Banks(2)	813,690	11.53	1.47	13.28	0.26
Median High Performing Banks(2)	339,378	9.41	1.40	14.11	0.31

Source: SNL Financial

(1)	Financial data for seller as of most recently reported financial date at time of announcement.
(2)	High Performing Bank = ROAA > = 1.00%

The transaction multiples compare favorably with the high-performing mean and median multiples. On a price to last 12 months earnings basis, the transaction multiple of 17.56 times is approximately equivalent to the comparable measures of the mean and median for the high-performing group, 17.76 times and 17.71 times, representing 98.87% of the mean and 99.15% of the median, respectively. In terms of price as a percentage of book value and tangible book value per share, 270.64% and 270.64% respectively, is significantly above the means and medians for these measures for the group, at 205.20% and 193.92% for price to book value per share respectively, and 218.57% and 202.95% for price to tangible book value per share respectively. A core deposit premium of 25.62% is significantly above the mean and median for this measure for the group, at 17.98% and 19.49% respectively, as well as a price to assets ratio of approximately 29.11%, compared with a mean and median of 24.12% and 23.48% respectively for the group. Underlying financial data for Community Bank are as of or through March 31, 2007.

Conclusion

Based on the whole of MB&R’s various analyses and taking into consideration the various factors which MB&R believes are relevant to the circumstances surrounding the proposed transaction and subject to the limitations and qualifications enumerated above, MB&R delivered its written opinion to the board of directors of Community Bank that the merger consideration to be received by Community Bank shareholders is fair from a financial point of view. MB&R’s signed and dated written opinion appears in Annex C of this document.

Compensation of MB&R

Under a letter agreement with Community Bank dated March 23, 2007, MB&R received a fixed cash fee of $10,000 for its services in soliciting non-binding, non-disclosable expressions of interest in a possible transaction from a selected group of financial institutions. In addition, MB&R received a cash fee of $100,000 for rendering a fairness opinion with respect to the transaction and an additional $100,000 upon the execution and public announcement of a transaction. MB&R will receive additional fees contingent upon the following events: (1) $100,000 upon mailing of this document containing MB&R’s written opinion; and (2) a final fee of 0.80% of the aggregate “fair market value” of the consideration to be paid to Community Bank shareholders (including the value of in-the-money stock options cashed out in the merger), contingent on closing of the transaction, minus $310,000 in fees previously paid. For purposes of the final fee, “fair market value” of stock consideration is to be determined based on the average closing price for Chittenden common stock for the 15 business days ended one business day prior to the closing date. Included in this value will be the economic value associated with in-the-money options based on the difference between the fair market value of Chittenden common stock times the exchange ratio and the weighted average exercise price of all outstanding options at the time of closing.

The transaction fee payable to MB&R represents compensation for services rendered in connection with the solicitation of indications of interest, analysis of the transaction, support of the negotiations, participation in the drafting of documentation, and for the rendering of MB&R’s opinion. Community Bank has also agreed to reimburse MB&R for its reasonable out-of-pocket expenses incurred in connection with the merger. Community Bank has also agreed to indemnify MB&R and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

MB&R has filed a written consent with the Securities and Exchange Commission relating to the inclusion of its fairness opinion and the reference to such opinion and to MB&R in the registration statement in which this document is included. In giving such consent, MB&R did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the related rules and regulations of the SEC, nor did MB&R thereby admit that it is an expert with respect to any part of such registration statement within the meaning of the term “expert” as used in the Securities Act, or the related rules and regulations of the SEC.

Subsequent Event

On June 26, 2007, People’s United Financial and Chittenden entered into the People’s United Financial /Chittenden merger agreement under which, subject to stockholder and regulatory approval, each share of Chittenden common stock would be converted into the right to receive shares of People’s United Financial common stock and/or cash. MB&R reviewed the terms of the People’s United Financial/Chittenden merger, as described in the People’s United Financial/Chittenden merger agreement, along with the investor presentation and press release prepared by People’s United Financial, to evaluate the possible impact of the pendency of the People’s United Financial/Chittenden merger on Community Bank shareholders. MB&R’s analysis of the People’s United Financial/Chittenden merger is based on an assumption that the completion of the pending acquisition of Community Bank by Chittenden will precede the closing of the pending acquisition of Chittenden by People’s United Financial. MB&R was not involved in the pending People’s United Financial/Chittenden transaction and its analysis has been made based solely on publicly available financial information concerning the parties and specifically did not include a due diligence investigation of People’s United Financial. Consequently, MB&R expresses no opinion on the fairness of the consideration that may ultimately be offered in the People’s United Financial/Chittenden merger to Community Bank shareholders. MB&R’s review of the pending transaction and its hypothetical impact on Community Bank shareholders is intended simply for the informational benefit of Community Bank shareholders.

In terms of market value, the stock price for Chittenden common stock has increased subsequent to the execution of the People’s United Financial/Chittenden merger agreement. As a result, the market value of the stock portion of consideration to be paid to Community Bank shareholders has increased. As of September 12, 2007, a date proximate to the date of this document, the closing trade price for Chittenden common stock was $34.52. This equates to a total transaction value for Community Bank shareholders of approximately $136.2 million, or $37.58 per share, assuming that 75% of a holder’s shares are exchanged for Chittenden common stock and 25% are exchanged for cash, not including outstanding options. The market value of Chittenden common stock will continue to fluctuate based on its performance, the performance of Community Bank and the fluctuating market value of People’s United Financial common stock. Those Community Bank shareholders who elect and receive all cash in the pending transaction between Community Bank and Chittenden will be unaffected. In the event the market value of Chittenden remains elevated over the trading range that preceded the announcement of the People’s United Financial/Chittenden merger, MB&R would receive an increased fee for financial advisory services as a result of an increase in the market value of consideration to be paid to Community Bank shareholders.

Because 75% of the outstanding shares of Community Bank common stock will be exchanged for Chittenden common stock, MB&R analyzed the hypothetical financial impact on Chittenden of an increase in total transaction value to be paid to Community Bank shareholders. Because the exchange ratio for the stock portion of the merger consideration is fixed at 1.1293 shares of Chittenden common stock for each share of Community Bank common stock (i.e., the number of shares to be issued in the merger is fixed), the impact on pro forma earnings per share for Chittenden remains as previously described in MB&R’s accretion/dilution analysis; the effect of the merger is anticipated to be accretive to earnings per share of Chittenden in the first full year of operations, factoring in expected cost savings. On a tangible book value per share basis, the higher overall value of the stock consideration to be paid to Community Bank shareholders would result in no additional dilution per share, due to the zero net effect of incremental equity booked versus incremental goodwill booked and the fixed nature of the number of shares to be issued. MB&R anticipates that Chittenden, on a stand-alone basis, would comply with regulatory guidelines for tangible capital at the time of closing.

Community Bank shareholders who exchange all or a portion of their common stock for Chittenden common stock (and do not sell such Chittenden common stock prior to the completion of the proposed People’s United Financial/Chittenden merger) will have the same right as other stockholders of Chittenden, subject to proration, to elect to receive cash or People’s United Financial common stock, in either case having a value equal to $20.35, plus the product of 0.8775 times the average closing sales price of People’s United Financial shares for the five day period prior to the closing of the People’s United Financial/Chittenden merger. The actual per share value on completion of the acquisition will depend on the share price of People’s United Financial common stock at that time. Based on a closing market price for People’s United Financial of $17.03 on September 12, 2007, the transaction would be valued at $35.29 per Chittenden share. Community Bank shareholders are encouraged to consult with their own tax advisors with respect to the tax consequences that are likely to impact them with respect to their holdings of Community Bank common stock in the context of these two sequential pending transactions.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Community Bank’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Chittenden. Any excess of the purchase price for Community Bank over the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Chittenden in connection with the merger will be amortized to expense in accordance with these rules. The financial statements of Chittenden issued after the merger will reflect the results attributable to the acquired operations of Community Bank beginning on the date of completion of the merger. The unaudited per share pro forma financial information for the merger contained in this document has been prepared using the purchase method of accounting. See “Summary—Unaudited Comparative Per Share Information” beginning on page 25.

Post-Closing Capitalization

Following the merger, Chittenden will have approximately 49.9 million shares of common stock outstanding. Stockholders of Chittenden before the merger will own approximately 93.3% of the total shares outstanding after the merger and Community Bank’s current shareholders will own approximately 6.7%.

All of the numbers and percentages calculated above are based on the outstanding shares as of September 12, 2007 and do not take into account the exercise of any outstanding stock options or warrants or the conversion of any convertible security that would result in the issuance of additional common stock of Chittenden.

Restrictions on Resale of Chittenden Common Stock by Affiliates

The shares of Chittenden common stock to be received by Community Bank shareholders in the merger have been registered under the Securities Act of 1933 on the registration statement of which this document is a part and, except as described in this paragraph, may be freely traded without restriction. The shares of Chittenden common stock to be issued in the merger and received by persons who are considered to be “affiliates,” as that term is used in Rule 145 under the Securities Act, of Community Bank before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act. Affiliates of Community Bank for this purpose include individuals or entities that control, are controlled by, or are under common control with Community Bank and are expected to include the directors and executive officers of Community Bank and certain entities affiliated with these directors and executive officers. These affiliates or their brokers risk being characterized as “underwriters” when they sell shares of Chittenden common stock received in the merger. The U.S. securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145. This document does not cover resales of Chittenden common stock received by any person upon the effectiveness of the merger, and no person is authorized to make any use of this document in connection with any such resale.

Community Bank has agreed to use its reasonable best efforts to cause each person who may be deemed an affiliate of Community Bank for purposes of Rule 145 to deliver to Chittenden a letter agreement intended to ensure compliance with the Securities Act with respect to the resale of the shares of Chittenden common stock received by such affiliates in the merger.

Deregistration and No Further Trading of Community Bank Common Stock Following the Merger

If the merger is completed, Community Bank’s common stock will be deregistered under the Securities Exchange Act of 1934 and it will no longer trade on the OTC Bulletin Board.

Listing of Chittenden Common Stock to be Issued in the Merger

The listing on the New York Stock Exchange of the shares of Chittenden common stock to be issued in the merger is a condition to the closing of the merger.

Dissenters’ Rights

The following is a brief summary of the rights under New Hampshire law of holders of Community Bank common stock to dissent from the merger and receive cash equal to the fair value of their Community Bank common stock instead of receiving the merger consideration. This summary is not exhaustive, and you should carefully read all of Section 388:13 of the New Hampshire Revised Statutes Annotated and Section 293–A:13 of the New Hampshire Business Corporation Act, or NHBCA, which set forth dissenters’ rights under New Hampshire law and are attached to this document as Annex D.

If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements, you will lose your dissenters’ rights.

Under the merger agreement, Chittenden is not obligated to effect the merger if the number of dissenting shares exceeds 10% of the total number of outstanding shares of Community Bank common stock.

Requirements for Exercising Dissenters’ Rights

To exercise dissenters’ rights, you must:

•

deliver to Community Bank before the vote is taken at the special meeting written notice of your intent to demand payment for your Community Bank common stock if the merger is completed and becomes effective;

•	not vote your shares of Community Bank common stock in person or by proxy in favor of the proposal to approve the merger agreement and related contract for union; and

•	comply with the appraisal procedures described below under “—Appraisal Procedures.”

If you do not satisfy each of these requirements, and the merger agreement and related contract for union are approved at the special meeting, you will be entitled only to receive the merger consideration provided in the merger agreement.

Submitting a proxy card that does not direct how the Community Bank common stock represented by that proxy is to be voted will constitute a vote in favor of the merger agreement and related contract for union and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve the merger agreement and related contract for union will not satisfy the notice requirement referred to above. You must file the written notice of your intent to exercise dissenters’ rights with Community Bank at the following address: Community Bank & Trust Company, 15 Varney Road, Wolfeboro, New Hampshire 03894, Attn: Gregory A. Roark.

Appraisal Procedures

Within ten days after the effective time of the merger, Community Bank will send written notice to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger agreement and related contract for union as described above. The notice will contain:

•	the address where the demand for payment and certificates representing shares of Community Bank common stock must be sent and the date by which the certificates must be deposited;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•

a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired beneficial ownership of the Community Bank common stock;

•	the date by which Community Bank must receive the payment demand (which date shall not be fewer than 30 nor more than 60 days after the notice is delivered); and

•	a copy of Section 293–A:13 of the NHBCA, which is also attached to this document in Annex D.

If you wish to assert dissenters’ rights, you must demand payment by returning the form that Community Bank will supply to you and depositing your Community Bank common stock certificates by the date set forth in the notice. If you fail to make demand for payment and deposit your Community Bank common stock certificates by the required date, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

If Community Bank does not complete the merger within 60 days after the date set for demanding payment, Community Bank will return all deposited certificates. If Community Bank does not return the deposited common stock certificates within 60 days after the date set for demanding payment, you may notify Community Bank in writing of your estimate of the fair value of your Community Bank common stock, plus the amount of interest due, and demand payment of your estimated amount.

Except as provided below, at the effective time of the merger or upon Community Bank’s receipt of a valid demand for payment, Community Bank will remit to each dissenting shareholder who complied with the requirements of the NHBCA the amount Community Bank estimates to be the fair value of that shareholder’s Community Bank common stock, plus accrued interest. Community Bank will include the following information with the payment:

•	annual and interim period financial statements relating to Community Bank;

•	Community Bank’s estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

•	an explanation of how the interest was calculated;

•	a copy of Section 293–A:13 of the NHBCA; and

•	a brief description of the procedures to be followed by a dissenting shareholder if that shareholder is dissatisfied with Community Bank’s estimate of the fair value of the dissenting shares.

For dissenting shareholders who were not the beneficial owners of the shares of Community Bank common stock before June 4, 2007, the date of the first announcement to news media or Community Bank shareholders of the terms of the merger, Community Bank may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholders’ demand for payment. The offer will be accompanied by an explanation of how Community Bank estimated the fair value and calculated interest and a statement of the shareholder’s rights if dissatisfied with the payment offer.

If Community Bank fails to make payment within 60 days after the date set for demanding payment or if you are dissatisfied with your payment or offer for payment, you may, within 30 days of the payment or offer, notify Community Bank in writing of your estimate of the fair value of your shares and the amount of interest due and demand payment of your estimate (less any payment previously made). If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by Community Bank of his or her payment demand, Section 293–A:13 of the NHBCA requires that Community Bank commence a proceeding in Carroll County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. If the court determines that the fair value of the shares is in excess of any amount remitted by Community Bank, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

The court will determine the costs and expenses of the court proceeding and assess them against Community Bank, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Community Bank did not substantially comply with the relevant provisions of Sections 293–A:13.20 through 293–A:13.28 of the NHBCA, the court may also assess against Community Bank any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Community Bank.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Community Bank in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of the partial dissenting shareholder are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders. Beneficial owners of Community Bank common stock who desire to exercise dissenters’ rights themselves must dissent with respect to all the shares they beneficially own and must obtain and submit the registered owner’s written consent to the dissent at or before the time they file the notice of intent to demand fair value.

For purposes of the NHBCA, “fair value” means the value of Community Bank common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 293–A:13.02 of the NHBCA, a Community Bank shareholder has no right to challenge the approval of the merger agreement and related contract for union, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

INTERESTS OF COMMUNITY BANK’S DIRECTORS AND OFFICERS IN THE MERGER

Some of the members of Community Bank’s management and board of directors may be deemed to have interests in the merger that are in addition to or different from the interests of shareholders of Community Bank generally. The Community Bank board of directors was aware of these interests and considered them in recommending that Community Bank shareholders approve the merger agreement and related contract for union and the transactions contemplated by the merger agreement and related contract for union.

Employment and Consulting Agreements

In connection with the merger agreement, Chittenden has entered into consulting agreements with Bradford W. Gile, the current Chairman of Community Bank, and Gregory A. Roark, the current Vice Chairman and Treasurer of Community Bank. The consulting agreements provide for one year of consulting services to Chittenden beginning at the effective time of the merger. In consideration for these consulting services, the consulting agreements provide that Mr. Gile be paid a lump sum amount of $200,000 and Mr. Roark be paid a lump sum amount of $165,000, provided that the consultants do not revoke a general release of legal claims. These lump sum amounts are payable on the later of the closing date of the merger or the business day immediately following the expiration of the revocation period for the general release. In addition, the consulting agreements provide that following the effective time of the merger, Chittenden will take such actions as may be necessary to allow each of the consultants to assume ownership of the automobile that is owned or leased by Community Bank and currently used by the consultant.

In addition, Ocean Bank has entered into an employment agreement with Peter B. Alden, the current President and Chief Executive Officer of Community Bank. Under this agreement, Mr. Alden will become a Senior Vice President of Ocean Bank promptly following the effective time of the merger and continuing for one year. The employment agreement provides for Mr. Alden to be paid an annual base salary of $195,000, along with other benefits provided to Ocean Bank executives and key management employees. The employment agreement also provides for Ocean Bank to take such actions as may be necessary to allow Mr. Alden to assume ownership of the automobile that is owned by Community Bank and currently used by Mr. Alden.

Board Position for a Community Bank Director

The merger agreement provides for Community Bank to select one of its current directors, who shall be reasonably acceptable to Chittenden, to serve on the board of directors of Ocean Bank following the merger. The Community Bank director to serve in this capacity had not been selected as of the date of this document.

Other Benefits

Stock Options. Chittenden will pay to the holder of any stock option (not otherwise exercised or cancelled) a cash payment equal to the product of the number of shares of Community Bank stock covered by the option and the excess of $33.37 over the exercise price per share of Community Bank common stock provided for in the option, which cash payment will be made without interest and will be subject to any applicable federal or state withholding tax. Upon completion of the merger and subject to the treatment of outstanding options as described above, all Community Bank stock options will terminate.

As of September 12, 2007, there were outstanding options to purchase 252,150 shares of Community Bank common stock. Community Bank’s executive officers, who collectively own 124,540 options, will receive cash payments with respect to their stock options upon the completion of the merger in the approximate amounts indicated in the following table. The amounts in the following table are based on stock options outstanding as of September 12, 2007, and are shown before the deduction of any applicable withholding taxes.

Name	Number of Option Shares	Option Shares Exercise Price	Approximate Option Settlement Amount
Peter B. Alden	48,620	$22.31 – 33.50	$411,977
Bradford W. Gile	33,920	$15.33 – 22.31	$717,285
Irene S. Kimball	34,640	$15.33 – 33.50	$352,640
Gregory A. Roark	0	—	—
Donald A. St. Germain	7,360	$25.25 – 33.50	$27,283

Severance Pay. If the employment of an eligible employee of Community Bank is terminated by Chittenden or Ocean Bank for any reason other than “cause” (generally meaning gross negligence or dereliction in the performance of such employee’s duties, dishonesty, or commission of a crime) within one year following the merger, the eligible employee will be provided severance benefits as determined under the severance pay program established by the merger agreement based upon years of service. None of Messrs. Gile, Roark and Alden or the directors of Community Bank are eligible for benefits under this plan.

Indemnification

Under the terms of the merger agreement, the directors and officers of Community Bank will be entitled to indemnification in specified circumstances, as more fully described in the section of this document titled “The Merger Agreement—Indemnification and Insurance” on page 84.

THE MERGER AGREEMENT

The following is a brief summary of the significant provisions of the merger agreement among Chittenden, Ocean Bank and Community Bank, and the related contract for union. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this document as Annex A-1, and the amendment to the merger agreement, which is attached to this document as Annex A-2. We have also attached the related contract for union as Annex A-3. You should read the merger agreement, as amended, and the related contract for union carefully and in their entirety.

Structure of the Merger

The merger agreement provides for the merger of Merger Subsidiary with and into Community Bank, with Community Bank being the surviving entity. Merger Subsidiary is a wholly-owned subsidiary of Chittenden. Therefore, as a result of the merger, Community Bank will become a wholly-owned subsidiary of Chittenden. Following the merger, Chittenden intends to cause Community Bank to be merged with and into Ocean Bank, which itself is a wholly-owned subsidiary of Chittenden, with Ocean Bank continuing as the surviving entity.

Closing of the Merger

The closing of the merger will occur on a date that is no later than five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement, unless this date is extended by the mutual agreement of Chittenden and Community Bank. The merger will become effective upon the filing of the contract for union with the New Hampshire Bank Commissioner and issuance of the Commissioner’s certificate of approval under New Hampshire banking laws.

We currently expect that the merger will become effective during the fourth calendar quarter of 2007; however, because the merger is subject to a number of conditions, we cannot predict the actual timing.

Merger Consideration

In the merger, each outstanding share of Community Bank common stock will be converted into the right to receive, at the election of the holder, either:

•	$33.37 in cash (which is referred to as the cash consideration); or

•	1.1293 shares of Chittenden common stock, plus cash in lieu of any fractional share (which is referred to as the stock consideration),

subject to the allocation and proration procedures described below. Also subject to these procedures, you may elect to receive a portion of your merger consideration in cash and the remaining portion in shares of Chittenden common stock.

No fractional shares of Chittenden common stock will be issued in connection with the merger. Instead, each Community Bank shareholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of Chittenden common stock on the New York Stock Exchange over the five trading days immediately preceding the closing date of the merger, rounded to the nearest whole cent.

No interest will be paid with respect to any portion of the cash consideration payable in connection with the merger.

Election Procedures

No later than 20 business days prior to the anticipated election deadline, each holder of record of Community Bank common stock will be sent an election form and other appropriate and customary transmittal materials which will permit each Community Bank shareholder:

•	to elect to receive $33.37 per share in cash in exchange for all shares of Community Bank common stock held by the shareholder;

•	to elect to receive 1.1293 shares of Chittenden common stock, plus cash in lieu of any fractional share, in exchange for all shares of Community Bank common stock held by the shareholder;

•

to elect to receive the cash consideration with respect to a portion of the shares of Community Bank common stock held by the shareholder and the stock consideration with respect to the remaining shares of Community Bank common stock held by the shareholder; or

•	to make no election with respect to the consideration to be received in exchange for the shareholder’s shares of Community Bank common stock, which are referred to as non-election shares.

If your shares or a portion of your shares of Community Bank common stock are held in “street name” by a broker, bank or other nominee, an election form will be mailed to the broker, bank or other nominee with respect to those shares.

If you hold a portion of your shares in an individual retirement account and the remaining portion of your shares is held directly in your name, you will receive two election forms: one for your shares held in the individual retirement account and one for the shares held directly in your name.

An election form must be either accompanied by the Community Bank stock certificates as to which the election is being made, or must be accompanied by an appropriate guarantee of delivery of those stock certificates.

In order to be effective, a properly completed election form must be submitted to the exchange agent on or before 5:00 p.m., New York City time, on the fifth business day prior to the closing date, unless Chittenden and Community Bank have mutually agreed to another date and time as the election deadline.

If a Community Bank shareholder either:

•	does not submit a properly completed election form in a timely fashion; or

•	revokes his, her or its election form prior to the deadline for the submission of the election form and does not resubmit a properly completed election form by the election deadline,

the shares of Community Bank common stock held by the shareholder will be designated non-election shares. The exchange agent will have reasonable discretion in determining whether any election revocation or change was properly or timely made and to disregard any immaterial defects in the election form.

If you have a preference for receiving either cash or Chittenden common stock for your shares of Community Bank common stock, you should return the election form indicating your preference. Community Bank shareholders who make an election will be accorded priority over those shareholders who make no election in instances where the stock consideration or cash consideration must be re-allocated in order to achieve the required ratio of Community Bank shares being converted into the right to receive Chittenden common stock and cash. If you do not make an election, you will be allocated Chittenden common stock and/or cash depending on the elections made by other Community Bank shareholders. However, even if you do make an election, the form of merger consideration you actually receive may differ from the form of merger consideration you elect to receive due to the allocation procedures described below.

The market price of Chittenden common stock will fluctuate between the date of this document, the date of your election and the effective time of the merger, based on a number of factors, including changes in the market price of People’s United Financial common stock. Because the exchange ratio is fixed, such fluctuations will alter the value of the shares of Chittenden common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Chittenden common stock, you should carefully read the section in this document titled “Material Federal Income Tax Consequences” beginning on page 90.

All election forms will be automatically revoked, and all Community Bank stock certificates returned, if the exchange agent is notified in writing by Chittenden and Community Bank that the merger agreement has been terminated.

Allocation Procedures

A shareholder’s ability to elect to receive cash or shares of Chittenden common stock in exchange for shares of Community Bank common stock in the merger is subject to allocation procedures set forth in the merger agreement. These allocation procedures are designed to ensure that 75% of the total number of outstanding shares of Community Bank common stock immediately prior to the effective time of the merger will be converted into the right to receive the stock consideration, and the remaining shares of Community Bank common stock (other than any dissenting shares) will be converted into the right to receive the cash consideration. As a result, whether you receive the amount of stock and/or cash you request in your election form will depend in part on the elections of other Community Bank shareholders. You may not receive exactly the form of consideration that you elect in the merger, and you may instead receive a pro rata amount of Chittenden common stock and cash.

Through the use of examples, we illustrate below the possible adjustments to elections in connection with these allocation procedures. The first of our three examples assumes you make an effective stock election with respect to all of your Community Bank shares. The second example assumes you make no election with respect to your Community Bank shares. Finally, the third example assumes that you make an effective cash election with respect to all of your Community Bank shares. You should note, however, that you are not required to elect to receive only cash or only Chittenden common stock. You may instead elect to receive cash with respect to a portion of your Community Bank shares and shares of Chittenden common stock with respect to the rest of your Community Bank shares. The following examples assume that no Community Bank shareholders will have perfected their dissenters’ rights.

Allocation if Too Many Shares of Chittenden Common Stock are Elected. If Community Bank shareholders elect to receive more Chittenden common stock than Chittenden has agreed to issue in the merger, then all Community Bank shareholders who elected to receive cash or who have made no election would receive the cash consideration with respect to their Community Bank shares, and all Community Bank shareholders who elected to receive Chittenden common stock would receive a pro rata portion of the available shares of Chittenden common stock calculated in the manner described below.

EXAMPLE #1: Assume that (1) 3,600,000 shares of Community Bank common stock are outstanding immediately prior to the merger, (2) holders of 3,000,000 shares of Community Bank common stock have made effective stock elections, (3) holders of 300,000 shares of Community Bank common stock have made effective cash elections and (4) holders of 300,000 shares of Community Bank common stock have made no election with respect to their shares. You hold 1,000 Community Bank shares and have made an effective election to receive the stock consideration for those shares. In this example, pro-ration would be required with respect to the Community Bank shareholders who elected the stock consideration because holders of more than 75% of the outstanding Community Bank shares have elected to receive Chittenden common stock in the merger.

EXPLANATION #1:

Step 1. Derive the stock conversion number: the stock conversion number is the number of shares of Community Bank common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 75% of the number of shares of Community Bank common stock outstanding immediately prior to the effective time of the merger. The stock conversion number for the example above is calculated as follows:

3,600,000 shares × 0.75 = 2,700,000 shares

Step 2. Derive the stock fraction: the stock fraction equals the stock conversion number divided by the aggregate number of Community Bank shares for which an effective stock election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

stock conversion number	=	2,700,000 shares = 0.90
stock election shares		3,000,000 shares

Step 3. Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Community Bank shares as to which you have made an effective stock election. This amount is then multiplied by the exchange ratio of 1.1293. The pro-rated stock consideration for the example above is calculated as follows:

0.90 × 1,000 = 900

900 × 1.1293 = 1,016.37 shares of Chittenden common stock

Because no fractional shares of Chittenden common stock will be issued in the merger, you would receive 1,016 shares of Chittenden common stock and cash for the additional 0.37 fractional share.

Step 4. Derive the cash consideration: the cash consideration that you will receive for your Community Bank shares is the product of $33.37, multiplied by the remaining number of Community Bank shares as to which you made an effective stock election. The cash consideration for the example above is calculated as follows:

$33.37 × (1,000 - 900) = $33.37 × 100 = $3,337.00

Thus, in this example, if you own 1,000 shares of Community Bank common stock and have made an effective stock election for all of those shares, you would receive (subject to rounding):

•	1,016 shares of Chittenden common stock;

•	cash for the 0.37 fractional share of Chittenden common stock; and

•	$3,337.00 in cash.

Allocation if Too Few Shares of Chittenden Common Stock are Elected. If Community Bank shareholders elect less Chittenden common stock than the merger agreement provides for Chittenden to issue in the merger, then all shares with respect to which Community Bank shareholders have elected to receive the stock consideration would be converted into the right to receive Chittenden common stock, and the shares for which Community Bank shareholders have elected to receive cash or with respect to which no election was made would be treated in the manner illustrated below.

EXAMPLE #2: Assume that (1) 3,600,000 shares of Community Bank common stock are outstanding immediately prior to the merger, (2) holders of 2,500,000 shares of Community Bank common stock have made effective stock elections, (3) holders of 800,000 shares of Community Bank common stock have made effective cash elections and (4) holders of 300,000 shares of Community Bank common stock have made no election with respect to their shares. You hold 1,000 Community Bank shares and have made no election with respect to those shares. In this example, pro-ration would be required with respect to the shareholders who made no election with respect to their Community Bank shares because holders of less than 75% of the outstanding Community Bank shares have elected to receive Chittenden common stock in the merger, and the shortfall is less than the number of non-election shares.

EXPLANATION #2:

Step 1. Derive the stock conversion number: the stock conversion number is the number of shares of Community Bank common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 75% of the number of shares of Community Bank common stock outstanding immediately prior to the effective time of the merger. The stock conversion number for the example above is calculated as follows:

3,600,000 shares × 0.75 = 2,700,000 shares

Step 2. Derive the shortfall number: the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of Community Bank shares with respect to which the stock consideration was elected. The shortfall number for the example above is calculated as follows:

2,700,000 - 2,500,000 = 200,000 shares

Step 3. Determine whether the shortfall number is less than or equal to the number of non-election shares: In this example, the shortfall number (200,000 shares) is less than the number of non-election shares (300,000 shares). As a result, all Community Bank shares with respect to which an effective cash election was made would be converted into the right to receive the cash consideration, and the holders of non-election shares would receive a mix of stock consideration and cash consideration.

Step 4. Derive the stock fraction: the stock fraction equals the shortfall number divided by the aggregate number of Community Bank shares for which no election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number	=	200,000 shares = 0.67
non-election shares		300,000 shares

Step 5. Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Community Bank shares as to which you have made no election. This amount is then multiplied by the exchange ratio of 1.1293. The pro-rated stock consideration for the example above is calculated as follows:

0.67 × 1,000 = 670

670 × 1.1293 = 756.63 shares of Chittenden common stock

Because no fractional shares of Chittenden common stock will be issued in the merger, you would receive 756 shares of Chittenden common stock and cash for the additional 0.63 fractional share.

Step 6. Derive the cash consideration: the cash consideration that you will receive for your Community Bank shares is the product of $33.37, multiplied by the remaining number of Community Bank shares as to which you made no election. The cash consideration for the example above is calculated as follows:

$33.37 × (1,000 - 670) = $33.37 × 330 = $11,012.10

Thus, in this example, if you own 1,000 shares of Community Bank common stock and made no election with respect to those shares, you would receive (subject to rounding):

•	756 shares of Chittenden common stock;

•	cash for the 0.63 fractional share of Chittenden common stock; and

•	$11,012.10 in cash.

EXAMPLE #3: Assume that (1) 3,600,000 shares of Community Bank common stock are outstanding immediately prior to the merger, (2) holders of 2,000,000 shares of Community Bank common stock have made effective stock elections, (3) holders of 1,300,000 shares of Community Bank common stock have made effective cash elections and (4) holders of 300,000 shares of Community Bank common stock have made no election with respect to their shares. You hold 1,000 Community Bank shares and have made an effective election to receive the cash consideration for those shares. In this example, pro-ration would be required with respect to the shareholders who made cash elections with respect to their Community Bank shares because holders of less than 75% of the outstanding Community Bank shares have elected to receive stock in the merger, and the shortfall is more than the number of non-election shares.

EXPLANATION #3:

Step 1. Derive the stock conversion number: the stock conversion number is the number of shares of Community Bank common stock that are to be converted into the right to receive the stock consideration in accordance with the terms of the merger agreement. The stock conversion number is equal to 75% of the number of shares of Community Bank common stock outstanding immediately prior to the effective time of the merger. The stock conversion number for the example above is calculated as follows:

3,600,000 shares × 0.75 = 2,700,000 shares

Step 2. Derive the shortfall number: the shortfall number is the amount by which the stock conversion number exceeds the aggregate number of Community Bank shares with respect to which the stock consideration was elected. The shortfall number for the example above is calculated as follows:

2,700,000 - 2,000,000 = 700,000 shares

Step 3. Determine whether the shortfall number is less than or equal to the number of non-election shares: In this example, the shortfall number (700,000 shares) is greater than the number of non-election shares (300,000 shares). As a result, all Community Bank shares with respect to which no election was made would be converted into the right to receive the stock consideration, and the holders of shares with respect to which an effective cash election was made would receive a mix of the stock consideration and the cash consideration.

Step 4. Derive the stock fraction: the stock fraction equals the amount by which the shortfall number exceeds the total number of non-election shares, divided by the aggregate number of Community Bank shares for which an effective cash election was made, and represents the fraction to be used in pro-rating the stock consideration. The stock fraction for the example above is calculated as follows:

shortfall number - non-election shares	=	(700,000 - 300,000)	=	400,000	=	0.31
cash election shares		1,300,000		1,300,000

Step 5. Derive the stock consideration: the pro-rated stock consideration is the product of the stock fraction multiplied by the number of Community Bank shares as to which you have made an effective cash election. This amount is then multiplied by the exchange ratio of 1.1293. The pro-rated stock consideration for the example above is calculated as follows:

0.31 × 1,000 = 310

310 × 1.1293 = 350.08 shares of Chittenden common stock

Because no fractional shares of Chittenden common stock will be issued in the merger, you would receive 350 shares of Chittenden common stock and cash for the additional 0.08 fractional share.

Step 6. Derive the cash consideration: the cash consideration that you will receive for your Community Bank shares is the product of $33.37, multiplied by the remaining number of Community Bank shares as to which you made an effective cash election. The cash consideration for the example above is calculated as follows:

$33.37 × (1,000 - 310) = $33.37 × 690 = $23,025.30

Thus, in this example, if you own 1,000 shares of Community Bank common stock and made an effective cash election for all of those shares, you would receive (subject to rounding):

•	350 shares of Chittenden common stock;

•	cash for the 0.08 fractional share of Chittenden common stock; and

•	$23,025.30 in cash.

Exchange of Community Bank Stock Certificates for Chittenden Stock Certificates

At or before the effective time of the merger, Chittenden will cause to be delivered to the exchange agent certificates representing the shares of Chittenden common stock to be issued in the merger. In addition, Chittenden will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate amount of cash consideration payable in the merger, including an estimated amount of cash to be paid in lieu of fractional shares of Chittenden common stock. Chittenden has selected its transfer agent, Computershare Trust Co., Inc., to act as exchange agent in connection with the merger.

Community Bank shareholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline, will automatically receive the merger consideration allocated to them promptly following completion of the allocation procedures.

As promptly as practicable following the effective time of the merger, the exchange agent will mail to each Community Bank shareholder of record at the effective time of the merger who did not previously surrender Community Bank stock certificates with an election form, a letter of transmittal and instructions for use in surrendering the shareholder’s Community Bank stock certificates. When such Community Bank shareholders deliver their Community Bank stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Community Bank stock certificates will be cancelled and in exchange they will receive, as allocated to them:

•	a Chittenden stock certificate representing the number of whole shares of Chittenden common stock that they are entitled to receive under the merger agreement;

•	a check representing the amount of cash that they are entitled to receive under the merger agreement; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

The surrendered stock certificates will then be cancelled. No interest will be paid or accrued on any cash constituting merger consideration.

Community Bank shareholders are not entitled to receive any dividends or other distributions on Chittenden common stock with a record date after the closing date of the merger until they have surrendered their Community Bank stock certificates in exchange for a Chittenden stock certificate. After the surrender of their Community Bank stock certificates, Community Bank shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Chittenden common stock.

Chittenden will only issue a stock certificate for Chittenden common stock, a check for the cash consideration, or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered Community Bank stock certificate is registered if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Treatment of Community Bank Stock Options

At the effective time of the merger, Community Bank will terminate its stock option plan. Each option granted under Community Bank’s stock option plan, whether vested or unvested, and which has not been previously exercised or cancelled, will be cancelled at the effective time of the merger. In exchange for the cancellation of an option, the holder of that option will be entitled to receive a cash payment from Chittenden in an amount equal to the product of:

•	the number of Community Bank shares provided for in the option; and

•	the excess, if any, of $33.37 over the exercise price per share provided in the option.

This cash payment will be made without interest and will be net of all applicable withholding taxes. As of September 12, 2007, there were outstanding options to purchase 252,150 shares of Community Bank common stock.

Conditions to the Merger

The obligations of Chittenden, Ocean Bank and Community Bank to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following conditions:

•	the merger agreement and related contract for union being approved by the requisite vote of the shareholders of Community Bank;

•

Chittenden and Community Bank having obtained all regulatory approvals required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired, and none of the regulatory approvals having imposed any term, condition or restriction that Chittenden reasonably determines would prohibit or materially limit the ownership or operation by Community Bank or Chittenden of any material portion of the business or assets of Community Bank, or compel Chittenden to dispose of or hold separate any material portion of the business or assets of Community Bank (a so-called “burdensome condition”);

•

the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement;

•

the registration statement of which this document is a part being declared effective and the absence of any proceeding or threatened proceeding to suspend, or stop order suspending, that effectiveness; and

•	the shares of Chittenden common stock issuable in the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

In addition, the obligations of Chittenden and Ocean Bank to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following conditions:

•

each of the representations and warranties of Community Bank contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on Community Bank;

•	since the date of the merger agreement, there not having occurred any material adverse effect with respect to Community Bank;

•	Community Bank having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;

•	Chittenden having received a certificate from the chief executive officer or chief financial officer of Community Bank with respect to compliance with the foregoing conditions;

•

there having been obtained all necessary consents or approvals of third parties required for the consummation of the merger, unless the failure to obtain these consents or approvals would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Community Bank; and

•	holders of no more than 10% of the outstanding shares of Community Bank common stock having taken action to assert dissenters’ rights.

The obligations of Community Bank to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•

each of the representations and warranties of Chittenden and Ocean Bank contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a material adverse effect on Chittenden;

•	Chittenden and Ocean Bank having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;

•	since the date of the merger agreement, there not having occurred any material adverse effect with respect to Chittenden;

•	Community Bank having received a certificate from the chief executive officer or chief financial officer of Chittenden with respect to compliance with the foregoing conditions; and

•

Community Bank having received an opinion from its tax counsel that the merger, considered together as a single transaction with the subsequent merger of Community Bank into Ocean Bank, will be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Internal Revenue Code.

“Material adverse effect” when used in reference to Community Bank or Chittenden, means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Chittenden or Community Bank and its respective subsidiaries, as the case may be, taken as a whole, or would reasonably be expected to prevent Chittenden or Community Bank, as the case may be, from performing its obligations under the merger agreement or consummating the transactions contemplated by the merger agreement. However, material adverse effect does not include the impact of:

•

any fact, change, event, development, effect or circumstance generally affecting the industry in which Chittenden or Community Bank operates or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Chittenden or Community Bank and its respective subsidiaries, as the case may be, taken as a whole);

•

any fact, change, event, development, effect or circumstance resulting from any change in law, generally accepted accounting principles or regulatory accounting, which affects generally entities such as Chittenden or Community Bank, as the case may be, and its respective subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Chittenden or Community Bank and its respective subsidiaries, as the case may be, taken as a whole);

•

actions and omissions of Chittenden or Community Bank and its respective subsidiaries, as the case may be, taken with the prior written consent of the other party in furtherance of the transactions contemplated under the merger agreement or otherwise permitted to be taken by Chittenden or Community Bank under the merger agreement; and

•	any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the merger and the transactions contemplated by the merger agreement abandoned as follows:

•	by mutual written consent of the parties;

•

by Chittenden or Ocean Bank, on the one hand, or Community Bank, on the other hand, if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), and the breach cannot be or has not been cured within 30 days of written notice of the breach;

•

by Chittenden or Ocean Bank, on the one hand, or Community Bank on the other hand, if the merger has not occurred on or before February 29, 2008, unless the terminating party’s failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

•

by Chittenden or Ocean Bank, on the one hand, or Community Bank on the other hand, if any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final nonappealable action of any regulatory authority, or any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, provided that the terminating party has used its reasonable best efforts to have the order, injunction or decree lifted;

•	by Chittenden or Ocean Bank, on the one hand, or Community Bank on the other hand, if the required approval of the merger agreement by the Community Bank shareholders is not obtained;

•	by Chittenden or Ocean Bank if the Community Bank board of directors:

•

modifies, qualifies, withholds or withdraws its recommendation to the Community Bank shareholders to vote in favor of the merger agreement and related contract for union or makes any statement, filing or release that is inconsistent with the recommendation;

•	breaches its obligations to call, give notice of and commence the special meeting;

•	approves or recommends another acquisition proposal;

•	fails to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Chittenden;

•

fails to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement and related contract for union within five business days of being requested to do so by Chittenden; or

•	resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above;

•	by Chittenden or Ocean Bank if Community Bank breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers; or

•	by Community Bank in connection with entering into a definitive agreement to effect a superior proposal.

Under the People’s United Financial/Chittenden merger agreement, Chittenden has agreed to terminate the merger agreement if the merger has not closed by February 29, 2008, or if later, by the date on which the Office of Thrift Supervision has issued its approval of the People’s United Financial/Chittenden merger and related transactions.

Termination Fee

Under the terms of the merger agreement, Community Bank must pay Chittenden a termination fee of $4.0 million, plus an amount not to exceed, in the aggregate, $750,000, for specified, documented merger-related expenses of Chittenden and Ocean Bank if:

•	Chittenden or Ocean Bank terminates the merger agreement as a result of the Community Bank board of directors:

•

modifying, qualifying, withholding or withdrawing its recommendation to the Community Bank shareholders to vote in favor of the merger agreement and related contract for union or making any statement, filing or release that is inconsistent with that recommendation;

•	breaching its obligations to call, give notice of and commence the special meeting;

•	approving or recommending another acquisition proposal;

•	failing to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Chittenden;

•

failing to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement and related contract for union within five business days of being requested to do so by Chittenden; or

•	resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

•	Chittenden or Ocean Bank terminates the merger agreement as a result of a material breach by Community Bank of the provisions in the merger agreement prohibiting the solicitation of other offers;

•	Chittenden, Ocean Bank or Community Bank terminates the merger agreement as a result of:

•

(1) the failure of the Community Bank shareholders to approve the merger agreement and related contract for union; or (2) the merger not having been consummated by February 29, 2008 due to the failure of the Community Bank shareholders to approve the merger agreement and related contract for union; and both

•	an acquisition proposal with respect to Community Bank has been publicly announced, disclosed or otherwise communicated to the Community Bank board of directors; and

•	within 12 months of termination of the merger agreement, Community Bank enters into a definitive agreement with respect to, or has consummated, another acquisition proposal; or

•

Chittenden or Ocean Bank terminates the merger agreement as a result of a material breach by Community Bank of any of its representations, warranties, covenants or agreements contained in the merger agreement, if both:

•	an acquisition proposal with respect to Community Bank has been publicly announced, disclosed or otherwise communicated to the Community Bank board of directors; and

•	within 12 months of termination of the merger agreement, Community Bank enters into a definitive agreement with respect to, or has consummated, another acquisition proposal.

In addition, under the terms of the merger agreement, Community Bank must pay Chittenden a termination fee of $4.0 million, plus an amount not to exceed, in the aggregate, $750,000, for specified, documented merger- related expenses of Chittenden and Ocean Bank, if Community Bank terminates the merger agreement in connection with Community Bank entering into a definitive agreement with respect to a superior proposal.

No Solicitation

Community Bank has agreed that neither it nor its subsidiaries nor any of its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, affiliates and other of its agents (which we refer to as Community Bank’s representatives) will, directly or indirectly:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Chittenden) any information or data with respect to Community Bank or any of its subsidiaries or otherwise relating to an acquisition proposal;

•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Community Bank is a party; or

•

enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

An “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Chittenden), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

•

any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Community Bank or any of its subsidiaries;

•

any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Community Bank or any of its subsidiaries representing, in the aggregate, 15% or more of the assets of Community Bank and its subsidiaries on a consolidated basis;

•

any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Community Bank or any of its subsidiaries;

•

any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Community Bank or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

If before the special meeting of its shareholders Community Bank receives a bona fide unsolicited written acquisition proposal that did not result from a breach by Community Bank of any of the provisions in the merger agreement as discussed above, the Community Bank board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to Community Bank or any of its subsidiaries or otherwise relating to the acquisition proposal if:

•

the Community Bank board of directors first determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that:

•	such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal; and

•	it is required to take such actions to comply with its fiduciary duties to its shareholders under applicable law;

•	Community Bank has provided Chittenden with at least three business days’ prior notice of such determination; and

•

prior to furnishing or affording access to any information or data with respect to Community Bank or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with Community Bank containing terms no less favorable to Community Bank than those contained in its confidentiality agreement with Chittenden.

A “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction on terms that the Community Bank board of directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation:

•

would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Community Bank’s common stock or all, or substantially all, of the assets of Community Bank and its subsidiaries on a consolidated basis;

•	would result in a transaction that:

•

involves consideration to the Community Bank shareholders that is more favorable, from a financial point of view, than the consideration to be paid to Community Bank shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining additional financing; and

•	is, in light of the other terms of such proposal, more favorable to Community Bank shareholders than the merger and the transactions contemplated by the merger agreement; and

•	is reasonably likely to be completed on the terms proposed,

in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Community Bank has agreed to promptly, and in any event within 24 hours, notify Chittenden in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Community Bank or any of its representatives, in each case in connection with any acquisition proposal. Any such notice will indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request, the material terms and conditions of any proposals or offers and, in the case of written materials relating to such proposal, copies of these materials. Community Bank is also required to keep Chittenden informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Community Bank also is required to promptly, and in any event within 24 hours, following determination by its board of directors that an acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal, and prior to providing any such person with any non-public information regarding Community Bank or its subsidiaries, notify Chittenden of that determination. Community Bank has also agreed to promptly provide Chittenden with any non-public information (whether written or oral) about Community Bank or any of its subsidiaries provided to any other person that was not previously provided to Chittenden.

In addition, under the merger agreement, Community Bank agreed that its board of directors would not:

•	modify, qualify, withhold or withdraw, or propose to modify, qualify, withhold or withdraw, in a manner adverse to Chittenden, its approval of the merger agreement and related contract for union and its recommendation to Community Bank shareholders to vote to approve the merger agreement and related contract for union or make any statement, filing or release, in connection with the special meeting or otherwise, inconsistent with its recommendation to Community Bank shareholders to vote to approve the merger agreement and related contract for union (including taking a neutral position or no position with respect to an acquisition proposal);

•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement:

•	related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the merger agreement); or

•	requiring Community Bank to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

However, prior to the approval of the merger agreement and related contract for union by the Community Bank shareholders, the Community Bank board may approve or recommend to the shareholders a superior proposal and modify, qualify, withhold or withdraw its recommendation with respect to the merger agreement, if the Community Bank board determines in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take these actions to comply with its fiduciary duties to the Community Bank shareholders under applicable law. In the event that the Community Bank board makes this determination, Community Bank must provide five business days prior written notice to Chittenden that its board has decided that a bona fide unsolicited written acquisition proposal that Community Bank received (that did not result from a breach of the no solicitation provisions of the merger agreement) constitutes a superior proposal. During the five business days after Chittenden’s receipt of the notice of a superior proposal, Community Bank and its board must cooperate and negotiate in good faith with Chittenden to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Community Bank to proceed with its board’s original recommendation with respect to the merger agreement without requiring Community Bank to approve or recommend to its shareholders a superior proposal and withdraw, qualify or modify its board’s recommendation with respect to the merger agreement and related contract for union. At the end of the five business day period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by Chittenden during that period, the Community Bank board must, again, determine in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that:

•

it is required to approve or recommend to its shareholders a superior proposal and modify, qualify, withhold or withdraw its recommendation with respect to the merger agreement and related contract for union to comply with its fiduciary duties to its shareholders under applicable law; and

•	the acquisition proposal is a superior proposal.

Community Bank Shareholders Meeting

Community Bank has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable (and in any event within 45 days following the time when the registration statement becomes effective, subject to extension with the consent of Chittenden) to consider and vote upon the approval of the merger agreement and related contract for union and any other matter required to be approved by the shareholders of Community Bank in order to complete the merger. Community Bank also has agreed to ensure that the shareholders meeting is called, noticed and held in compliance with New Hampshire law, Community Bank’s articles of agreement and bylaws, and all other applicable legal requirements.

New York Stock Exchange Listing

Under the terms of the merger agreement, Chittenden has agreed to use its reasonable best efforts to obtain approval for listing on the New York Stock Exchange the shares of Chittenden common stock to be issued to Community Bank shareholders in the merger.

Indemnification and Insurance

Indemnification. Under the merger agreement, Chittenden has agreed that all rights to indemnification and all limitations existing in favor of any director or officer of Community Bank and any subsidiary, as provided in the articles of agreement and bylaws of Community Bank or similar governing documents of a subsidiary with respect to matters occurring on or prior to the effective time of the merger will continue from and after the effective time through the sixth anniversary of the closing date. However, all rights to indemnification with respect to any claim asserted or made within such period will continue until the final disposition of this claim, and these indemnification rights will continue despite a liquidation, consolidation or merger of Community Bank or any of its subsidiaries.

Directors’ and Officers’ Insurance. Chittenden has also agreed that Community Bank may purchase an extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage for Community Bank’s directors and officers in a form acceptable to Community Bank which will provide such directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Community Bank, so long as the aggregate cost is less than $250,000.

Advice of Changes

Under the merger agreement, Chittenden and Community Bank have agreed to promptly advise the other of any fact, event or circumstance that:

•	is reasonably likely to result in a material adverse effect on Community Bank or Chittenden; or

•	would cause a material breach of any of its representations, warranties, covenants or agreements under the merger agreement.

Conduct of Business Pending the Merger

Under the merger agreement, Community Bank has agreed that, until the effective time of the merger or the termination of the merger agreement, Community Bank and its subsidiaries will not, except as expressly permitted by the merger agreement or with the prior written consent of Chittenden:

•	conduct its business other than in the ordinary and usual course consistent with past practice;

•

fail to use reasonable best efforts to preserve intact its business organizations and assets, and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates;

•

take any action that would adversely affect the ability of either Community Bank or Chittenden to receive any regulatory approval required to complete the transactions contemplated by the merger agreement or adversely affect its ability to perform any of its material obligations under the merger agreement;

•	issue or sell any securities or equity equivalents, except with respect to stock options outstanding on the date of the merger agreement;

•	accelerate the vesting of any stock options or other equity rights;

•	effect a split, combination or reclassification of its capital stock;

•

declare or pay any dividend or other distribution on its capital stock other than regular quarterly cash dividends in an amount not to exceed the rate payable on its capital stock as of the date of the merger agreement, an annual special dividend in accordance with Community Bank’s past practices in an amount not to exceed $0.48 per share, or dividends paid by wholly-owned subsidiaries to Community Bank or any wholly-owned subsidiary of Community Bank;

•

increase the compensation or benefits of any director, officer, employee or consultant, except for normal increases of compensation to employees in the ordinary course of business consistent with past practice not to exceed 5% of such person’s current annual compensation;

•	enter into, establish, adopt, amend or terminate any benefit plans or any agreement, arrangement, plan or policy between Community Bank and any of its directors, officers or employees;

•

sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of Community Bank’s assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction, that, together with all other such transactions, is not material to Community Bank and its subsidiaries taken as a whole;

•	amend its articles of agreement or bylaws;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) assets, business, deposits or properties of any other entity;

•

except as provided in its budget, make any capital expenditures other than in the ordinary course of business consistent with past practice and in amounts not to exceed $50,000 individually or $500,000 in the aggregate;

•	enter into or terminate any material agreement or amend or modify in any material respect any existing material agreement;

•	settle any litigation;

•

enter into any new material line of business, change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by a regulatory authority, or file any application or make any contract with respect to branching or site location;

•	enter into any derivative transactions;

•

incur indebtedness for borrowed money, other than deposits, federal funds purchased, federal home loan bank advances and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice;

•	assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or any other debt security other than in the ordinary course of business consistent with past practice;

•	make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice;

•

invest in real estate or any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice;

•	change its accounting principles or practices other than as may be required by changes in laws or regulations or by accounting principles generally accepted in the United States of America;

•

make or change any tax election, file any amended tax return, fail to timely file any tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•	change its loan policies or procedures except as required by a governmental authority;

•	knowingly take any action that would, or would be reasonably likely to, cause the merger to fail to qualify as a “reorganization” for federal income tax purposes;

•

knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties contained in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a material violation of any of the provisions of the merger agreement; or

•	agree or commit to do any of these prohibited activities.

Chittenden has agreed that, except as permitted by the merger agreement or otherwise consented to by Community Bank in writing, it will not knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties contained in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a material violation of any of the provisions of the merger agreement.

The agreements relating to the conduct of Community Bank’s and Chittenden’s business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement attached to this document as Annex A-1.

Employee Benefits

Under the terms of the merger agreement, from and after the effective time of the merger, Chittenden will provide the employees of Community Bank and any of its subsidiaries who remain employed after the effective time with the types and levels of comparable employee benefits as those provided to similarly-situated employees of Chittenden. Chittenden also has the right in its sole discretion to terminate, merge or continue any of Community Bank’s employee benefit plans. To the extent that Community Bank’s employees become eligible to participate in Chittenden’s employee benefit plans after the merger, Chittenden will:

•

provide each employee with eligibility and vesting credit, but not benefit accrual credit with respect to defined benefit plans, equal to the amount of service credited by Community Bank prior to the merger;

•

subject to the terms of Chittenden’s plans, not treat any employee of Community Bank or any of its subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Chittenden for any pre-existing medical condition, except to the extent such employee was treated as a “new” employee under the Community Bank health plan; and

•	provide for any deductibles paid under Community Bank’s health plans to be credited toward deductibles under Chittenden’s health plans upon delivery to Chittenden of appropriate documentation.

Community Bank may pay cash bonuses (or pro-rated cash bonuses) to employees for calendar year 2007 pursuant to Community Bank’s existing bonus plan, consistent with its past practices. Also, if the employment of an eligible employee of Community Bank is terminated by Chittenden or Ocean Bank for any reason other than “cause” (generally meaning gross negligence or dereliction in the performance of such employee’s duties, dishonesty, or commission of a crime) within one year following the merger, the eligible employee will be provided severance benefits as determined under the severance pay program established by the merger agreement based upon years of service. None of Messrs. Gile, Roark and Alden or the directors of Community Bank are eligible for benefits under this plan.

In addition, Chittenden has agreed to create an employee retention pool in an aggregate amount to be mutually agreed upon by Chittenden and Community Bank. Distributions from this employee retention pool will be allocated among certain of Community Bank’s employees to be distributed by mutual agreement between Chittenden and Community Bank according to the terms of individual letter agreements with these employees.

Other Covenants

The merger agreement also contains covenants relating to the preparation and distribution of this document and all requisite regulatory filings.

Representations and Warranties

The merger agreement contains representations and warranties that Chittenden, Ocean Bank and Community Bank made solely to each other as of specific dates. Those representations and warranties were made only for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties, including the schedules referenced in the merger agreement that each party delivered to the other in connection with the execution of the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specific date, may be subject to a standard of materiality provided for in the merger agreement, or may have been used for the purpose of allocating risk among Chittenden, Ocean Bank and Community Bank rather than establishing matters as facts. Accordingly, they should not be relied upon as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

The merger agreement contains reciprocal representations and warranties of Chittenden, Ocean Bank and Community Bank and their respective subsidiaries relating to:

•	due organization, existence and good standing;

•	capitalization;

•	subsidiaries;

•	power;

•	authority;

•	no violation or breach of certain organizational documents, agreements and governmental orders;

•	organizational documents;

•	compliance with applicable laws;

•	litigation;

•	SEC or FDIC documents and filings (as applicable);

•	absence of certain changes;

•	tax treatment of the merger;

•	employee programs;

•	regulatory capitalization;

•	Community Reinvestment Act, anti-money laundering and customer information security;

•	brokers; and

•	disclosure.

The merger agreement contains additional representations and warranties by Community Bank relating to:

•	labor matters;

•	insurance;

•	environmental matters;

•	intellectual property;

•	material agreements and defaults;

•	property and leases;

•	inapplicability of takeover laws;

•	loans and nonperforming and classified assets;

•	investment management and related activities;

•	derivative transactions;

•	repurchase agreements;

•	deposit insurance; and

•	transactions with affiliates.

The merger agreement also contains additional representations and warranties by Chittenden relating to the sufficiency of funds to complete the merger.

None of the representations and warranties by either party survives the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this document as Annex A-1.

Expenses

Each party will pay all fees and expenses it incurs in the merger, except that Community Bank and Chittenden will share equally any printing costs and filing and registration fees.

Amendments

The parties may further amend the merger agreement by executing a written amendment approved by their respective boards of directors. However, after approval of the merger agreement by the shareholders of Community Bank, no amendment of the merger agreement may be made which by law requires further approval of the Community Bank shareholders without obtaining that approval.

VOTING AGREEMENTS RELATING TO THE MERGER

The following summary of the voting agreements is qualified by reference to the complete text of the form of voting agreement, which is attached to this document as Annex B and incorporated into this document by reference.

In connection with the merger agreement and related contract for union, Chittenden entered into voting agreements with certain directors and officers of Community Bank and their spouses, consisting of: Peter B. Alden; Walter P. Borowski; Q. David Bowers; Bradford W. Gile; Irene S. Kimball; Eugene F. Leone, Jr.; Thomas A. O’Dowd; Gregory A. Roark; Richard A. Rollins; Donald A. St. Germain; and George A. Vanderheiden. In the voting agreements, each of these shareholders has agreed to vote, and granted Chittenden an irrevocable proxy and power of attorney to vote, all of his or her shares of Community Bank common stock:

•	in favor of approval of the merger agreement and related contract for union and the transactions described in the merger agreement and related contract for union, including the merger;

•

against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Community Bank contained in the merger agreement and related contract for union or of the shareholder contained in the voting agreement, or that would preclude fulfillment of a condition under the merger agreement and related contract for union to Community Bank’s and Chittenden’s respective obligations to consummate the merger; and

•

against any acquisition proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the other transactions described in the merger agreement and related contract for union.

Under the voting agreements, each of the shareholders also agreed not to, and not to permit any of his or her affiliates, to:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, another acquisition proposal;

•	participate in any discussions or negotiations regarding another acquisition proposal;

•	enter into any agreement with respect to another acquisition proposal;

•	solicit proxies or take any action to facilitate a solicitation with respect to another acquisition proposal;

•	initiate a shareholders’ vote or action by consent of Community Bank shareholders with respect to another acquisition proposal; or

•	except by reason of the voting agreement, become a member of a group with respect to any Community Bank voting securities that takes any action in support of another acquisition proposal.

In addition, except under limited circumstances, these shareholders also agreed not to dispose of or encumber their shares of Community Bank common stock while the voting agreements are in effect. The voting agreements terminate immediately upon the earlier of (1) the effective time of the merger or (2) the termination of the merger agreement and related contract for union in accordance with its terms.

As of the record date, there were 1,077,157 shares of Community Bank common stock subject to the voting agreements, which represent approximately 29.3% of the outstanding shares of Community Bank common stock as of that date.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of material United States federal income tax consequences of the merger (which, for purposes of this discussion and to the extent relevant and appropriate, will be considered to include the subsequent merger of Community Bank with and into Ocean Bank). The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Internal Revenue Code, or the Code, existing temporary and final regulations under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to shareholders of Community Bank. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular shareholder of Community Bank.

The following discussion may not apply to particular categories of holders of shares of Community Bank common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Community Bank capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of Community Bank common stock hold their shares as capital assets. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

The Merger

When consummated in accordance with the terms of the merger agreement, it is intended that the merger, considered together as a single integrated transaction with the subsequent merger of Community Bank into Ocean Bank, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. None of Chittenden, Ocean Bank or Community Bank will recognize any taxable gain or loss as a result of the merger. The federal income tax consequences of the merger to a Community Bank shareholder generally will depend on whether the shareholder receives cash, Chittenden common stock or a combination of cash and stock in exchange for the shareholder’s shares of Community Bank common stock.

Receipt of Solely Chittenden Common Stock

A Community Bank shareholder who receives solely Chittenden common stock in exchange for all of that shareholder’s shares of Community Bank common stock pursuant to the merger will not recognize gain or loss on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share of Chittenden common stock. The shareholder’s tax basis in the Chittenden common stock received pursuant to the merger will equal that shareholder’s tax basis in the shares of Community Bank common stock being exchanged, reduced by any amount allocable to a fractional share of Chittenden common stock for which cash is received. The holding period of Chittenden common stock received will include the holding period of the shares of Community Bank common stock being exchanged.

Receipt of Solely Cash

A Community Bank shareholder who receives solely cash in exchange for all of that shareholder’s shares of Community Bank common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder’s aggregate tax basis for such shares of Community Bank common stock, which gain or loss will be long-term capital gain or loss if such shares of Community Bank common stock were held for more than one year. If, however, any such Community Bank shareholder constructively owns shares of Community Bank common stock that are exchanged for shares of Chittenden common stock in the merger or owns shares of Chittenden common stock actually or constructively after the merger, such actual or constructive ownership of Chittenden common stock may prevent any gain recognized in the merger from qualifying for capital gain rates and instead result in any gain being treated as the distribution of a dividend. Under the constructive ownership rules of the Code, a shareholder may be treated as owning stock that is actually owned by another person or entity. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your shares of Community Bank common stock will be treated as a dividend.

Receipt of Chittenden Common Stock and Cash

A Community Bank shareholder who receives both Chittenden common stock and cash consideration in exchange for all of his or her shares of Community Bank common stock generally will recognize gain, but not loss, to the extent of the lesser of:

•

the excess, if any, of (a) the sum of the aggregate fair market value of the Chittenden common stock received (including any fractional share of Chittenden common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of common stock) over (b) the shareholder’s aggregate tax basis in the shares of Community Bank common stock exchanged in the merger; and

•	the amount of cash received by the shareholder.

For this purpose, gain or loss must be calculated separately for each block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Community Bank common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code, in which case such gain will be treated as a dividend to the extent of the shareholder’s ratable share of the undistributed accumulated earnings and profits of Community Bank. You should consult your tax advisors as to the possibility that all or a portion of any cash received in exchange for your Community Bank common stock will be treated as a dividend.

The shareholder’s aggregate tax basis in the Chittenden common stock received pursuant to the merger will equal that shareholder’s aggregate tax basis in the shares of Community Bank common stock being exchanged, reduced by any amount allocable to a fractional share of Chittenden common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by that shareholder in the merger (including any portion of such gain that is treated as a dividend).

Cash in Lieu of Fractional Shares

No fractional shares of Chittenden common stock will be issued in the merger. A Community Bank shareholder who receives cash in lieu of such a fractional share will be treated as having received that fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Chittenden. A Community Bank shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Community Bank common stock exchanged was held for more than one year.

Tax Opinion

The tax opinion of Andros, Floyd & Miller, P.C. has been filed as Exhibit 8.1 to the registration statement of which this document is a part and provides that it is more likely than not that the merger, considered together as a single integrated transaction with the subsequent merger of Community Bank into Ocean Bank, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Additionally, it is a condition, waivable by Community Bank, to the obligation of Community Bank to complete the merger that Community Bank receive an opinion of Andros, Floyd & Miller, P.C., special tax counsel to Community Bank, dated as of the closing date and to the effect that, based on representations of Chittenden and Community Bank and on certain customary assumptions and conditions, the merger, considered together as a single integrated transaction with the subsequent merger of Community Bank into Ocean Bank, will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion in Exhibit 8.1 is not intended to satisfy this closing condition.

The tax opinions delivered or to be delivered to Community Bank in connection with the merger are not binding on the Internal Revenue Service or the courts, and neither Chittenden nor Community Bank have sought or will seek any ruling from the IRS regarding any matters relating to the merger. Consequently, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions contained in the tax opinions delivered to Community Bank, or the federal income tax consequences of the merger described in this document.

Backup Withholding

Non-corporate holders of Community Bank common stock may be subject to information reporting and backup withholding on any cash payments they receive. Community Bank shareholders will not be subject to backup withholding, however, if they:

•

furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

If withholding results in an overpayment of taxes, a refund or credit against a Community Bank shareholder’s United States federal income tax liability may be obtained from the Internal Revenue Service, provided the shareholder furnishes the required information to the IRS. A holder that does not furnish their correct TIN may be subject to penalties imposed by the IRS.

Reporting Requirements

Community Bank shareholders who receive Chittenden common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Other Tax Consequences

The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the treatment of the merger under state and local tax laws.

SUPERVISION AND REGULATION

Chittenden and its banking subsidiaries are subject to extensive regulation under federal and state banking laws and regulations. The following discussion of the material elements of the regulatory framework applicable to Chittenden is not intended to be complete and is qualified in its entirety by the discussion included in Chittenden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any other subsequent reports filed by Chittenden with the Securities and Exchange Commission, as well as the text of the relevant federal and state laws and regulations. See the section in this document titled “Where You Can Find More Information” beginning on page 140.

A change in the applicable banking laws or regulations may have a material effect on Chittenden’s business. Because the federal and state banking laws and regulations discussed below are subject to change from time to time, the following discussion should be read together with the related discussion included in Chittenden’s SEC reports as described above.

For a discussion of the supervision and regulation of Community Bank under federal and state banking laws and regulations, see the section in this document titled “Community Bank’s Business—Supervision and Regulation of Community Bank” beginning on page 102.

Regulation of Chittenden

Bank Holding Company Act. As a bank holding company, Chittenden is subject to supervision and regulation by the Board of Governors of the Federal Reserve System, or FRB, under the Bank Holding Company Act of 1956, or BHCA. Under the BHCA, among other things:

•

bank holding companies generally may not acquire ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the FRB;

•	bank holding companies that are not also financial holding companies are generally prohibited from engaging in non-banking activities, subject to certain exceptions; and

•

bank holding companies, like Chittenden, that have not elected to become financial holding companies are limited generally to the business of banking and activities determined by the FRB to be closely related to banking.

The FRB has authority to issue cease and desist orders to terminate or prevent unsafe or unsound banking practices or violations of laws or regulations and to assess civil money penalties against bank holding companies and their non-bank subsidiaries, officers, directors and other institution-affiliated parties, and to remove officers, directors and other institution-affiliated parties.

Riegle-Neal Interstate Banking and Branching Efficiency Act. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits adequately capitalized bank holding companies to acquire banks in any state subject to specified concentration limits and other conditions. The Interstate Act also authorizes the interstate merger of banks. In addition, among other things, the Interstate Act permits banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

Financial Services Modernization Legislation. The Gramm-Leach-Bliley Act, enacted in 1999, eliminates many of the restrictions placed on the activities of certain qualified bank holding companies. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial services providers by revising and expanding the BHCA framework to permit a holding company system, such as Chittenden, to engage in a full range of financial activities through a new entity known as a “financial holding company.” Financial activities is broadly defined to include not only banking, insurance and securities activities, but also merchant banking and additional activities that the FRB, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

In order to become a financial holding company and engage in financial activities, a bank holding company, such as Chittenden, must meet certain tests. Specifically, all of a bank holding company’s banks must be well-capitalized and well-managed, as measured by regulatory guidelines, and all of the bank holding company’s banks must have been rated “satisfactory” or better in the most recent evaluation of each bank under the Community Reinvestment Act of 1977. A bank holding company that elects to be treated as a financial holding company may face significant consequences if its banks fail to maintain the required capital and management ratings, including entering into an agreement with the FRB which imposes limitations on its operations and may even require divestitures. These possible ramifications may limit the ability of a bank subsidiary to significantly expand or acquire less than well-capitalized and well-managed institutions. As of the date of this document, Chittenden has not elected to become a financial holding company.

Dividends. The FRB has authority to prohibit bank holding companies from paying dividends if such payment is deemed to be an unsafe or unsound practice. The FRB has indicated generally that it may be an unsafe and an unsound practice for bank holding companies to pay dividends unless the bank holding company’s net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the organization’s capital needs, asset quality, and overall financial condition. Chittenden’s ability to pay dividends is dependent upon the flow of dividend income to it from its banking subsidiaries, which may be affected or limited by regulatory restrictions imposed by federal or state bank regulatory agencies.

Transactions by Bank Holding Companies with their Affiliates. There are various legal restrictions on the extent to which bank holding companies and their non-bank subsidiaries may borrow, obtain credit from or otherwise engage in “covered transactions” with their insured depository institution subsidiaries. “Covered transactions” are defined by statute for these purposes to include:

•	extension of credit to an affiliate;

•	a purchase of or investment in securities issued by an affiliate;

•	a purchase of assets from an affiliate unless exempted by the FRB;

•	the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company; or

•	the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate, including confirmation of a letter of credit issued by an affiliate and a cross-affiliate netting arrangement.

These borrowings and other covered transactions by an insured depository institution subsidiary with its non-depository institution affiliates are generally limited to the following amounts:

•

in the case of any one affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and

•

in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution.

Certain of these covered transactions are also subject to collateral security requirements.

Covered transactions and other types of transactions between a bank and its affiliates must be on market terms that are at least as favorable to the bank as those prevailing with respect to similar transactions with non-affiliated third parties. The FRB has adopted a regulation which implements these restrictions on transactions with affiliates. Among other matters, this regulation requires banks that engage in derivatives transactions with affiliates or that grant intra-day credit to affiliates to establish policies and procedures that address the credit risks associated with these types of transactions.

Anti-Tying Rules. Under federal banking law, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

Holding Company Support of Subsidiary Banks. Under FRB policy, Chittenden is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support these subsidiaries. This support of its subsidiary banks may be required at times when, absent such FRB policy, Chittenden might not otherwise be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of its subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Liability of Commonly Controlled Depository Institutions. Under the Federal Deposit Insurance Act, a depository institution insured by the Federal Deposit Insurance Corporation, or FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with:

•	the “default” of a commonly controlled FDIC-insured depository institution; or

•	any assistance provided by the FDIC to any commonly controlled depository institution in “danger of default.”

For these purposes, the term “default” is defined generally as the appointment of a conservator or receiver and “in danger of default” is defined generally as the existence of certain conditions indicating that a default is likely to occur without federal regulatory assistance.

Regulation of Chittenden’s Banks

General. Chittenden’s banks consist of FDIC-insured state chartered banks that are not members of the Federal Reserve System and are therefore subject to supervision and regulation by the FDIC and, as applicable, the Commissioner of Banking, Insurance, Securities and Health Care Administration of the State of Vermont, the Superintendent of the Maine Bureau of Financial Institutions, the State of New Hampshire Bank Commissioner and the Commissioner of Banks of The Commonwealth of Massachusetts. The prior approval of the FDIC and the relevant state banking authority, as applicable, is required for Chittenden’s banks to establish and relocate an additional branch office, assume deposits, or engage in any merger, consolidation or purchase or sale of all or substantially all of the assets of any bank or savings association.

Examinations and Supervision. The FDIC and state banking authorities regularly examine the condition and operations of Chittenden’s banks, including, among other things, their capital adequacy, reserves, loans, investments, earnings, liquidity, compliance with laws and regulations, record of performance under the Community Reinvestment Act and management practices. In addition, Chittenden’s banks are required to furnish quarterly and annual reports of income and condition to the FDIC and periodic reports to state banking authorities. The enforcement authority of the FDIC includes the power to:

•	impose civil money penalties;

•	terminate insurance coverage;

•	remove officers and directors;

•	issue cease-and-desist orders to prevent unsafe or unsound practices or violations of laws or regulations; and

•	impose additional restrictions and requirements with respect to banks that do not satisfy applicable regulatory capital requirements.

Dividends. As noted above, the principal source of Chittenden’s revenue is dividends from its bank subsidiaries. Payments of dividends by Chittenden’s banks are subject to banking law restrictions such as:

•	the FDIC’s authority to prevent a bank from paying dividends if such payment would constitute an unsafe or unsound banking practice or reduce the bank’s capital below safe and sound levels;

•

federal legislation which prohibits FDIC-insured depository institutions from paying dividends or making capital distributions that would cause the institution to fail to meet minimum capital requirements;

•

Vermont banking law restrictions which require that a bank may not, without the Commissioner’s approval, authorize dividends that reduce its capital below certain standards established by the Commissioner;

•

Massachusetts banking law restrictions which require that (1) each bank’s capital not be impaired, (2) each bank maintain a capital structure with a surplus account amounting to at least 50% of its capital stock and, unless the bank’s surplus account is at least equal to its capital stock, transfer to its surplus account each year from net profits an amount equal to 0.25% of its deposit liabilities, and (3) limit the total dividends in any calendar year to not more than net profits for that year combined with retained net profits for the prior two years, less any required transfer to surplus or a fund to retire preferred stock;

•

Maine banking law restrictions which require that a bank may not, without the Superintendent’s approval, authorize dividends that reduce its capital below certain standards established by the Superintendent; and

•	New Hampshire banking law restrictions that limit the amount of dividends to earnings remaining after certain deductions.

Affiliate Transactions. As noted above, banks are subject to restrictions imposed by federal law on extensions of credit to, purchases of assets from, and certain other transactions with affiliates and on investments in stock or other securities issued by affiliates. These restrictions prevent banks from making loans to affiliates unless the loans are secured by collateral in specified amounts and have terms at least as favorable to the bank as the terms of comparable transactions between the bank and non-affiliates. Further, federal and applicable state laws significantly restrict extensions of credit by banks to directors, executive officers and principal shareholders and other related parties.

Deposit Insurance. Deposits made in Chittenden’s banks are insured by the Deposit Insurance Fund, or DIF, of the FDIC to the legal maximum of $100,000 for each insured depositor ($250,000 for deposits held through certain self-directed retirement accounts). The Federal Deposit Insurance Act, as amended by the Federal Deposit Reform Act of 2005, provides that the FDIC shall set by regulation the Designated Reserve Ratio, or DRR, for the DIF within a proscribed range. In November 2006, the FDIC issued final rules that establish the DRR at 1.25% of estimated insured deposits. If the actual reserve ratio falls below the DRR, the FDIC is empowered to require increased assessments to increase the reserve ratio. In addition, the Federal Deposit Reform Act grants the FDIC discretion to set deposit insurance assessment rates according to a risk-based system even when the reserve ratio is above the DRR. Under the final rules, effective January 1, 2007, most well capitalized and well managed institutions will be assessed five to seven basis points per $100 of insured deposits annually. However, risked-based assessments could be as high as 43 basis points for undercapitalized institutions.

Federal Reserve Board Policies. The monetary policies and regulations of the FRB have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future. FRB policies affect the levels of bank earnings on loans and investments and the levels of interest paid on bank deposits through the Federal Reserve System’s open-market operations in United States government securities, regulation of the discount rate on bank borrowings from Federal Reserve Banks and regulation of non-earning reserve requirements applicable to bank deposit account balances.

Consumer Protection Regulation; Bank Secrecy Act; USA PATRIOT Act. Other aspects of the lending and deposit businesses of Chittenden’s banks that are subject to regulation by the FDIC and state banking authorities, as applicable, include disclosure requirements with respect to the payment of interest, payment and other terms of consumer and residential mortgage loans and disclosure of interest and fees and other terms of, and the availability of, funds for withdrawal from consumer deposit accounts. In addition, Chittenden’s banks are subject to federal and state laws prohibiting certain forms of discrimination in credit transactions, and imposing certain record keeping, reporting and disclosure requirements with respect to residential mortgage loan applications. Chittenden’s banks are also subject to federal laws establishing certain record keeping, customer identification and reporting requirements with respect to certain large cash transactions, sales of travelers checks or other monetary instruments, and international transportation of cash or monetary instruments. In addition, under the USA PATRIOT Act of 2001, financial institutions, such as Chittenden’s banks, are required to implement additional policies and procedures with respect to, or additional measures designed to address, any or all of the following matters, among others: money laundering; suspicious activities and currency transaction reporting; and currency crimes.

Community Reinvestment Act Regulations. The Community Reinvestment Act of 1977 requires a bank to identify the communities served by the bank’s offices and to identify the types of credit the bank is prepared to extend within these communities. Failure of a bank to receive at least a “satisfactory” rating could inhibit the bank or its holding company from undertaking certain activities, including engaging in activities permissible for a financial holding company under the Gramm-Leach-Bliley Act and acquisitions of other financial institutions, which require regulatory approval based, in part, on Community Reinvestment Act compliance considerations. The FRB must take into account the record of performance of banks in meeting the credit needs of the entire community served, including low and moderate-income neighborhoods.

Capital Requirements. The FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by state chartered FDIC-insured banks that are not members of the Federal Reserve System, and the FRB has established substantially similar guidelines for bank holding companies. If a banking organization’s capital levels fall below the minimum requirements established by these guidelines, a bank or bank holding company will be expected to develop and implement a plan acceptable to the FDIC or the FRB, as applicable, to achieve adequate levels of capital within a reasonable period, and may be denied approval to acquire or establish additional banks or non-bank businesses, merge with other institutions or open branch facilities until those capital levels are achieved. Federal legislation requires federal bank regulators to take “prompt corrective action” with respect to insured depository institutions that fail to satisfy minimum capital requirements and imposes significant restrictions on those institutions.

In particular, FDIC guidelines and regulations and the Federal Deposit Insurance Corporation Improvement Act of 1991 include, among other things:

•	minimum leverage capital ratios or Tier 1 capital to total assets ratios and other required ratios;

•	minimum capital levels measured as a percentage of a bank’s risk-adjusted assets;

•

assignment of a bank by the FDIC to one of three capital categories consisting of (1) well capitalized, (2) adequately capitalized and (3) undercapitalized, and one of three supervisory categories, which category assignments determine the bank’s assessment rate;

•	restrictions on the ability of a bank to accept brokered deposits;

•

authorization of the FDIC to appoint itself as conservator or receiver for a state-chartered bank under certain circumstances and expansion of the grounds for appointment of a conservator or receiver for an insured depository institution;

•	adoption of uniform real estate lending standards;

•	standards for safety and soundness related to, among other things, internal controls and audit systems, loan documentation, credit underwritings and interest rate risk exposure;

•	restrictions on the activities and investments of state-chartered banks; and

•	consumer protection provisions.

Status of Regulatory Approvals and Other Information

Before Chittenden, Ocean Bank and Community Bank may complete the merger, they must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators, as summarized in the following paragraphs.

Federal Reserve Board. Chittenden must obtain from the FRB a waiver from the application requirements of Section 3 of the BHCA before acquiring Community Bank through the merger of Merger Subsidiary with and into Community Bank or, alternatively, obtain the approval of the FRB under Section 3 of the BHCA to acquire Community Bank. The FRB’s regulations provide a procedure pursuant to which a bank holding company, such as Chittenden, may request a waiver from the application requirements of the BHCA in connection with a transaction involving the acquisition of control of a bank, where the bank to be acquired will simultaneously merge with a bank subsidiary of the bank holding company and where the transaction requires the approval of a federal bank regulatory agency under the Bank Merger Act, if the transaction meets certain requirements. Under the FRB’s regulations, the FRB may nevertheless require an application under Section 3 of the BHC Act.

If the FRB requires an application under Section 3 of the BHCA, Chittenden must obtain the prior approval of the FRB before acquiring control of Community Bank. The FRB’s determination whether to approve the transaction is subject to certain requirements. Because Chittenden is headquartered in Vermont, and because Community Bank maintains its principal place of business in New Hampshire, Section 3(d) of the BHCA requires that the FRB determine that Chittenden is at least adequately capitalized and adequately managed under criteria determined by the FRB. The FRB also may not approve the transaction unless Community Bank has been in existence for the minimum amount of time, up to five years, required by state law. New Hampshire law presently does not impose a minimum age requirement. In addition, the FRB may not approve the transaction unless, following the transaction, Chittenden’s subsidiary banks will not control deposits that exceed 10% of all deposits controlled by insured depository institutions in the United States or, because Chittenden’s bank subsidiaries presently operate in New Hampshire, 30% of deposits controlled by insured depository institutions in New Hampshire, unless state law imposes a lower deposit concentration limit. New Hampshire law presently does not impose a lower limit.

In addition, the FRB generally will not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. The FRB also may not approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. However, the FRB may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The FRB is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. The consideration of convenience and needs includes the parties’ performance under the Community Reinvestment Act of 1977. Consideration of financial resources generally focuses on capital adequacy.

Chittenden, Ocean Bank and Community Bank may not complete the transaction before 30 calendar days following the FRB’s approval of the transaction or, if the FRB has not received any adverse comments from the Attorney General of the United States concerning the competitive effect of the transaction, such shorter period of time as the FRB may permit that does not end sooner than 15 calendar days following the FRB’s approval.

During this waiting period, the Attorney General may, but is not expected to, commence an action to stay the effectiveness of the FRB’s approval and prevent the merger. The FRB or the Attorney General may challenge the transaction on competitive grounds, and may require Chittenden to divest certain of its bank subsidiaries’ branches in order to complete the transaction. The level of divestitures that the FRB and the Attorney General may require might be unacceptable. In addition, the FRB may require Community Bank to divest certain of its non-bank subsidiaries before Chittenden may acquire Community Bank or require Chittenden to commit to divest such non-bank subsidiaries subsequent to the merger. Such divestures could delay the date of completion of the merger or may diminish the benefits of the merger.

Federal Deposit Insurance Corporation. The merger of Merger Subsidiary with and into Community Bank and the subsequent merger of Community Bank with and into Ocean Bank must be approved by the FDIC under the Bank Merger Act.

The FDIC’s determination whether to approve these mergers is subject to certain requirements. Specifically, in determining whether to approve a proposed merger, the FDIC must take into consideration the financial and managerial resources and future prospects of the institutions involved in the merger and the convenience and needs of the community to be served. The FDIC must consider the records of Ocean Bank and Community Bank of meeting the needs of the community under the Community Reinvestment Act, and it must take into consideration the effectiveness of Ocean Bank and Community Bank in combating money laundering activities.

The FDIC may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. The FDIC also may not approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. However, the FDIC may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The FDIC is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served.

Chittenden, Ocean Bank and Community Bank may not complete the transaction before 30 calendar days following the FDIC’s approval of the transaction or, if the FDIC has not received any adverse comments from the Attorney General of the United States concerning the competitive effect of the transaction, such shorter period of time as the FDIC may permit that does not end sooner than 15 calendar days following the FDIC’s approval. During this waiting period, the Attorney General may, but is not expected to, commence an action to stay the effectiveness of the FDIC’s approval and prevent the transaction. The FDIC or the Attorney General may challenge the transaction on competitive grounds, and may require Chittenden to divest certain of its bank subsidiaries’ branches in order to complete the transaction. The level of divestitures that the FDIC and the Attorney General may require might be unacceptable. In addition, the FDIC may require Community Bank to divest certain of its non-bank subsidiaries before Chittenden may acquire Community Bank or require Chittenden to commit to divest such non-bank subsidiaries subsequent to the merger. Such divestures could delay the date of completion of the merger or may diminish the benefits of the merger.

State Regulatory Filings. Chittenden must submit to the Vermont Department of Banking, Insurance, Securities and Health Care Administration a copy of any report that it files with the FRB relating to the proposed transaction. Chittenden must also seek the approval of the Massachusetts Board of Bank Incorporation, or BBI, pursuant to Massachusetts General Laws, Chapter 167A, Sections 2 and 4 before it may acquire Merger Subsidiary and Community Bank. Ocean Bank must submit a petition to the New Hampshire Bank Commissioner, or the NH Commissioner, and the New Hampshire Board of Trust Company Incorporation, or the BTCI, for approval to organize Merger Subsidiary as a New Hampshire trust company. Merger Subsidiary and Community Bank must submit a petition to contract for union to the NH Commissioner pursuant to N.H. Rev. Stat. Ann. Section 388:8 for authority for Merger Subsidiary to merge with and into Community Bank, and Community Bank and Ocean Bank must submit a petition to contract for union to the NH Commissioner pursuant to N.H. Rev. Stat. Ann. Section 388:8 for authority for Community Bank to merge with and into Ocean Bank.

In determining whether to approve the transaction, the BBI must consider whether the merger will unreasonably affect competition and whether public convenience and advantage will be promoted. The BBI must also consider whether the merger will result in “net new benefits” in Massachusetts, which include consideration of factors such as initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank’s delineated local community and such other matters as may be deemed to benefit the community. Before the BBI may approve the merger, the BBI must receive confirmation from the Massachusetts Housing Partnership Fund that Chittenden has made certain arrangements with the Massachusetts Housing Partnership Fund with respect to any assets to be acquired by Chittenden in connection with the merger that are located in Massachusetts.

In considering whether to approve the merger of Merger Subsidiary with and into Community Bank and the subsequent merger of Community Bank with and into Ocean Bank, the NH Commissioner must find that the public convenience and advantage and the interest of Ocean Bank and Community Bank, their shareholders, and depositors, will be promoted by the proposed transaction, and that the transaction can be completed without reducing the amount standing to the credit of any depositor as of the effective date of the merger, and without the apparent necessity of then imposing some restriction on the withdrawal of funds by depositors.

In determining whether to approve the formation of Merger Subsidiary as a New Hampshire trust company, the BTCI must consider certain factors, including the proposed market or markets to be served, whether the proposed organizational and capital structure and the amount of initial capital appear adequate in relation to the proposed business and market or markets, whether the anticipated volume and nature of business indicate a reasonable probability of success and profitability based on the market or markets proposed to be served, whether the proposed officers and directors or managers, as a group, have sufficient experience, ability, standing, competence, trustworthiness, and integrity to justify a belief that the proposed trust company will be free from improper or unlawful influence and otherwise will operate in compliance with law, and that success of the proposed trust company is reasonably probable, and whether the proposed name of the proposed trust company is likely to mislead the public as to its character or purpose or is the same as a name already adopted by an existing bank, savings association, or trust institution in this state, or so similar to any such name as to be likely to mislead the public.

Chittenden, Ocean Bank and Community Bank have filed all applications and notices and have taken or will take all other appropriate action with respect to any requisite approvals or other action of any governmental authority. The merger agreement provides that the obligation of each of Chittenden, Ocean Bank and Community Bank to complete the merger is conditioned upon the receipt of all requisite regulatory approvals, the giving of all required notices to regulatory agencies, and the expiration of all waiting periods. There can be no assurance that any governmental agency will approve or take any required action with respect to the merger, and, if such approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to mutually consent to abandon the merger or that no action will be brought challenging such approvals or action, including a challenge by the Attorney General or, if such a challenge is made, the result of that challenge. Chittenden, Ocean Bank and Community Bank are not aware of any governmental approvals or actions that may be required for completion of the merger other than as described above. Should any other approval or action be required, Chittenden, Ocean Bank and Community Bank currently contemplate that such approval or action would be sought.

COMMUNITY BANK’S BUSINESS

General

Community Bank is a New Hampshire trust company founded in 1990. The principal executive office of Community Bank is located at 15 Varney Road, Wolfeboro, New Hampshire 03894, and the telephone number is (603) 569-8400. Community Bank’s website address is: www.communitybanknh.com. Community Bank makes available free of charge on its website its Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as soon as reasonably practicable after filing such reports with the Federal Deposit Insurance Corporation, or FDIC. Information contained on Community Bank’s website does not constitute part of this document.

Community Bank engages in a wide range of commercial and personal banking activities, including accepting demand deposits, (including Money Market Accounts), accepting savings and time deposit accounts, making secured and unsecured loans to businesses and consumers, and originating mortgage loans, both commercial and residential.

Community Bank’s lending services include commercial, real estate, and consumer installment loans. Revenues from Community Bank’s lending activities constitute the largest component of Community Bank’s operating revenues. The loan portfolio constitutes the major earning asset of Community Bank and offers the best alternative for maximizing interest spread above the cost of funds. Community Bank’s loan personnel have the authority to extend credit under guidelines established and approved by the board of directors. Any aggregate credit that exceeds the authority of the loan officer is forwarded to the Senior Loan Committee for approval or denial. For loans exceeding the Senior Loan Committee’s authority, the Senior Loan Committee makes a recommendation for presentation to the board of directors for ultimate approval or denial. The Senior Loan Committee not only acts as an approval body to ensure consistent application of Community Bank’s loan policy, but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

Community Bank’s primary lending area generally includes the southeastern quadrant of the state of New Hampshire and all of its offices are located within the state of New Hampshire.

Community Bank commenced operations in Wolfeboro in 1990 and added full-service offices in Exeter in 1994, Plaistow in 1996, Hampton in 1997, Derry in 2001, and Nashua in 2003. Satellite offices were opened in Melvin Village in 2000 and in Hampstead in 2002. A loan production office was opened in Dover in 2006.

Community Bank introduces new products and services as permitted by the regulatory authorities or desired by the public. Community Bank remains committed to meeting the challenges that require technology, and offers its customers access to technological products such as telephone banking and Internet banking. Community Bank makes certain insurance products and securities brokerage services available through a third party contractual arrangement with Citigroup Global Markets, Inc., doing business as Smith Barney, Inc. Similarly, Community Bank offers its customers various trust services through a third party contractual arrangement with Charter Trust Company.

Competition

In New Hampshire generally, and in Community Bank’s primary service area, there is intense competition in the commercial banking industry. Community Bank competes with local financial institutions in obtaining deposits and providing many types of financial services. Based upon information compiled by the FDIC, as of June 30, 2006, Community Bank is the twelfth largest of 39 commercial and savings banks with offices in the state of New Hampshire, and represents a less than 2% share of total deposits within the state. Community Bank competes with larger regional banks for the business of companies located in Community Bank’s market area.

Community Bank also competes with savings and loan associations, credit unions, finance companies, personal loan companies, money market funds and other non depository financial intermediaries. Many of these financial institutions have resources many times greater than those of Community Bank. In addition, new financial intermediaries such as money market mutual funds and large retailers are not subject to the same regulations and laws that govern the operation of traditional depository institutions.

Changes in federal and state law have resulted in, and are expected to continue to result in, increased competition. The reductions in legal barriers to the acquisition of banks by out-of-state bank holding companies resulting from implementation of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and changes in regulations are expected to continue to further stimulate competition in the markets in which Community Bank operates, although it is not possible to predict the extent or timing of such increased competition.

Lending Activities

Community Bank’s lending policy is designed to correspond with its mission of remaining a community-oriented bank. The loan policy sets forth accountability for lending functions in addition to standardizing the underwriting, credit and documentation procedures. Community Bank’s target markets are the towns in which a bank office is located and its contiguous towns. Typical loan customers include individuals and small businesses, which generally also maintain deposit relationships with Community Bank. Community Bank strives to provide an appropriate mix in its loan portfolio of commercial loans and loans to individual consumers.

Asset/Liability Management

A principal objective of Community Bank is to reduce and manage the exposure of changes in interest rates on its results of operations and to maintain an approximate balance between the interest rate sensitivity of its assets and liabilities within acceptable limits. While interest-rate risk is a normal part of the commercial banking activity, Community Bank desires to minimize its effect upon operating results. Managing the rate sensitivity embedded in the balance sheet can be accomplished in several ways. By managing the origination of new assets and liabilities, or the rollover of the existing balance sheet assets, incremental change towards the desired sensitivity position can be achieved.

Community Bank monitors the relationship between interest-earning assets and interest-bearing liabilities by examining the extent to which such assets and liabilities are “interest rate-sensitive” and by monitoring Community Bank’s interest rate sensitivity “gap”. An asset or liability is said to be interest rate-sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-bearing liabilities maturing or repricing and the amount of interest-earning assets maturing or repricing for the same period of time. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to increase net interest income. During a period of rising interest rates, a positive gap would tend to increase net interest income, while a negative gap would tend to adversely affect net interest income.

Supervision and Regulation of Community Bank

General

Community Bank is chartered under the laws of the state of New Hampshire and is subject to the supervision of, and is regularly examined by, the New Hampshire Department of Banking and the FDIC.

Capital Standards

The FDIC and other federal banking agencies have adopted risk based minimum capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are reported as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as business loans.

A banking organization’s risk based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets and off-balance sheet items. The regulators measure risk adjusted assets and off-balance sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of common stock, retained earnings, noncumulative perpetual preferred stock and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital may consist of a limited amount of the allowance for loan losses and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital are subject to certain other requirements and limitations imposed on Community Bank by the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk adjusted assets and off-balance sheet items of 8%, and a minimum ratio of Tier 1 capital to risk adjusted assets and off-balance sheet items of 4%.

In addition to the risk based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%. It is improbable, however, that an institution with a 3% leverage ratio would receive the highest rating by the regulators since a strong capital position is a significant part of the regulators’ rating. For all banking organizations not rated in the highest category, the minimum leverage ratio is at least 100 to 200 basis points above the 3% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, is at least 4% or 5%. In addition to these uniform risk based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

Community Bank is in compliance with the above-described regulatory requirements.

Prompt Corrective Action and Other Enforcement Mechanisms

Each federal banking agency is required to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more of the prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

An insured depository institution generally is classified in the following categories based on capital measures indicated below:

“Well Capitalized”:

Total risk based capital of 10% or more;

Tier 1 risk based ratio capital of 6% or more; and

Leverage ratio of 5% or more.

“Adequately Capitalized”:

Total risk based capital of at least 8%;

Tier 1 risk based ratio capital of at least 4%; and

Leverage ratio of at least 4%.

“Undercapitalized”:

Total risk based capital less than 8%;

Tier 1 risk based ratio capital less than 4%; and

Leverage ratio less than 4%.

“Significantly Undercapitalized”:

Total risk based capital less than 6%;

Tier 1 risk based ratio capital less than 3%; and

Leverage ratio less than 3%.

“Critically Undercapitalized”:

Tangible equity to total assets less than 2%.

An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. An examination conducted by the FDIC during the fourth quarter of 2003 revealed a need for improved policies and procedures, and resulted in Community Bank’s being characterized in a “troubled” condition. Community Bank’s management and the board of Community Bank are committed to operating Community Bank in a prudent as well as profitable manner and are taking appropriate action to implement the recommendations of Community Bank’s supervisory agencies. At each successive lower capital category, an insured depository institution is subject to more restrictions.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency.

Safety and Soundness Standards

The federal banking agencies have established safety and soundness standards for insured financial institutions covering: (1) internal controls, information systems and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) interest rate exposure; (5) asset growth; (6) compensation, fees and benefits; (7) asset quality and earnings; (8) excessive compensation for executive officers, directors or principal shareholders which could lead to material financial loss; and (9) information security standards. These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves. If an agency determines that an institution fails to meet any standard established by the guidelines, the agency may require the financial institution to submit to the agency an acceptable plan to achieve compliance with the standard. If the agency requires submission of a compliance plan and the institution fails to timely submit an acceptable plan or to implement an accepted plan, the agency must require the institution to correct the deficiency.

FDIC Insurance

Community Bank’s deposits are insured through the Deposit Insurance Fund of the FDIC up to a maximum of $100,000 per separately insured depositor; and up to a maximum of $250,000 for certain retirement accounts per separately insured depositor.

Effects of Government Policy

Legislation adopted in recent years has substantially increased the scope of regulations applicable to Community Bank and the scope of regulatory supervisory authority and enforcement power over Community Bank.

Virtually every aspect of Community Bank’s business is subject to regulation with respect to such matters as the amount of reserves that must be established against various deposits, the establishment of branches, reorganizations, non-banking activities and other operations. Numerous laws and regulations also set forth special restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

The descriptions of the statutory provisions and regulations applicable to banks and bank holding companies set forth above do not purport to be a complete description of such statutes and regulations and their effects on Community Bank. Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on Community Bank are difficult to determine.

The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 provides bank holding companies, banks, securities firms, insurance companies, and investment management firms the option of engaging in a broad range of financial and related activities by opting to become a “financial holding company.” These holding companies are subject to oversight by the Federal Reserve Board, or FRB, in addition to other regulatory agencies. Under the financial holding company structure, banks have a less-restricted ability to purchase or establish broker/dealer subsidiaries, as well as the option to purchase insurance companies. Additionally, securities and insurance firms are permitted to purchase full-service banks.

As a general rule, the individual entities within a financial holding company structure are regulated according to the type of services provided—functional regulation. Under this approach, a financial holding company with banking, securities, and insurance subsidiaries has to deal with several regulatory agencies (e.g., appropriate banking agency, the Securities and Exchange Commission, state insurance commissioner). A financial holding company that is itself an insurance provider is subject to FRB oversight, as well as to regulation by the appropriate state insurance commissioner. Broker/dealer and insurance firms electing to become financial holding companies are subject to FRB regulation. In addition to permitting financial services providers to enter new lines of business, the law gives firms the freedom to streamline existing operations and potentially reduce costs.

The long-term impact that the Gramm-Leach-Bliley Act is likely to have on Community Bank is difficult to predict. While the Act facilitates the ability of financial institutions to offer a wide range of financial services, large financial institutions would appear to be the beneficiaries as a result of this Act because many community banks are less able to devote the capital and management resources needed to facilitate broad expansion of financial services. Community Bank has no current plans to operate within a financial holding company structure.

In July 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The purpose of the Sarbanes-Oxley Act is to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes.

The Sarbanes-Oxley Act amended the Securities Exchange Act of 1934 to prohibit a registered public accounting firm from performing specified non-audit services contemporaneously with a mandatory audit. The Sarbanes-Oxley Act also vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services. It requires each committee member to be a member of the board of directors of the issuer, and to be otherwise independent. The Sarbanes-Oxley Act further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report.

In addition, the Sarbanes-Oxley Act requires officers to forfeit certain bonuses and profits under certain circumstances. Specifically, if an issuer is required to prepare an accounting restatement due to material noncompliance of the issuer as a result of misconduct with any financial reporting requirements under the securities laws, the chief executive officer and chief financial officer of the issuer shall be required to reimburse the issuer for (1) any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.

The Sarbanes-Oxley Act also instructs the SEC to require by rule:

•	disclosure of all material off-balance sheet transactions and relationships that may have a material effect upon the financial status of an issuer; and

•

the presentation of pro forma financial information in a manner that is not misleading, and which is reconcilable with the financial condition of the issuer under generally accepted accounting principles.

The Sarbanes-Oxley Act also prohibits insider transactions in Community Bank’s stock during a lock out period of Community Bank’s pension plans, and any profits of such insider transactions are to be disgorged. In addition, there is a prohibition of bank loans to its executives, except in certain circumstances. The Sarbanes- Oxley Act also provides for mandated internal control report and assessment with the annual report and an attestation and a report on such report by Community Bank’s auditor. The SEC also requires an issuer to institute a code of ethics for senior financial officers of Community Bank. Furthermore, the Sarbanes-Oxley Act adds a criminal penalty of fines and imprisonment of up to 10 years for securities fraud.

The terrorist attacks in September 2001, have impacted the financial services industry and led to federal legislation that attempts to address certain issues involving financial institutions. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act.

Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or IMLA. IMLA authorized the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

Among its other provisions, IMLA requires each financial institution to: (1) establish an anti-money laundering program; (2) establish due diligence policies, procedures and controls with respect to its private backing accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (3) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLA also amends the BHCA and Community Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing an application under these acts.

Community Bank has implemented policies and procedures to address the requirements of the USA Patriot Act.

Impact of Monetary Policies

Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and other borrowings and the interest rate earned by a bank on loans, securities and other interest earning assets comprises the major source of a bank’s earnings. Thus, the earnings and growth of banks are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by its open market dealings in United States government securities, by adjusting the required level of reserves for financial institutions subject to reserve requirements and through adjustments to the discount rate applicable to borrowings by banks which are members of the FRB. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits, and also affect interest rates. The nature and timing of any future changes in such policies and their impact on Community Bank cannot be predicted. In addition, adverse economic conditions could make a higher provision for loan losses a prudent course and could cause higher loan loss charge offs, thus adversely affecting Community Bank’s net earnings.

Employees

As of September 12, 2007, Community Bank employed 104 full-time employees and 7 part-time employees. Community Bank is not a party to any collective bargaining agreement, and employee relations are considered good.

Properties

Community Bank’s main office is located at 15 Varney Road, Wolfeboro, New Hampshire. In addition to Community Bank’s main office in Wolfeboro, Community Bank has offices in Derry, Exeter, Hampstead, Hampton, Melvin Village, Nashua, and Plaistow, New Hampshire and a loan production office in Dover, New Hampshire.

Community Bank leases space for its Melvin Village office for the monthly rental of $300. The rental paid for this office during 2006 was $3,600. Community Bank leases space for its Hampstead office for a monthly rental of $1,487. Rental expense for 2006 was $17,844. Community Bank also leases space for its Dover loan production office for a monthly rental of $578.

All properties are considered to be in good condition and adequate for the purposes for which they are used.

The following table outlines all owned or leased properties of Community Bank. In addition, Community Bank purchased land in Dover, New Hampshire, for a future full-service office in June 2006. Community Bank held “Other Real Estate Owned” in the amount of $1,000,000 at September 12, 2007.

Location	Address	Owned/Leased	Lease Expiration

Main Office	15 Varney Road Wolfeboro, NH	Owned since 1990

Administration Office	12 Varney Road Wolfeboro, NH	Owned since 1999

Exeter Office	80 Main Street Exeter, NH	Owned since 1994

Plaistow Office	76 Main Street Plaistow, NH	Owned since 1996

Hampton Office	117 Winnacunnet Road Hampton, NH	Owned since 1997

Location	Address	Owned/Leased	Lease Expiration
Derry Office	38 Birch Street Derry, NH	Owned since 2000

Melvin Village Office	Route 109 Melvin Village, NH	Leased	2010 with a one (1) year extension

Nashua Office	283 Broad Street Nashua, NH	Owned since 2003

Dover Office	383 Central Avenue 3rd Floor, Suite 208 Dover, NH	Leased	Expires October 2007

Hampstead Office	10 Main Street Hampstead, NH	Leased	2007 with two (2) 5-year extensions

Legal Proceedings

Other than ordinary routine litigation incidental to its business, neither Community Bank nor its properties are the subject of any material pending or threatened litigation.

SELECTED FINANCIAL DATA OF COMMUNITY BANK

	At or For the Year Ended December 31,
	2006	2005	2004	2003	2002
Income Statement Data
Interest income	$30,543,793	$28,276,706	$26,813,962	$25,127,850	$23,825,913
Interest expense	9,826,385	6,511,415	4,984,300	5,632,946	6,948,758
Net interest income	20,717,408	21,765,291	21,829,662	19,494,904	16,877,155
Other income	1,264,860	1,341,789	1,411,833	1,681,398	1,812,936
Noninterest expense(2)	10,630,531	10,238,844	10,297,015	9,760,032	8,281,901
Income before income taxes	11,351,737	12,868,236	12,944,480	11,416,270	10,408,190
Income taxes	4,367,433	4,920,722	5,014,378	4,412,752	3,985,799
Net income	6,984,304	7,947,514	7,930,102	7,003,518	6,422,391

Balance Sheet Data
Total loans	407,275,059	399,361,032	411,638,888	390,476,178	318,731,686
Total assets	437,507,438	426,656,810	435,000,127	433,699,873	352,703,671
Total deposits	345,528,560	337,648,413	372,877,601	358,983,804	316,437,762
Total liabilities	393,365,432	383,686,250	395,370,335	398,722,988	322,389,392
Shareholders’ equity	44,142,006	42,970,560	39,629,792	34,976,885	30,314,279
Total investments(3)	7,373,059	6,212,503	5,134,176	10,903,290	14,316,214
Allowance for loan losses	6,123,567	6,174,183	6,395,786	5,631,373	4,349,150

Selected Ratios and Per Share Data
Return on average assets	1.62%	1.83%	1.85%	1.83%	1.98%
Return on average equity	15.84%	18.85%	20.92%	21.00%	22.60%
Earnings per common share(1)	$1.95	$2.26	$2.35	$2.14	$2.02
Earnings per common share, assuming dilution(1)	1.91	2.17	2.20	1.99	1.86
Price per share(1)	24.55	29.25	29.30	32.00	22.75
Book value per share(1)	12.21	12.09	11.54	10.57	9.40
Dividends declared:
Cash	1.93	1.85	1.15	0.95	0.75
Stock

Cash dividend yield	7.86%	6.32%	3.92%	2.97%	3.30%

(1)	All per share data has been adjusted to give retroactive effect to all stock dividends and splits.
(2)	Includes provision (benefit) for loan losses.
(3)	Excludes Federal Home Loan Bank Stock of $2,664,900, $2,652,600, $1,995,700, $1,963,700, and $1,373,800 as of December 31, 2006, 2005, 2004, 2003, and 2002, respectively.

	For the Six Months Ended June 30,
	2007	2006
Income Statement Data
Interest income	$15,653,908	$14,796,325
Interest expense	5,630,623	4,440,128
Net interest income	10,023,285	10,356,197
Other income	595,905	630,921
Noninterest expense(2)	5,845,661	5,200,983
Income before income taxes	4,773,529	5,786,135
Income taxes	1,810,430	2,236,577
Net income	2,963,099	3,549,558

Balance Sheet Data
Total loans	386,038,360	406,023,916
Total assets	415,324,753	434,687,299
Total deposits	346,095,309	336,298,393
Total liabilities	372,479,462	391,956,712
Shareholders’ equity	42,845,291	42,730,587
Total investments(3)	8,653,498	6,698,903
Allowance for loan losses	5,798,425	5,960,585

Selected Ratios and Per Share Data
Return on average assets	1.41%	1.67%
Return on average equity	13.18%	16.31%
Earnings per common share(1)	$0.82	$0.99
Earnings per common share, assuming dilution(1)	0.81	0.97
Price per share(1)	36.20	26.00
Book value per share(1)	11.68	11.70
Dividends declared:
Cash	1.56	1.21
Stock	—	—

(1)	All per share data has been adjusted to give retroactive effect to all stock dividends and splits.
(2)	Includes benefit for loan losses.
(3)	Excludes Federal Home Loan Bank Stock of $2,520,100 and $3,155,800 as of June 30, 2007 and 2006, respectively.

COMMUNITY BANK MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following is management’s discussion of Community Bank’s financial condition and results of operations for the three years ended December 31, 2006, 2005 and 2004 and the six months ended June 30, 2007 and 2006. This discussion should be read in conjunction with the financial statements and notes of Community Bank presented elsewhere in this document, as well as the financial information contained in Community Bank’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. See the section in this document titled “Where You Can Find More Information” beginning on page 140.

Critical Accounting Estimates

In preparing Community Bank’s financial statements, management selects and applies numerous accounting policies. In applying these policies, management must make estimates and assumptions. The accounting policy that is most susceptible to critical estimates and assumptions is the determination of the allowance for loan losses. The determination of an appropriate provision is based on a determination of the probable amount of credit losses in the loan portfolio. Many factors influence the amount of potential charge-off of loans deemed to be uncollectible. These factors include the specific characteristics of the loan portfolio and general economic conditions nationally and locally. While management carefully considers these factors in determining the amount of the allowance for loan losses, future adjustments may be necessary due to changed conditions, which could have an adverse impact on reported earnings in the future. See “—Provision and Allowance for Loan Losses.”

Review of Financial Condition

Financial Condition: December 31, 2006 as Compared to December 31, 2005

Community Bank’s total assets increased $10,850,628 or 2.5% from $426,656,810 as of December 31, 2005 to $437,507,438 as of December 31, 2006.

Net loans increased $8,131,901 or 2.1% from $391,615,214 as of December 31, 2005 to $399,747,115 as of December 31, 2006. Real estate construction and land development loans increased $5,434,710 or 12.7%, to $48,195,972 at December 31, 2006 from $42,761,262 at December 31, 2005. Community Bank saw increased activity in construction and land development as reflected in the increase in outstandings. Commercial real estate loans increased $3,720,568 or 2.3% from $161,683,502 at December 31, 2005 to $165,404,070 at December 31, 2006. Community Bank was able to establish new relationships with commercial real estate loan customers throughout the year as is evidenced in the growth in this portfolio. Residential real estate loans declined $1,340,327 or 0.8% from $171,689,368 as of December 31, 2005 to $170,349,041 as of December 31, 2006. Consumers took advantage of fixed rate mortgages as the threat of increased interest rates motivated them to move out of Community Bank’s three-year adjustable mortgage. Commercial loans grew modestly at $298,422 or 1.4% as of December 31, 2006 to $21,440,966 from $21,142,544 as of December 31, 2005.

The fair value of Community Bank’s investment portfolio increased $1,160,556 or 18.7% from $6,212,503 as of December 31, 2005 to $7,373,059 as of December 31, 2006. During the year, Community Bank purchased securities in the amount of $4,117,021, sold securities in the amount of $997,375 and had maturities, paydowns and calls in the amount of $2,067,500. During 2006, securities sales generated a pre-tax loss of $6,119. During 2005, securities sales generated gains of $6,161.

The book value of Community Bank’s premises, furniture and equipment, net of depreciation and amortization increased $537,885 or 7.6% from $7,043,284 as of December 31, 2005 to $7,581,169 as of December 31, 2006.

Financial Condition: December 31, 2005 as Compared to December 31, 2004

Community Bank’s total assets decreased $8,343,317 or 1.9% from $435,000,127 as of December 31, 2004 to $426,656,810 as of December 31, 2005.

Net loans decreased 3.0% or $11,980,628 from $403,595,842 as of December 31, 2004 to $391,615,214 as of December 31, 2005. The decline in the loan portfolio stemmed from market conditions and did not reflect any change in Community Bank’s credit granting standards or loan pricing. Real estate construction and land development loans decreased $3,176,288, or 6.9%, from $45,937,550 as of December 31, 2004 to $42,761,262 as of December 31, 2005. Construction activity slowed slightly and contributed to the decline in portfolio outstandings. Commercial real estate loans at December 31, 2005 of $161,683,502 fell $5,805,507, or 3.5%, from $167,489,009 at December 31, 2004. Two large commercial real estate customers refinanced their loans elsewhere to obtain longer-term fixed rates. Residential real estate loans declined $6,772,183, or 3.8% to $171,689,368 at December 31, 2005 from $178,461,551 at December 31, 2004. With rising interest rates, consumers are refinancing out of three-year adjustable mortgages in Community Bank’s residential portfolio, to fixed-rate mortgages offered by the secondary market. Commercial loans increased $3,426,198, or 19.3%, to $21,142,544 at December 31, 2005 from $17,716,346 at December 31, 2004. New customers accounted for the increase in commercial loans. Community Bank’s total loan portfolio experienced negative growth of 2.98% as of year-end December 31, 2005 as compared to a positive growth of 5.42% at year-end December 31, 2004.

The fair value of Community Bank’s investment portfolio increased $1,078,327, or 21.0%, from $5,134,176 as of December 31, 2004 to $6,212,503 as of December 31, 2005. During the year, Community Bank purchased securities in the amount of $3,488,171, sold securities in the amount of $398,875 and had maturities, paydowns and calls in the amount of $1,677,500. During 2005, securities sales generated pre-tax gains of $6,161. During 2004, securities sales generated gains of $304,536 and losses of $272,377 for a net pretax gain of $32,159.

The book value of Community Bank’s premises, furniture and equipment, net of depreciation, declined $176,711 from $7,219,995 as of December 31, 2004 to $7,043,284 as of December 31, 2005.

Liabilities: December 31, 2006 as Compared to December 31, 2005

Total liabilities increased $9,679,182 or 2.5% to $393,365,432 at December 31, 2006 from $383,686,250 at December 31, 2005. Deposits increased 2.3% or $7,880,147 from $337,648,413 at December 31, 2005 to $345,528,560 at December 31, 2006. Noninterest-bearing deposits increased $1,724,837 or 4% to $45,174,169 at December 31, 2006 from $43,449,332 at December 31, 2005. NOW account deposits declined $1,564,559, or 2.5%, from $63,064,363 as of December 31, 2005 to $61,499,804 as of December 31, 2006. Money market deposit accounts declined $37,310,781 or 28.6% to $93,073,540 as of December 31, 2006 from $130,384,321 as of December 31, 2005. Savings accounts including investment savings declined $6,619,250 or 21.6% to $24,073,739 as of December 31, 2006 from $30,692,989 as of December 31, 2005. Certificates of deposit accounts increased 73.7% or $51,649,901 to $121,707,309 at December 31, 2006 from $70,057,408 at December 31, 2005. In March 2006, Community Bank’s ALCO committee responded to increased competition within its market by showcasing the eight-month certificate of deposit with an attractive rate that was often in the top three highest rates among competition. At December 31, 2005, the balance of eight-month certificates was $11,666,434 and at December 31, 2006, eight-month certificates totaled $93,564,747, representing an increase of $81,898,313. The decline in money market accounts, as well as much of the decline in savings accounts has been consumer movement to the eight-month certificate product.

As of December 31, 2006, Community Bank had short-term borrowings of $43,000,000 on its available borrowing capacity of $71,562,320 with Federal Home Loan Bank of Boston. Community Bank increased its dependence on borrowed short-term funds by $3,000,000 at December 31, 2006 from the $40,000,000 advances outstanding at December 31, 2005. Community Bank also had an additional borrowing of $1,551,549 from the Federal Home Loan Bank, the balance of a $5,000,000 amortizing five-year note originated in May 2003 at a fixed rate of 2.19%. During the year, Community Bank made $1,012,767 in payments on the amortizing note. The increase in Community Bank’s borrowing was primarily a result of the increase to premises, furniture and equipment of $951,201, payments on the long-term borrowing of $1,012,767, and an increase in loans held-for-sale of $536,700.

Liabilities: December 31, 2005 as Compared to December 31, 2004

Total liabilities declined from $395,370,335 as of December 31, 2004 to $383,686,250 as of December 31, 2005, a decline of $11,684,085. Deposits decreased $35,229,188, or 9.4%, from $372,877,601 as of December 31, 2004 to $337,648,413 as of December 31, 2005. Noninterest-bearing deposits increased $495,342, or 1.2%, from $42,953,990 as of December 31, 2004 to $43,449,332 as of December 31, 2005. Consumer NOW accounts increased $1,990,257, or 3.9%, to $52,482,761 at December 31, 2005 as compared to $50,492,504 at December 31, 2004. Money market deposit accounts at December 31, 2005 declined $37,793,194, or 22.5%, from $168,177,514 at December 31, 2004 to $130,384,320 at December 31, 2005. In this environment of increasing interest rates, brokerage house money market funds have increased their interest rates at a much faster pace than banks, resulting in a substantial decline in Community Bank’s money market deposit account balances. Investment savings accounts decreased $3,205,884, or 18.9%, to $13,729,385 at December 31, 2005 from $16,935,269 at December 31, 2004. Certificates of deposit increased $6,561,820, or 10.3%, to $70,057,407 at December 31, 2005 from $63,495,587 at December 31, 2004. Bank certificate of deposit interest rates increased much faster than money market account rates, resulting in a modest increase in certificate balances.

As of December 31, 2005, Community Bank had short-term borrowings of $40,000,000 on its available borrowing capacity of $59,673,569 with the Federal Home Loan Bank of Boston. Community Bank also had an additional borrowing of $2,564,316 from the Federal Home Loan Bank, the balance of a $5,000,000 amortizing five-year note originated in May 2003 at a fixed rate of 2.19%. This is an increase of $22,719,441 in borrowings from December 31, 2004 when total advances were $19,844,875. During the year, Community Bank prepaid $990,559 on the five-year amortizing note. Community Bank’s dependence on borrowings to fund its loan growth resulted primarily from the decrease in deposits, as discussed above.

Financial Condition: June 30, 2007 as Compared to June 30, 2006

Community Bank’s total assets declined $22.2 million, or 5.1%, from $437.5 million as of December 31, 2006 to $415.3 million as of June 30, 2007.

Deposits at June 30, 2007 were $346.1 million, an increase of $567 thousand or 0.2%, from $345.5 million as of December 31, 2006. Demand deposit accounts declined $7.6 million or 16.8% to $37.6 million at June 30, 2007 from $45.2 million as of December 31, 2006. Money Market deposit accounts fell $3.6 million or 3.9% from $93.1 million at December 31, 2006 to $89.5 million at June 30, 2007 primarily due to migration to Community Bank’s certificate of deposit products. Community Bank’s portfolio of certificate of deposit accounts increased $15.6 million or 12.8% to $137.3 million at June 30, 2007 from $121.7 million at December 31, 2006. During the first quarter of 2007, Community Bank introduced a 5-month certificate of deposit at an annual percentage yield (APY) of 5.0% with total balances of $71.2 million at June 30, 2007. NOW accounts also declined by $3.2 million or 5.2% over the six month period from $61.5 million at December 31, 2006 to $58.3 million at June 30, 2007. Business NOW account balances declined $3.8 million, as tax receipts at year end were significantly higher for Community Bank’s municipal accounts at December 31, 2006 than at June 30, 2007.

Community Bank’s loan portfolio less allowance for loan losses decreased $20.8 million or 5.2% from $399.7 million as of December 31, 2006 to $379.0 million as of June 30, 2007. Community Bank’s residential real estate portfolio declined $20.8 million or 13.11% from $159.0 million at December 31, 2006 to $138.2 million at June 30, 2007. This is attributed to the lower volume of residential loan originations reflecting fewer residential property sales and refinances. During the first six months of 2007, Community Bank’s commercial real estate portfolio declined $987 thousand or 0.5% to $193.2 million at June 30, 2007. During the same period,

Community Bank’s commercial loan portfolio increased $743 thousand or 4.1% bringing total outstandings to $18.9 million at June 30, 2007. At June 30, 2007, Community Bank had no loans held for sale outstanding as compared to the $696.7 thousand outstanding in such loans at December 31, 2006.

Community Bank increased its investment portfolio $1.2 million or 17.4% to $8.7 million at June 30, 2007 from $7.4 million at December 31, 2006. During the first six months of 2007, Community Bank had $2.5 million in U.S. agencies mature, $500 thousand in corporate bonds called and there was $86 thousand in regularly scheduled payments for a total decrease of $3.1 million. During the same period, Community Bank purchased $4.4 million of U.S. agencies and recognized net amortization/accretion of $99 thousand, with $55 thousand of this amount due to the call of the $500 corporate bond. Unrealized gains on available for sale securities fell to just $3 thousand at June 30, 2007 from $181 thousand at December 31, 2006, as market rates have risen against the investment portfolio yield.

Community Bank’s reliance on borrowed funds decreased $22.5 million or slightly more than 50% to $22.0 million at June 30, 2007 from the $44.5 million at December 31, 2006. This is attributed to the decline in Community Bank’s outstanding loan portfolio.

Results of Operations

For the Years Ended December 31, 2006, 2005 and 2004

Net interest income is the single largest source of Community Bank’s net income. Net interest income is determined by several factors and is defined as the difference between interest and dividend income from earning assets, primarily loans and investment securities, and interest expense due on deposits and borrowed money. Although there are certain factors which can be controlled by management policies and actions, certain other factors, such as the general level of credit demand, Federal Reserve Bank monetary policy and changes in tax law are beyond the control of management.

Net Income

Calendar Year 2006 as Compared to Calendar Year 2005

Community Bank’s net income for 2006 totaled $6,984,304, a decrease of $963,210 from net income of $7,947,514 in 2005. Basic earnings per common share decreased from $2.26 to $1.95, a decrease of $0.31 or 13.7%. During 2006, Community Bank issued 56,970 shares related to the exercise of stock options, and 3,649 shares related to the employee incentive plan, increasing total shares outstanding from 3,555,557 to 3,616,176. Assuming dilution, earnings per common share decreased from $2.17 in 2005 to $1.91 in 2006, a decrease of $0.26 or 12.0%. Certain options exercised during 2006 became non-qualified resulting in a tax benefit to Community Bank in the amount of $189,560 and capital adjustments of $76,820.

Calendar Year 2005 as Compared to Calendar Year 2004

Community Bank’s net income for 2005 totaled $7,947,514, an increase of $17,412 from net income of $7,930,102 in 2004. Basic earnings per common share decreased from $2.35 to $2.26, a decrease of $0.09 or 3.8%. During 2005, Community Bank issued 117,853 shares related to the exercise of stock options, and 3,495 shares related to the employee incentive plan, increasing total shares outstanding from 3,434,209 to 3,555,557. Assuming dilution, earnings per common share decreased from $2.20 in 2004 to $2.17 in 2005, a decrease of $0.03 or 1.4%. Certain options exercised during 2005 became non-qualified resulting in a tax benefit to Community Bank in the amount of $96,615 and capital adjustments of $284,162.

Net Interest Income

Calendar Year 2006 as Compared to Calendar Year 2005

Net interest income on a fully tax equivalent basis decreased $1,048,000, or 4.8%, as of December 31, 2006 to $20,730,989 from $21,778,989 at December 31, 2005. Community Bank’s net interest margin declined from 5.20% at December 31, 2005 to 5.00% at December 31, 2006, or 20 basis points.

Year-to-date average net loans declined $5,839,607 to $402,394,219 for 2006 with an average yield of 7.41%, 62 basis points higher than 2005 at 6.8%. Year-to-date average deposits declined $22,449,069 to $336,001,366 for 2006 with a cost of 2.20%, as compared to year-to-date average deposits of $358,450,435 with a cost of 1.51% for 2005, a 69 basis point increase. Community Bank’s year-to-date average borrowings increased $16,181,788 to $48,775,684 with an average cost of 5.0%, an increase of 161 basis points over 2005. Community Bank’s year-to-date average earning assets declined $4,157,628 to $414,387,872. These changes resulted in a 20 basis point decline in net interest margin.

Calendar Year 2005 as Compared to Calendar Year 2004

Net interest income on a fully tax equivalent basis decreased $88,456, or 0.40%, as of December 31, 2005 to $21,778,989 from $21,867,445 at December 31, 2004. Community Bank’s net interest margin declined from 5.29% at December 31, 2004 to 5.20% at December 31, 2005, or nine basis points. This decline in net interest margin combined with very little growth in earning assets caused the modest decline in net interest income (see chart below).

	2006	2005	2004
Interest income	$30,543,793	$28,276,706	$26,813,962
Tax-equivalent adjustment	13,581	13,698	37,783
Interest expense	(9,826,385)	(6,511,415)	(4,984,300)

Net interest income (FTE)	$20,730,989	$21,778,989	$21,867,445

The following table presents Community Bank’s average balance sheets (computed on a daily basis), net interest income, and interest rates for the years ended December 31, 2006, 2005 and 2004. Average loans outstanding include nonaccruing loans. Interest income is presented on a tax-equivalent basis, which reflects a federal tax rate of 34% for all periods presented.

	Years Ended
	December 31, 2006			December 31, 2005
	Average Balance	Interest Earned/Paid	Yield/Rate	Average Balance	Interest Earned/Paid	Yield/Rate
ASSETS
Interest Earning Assets:
Loans receivable	$402,394,220	$29,807,060	7.41%	$408,233,826	$27,701,062	6.79%
Securities	9,434,455	616,124	6.53%	8,602,505	532,183	6.19%
Federal Funds sold and other	2,559,197	134,190	5.24%	1,709,169	57,159	3.34%

Total interest earning assets	414,387,872	30,557,374	7.37%	418,545,500	28,290,404	6.76%

Allowance for loan losses	(6,039,876)			(6,300,311)
Cash & due from banks	10,857,181			12,477,496
Bank premises and equipment	6,962,132			7,156,269
Other real estate owned	2,012			0
Other assets	5,499,978			3,246,935

Total Assets	$431,669,299			$435,125,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest Bearing Liabilities:
NOW/Money market deposits	$169,667,641	3,335,747	1.97%	$216,144,514	3,589,930	1.66%
Savings deposits	27,791,803	217,228	0.78%	34,604,358	269,762	0.78%
Time deposits	97,629,524	3,847,772	3.94%	63,941,496	1,557,888	2.44%
Borrowed funds	48,775,684	2,425,638	4.97%	32,593,896	1,093,835	3.36%

Total interest bearing liabilities	343,864,652	9,826,385	2.86%	347,284,264	6,511,415	1.87%

Demand deposits	40,912,401			43,760,067
Other liabilities	2,797,776			1,920,688
Shareholders’ equity	44,094,470			42,160,870

Total Liabilities and Shareholders’ Equity	$431,669,299			$435,125,889

Net interest income		$20,730,989			$21,778,989

Net interest spread			4.51%			4.89%
Net interest margin			5.00%			5.20%

	Years Ended
	December 31, 2005			December 31, 2004
	Average Balance	Interest Earned/Paid	Yield/Rate	Average Balance	Interest Earned/Paid	Yield/Rate
ASSETS
Interest Earning Assets:
Loans receivable	$408,233,826	$27,701,062	6.79%	$402,041,323	$26,168,734	6.51%
Securities	8,602,505	532,183	6.19%	9,976,959	663,120	6.66%
Federal Funds sold and other	1,709,169	57,159	3.34%	1,096,699	19,891	1.81%

Total interest earning assets	418,545,500	28,290,404	6.76%	413,114,981	26,851,745	6.50%

Allowance for loan losses	(6,300,311)			(6,053,458)
Cash & due from banks	12,477,496			12,050,958
Bank premises and equipment	7,156,269			7,346,848
Other real estate owned	0			0
Other assets	3,246,935			3,011,494

Total Assets	$435,125,889			$429,470,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest Bearing Liabilities:
NOW/Money market deposits	$216,144,514	3,589,930	1.66%	$228,905,838	3,024,984	1.32%
Savings deposits	34,604,358	269,762	0.78%	36,029,370	289,851	0.80%
Time deposits	63,941,496	1,557,888	2.44%	63,706,792	1,350,815	2.12%
Borrowed funds	32,593,896	1,093,835	3.36%	20,254,680	318,650	1.57%

Total interest bearing liabilities	347,284,264	6,511,415	1.87%	348,896,680	4,984,300	1.43%

Demand deposits	43,760,067			41,025,194
Other liabilities	1,920,688			1,637,806
Shareholders’ equity	42,160,870			37,911,143

Total Liabilities and Shareholders’ Equity	$435,125,889			$429,470,823

Net interest income		$21,778,989			$21,867,445

Net interest spread			4.89%			5.07%
Net interest margin			5.20%			5.29%

Noninterest Income

Calendar Year 2006 as Compared to Calendar Year 2005

Noninterest income for 2006 was $1,264,860, a decrease of $76,929, or 5.7%, from $1,341,789 for the year ended December 31, 2005. Deposit account service charges for 2006 were $271,517, a decrease of $36,233 from 2005 when Community Bank earned $307,750. Gain on sales of loans for 2006 was $185,406, a decline of $39,739 from the $225,145 Community Bank earned in 2005. Losses on sales and calls of securities were $6,119 as compared to gains of $6,161 for 2005, a decline of $12,280. Overdraft charges for 2006 were $311,669, an increase of $25,315 when Community Bank earned $286,354.

Calendar Year 2005 as Compared to Calendar Year 2004

Noninterest income for 2005 was $1,341,789, a decrease of $70,044, or 5.0%, from $1,411,833 for the year ended December 31, 2004. Gains on sales and calls of securities were $6,161 for 2005 as compared to $61,434 for 2004, a decline of $55,273. Overdraft charges for 2005 were $286,354, a $30,610 decrease from 2004 when Community Bank earned $316,964. Gains on sales of loans increased to $225,145 for 2005 or $43,182 from $181,963 for 2004 as secondary market activity picked up during the year.

Noninterest Expense

Calendar Year 2006 as Compared to Calendar Year 2005

Noninterest expense for 2006 was $10,455,971, an increase of $63,283, or less than 1%, over 2005 when Community Bank’s noninterest expense was $10,392,688. Salaries and employee benefits totaled $6,241,262 for 2006, an increase of $150,654, or 2.5%, from 2005 where salaries and employee benefits totaled $6,090,608. Data processing fees totaled $1,078,683 for 2006, an increase of $68,533, or 6.8% from 2005 where data processing fees totaled $1,010,150. Professional fees decreased $155,798 to $466,317 for 2006 from 2005 where Community Bank’s professional fees totaled $622,115.

Calendar Year 2005 as Compared to Calendar Year 2004

Noninterest expense increased $973,549 or 10.3% from $9,419,139 in 2004 to $10,392,688 in 2005. Salaries and employee benefits totaled $6,090,608 for 2005, up $454,278 or 8.1% from 2004 where salaries and employee benefits totaled $5,636,330. Other expenses and professional fees increased $408,067 to $2,230,339 in 2005 from $1,822,272 in 2004. The following were the major components of this increase. Exams and audit fees totaled $223,334, an increase of $106,860 over 2004; Consulting and professional fees of $363,748 increased $91,778 over 2004; FDIC insurance expense of $157,590 increased $51,158 over 2004; and Advertising and marketing totaled $256,790, an increase of $93,147 over 2004.

Rate/Volume Analysis

The following table, which is presented on a tax-equivalent basis, reflects the changes for the 12 months ended December 31, 2006 when compared to the 12 months ended December 31, 2005 in net interest income arising from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in the rate and the volume on a pro rata basis.

	2006 Compared to 2005 Increase (Decrease) Due to
	Volume	Rate	Total
Interest earned on:
Loans	($396,252)	$2,502,250	$2,105,998
Investment securities	51,468	32,473	83,941
Other earning assets	28,427	48,604	77,031

Total interest earning assets	(316,357)	2,583,327	2,266,970

Interest paid on:
Deposits	(337,450)	2,320,617	1,983,167
Borrowed funds	543,053	788,750	1,331,803

Total interest bearing liabilities	205,603	3,109,367	3,314,970

Decrease in net interest income	($521,960)	($526,040)	($1,048,000)

The following table, which is presented on a tax-equivalent basis, reflects the changes for the 12 months ended December 31, 2005 when compared to the 12 months ended December 31, 2004 in net interest income arising from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in the rate and the volume on a pro rata basis.

Rate/Volume Analysis

	2005 Compared to 2004 Increase (Decrease) Due to
	Volume	Rate	Total
Interest earned on:
Loans	$403,068	$1,129,260	$1,532,328
Investment securities	(80,252)	(50,685)	(130,937)
Other earning assets	6,530	30,738	37,268

Total interest earning assets	329,346	1,109,313	1,438,659

Interest paid on:
Deposits	(175,128)	927,058	751,930
Borrowed funds	194,123	581,062	775,185

Total interest bearing liabilities	18,995	1,508,120	1,527,115

Increase (Decrease) in net interest income	$310,351	($398,807)	($88,456)

Non-accrual, Past Due and Impaired Loans and Other Real Estate Owned

Community Bank’s non-accrual loans, Other Real Estate Owned (OREO), and loans past due in excess of 90 days and accruing interest at December 31, 2002 through 2006 are presented below. All restructured loans are included in these loan amounts.

	December 31,
	2006	2005	2004	2003	2002
Nonaccrual loans	$6,284,150	$2,293,112	$1,180,380	$5,603,514	$4,720,636
OREO	0	0	0	0	0

Total non-performing loans & OREO	$6,284,150	$2,293,112	$1,180,380	$5,603,514	$4,720,636

Loans past due in excess of 90 days and accruing interest	$1,165,211	$280,750	$0	$628,960	$906,698

The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest, or when, in the judgment of management, collectibility of the loan or loan interest becomes uncertain. When accrual of interest is discontinued, any unpaid interest previously accrued is reversed from income. Subsequent recognition of income occurs only to the extent payments are received subject to management’s assessment of the collectibility of the remaining principal and interest. The accrual of interest on loans past due 90 days or more, including impaired loans, may be continued when the value of the loan’s collateral is believed to be sufficient to discharge all principal and accrued interest income due on the loan and the loan is in the process of collection. A non-accrual loan is restored to accrual status when it is no longer delinquent and collectibility of interest and principal is no longer in doubt. A loan is classified as a restructured loan when certain concessions have been made to the original contractual terms, such as reduction of interest rates or deferral of interest or principal payments, due to the borrower’s financial condition. OREO is comprised of properties acquired through foreclosure proceedings and acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair value less estimated costs of disposal. At the time these properties are obtained, they are recorded at fair value through a direct charge against the allowance for loan losses, which establishes a new cost basis. Any subsequent declines in value are charged to income with a corresponding adjustment to the allowance for foreclosed real estate. Revenue and expense from the operation of foreclosed real estate and changes in the valuation allowance are included in operations. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral. Upon disposition, gains and losses, to the extent they exceed the corresponding valuation allowance, are reflected in the statement of income. Had the non-accrual loans performed in accordance with their original terms, gross interest income for 2006 would have increased by approximately $201,317.

Community Bank’s nonaccrual loans increased $3,991,038 at December 31, 2006 from $2,293,112 at December 31, 2005 to $6,284,150 at December 31, 2006. One of the bank’s largest loans, with a balance of $3,631,084, was placed on nonaccrual status in December 2006. The borrower is attempting to bring this real estate secured loan current, but in the event he is unable to do so, the bank may be forced to foreclose on the property. Based on the most recent appraisal, the property was valued at $5.5 million. Management is of the opinion that it would be unlikely that the bank would suffer a loss if foreclosure were to occur.

Community Bank’s loans past due in excess of 90 days and accruing interest increased $884,461. The bank held $280,750 of such loans as of December 31, 2005 as compared to $1,165,211 as of December 31, 2006. Although this level of past due is the highest reported in the five year comparative table above, the increase in 2006 is due to one loan in the amount of $849,440 which has subsequently been extended and brought current. Management does not believe that this increase in non-performing loans is indicative of a trend in the quality of the bank’s loan portfolio.

Community Bank utilizes a loan review and rating process which classifies loans according to Community Bank’s uniform classification system in order to identify potential problem loans at an early stage, alleviate weaknesses in Community Bank’s lending policies, oversee the individual loan rating system and ensure compliance with Community Bank’s underwriting, documentation, compliance and administrative policies. Management considers loans included in this process as being in need of special attention because of some deficiency related to the credit or documentation, but which are still considered collectable and performing. Such attention is intended to act as a preventative measure and thereby avoid more serious problems in the future.

Community Bank considers all non-accrual loans, other loans past due ninety days or more, loans classified as “doubtful,” and restructured loans to be impaired. A loan is considered impaired when it is probable that the creditor will be unable to collect amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, impairments are measured using (1) the present value of expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral of a collateral-dependent loan. When a loan has been deemed to have an impairment, a valuation allowance is established for the amount of impairment.

Community Bank makes provisions for loan losses on a quarterly basis as determined by a continuing assessment of the adequacy of the allowance for loan losses (ALLL). At least on a quarterly basis, Community Bank performs an ongoing review of loans in accordance with an individual loan rating system to determine the required allowance for loan losses at any given date. The review of loans is performed to estimate potential exposure to losses. Management’s judgment in determining the adequacy of the allowance is based on an evaluation of the known and inherent risk characteristics and size of the loan portfolios, the assessment of current economic and real estate market conditions, estimates of the current value of underlying collateral, past loan loss experience, review of regulatory authority examination reports and evaluations of impaired loans, and other relevant factors. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely. Generally, any subsequent recoveries are credited to the allowance for loan losses when received. In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties, as warranted.

The following table summarizes Community Bank’s OREO, past due and non-accrual loans, and non-performing assets as of December 31, 2006, 2005, 2004, 2003, and 2002.

	December 31,
	2006	2005	2004	2003	2002
Nonaccrual loans & other assets	$6,284,150	$2,293,112	$1,180,380	$5,823,514	$4,925,636
OREO	0	0	0	0	0

Non-performing assets	$6,284,150	$2,293,112	$1,180,380	$5,823,514	$4,925,636

Loans past due 90+	$1,165,211	$280,750	$0	$628,960	$906,698

Total loans	$407,275,058	$399,361,032	$411,638,888	$390,476,178	$318,731,686
ALLL	$6,123,567	$6,174,183	$6,395,786	$5,631,373	$4,349,150
Shareholders’ equity	$44,142,006	$42,970,560	$39,629,792	$34,976,885	$30,314,279
Non-perf/total loans + OREO(1)	1.54%	0.57%	0.29%	1.49%	1.55%
Non-perf+over 90/total loans + OREO(2)	1.83%	0.64%	0.29%	1.65%	1.83%
ALLL/Total loans(3)	1.50%	1.55%	1.55%	1.44%	1.36%
ALLL/Non-perf+over 90(4)	82.20%	239.88%	541.84%	87.27%	74.57%
Non-perf+over 90/over 90+shareholders’ equity(5)	16.44%	5.95%	2.98%	18.12%	18.68%

(1)	Ratio of non-performing assets to total loans and OREO.
(2)	Ratio of non-performing assets and loans past due in excess of 90 days accruing interest to total loans and OREO.
(3)	Ratio of allowance for loan losses to total loans.
(4)	Ratio of allowance for loan losses to non-performing assets and loans in excess of 90 days past due and accruing interest.
(5)	Ratio of non-performing assets and loans in excess of 90 days past due and accruing interest to loans in excess of 90 days past due and shareholders’ equity.

Total non-performing assets increased by $3,991,038 or 174.0%, to $6,284,150 at December 31, 2006 from $2,293,112 at December 31, 2005. In 2005, total non-performing assets increased by $1,112,732 or 94.3% from $1,180,380 at December 31, 2004. Management believes that the non-performing assets to total loans and OREO are a reflection of the quality of the lending portfolio. Management continues to monitor diversification of the portfolio across business types, delinquency statistics and economic trends.

At December 31, 2006, loans past due in excess of 90 days and accruing interest increased from $280,750 to $1,165,211. Balances at December 2004, 2003 and 2002 were $0, $628,960, and $906,698, respectively.

Community Bank had no OREO as of December 31, 2006 and December 31, 2005.

Total non-performing assets represented 1.54% of total loans and other real estate owned at December 31, 2006, as compared to 0.57% and 0.29%, respectively, at December 31, 2005 and 2004. Management continues to closely monitor the quality of the loan portfolio.

For the Six Months ended June 30, 2007 as Compared to the Six Months ended June 30, 2006

Net Income

Net income for the six months ended June 30, 2007 was $2.9 million, a decrease of $586 thousand or 16.5% from the six months ended June 30, 2006. Basic earnings per common share decreased from $0.99 for the six months ended June 30, 2006 to $0.82 for the six months ended June 30, 2007, a decrease of $0.17 or 17.2%. Earnings per share on a fully diluted basis decreased to $0.81 for the six months ended June 30, 2007 from $0.97 for the six months ended June 30, 2006, a decrease of $0.16 or 16.5%.

Net Interest and Dividend Income

Community Bank’s interest and dividend income for the six months ended June 30, 2007 totaled $15.7 million, an increase of $858 thousand or 5.8% from the $14.8 million for the six months ended June 30, 2006. The yield on Community Bank’s earning assets increased from 7.25% for the six months ended June 30, 2006 to 7.65% for the six months ended June 30, 2007, an increase of 40 basis points. The yield on loans increased 41 basis points from 7.28% at June 30, 2006 to 7.69% at June 30, 2007 and produced an increase in interest income of $735 thousand or 5.1% to $15.2 million at June 30, 2007 as compared to $14.5 million at June 30, 2006.

Interest expense increased from $4.4 million as of June 30, 2006 to $5.6 million as of June 30, 2007, an increase of $1.2 million or 26.8%. Community Bank’s cost of funds increased from 2.62% as of June 30, 2006 to 3.32% as of June 30, 2007, an increase of 70 basis points. Interest expense on deposit accounts increased $1.4 million to $4.7 million and interest expense on borrowings decreased $202 thousand to $966 thousand.

Community Bank’s net interest spread declined from 4.62% for the quarter ended June 30, 2006 to 4.33% for the quarter ended June 30, 2007, or 29 basis points. Community Bank’s net interest and dividend income declined $333 thousand or 3.2% from the quarter ended June 30, 2006.

As discussed above, Community Bank’s response to an increasingly competitive deposit rate environment has been to increase certificates of deposit rates to retain and attract deposit dollars. Interest expense on certificates of deposits for the six months ended June 30, 2007 totaled $3.0 million as compared to $1.4 million for the six months ended June 30, 2006, an increase of $1.6 million. Year-to-date average balances on certificates of deposit at June 30, 2007 was $132.3 million with an average cost of funds of 4.63% as compared to year-to-date balances at June 30, 2006 of $83.6 million with an average cost of funds of 3.42%. Community Bank has experienced year-to-date average certificates of deposit growth of $48.7 million and an increase in the average cost of funds in the certificates of deposit portfolio of 120 basis points.

Noninterest Income

Total noninterest income decreased $35 thousand or 6% to $596 thousand for the six months ended June 30, 2007 from $631 thousand for the six months ended June 30, 2006. Service fees on deposit accounts were $111 thousand for the six month period ended June 30, 2007 as compared to $144 thousand for the six month period ended June 30, 2006, a decrease of $33 thousand or 23%. Net gains on sales of loans, the monies generated from selling mortgage loans into the fixed-rate secondary market, generated $82 thousand in the six months ended June 30, 2007 as compared to $94 thousand in the six months ended June 30, 2006, a decline of $12 thousand or 13%. Partially offsetting these declines was a deposit forfeited on a foreclosure sale in the amount of $10 thousand during 2007.

Noninterest Expense

Total noninterest expense increased $569 thousand or 10.8% for the six months ended June 30, 2007. Salaries and employee benefits amounted to $3.2 million for the six months ended June 30, 2007, representing an increase of $84 thousand, or 2.7%. Data processing fees increased $48 thousand or 9% to a total of $576 thousand for the period ending June 30, 2007 as compared to $528 thousand for the period ending June 30, 2006. Professional fees decreased $68 thousand or 26% to $194 thousand for the six months ending June 30, 2007. Other expenses increased $489 thousand to $1.3 million for the period ended June 30, 2007. Community Bank participated in three Community Bank Development Finance Authority projects, or CDFA, during the first six months of 2007, totaling $222.5 thousand in the Exeter, Hampton and Wolfeboro areas. The CDFA donations provide for a 75% tax benefit, resulting in a lower state tax burden of $166.9 thousand.

Provision and Allowance for Loan Losses

Potential Problem Loans

As of December 31, 2006, there were no potential problem loans not disclosed above which caused management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms. Community Bank is taking action to verify the effectiveness of its problem loan identification and risk rating in response to concerns expressed in the bank examination process, and an independent loan review firm reviews Community Bank’s loan classification on an annual basis.

Allowance for Loan Losses

The following table summarizes the activity in the allowance for loan losses for the years ended December 31, 2006 through 2002. The allowance is maintained at a level commensurate with identified loss potential and the perceived risk in the portfolio.

	December 31,
	2006	2005	2004	2003	2002
	(Dollar Amounts in Thousands)
Balance, at beginning of period	$6,174	$6,395	$5,631	$4,349	$3,686

Loans charged-off:
Commercial and financial	261	159	64	88	87
Real estate	26	0	8	0	0
Installment	4	0	5	4	1

TOTAL	291	159	77	92	88

Recoveries on loans charged-off:
Commercial and financial	66	92	17	35	36
Real estate	0	0	0	0	7
Installment	0	0	0	0	0

TOTAL	66	92	17	35	43

Net charged-off	225	67	60	57	45

Provision (benefit) charged to operations	175	(154)	878	1,339	708

Transfer to unfunded reserve	0	0	(54)	0	0

Balance, at end of period	$6,124	$6,174	$6,395	$5,631	$4,349

Average loans	$402,394	$408,234	$402,041	$347,795	$283,540

Total loans	$407,275	$399,361	$411,639	$390,476	$318,732

Ratio of net charge-offs during period to average loans	0.06%	0.02%	0.01%	0.02%	0.02%

Ratio of ALLL to total loans	1.50%	1.55%	1.55%	1.44%	1.36%

The following table reflects the allocation for loan losses as of December 31, 2006, 2005, 2004, 2003, and 2002 and the percentage of loans in each category.

Analysis of Allocation for Loan Losses

	December 31,
	2006		2005		2004		2003		2002
Loans by Type	Allocation	Percentage	Allocation	Percentage	Allocation	Percentage	Allocation	Percentage	Allocation	Percentage
Commercial & Financial	$473,818	5.26%	$613,567	5.29%	$626,427	3.61%	$833,373	4.09%	$661,368	4.80%
Real Estate:
Construction	915,205	11.83%	866,102	10.71%	874,832	11.85%	1,015,238	11.43%	804,983	10.49%
Residential	804,832	41.83%	743,294	42.99%	897,979	43.36%	678,536	43.69%	529,000	44.55%
Commercial	3,667,108	40.61%	3,708,364	40.49%	3,719,392	40.69%	2,858,876	40.08%	2,149,130	39.08%
Consumer	64,032	0.46%	15,827	0.51%	15,196	0.46%	35,745	0.63%	38,158	0.89%
Other	198,572	0.01%	227,029	0.01%	261,960	0.03%	209,605	0.08%	166,511	0.19%

Total	$6,123,567	100.00%	$6,174,183	100.00%	$6,395,786	100.00%	$5,631,373	100.00%	$4,349,150	100.00%

Community Bank makes provisions to its allowance for loan losses on a quarterly basis as determined by a continuing assessment of the adequacy of the allowance for loan losses. At least on a quarterly basis, Community Bank performs an ongoing review of loans in accordance with an individual loan rating system to determine the required allowance for loan losses at any given date. The review of loans is performed to estimate potential exposure to losses. Management’s judgment in determining the adequacy of the allowance is based on an evaluation of the known and inherent risk characteristics and size of the loan portfolio, the assessment of current economic and real estate market conditions, estimates of the current value of underlying collateral, past loan loss experience, review of regulatory authority examination reports and evaluation of impaired loans, and other relevant factors. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely. Generally, any subsequent recoveries are credited to the allowance for loan losses when received. In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties, as warranted.

Community Bank has formally adopted Financial Accounting Standard 114 “Accounting by Creditors for the Impairment of a Loan” (SFAS 114). Community Bank considers for impairment all loans, except smaller balance, homogeneous loans that are collectively evaluated for impairment. A loan is considered impaired when it is probable that the creditor will be unable to collect amounts due, both principal and interest, according to the contractual terms of the loan agreement.

Under SFAS 114, Community Bank collectively evaluates for impairment larger groups of smaller balance loans such as installment loans, residential real estate loans, home equity loans and reserve credit advances. According to SFAS 114, a loan is impaired when it is probable Community Bank will not be able to collect all principal and interest due according to the contractual terms of the loan agreement. The individual allowance for each impaired loan is based upon (1) an assessment of the present value of expected future cash flows discounted at the loan’s effective interest rate, (2) the observable market price of the impaired loan or, (3) fair value of the collateral if the loan is a collateral-dependent loan. When a loan has been deemed to be impaired, a valuation allowance is established for the amount of the impairment.

The loss factor applied as a general allowance is determined by a periodic analysis of the allowance for loan losses. This analysis considers historical loan losses and delinquency figures. It also looks at delinquency trends and other factors.

Concentrations of credit and local economic factors are also evaluated on a periodic basis. Historical average net losses by loan type are examined and any identified trends are assessed. Community Bank’s loan mix over the same period of time is also analyzed. A loan loss allocation is made for each type of loan and multiplied by the loan mix percentage for each loan type to produce a weighted average factor.

Calendar Year 2006 as Compared to Calendar Year 2005

Community Bank made a provision for loan losses for the year ended December 31, 2006 of $174,560, compared to a benefit for loan losses of $153,844 for the year ended December 31, 2005. This resulted in an allowance for loan losses of $6,123,567 at December 31, 2006. Community Bank’s liability account to provide a reserve for unfunded loan commitments at December 31, 2006 was $44,215, a decrease of $14,850 from the $59,065 at December 31, 2005.

Calendar Year 2005 as Compared to Calendar Year 2004

Community Bank had a benefit for loan losses for the year ended December 31, 2005 of $153,844, compared to a provision of $877,876 for the year ended December 31, 2004. This change is attributed to Community Bank returning $200,000 to earnings during the year and to providing $46,156 during the year. This resulted in an allowance for loan losses of $6,174,183 at December 31, 2005. Community Bank’s provision for loan losses was $1,031,720 less in the year ended December 31, 2005 than in the year ended December 31, 2004. Since Community Bank’s loan portfolio did not grow in 2005, it was not necessary to provide additional funds for Community Bank’s loan loss reserve. In fact, analysis of Community Bank’s reserve indicated excess in the reserve account, hence the benefit of $153,844. Community Bank’s liability account to provide a reserve for unfunded loan commitments at December 31, 2005 was $59,065, an increase of $5,452 over December 31, 2004 when the reserve was $53,613.

Six Months Ended June 30, 2007

During the six month period ended June 30, 2007, no provisions to the allowance for loan losses were warranted as compared to a $75 thousand benefit in the six month period ended June 30, 2006. The total allowance for loan losses as of June 30, 2007 was $5.8 million or 1.51% of outstanding gross loans, as compared to $6.1 million or 1.51% of outstanding loans at December 31, 2006.

As of June 30, 2007, the allowance for loan losses was equivalent to 89.57% of the $6.5 million of non-performing loans. The allowance for loan losses at December 31, 2006 was equivalent to 97.44% of the $6.3 million of non-performing loans.

For the six month period ended June 30, 2007, Community Bank had charge offs of $383 thousand and recoveries of $58 thousand, as compared to charge offs of $85 thousand and no recoveries in the six month period ended June 30, 2006.

Management believes the allowance for loan losses is adequate at this time and has continued to review the effectiveness of problem loan identification and risk rating in response to concerns expressed in the Community Bank examination process. Community Bank has contracted with an independent loan review firm on an annual basis to assist in these efforts.

Liquidity and Capital Resources

Liquidity

Liquidity risk management refers to Community Bank’s ability to raise funds in order to meet existing and anticipated financial obligations. These obligations are the withdrawal of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature, the ability to fund new and existing loan commitments, and the ability to take advantage of new business opportunities. Liquidity may be provided through amortization, maturity or sale of assets such as loans and securities available for sale, liability sources such as increased deposits, utilization of the Federal Home Loan Bank (FHLB) credit facility, purchased or other borrowed funds, and access to the capital markets. Liquidity targets are subject to change based on economic and market conditions and are controlled and monitored by Community Bank’s Asset/Liability Management Committee.

Community Bank’s main source of liquidity is a credit facility at the Federal Home Loan Bank of Boston (FHLBB) totaling $61.5 million. As of June 30, 2007, Community Bank had $22.3 million of advances against this credit facility, with a residual $39.2 million of available credit. At December 31, 2006, Community Bank’s credit facility with FHLBB totaled $71.5 million with $44.9 million in advances against the facility, with a residual $26.7 million of available credit. Although Community Bank’s credit facility has declined $10 million, as the loan portfolio providing the qualified collateral has decreased, Community Bank’s reliance on borrowings declined over $22.5 million since the end of the year, providing Community Bank with a $12.5 million increase in available credit at the quarter ended June 30, 2007.

Management believes that the current level of liquidity and funds availability from outside sources is sufficient to meet Community Bank’s foreseeable needs and has contingency plans for meeting any funding issues.

Short-Term Borrowings

The following information relates to Community Bank’s short-term borrowings for the 12 months ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
FHLB Advances
Balance at December 31	$43,000,000	$40,000,000	$16,629,000
Maximum Month-end Balance	52,000,000	41,590,000	23,300,000
Average Balance	46,120,151	28,921,759	15,886,842
Average Rate	5.09%	3.48%	1.42%

	2006	2005	2004
Repurchase Agreements
Balance at December 31	$343,892	$584,629	$462,642
Maximum Month-end Balance	972,206	873,587	736,519
Average Balance	638,474	652,980	367,135
Average Rate	4.93%	3.11%	1.21%

Long-Term Borrowings

The following information relates to Community Bank’s long-term borrowings for the 12 months ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
FHLB Amortizing Advance
Balance at December 31	$1,551,549	$2,564,316	$3,554,875
Maximum Month-end Balance	2,481,175	3,473,723	4,443,954
Average Balance	2,017,059	3,019,158	4,000,704
Average Rate	2.23%	2.12%	2.23%

Capital

At December 31, 2006, total shareholders’ equity was $44,142,006 compared to $42,970,560 at December 31, 2005, an increase of $1,171,446. From a regulatory perspective, if Community Bank was not considered to be “troubled”, Community Bank’s capital ratios would place it in the “well-capitalized” category under applicable regulations. Despite its “troubled” designation, Community Bank’s capital is considered by management to be adequate to meet Community Bank’s current and foreseeable future needs. The various capital ratios of Community Bank are as follows as of December 31, 2006 and 2005:

	Minimum Regulatory Capital Level		2006	2005
Tier 1 leverage capital ratio	≥	4.00%	10.18%	9.94%
Tier 1 risk-based capital ratio	≥	4.00%	11.54%	11.47%
Total risk-based capital ratio	≥	8.00%	12.79%	12.72%

Community Bank is sufficiently capitalized. Community Bank’s Tier I Risk-Based Capital ratio and Total Risk-Based Capital ratios were 12.03% and 13.29%, respectively, at June 30, 2007. Community Bank’s Tier I Leverage ratio at June 30, 2007 was 10.16%. The federal banking agencies generally require a minimum ratio of qualifying total capital to risk-adjusted assets and off-balance sheet items of equal to or greater than 8%, and a minimum ratio of Tier 1 capital to risk-adjusted assets and off-balance sheet items of equal to or greater than 4%. The regulatory effective minimum leverage ratio, for practical purposes, must be at least 4% or 5% (100 to 200 basis points above a 3% minimum).

Income Taxes

Income tax expense for 2006 was $4,367,433 compared to income tax expense of $4,920,722 in 2005. This decrease was a result of the decrease in taxable income of $1,516,499, to $11,351,737 for 2006 from $12,868,236 for 2005.

Impact of Inflation And Changing Prices

The financial statements and related notes presented elsewhere in this document have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative value of money over time due to inflation. Unlike many industrial companies, most of the assets and virtually all of the liabilities of Community Bank are monetary in nature. As a result, interest rates have a more significant impact on Community Bank’s performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation

Off-Balance Sheet Arrangements

Community Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. In the opinion of management, these off-balance sheet arrangements are not likely to have a material effect on Community Bank’s financial condition, results of operation or liquidity.

The amount of financial instrument liabilities with off-balance sheet risk is as follows as of June 30, 2007.

Commitments to originate loans:	$4,368,330
Standby letters of credit	4,253,013
Unadvanced portions of loans	60,423,706

Total commitments outstanding	$69,045,049

Certain Supervisory Matters

An examination of Community Bank by the FDIC and the State of New Hampshire Department of Banking during the fourth calendar quarter of 2003, revealed certain practices and conditions which warranted correction and resulted in Community Bank being characterized as being in a “troubled” condition. Management and the board of Community Bank are committed to operating Community Bank in a prudent, as well as profitable manner, and are endeavoring to implement the recommendations of Community Bank’s supervisory agencies. Such recommendations were set forth in a Memorandum of Understanding between Community Bank and Community Bank’s supervisory agencies, which the board executed in April 2004. The 2004 memorandum was replaced and superseded by a new Memorandum of Understanding in February 2007, or the Memorandum. The Memorandum addresses concerns identified in the examination and outlines steps to remedy such concerns and prevent their reoccurrence. The Memorandum is an informal supervisory action and its provisions are intended to be remedial rather than punitive. As such, the Memorandum is intended to provide guidance and a framework for addressing identified problems, documenting remedial efforts and preventing reoccurrence of similar problems.

The Memorandum is further discussed in Community Bank’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2006, under “Certain Supervisory Matters.” See the section in this document titled “Where You Can Find More Information” beginning on page 140. Management and the board are of the opinion that compliance with the Memorandum will continue to require significant effort and resources, but that Community Bank is fully capable of achieving such compliance and that compliance will be in the best interests of Community Bank and its shareholders.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss from adverse changes in market prices. In particular, the market price of interest-earning assets may be affected by changes in interest rates. Since net interest income (the difference or spread between the interest earned on loans and investments and the interest paid on deposits and borrowings) is Community Bank’s primary source of revenue, interest rate risk is the most significant non-credit related market risk to which Community Bank is exposed. Changes in interest rates, as well as fluctuations in the level and duration of Community Bank’s assets and liabilities, affect net interest income.

Interest rate risk is the exposure of net interest income to adverse movements in interest rates. In addition to directly impacting net interest income, changes in interest rates can also affect the amount of new loan originations, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancings, the carrying value of investment securities classified as available-for-sale and the flow and mix of deposits.

Community Bank’s Asset/Liability Management Committee, comprised of six senior managers, is responsible for managing interest rate risk in accordance with policies approved by the board of directors regarding acceptable levels of interest rate risk, liquidity and capital. The committee meets monthly and sets the rates paid on deposits, approves loan pricing and reviews investment transactions.

As of June 30, 2007, Community Bank’s maturities of interest-earning assets and interest-bearing liabilities were reasonably well balanced. As a result, an increase in the prime rate would not be expected to have a direct material impact on Community Bank’s net interest income. However, consumer behavior is difficult to predict in periods of rapid interest rate changes. Accordingly, Community Bank’s mix of assets and liabilities could change as a result of consumer performance and other factors.

Further discussion of credit risk, interest rate risk and liquidity risk can be found elsewhere in this “Community Bank Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists all shareholders known by Community Bank to own beneficially more than 5% of the 3,674,281 shares of Community Bank common stock outstanding as of September 12, 2007.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Outstanding Common Stock
Bradford W. Gile(2)(3)(4) 15 Varney Road Wolfeboro, NH 03894	295,262	7.96%

Q. David Bowers(2)(4) 15 Varney Road Wolfeboro, NH 03894	232,069	6.32%

Gregory A. Roark(2)(4) 15 Varney Road Wolfeboro, NH 03894	228,306	6.21%

David S. Sands(2) 178 Forest Road Wolfeboro, NH 03894	207,850	5.66%

(1)	The definition of beneficial owner includes any person who, directly or indirectly, through any contract, agreement or understanding, relationship or otherwise has or shares voting power or investment power with respect to such security.
(2)	Includes shares owned by, or as to which voting power is shared with, spouse or children.
(3)	Includes options to purchase 33,920 additional shares of Community Bank common stock.
(4)	The shareholder has executed a voting agreement with Chittenden in connection with the merger agreement. See the section in this document titled “Voting Agreements Related to the Merger” on page 89 for further information.

The following table shows, as of September 12, 2007, the number of shares of Community Bank common stock and the percentage of outstanding common stock beneficially owned by each of the current directors of Community Bank, each named executive officer of Community Bank, and all directors and executive officers as a group. Percentages are based on 3,674,281 shares outstanding.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)	Percent of Class
Peter B. Alden(2)(4)	54,662	1.47%
Walter P. Borowski(2)	18,412	0.50%
Q. David Bowers(2)	232,069	6.32%
Bradford W. Gile(2)(3)	295,262	7.96%
Eugene F. Leone, Jr.(2)	41,856	1.14%
Thomas A. O’Dowd(2)	28,520	0.78%
Gregory A. Roark(2)	228,306	6.21%
Richard A. Rollins(2)	74,212	2.02%
George A. Vanderheiden(2)	36,842	1.00%
Irene S. Kimball(2)(5)	54,368	1.47%
Donald A. St. Germain(6)	12,648	0.34%
All Directors and Executive Officers as a group (11 persons)(7)	1,077,157	28.36%

(1)

The definition of beneficial owner includes any person who, directly or indirectly, through any contract, agreement or understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. Each of the directors and executive officers has executed a voting agreement with Chittenden in connection with the merger agreement. See the section in this document titled “Voting Agreements Related to the Merger” on page 89 for further information.

(2)	Includes shares owned by, or as to which voting power is shared with, spouse or children.
(3)	Includes options to purchase 33,920 shares of Community Bank common stock.
(4)	Includes options to purchase 48,620 shares of Community Bank common stock.
(5)	Includes options to purchase 34,640 shares of Community Bank common stock.
(6)	Includes options to purchase 7,360 shares of Community Bank common stock.
(7)	Includes options to purchase 124,540 shares of Community Bank common stock.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF COMMUNITY BANK AND CHITTENDEN

This section describes some differences between the rights of holders of Community Bank common stock and the rights of holders of Chittenden common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Community Bank common stock and your rights as a holder of Chittenden common stock. You also should note that if you receive Chittenden common stock in the merger, the People’s United Financial/Chittenden merger is subsequently completed, and you do not sell your shares prior to that time, you may become a stockholder of People’s United Financial. Your rights as a holder of People’s United Financial common stock will not be the same as your rights as a holder of Chittenden common stock. Your rights as a holder of People’s United Financial common stock will be governed by People’s United Financial’s certificate of incorporation and bylaws, and by Delaware law. You should review the comparison of rights of holders of Chittenden and People’s United Financial common stock included in People’s United Financial’s registration statement on Form S-4, as filed with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 140.

As a shareholder of Community Bank, a New Hampshire trust company, your rights are governed by New Hampshire law, Community Bank’s articles of agreement, as currently in effect, and Community Bank’s bylaws, as currently in effect. When the merger becomes effective, you will become a stockholder of Chittenden, a Vermont corporation, if you receive the stock consideration for any portion of your Community Bank shares. Chittenden’s common stock is listed on the New York Stock Exchange under the symbol “CHZ.” As a Chittenden stockholder, your rights will be governed by Vermont law, Chittenden’s articles of incorporation, as in effect from time to time, and Chittenden’s bylaws, as in effect from time to time. The rights and privileges of stockholders of a Vermont corporation are in many instances comparable to those of shareholders of a New Hampshire trust company, although there are also differences.

The following discussion of the similarities and material differences between the rights of Community Bank shareholders under New Hampshire law and the articles of agreement and bylaws of Community Bank and the rights of Chittenden stockholders under Vermont law and the articles of incorporation and bylaws of Chittenden is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to New Hampshire law and Vermont law and the full texts of the articles of incorporation and bylaws of Chittenden and the articles of agreement and bylaws of Community Bank.

Capitalization

Chittenden. The total authorized capital stock of Chittenden consists of 120,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $100.00 per share. As of September 12, 2007, there were 46,618,010 shares of common stock and no shares of preferred stock issued and outstanding. All shares of Chittenden common stock are generally non-assessable.

Community Bank. The total authorized capital stock of Community Bank consists of 5,000,000 shares of common stock, par value $1.00 per share. As of September 12, 2007, there were 3,674,281 shares of common stock issued and outstanding. In addition, as of September 12, 2007, 252,150 shares of Community Bank common stock are reserved for issuance upon exercise of outstanding stock options. All shares of Community Bank common stock are generally non-assessable.

Thus, while both Chittenden and Community Bank can issue common stock, only Chittenden can issue preferred stock, which it may do without stockholder approval.

Notice of Shareholder Meetings

Chittenden. In accordance with Vermont law, Chittenden’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the meeting.

Community Bank. Community Bank’s bylaws provide that written notice of any shareholders’ meeting must be given to each shareholder not less than 14 nor more than 60 days before the meeting date.

Chittenden and Community Bank must generally provide similar amounts of notice for shareholders’ meetings.

Right to Call Special Meetings

Chittenden. Under Vermont law, a special meeting of stockholders may be called:

•	by the board of directors;

•	by the person or persons authorized to do so by the articles of incorporation or bylaws; or

•

if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver a demand for the meeting to the corporation’s secretary.

Chittenden’s bylaws authorize the calling of a special meeting of stockholders by the president, the board of directors, or the secretary upon the written request of not less than 10% of all the shares entitled to vote at the meeting.

Community Bank. Community Bank’s bylaws authorize the calling of a special meeting of shareholders by the president, the board of directors, or at least 10% of the shareholders holding at least 10% of Community Bank’s capital stock issued and outstanding.

Accordingly, it may be easier for Chittenden stockholders to call a special meeting.

Actions by Written Consent of Shareholders

Chittenden. Under Vermont law, unless otherwise precluded in the articles of incorporation, stockholders may act by a written consent in lieu of a meeting, provided the written consent is signed by all holders of outstanding stock entitled to vote at a meeting. If the articles of incorporation contain specific authority to do so, action may be taken by stockholders without a meeting if the holders of at least a majority of all the shares entitled to vote deliver signed written consents to the corporation. Chittenden’s articles of incorporation do not preclude or provide for action by written consent of the stockholders. Chittenden’s bylaws provide that action by written consent of the stockholders must be signed by all of the stockholders entitled to vote.

Community Bank. Community Bank’s articles of agreement and bylaws do not allow for action by written consent of the shareholders other than waiver of notice.

While Chittenden stockholders may act by written consent in lieu of a meeting, Community Bank may only act by written consent with respect to waiver of notice of a meeting.

Rights of Dissenting Shareholders

Chittenden. Under Vermont law, stockholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares. Dissenters’ rights are available under Vermont law with respect to the shares of any class of stock of a constituent corporation in the event of a merger if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent.

Dissenters’ rights are also available under Vermont law, in connection with certain amendments to the articles of incorporation, any share exchange if the stockholder is entitled to vote on the action, or sales of all or substantially all of the assets of a corporation. Chittenden’s articles of incorporation and bylaws do not grant any dissenters’ rights in addition to the statutorily prescribed rights. Stockholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements set forth in the Vermont Business Corporation Act, or VBCA, in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

Community Bank. Under New Hampshire law, a shareholder is entitled to dissent from, and obtain the fair value of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, dispositions of assets and certain conversions. Appraisal rights are also available under New Hampshire law to the extent permitted by the articles of incorporation, bylaws or resolutions of the board of directors with respect to any corporate action taken pursuant to a shareholder vote. Neither the articles of agreement nor the bylaws of Community Bank extend appraisal rights to these additional corporate actions.

For more information regarding dissenters’ rights, please see Section 388:13 of the New Hampshire Revised Statutes and Section 293–A:13 of the New Hampshire Business Corporation Act, copies of which are attached to this document as Annex D. A summary of Section 293–A:13 is set forth in the section in this document titled “The Merger—Dissenters’ Rights” beginning on page 65.

Generally, Chittenden and Community Bank shareholders have similar dissenters’ rights.

Board of Directors—Number, Removal and Classification

Chittenden. Vermont law states that the board of directors must consist of three or more members with the number of directors to be fixed as provided in the articles of incorporation or bylaws. If the number of stockholders of the corporation is less than three then the number of directors may be as few as the number of stockholders. Chittenden’s articles of incorporation and bylaws provide that the number of directors to constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors. Chittenden’s board of directors currently consists of 10 directors.

Vermont law also states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the articles of incorporation provide that directors can only be removed for cause. Chittenden’s articles of incorporation provide that a director may only be removed for cause. Chittenden’s articles of incorporation also provide for a classified board of directors in which the board of directors is divided into three classes as nearly equal in number as reasonably possible, with the term of office of one class expiring each year. Neither Chittenden’s articles of incorporation nor its bylaws provide for cumulative voting of directors.

Community Bank. New Hampshire law provides that the board of directors of a New Hampshire bank must consist of at least 5 directors, a majority of whom must be citizens and residents of the state of New Hampshire. Community Bank’s bylaws provide that the Community Bank board of directors shall consist of not less than nine nor more than 15 directors. Each director is elected annually. Community Bank currently has nine directors. Community Bank’s bylaws provide that the board of directors shall not be expanded in any one year by the addition of more than two directors, and that a majority of the directors shall be citizens of and residents in the state of New Hampshire. In addition, directors must be shareholders owning at least $2,000 of stock in Community Bank.

Chittenden has a classified board, while Community Bank does not. Both the Chittenden and Community Bank boards of directors can alter the number of directors, though Community Bank may not expand its board by more than two directors in any one year. Directors of Chittenden cannot be removed without cause. Chittenden requires a majority of votes cast at a meeting called for the purpose of removing the director to remove a director for cause, while Community Bank has no specific guidance regarding removal of directors by shareholders.

Filling Vacancies on the Board of Directors

Chittenden. Vermont law provides that, unless otherwise provided in the articles of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled with directors elected by the stockholders having the right to vote as a class or by a majority of the directors then in office, although less than a quorum.

Chittenden’s articles of incorporation do not address filling vacancies on the board of directors. Chittenden’s bylaws provide that in the case of any vacancies all the directors then in office, although less than a quorum, may by majority vote choose a successor or, the stockholders, with a quorum, may by a majority vote, choose a successor. If the vacancy was held by a director elected by a voting group of stockholders, only holders of shares of that voting group are entitled to vote to fill a vacancy if it is filled by the stockholders. If the corporation has allocated the right to select certain directors to holders of any series of preferred stock, only the stockholders of those series may fill the vacant board seat.

Community Bank. Under New Hampshire law, the remaining trustees or directors shall appoint a person to fill the vacancy until the next annual meeting of the corporation. Community Bank’s articles of agreement are silent on the filling of vacancies on the board of directors. Community Bank’s bylaws provide that any vacancy on the board of directors may be filled by the remaining directors until the next annual meeting of shareholders.

Accordingly, both Chittenden’s and Community Bank’s boards of directors may generally fill vacancies.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of that corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances.

Chittenden. Unless the articles of incorporation of a Vermont corporation provide otherwise, stockholders have no preemptive rights. Chittenden’s articles of incorporation do not address preemptive rights.

Community Bank. Neither Community Bank’s articles of agreement nor its bylaws address preemptive rights.

Accordingly, neither Chittenden stockholders nor Community Bank shareholders have preemptive rights.

Dividends

Chittenden. Under Vermont law, a corporation may make a distribution to its stockholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution:

•	the corporation would be unable to pay its debts as they become due in the usual course of business; or

•

the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy, upon dissolution, the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

Neither the Chittenden articles of incorporation nor the Chittenden bylaws address dividends.

Community Bank. Community Bank’s bylaws provide that its directors may from time to time declare dividends to the shareholders of record from the earnings of Community Bank.

The Federal Reserve Board and the FDIC have authority to prohibit Chittenden and Community Bank, respectively, from paying dividends if such payment is deemed to be an unsafe or unsound practice.

Thus, Chittenden and Community Bank are both subject to substantially the same regulatory restrictions on declaring dividends, while only Chittenden is subject to additional state law restrictions.

Advance Notice Requirement of Shareholder Proposals and Director Nominations

Chittenden. Chittenden’s bylaws require the advance notice of stockholder proposals. In order to be properly brought before a meeting, a stockholder proposal must be received by the corporation no less than 75 days nor more than 120 days prior to the anniversary of the preceding annual meeting. In addition, the stockholder must be present at the meeting, either in person or by a representative.

Community Bank. Community Bank’s bylaws include advance notice requirements for director nominations by shareholders of at least 14 days prior to the annual meeting, signed by 20% of the shareholders owning at least 20% of Community Bank’s issued and outstanding capital stock.

Accordingly, Community Bank’s bylaws have shorter and more limited advance notice than do Chittenden’s bylaws.

Amendments to Articles of Incorporation

Chittenden. Chittenden’s articles of incorporation provide that any amendment, alteration or repeal of Article VIII of the articles of incorporation, which relates to business combinations, requires the approval of at least two-thirds of the continuing directors and the holders of at least two-thirds of the outstanding shares entitled to vote, as well as the approval of the holders of at least two-thirds of the shares of any class or series of shares entitled to vote as a class.

Under Vermont law, a board of directors may adopt one or more amendments to the articles of incorporation to make certain ministerial changes without stockholder action, including certain changes to the corporate name and, if the corporation has only one class of shares outstanding, changes to the number of shares in order to effectuate a stock split or stock dividend. Other amendments to the articles of incorporation must be recommended to the stockholders by the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote on the amendment must approve the amendment unless another percentage is specified in the articles of incorporation, by the board of directors as a condition to its recommendation or by the provisions of the VBCA.

Community Bank. Under New Hampshire law, a trust company may file a petition with the bank commissioner setting forth an amendment to its organizational instrument and requesting approval of the amended instrument by the board of trust company incorporation. This decision is based on a set of enumerated factors as well as any factors the bank commissioner may determine.

Accordingly, while amending Chittenden’s articles of incorporation requires a shareholder vote, amending Community Bank’s articles of agreement requires the approval of a state authority.

Amendments to Bylaws

Chittenden. Chittenden’s bylaws provide that its board of directors may amend or repeal the bylaws, and that the stockholders may amend or repeal the bylaws at a meeting called for that purpose by the vote of a majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.

Under Vermont law, the board of directors can amend or repeal the bylaws unless the articles of incorporation or the applicable corporate statute of the state reserves this power exclusively to the stockholders in whole or in part, or if the stockholders, in amending or repealing a particular bylaw, provide that the board of directors may not amend or repeal that bylaw. Under Vermont law, stockholders may amend or repeal the bylaws.

Community Bank. Community Bank’s bylaws provide that the shareholders may vote to amend the bylaws by a vote of 51% of the issued and outstanding stock at any annual or special meeting, provided notice of the proposed amendments is given in the notice of the meeting, or by an affirmative vote of two-thirds of the directors then in office, except with respect to any provisions in the bylaws which by New Hampshire law require action by the shareholders.

Thus, the bylaws of both Chittenden and Community Bank can be amended by either the directors or the shareholders. However, Community Bank requires at least a two-thirds vote of the directors and Chittenden requires only a majority vote of its directors.

Indemnification of Directors and Officers

Chittenden. Vermont law contains provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. Specifically, the person to be indemnified must have acted in good faith, in a manner the person reasonably believed to be in the best interests of the corporation (or, if the director was acting outside his or her official capacity with the corporation, the director reasonably believed his or her conduct was at least not opposed to the corporation’s best interests). Indemnification is permissive under Vermont law, except a corporation must indemnify a present or former director or officer who is successful on the merits or otherwise in the defense of any proceeding to which the director was a party for reasonable expenses, including attorney’s fees, incurred in connection with that proceeding.

Although indemnification is generally permissive in Vermont, Chittenden’s bylaws provide that the corporation shall indemnify its directors if the director conducted himself or herself in good faith, the director reasonably believed the conduct was in the best interests of the corporation (or, if the director was acting outside his or her official capacity with Chittenden, the director reasonably believed his or her conduct was at least not opposed to Chittenden’s best interests) and the director had no reason to believe that his or her conduct was unlawful and the director was not found to have engaged in a reckless or intentional unlawful act. In accordance with Vermont law, the Chittenden bylaws provide that a director will not be indemnified in connection with a proceeding in which the director was adjudged liable to the corporation or in connection with a proceeding in which the director was found to have received an improper personal benefit.

Chittenden’s bylaws provide that officers of the corporation are entitled to mandatory indemnification if the officer is successful on the merits or otherwise in the defense of any proceeding, and the officer is entitled to apply for court ordered indemnification under the VBCA. The bylaws also state that Chittenden’s officers and agents are entitled to the same indemnifications as Chittenden’s directors.

The bylaws provide that the corporation may not indemnify any director prior to the final resolution of a proceeding and unless the indemnification is authorized by a determination that the director has met the standard of conduct required. The determination must be made by disinterested members of the board of directors, a written opinion of special legal counsel or a vote of disinterested stockholders.

Community Bank. Community Bank’s articles of agreement and bylaws provide that Community Bank shall indemnify any person who was or is a party to any action by reason of the fact that such person is or was a director, officer, employee or agent of Community Bank, unless the person is found not to have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding, to have had reasonable cause to believe that such person’s conduct was unlawful. If the action is brought by or on behalf of Community Bank, Community Bank shall indemnify such person only if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, or, if the person is found liable for negligence or misconduct, only to the extent the court determines indemnification to be fair and reasonable.

Indemnification of directors, officers, employees and agents and other persons shall be made upon a determination by:

•	specific order of a court that decided the action;

•	a majority vote of a quorum consisting of directors who are not parties to the action;

•	if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by majority vote of the shareholders.

Thus, the indemnification provisions for the directors and officers of Chittenden and Community Bank are substantially the same.

Shareholder Approval of a Merger

Chittenden. In order to effect a merger under Vermont law, a corporation’s board of directors must adopt a plan of merger and recommend it to the stockholders. The agreement must be approved by the holders of a majority of all the votes entitled to be cast on the plan of merger, unless the articles of incorporation or the board of directors require a greater vote. Chittenden’s articles of incorporation provide for a greater vote only in the case of a business combination involving a related person or its affiliate.

Community Bank. New Hampshire law provides an agreement and plan of merger must be approved by the holders of two-thirds of all the votes entitled to be cast on the plan of merger.

Accordingly, a higher vote is required for the approval of a plan of merger by Community Bank shareholders than by Chittenden stockholders.

Business Combinations and Anti-Takeover Provisions

Chittenden. Chittenden’s articles of incorporation provide that the affirmative vote of at least two-thirds of the members of the board of directors who were elected prior to a “related person” becoming a “related person,” together with the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, shall be required for any of the following business combinations:

•

any merger or consolidation of the corporation or any subsidiary into or with a “related person” or its affiliate, or any other corporation which, after such merger or consolidation, would be an affiliate of a “related person”;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the corporation, in one or a series of transactions, to or with any “related person” or its affiliate of all, or substantially all, of the assets of Chittenden or any subsidiary;

•	the issuance or transfer by Chittenden or any subsidiary, in one or a series of transactions, of a majority of its voting shares to a “related person” or its affiliate;

•	the adoption of any plan or proposal for the liquidation or dissolution of Chittenden; or

•

any reclassification of securities, recapitalization, reorganization, merger or consolidation of Chittenden with any of its subsidiaries or any transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Chittenden or any subsidiary that is directly or indirectly owned by any “related person.”

A “related person” is (1) a person, which, together with its affiliates or associates, owns of record or beneficially, directly or indirectly, more than 15% of the outstanding voting stock of Chittenden or (2) an affiliate of Chittenden and at any time within the two-year period immediately prior to the date in question was the owner, of record or beneficially, directly or indirectly, of more than 15% of the outstanding voting stock of Chittenden. In addition, Chittenden’s articles of incorporation provide that the corporation cannot enter into any of these business combinations without the approval of 80% of the outstanding shares entitled to vote, excluding those shares held by a “related person,” unless the fair market value test described in the articles of incorporation is satisfied.

Community Bank. Community Bank’s articles of agreement are silent on related person business combinations.

Accordingly, Chittenden’s articles of incorporation require a heightened voting standard for related person business combinations, while Community Bank’s articles of agreement do not include a similar requirement.

Shareholder Rights Plan

Neither Chittenden nor Community Bank has a shareholder rights plan.

LEGAL MATTERS

F. Sheldon Prentice, General Counsel to Chittenden, will pass upon the validity of the shares of Chittenden common stock to be issued in connection with the merger. Andros, Floyd & Miller, P.C., on behalf of Community Bank, will pass upon certain tax matters related to the merger.

EXPERTS

The consolidated financial statements of Chittenden as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this document by reference to Chittenden’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Community Bank as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) included in this document have been so included in reliance on the reports of Shatswell, MacLeod & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of People’s Bank as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in People’s United Financial’s Annual Report on Form 10-K for the year ended December 31, 2006 have been incorporated by reference in this document in reliance on the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Each of Chittenden and People’s United Financial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Chittenden or People’s United Financial files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of Chittenden and People’s United Financial are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Chittenden’s SEC file number is 001-13769, and People’s United Financial’s SEC file number is 001-33326.

Reports, proxy statements and other information concerning Chittenden also may be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning People’s United Financial also may be inspected at the offices of the NASDAQ Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

Community Bank files annual, quarterly and current reports, proxy statements and other information with the Federal Deposit Insurance Corporation. Community Bank’s FDIC certificate number is 33011. You may obtain these documents on Community Bank’s website at www.communitybanknh.com, or from commercial document retrieval services. You may also obtain copies of these documents by contacting Gregory A. Roark, Community Bank’s Treasurer, at P.O. Box 59, Wolfeboro, New Hampshire 03894, or by telephone at (603) 569-8400.

Chittenden has filed a registration statement on Form S-4 to register with the SEC the Chittenden common stock to be issued to Community Bank shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Chittenden in addition to being a proxy statement of Community Bank. As allowed by SEC rules, this document does not contain all the information you can find in Chittenden’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

The SEC allows Chittenden to incorporate by reference the information that it files with the SEC. Incorporation by reference means that Chittenden can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and later information that is filed by Chittenden with the SEC will automatically update and supersede the information in this document and the documents listed below. The following documents are incorporated by reference into this document, together with any future filings that Chittenden or People’s United Financial make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Community Bank’s special meeting or the date on which the offering of shares of Chittenden common stock under this document is completed or terminated.

Chittenden:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

•	Current Reports on Form 8-K filed on January 19, 2007; February 14, 2007; March 27, 2007; May 4, 2007; May 9, 2007; May 16, 2007; May 31, 2007; June 5, 2007 and June 27, 2007; and

•	the description of Chittenden’s common stock, par value $1.00 per share, contained in Chittenden’s Registration Statement on Form 8-A filed on January 9, 1998 (file number 001-13769).

People’s United Financial:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

•	Current Reports on Form 8-K filed on March 5, 2007 and June 28, 2007; and

•

the description of People’s United Financial common stock, par value $0.01 per share, contained in People’s United Financial’s Registration Statement on Form 8-A filed on February 22, 2007 (file number 001-33326).

You can obtain any of the documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting the appropriate company at the following addresses:

Chittenden Corporation	People’s United Financial, Inc.
Two Burlington Square	850 Main Street
P.O. Box 820	Bridgeport, Connecticut 06604
Burlington, Vermont 05402-0820	(203) 338-7171
(802) 658-4000	Attn: Debbie A. Healey, Investor Relations
Attn: F. Sheldon Prentice, Secretary

If you would like to request documents, please do so by October 16, 2007 in order to receive them before the special meeting of Community Bank shareholders.

Additional information concerning the People’s United Financial/Chittenden merger is contained in documents filed or to be filed with the SEC, including a registration statement on Form S-4 filed by People’s United Financial on August 31, 2007. You can obtain those documents using the contact information set forth above. You should be aware that the People’s United Financial registration statement on Form S-4 may be changed one or more times.

You should rely only on the information contained or incorporated by reference into this document. Chittenden has supplied all information contained or incorporated by reference into this document relating to Chittenden, and Community Bank has supplied all information contained in this document relating to Community Bank. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated September 13, 2007. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Community Bank shareholders nor the issuance of Chittenden common stock in the merger creates any implication to the contrary.

FUTURE SHAREHOLDER PROPOSALS

Community Bank will hold an annual meeting in the year 2008 only if the merger is not completed. For business proposed by a shareholder to be a proper subject for action at an annual meeting of Community Bank shareholders, in addition to any requirement of law, the shareholder must timely request (by certified mail—return receipt requested) that the proposal be included in Community Bank’s proxy statement for the meeting, and that request must satisfy all of the provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

In order to be included in Community Bank’s proxy statement and form of proxy for the 2008 annual meeting of shareholders and in order to be a proper subject for action at that meeting, proposals of shareholders intended to be presented to that meeting must be received at Community Bank’s principal executive offices by December 21, 2007. Shareholder proposals should be mailed to Community Bank’s Treasurer, P.O. Box 59, Wolfeboro, New Hampshire 03894.

Additionally, with respect to any proposal by shareholders not submitted for inclusion in Community Bank’s proxy statement, if notice of that proposal is not received by March 3, 2008, such notice will be considered untimely, and Community Bank’s proxy holder will have discretionary authority to vote on that proposal.

PEOPLE’S UNITED FINANCIAL/CHITTENDEN PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following preliminary unaudited pro forma condensed combined financial information and notes present how the combined financial statements of People’s United Financial and Chittenden may have appeared had the People’s United Financial/Chittenden merger been completed at the beginning of the periods presented. We are presenting this information in this document because if both the merger and the People’s United Financial/Chittenden merger are completed, and you receive shares of Chittenden common stock in the merger and do not sell those shares, you may ultimately become a stockholder of People’s United Financial. We cannot assure you that the People’s United Financial/Chittenden merger will be completed or, if it is completed, when the closing will occur.

The preliminary unaudited pro forma condensed combined financial information reflects the impact of the People’s United Financial/Chittenden merger on the combined balance sheets and on the combined statements of income under the purchase method of accounting with People’s United Financial treated as the acquirer. Under the purchase method of accounting, Chittenden’s assets and liabilities are recorded by People’s United Financial at their estimated fair values as of the date the People’s United Financial/Chittenden merger is completed. The preliminary unaudited pro forma condensed combined balance sheet as of June 30, 2007 assumes the People’s United Financial/Chittenden merger was completed on that date. The preliminary unaudited pro forma condensed combined statements of income for the six months ended June 30, 2007 and for the year ended December 31, 2006 assume the People’s United Financial/Chittenden merger was completed on January 1, 2006.

Included in the preliminary unaudited pro forma condensed combined balance sheet are pro forma purchase accounting adjustments for the pending merger of Chittenden and Community Bank, assuming this merger was completed prior to the merger of People’s United Financial and Chittenden. The preliminary unaudited pro forma condensed combined statements of income for the six months ended June 30, 2007 and for the year ended December 31, 2006 do not include the results of operations of Community Bank due to their immateriality.

The preliminary unaudited pro forma condensed combined financial information assumes that the merger consideration consisted of approximately $1.0 billion in cash and approximately 43.8 million shares of People’s United Financial common stock. The number of shares of People’s United Financial common stock was calculated based on (1) the number of shares of Chittenden common stock outstanding on July 19, 2007; (2) the number of shares of Chittenden common stock expected to be issued upon completion of its pending acquisition of Community Bank; and (3) the $18.71 closing sale price of People’s United Financial common stock on June 26, 2007, the last trading day before the People’s United Financial/Chittenden merger was announced. Using those assumptions, the value of the merger consideration to be received in exchange for one share of Chittenden common stock would have been approximately $36.77 and each share of Chittenden common stock not exchanged for that amount in cash would have been exchangeable for 1.9652 shares of People’s United Financial common stock.

The actual exchange ratio will depend on the average of the closing sales prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending the day before the People’s United Financial/Chittenden merger is completed. This average value may differ, perhaps substantially, from the closing sale price of People’s United Financial common stock on June 26, 2007. The number of shares to be issued by People’s United Financial will also depend on the number of shares of Chittenden common stock outstanding immediately prior to the effective date of the People’s United Financial/Chittenden merger.

It is anticipated that the People’s United Financial/Chittenden merger will provide People’s United Financial with financial benefits such as possible revenue enhancements and expense savings, among other factors, although no assurances can be given that such benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary unaudited pro forma condensed combined financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments that give effect to events that are directly attributable to the People’s United Financial/Chittenden merger and factually supportable; as such, adjustments affecting the balance sheet, statement of income, or shares of common stock outstanding subsequent to the assumed merger completion dates have not been included.

The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the People’s United Financial/Chittenden merger actually been completed at the beginning of each period presented, nor does it indicate future results for any other interim or full-year period. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation for the People’s United Financial/Chittenden merger will vary from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from Chittenden. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available.

The preliminary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of People’s United Financial and Chittenden, which are incorporated into this document by reference.

The following preliminary unaudited pro forma condensed combined balance sheet as of June 30, 2007 combines the June 30, 2007 balance sheets of People’s United Financial and Chittenden assuming the merger was completed on June 30, 2007.

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2007 (in millions)	People's United Financial	Chittenden	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$360.9	$181.3	$(125.0	)(B)	$407.8
			(9.2	)(A)
			(0.2	)(K)
Short-term investments	2,236.7	179.9	(33.4	)(C)	2,383.2

Total cash and cash equivalents	2,597.6	361.2	(167.8)		2,791.0

Trading account securities, at fair value	26.4	—	—		26.4
Securities available for sale and held to maturity	43.2	927.3	—		970.5
Securities purchased under agreements to resell	1,418.0	—	(1,013.0	)(A)	359.9
			(45.1	)(A)
Loans	9,046.5	5,133.2	6.2	(D)	14,185.9
Less allowance for loan losses	(72.5)	(67.4)	—		(139.9)

Total loans, net	8,974.0	5,065.8	6.2		14,046.0

Bank-owned life insurance	218.0	—	—		218.0
Premises and equipment, net	147.4	74.2	—		221.6
Goodwill	101.5	282.5	(282.5	)(E)	1,442.2
			1,340.7	(E)
			71.7	(C)
			(71.7	)(E)
Other acquisition-related intangibles	3.0	21.0	(21.0	)(F)	183.1
			165.6	(F)
			14.5	(F)
			9.5	(C)
			(9.5	)(F)
Other assets	292.6	146.3	42.9	(C)	497.7
			10.7	(M)
			5.2	(G)

Total assets	$13,821.7	$6,878.3	$56.4		$20,756.4

Liabilities
Deposits:
Non-interest-bearing	$2,302.8	$997.5	$—		$3,300.3
Savings, interest-bearing checking and money market	3,194.4	2,962.4	—		6,156.8
Time	3,593.7	1,715.2	(3.3	)(H)	5,305.6

Total deposits	9,090.9	5,675.1	(3.3)		14,762.7

Borrowings:
Federal Home Loan Bank advances	—	19.9	—		19.9
Repurchase agreements	—	114.8	—		114.8
Other	—	20.2	—		20.2

Total borrowings	—	154.9	—		154.9

Subordinated notes	65.3	250.0	(125.0	)(B)	190.3
Other liabilities	161.9	75.0	20.3	(I)	325.3
			10.7	(M)
			5.1	(J)
			52.3	(F)

Total liabilities	9,318.1	6,155.0	(39.9)		15,433.2

Stockholders' Equity
Common stock	3.0	52.4	0.4	(K)	3.4
			(52.4	)(K)
Additional paid-in capital	3,708.9	342.4	90.7	(C)	4,528.1
			(342.4	)(K)
			(90.7	)(K)
			819.4	(K)
			(0.2	)(K)
Retained earnings	1,055.2	478.5	(478.5	)(K)	1,055.2
Treasury stock, at cost	—	(139.5)	139.5	(K)	—
Unallocated common stock held by the ESOP	(214.4)	—	—		(214.4)
Accumulated other comprehensive loss	(49.1)	(14.4)	14.4	(K)	(49.1)
Deferred directors' compensation	—	6.2	(6.2	)(K)	—
Unearned portion of employee restricted stock	—	(2.3)	2.3	(K)	—

Total stockholders' equity	4,503.6	723.3	96.3		5,323.2

Total liabilities and stockholders' equity	$13,821.7	$6,878.3	$56.4		$20,756.4

The following preliminary unaudited pro forma condensed combined statement of income for the six months ended June 30, 2007 combines the statements of income of People’s United Financial and Chittenden assuming the merger was completed on January 1, 2006.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Six months ended June 30, 2007 (in millions, except per share data)	People's United Financial	Chittenden	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$288.0	$170.6	$(1.0	)(D)	$457.6
Short-term investments	32.1	1.8	—		33.9
Securities	2.1	24.3	—		26.4
Securities purchased under agreements to resell	14.7	—	(13.9	)(A)	0.8

Total interest and dividend income	336.9	196.7	(14.9)		518.7

Interest expense:
Deposits	106.1	64.9	—		171.0
Borrowings	0.2	2.7	—		2.9
Subordinated notes	3.3	8.4	—		11.7

Total interest expense	109.6	76.0	—		185.6

Net interest income	227.3	120.7	(14.9)		333.1
Provision for loan losses	2.6	3.0	—		5.6

Net interest income after provision for loan losses	224.7	117.7	(14.9)		327.5

Non-interest income:
Fee-based revenues:
Service charges on deposit accounts	37.5	9.4	—		46.9
Insurance revenue	13.5	3.5	0.9	(M)	17.9
Brokerage commissions	7.0	1.2	—		8.2
Other fees	18.3	15.6	(0.6	)(F)	45.4
			12.1	(M)

Total fee-based revenues	76.3	29.7	12.4		118.4
Net security losses	—	(14.1)	—		(14.1)
Bank-owned life insurance	5.1	—	—		5.1
Net gains on sales of residential mortgage loans	1.6	2.7	—		4.3
Other non-interest income	6.1	4.6	(0.7	)(G)	11.3
			1.3	(M)

Total non-interest income	89.1	22.9	13.0		125.0

Non-interest expense:
Compensation and benefits	106.2	58.6	0.9	(M)	165.7
Occupancy and equipment	32.7	12.3	—		45.0
Contribution to The People's United Community Foundation	60.0	—	—		60.0
Other non-interest expense	44.9	28.9	13.6	(F)	99.5
			13.4	(M)
			0.1	(F)
			(1.4	)(L)

Total non-interest expense	243.8	99.8	26.6		370.2

Income from continuing operations before income tax expense	70.0	40.8	(28.5)		82.3
Income tax expense	23.8	11.7	(10.0	)(N)	25.5

Income from continuing operations	46.2	29.1	(18.5)		56.8

Discontinued operations:
Income from discontinued operations, net of tax	0.9	—	—		0.9

Income from discontinued operations	0.9	—	—		0.9

Net income	$47.1	$29.1	$(18.5)		$57.7

Earnings per common share
Basic:
Income from continuing operations	$0.16	$0.64			$0.17
Net income	$0.16	$0.64			$0.17
Diluted:
Income from continuing operations	$0.16	$0.64			$0.17
Net income	$0.16	$0.64			$0.17
Average common shares outstanding:
Basic	294.3		43.8	(O)	338.1
Diluted	295.8		43.8	(O)	339.6

The following preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2006 combines the statements of income of People’s United Financial and Chittenden assuming the merger was completed on January 1, 2006.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Year ended December 31, 2006 (in millions, except per share data)	People's United Financial	Chittenden	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$546.0	$319.3	$(2.0	)(D)	$863.3
Short-term investments	5.3	0.5	—		5.8
Securities	30.0	54.9	—		84.9
Securities purchased under agreements to resell	0.8	—	—		0.8

Total interest and dividend income	582.1	374.7	(2.0)		954.8

Interest expense:
Deposits	180.1	108.5	3.3	(H)	291.9
Borrowings	10.0	17.2	—		27.2
Subordinated notes	9.6	—	—		9.6

Total interest expense	199.7	125.7	3.3		328.7

Net interest income	382.4	249.0	(5.3)		626.1
Provision for loan losses	3.4	6.9	—		10.3

Net interest income after provision for loan losses	379.0	242.1	(5.3)		615.8

Non-interest income:
Fee-based revenues:
Service charges on deposit accounts	77.8	16.7	—		94.5
Insurance revenue	27.3	5.8	1.8	(M)	34.9
Brokerage commissions	12.2	1.9	—		14.1
Other fees	35.7	24.5	(1.2	)(F)	84.1
			25.1	(M)

Total fee-based revenues	153.0	48.9	25.7		227.6
Net security losses	(27.2)	—	—		(27.2)
Bank-owned life insurance	9.1	—	—		9.1
Net gains on sales of residential mortgage loans	2.0	6.3	—		8.3
Other non-interest income	10.5	15.0	(1.3	)(G)	26.5
			2.3	(M)

Total non-interest income	147.4	70.2	26.7		244.3

Non-interest expense:
Compensation and benefits	202.9	115.4	1.8	(M)	320.1
Occupancy and equipment	62.2	23.4	—		85.6
Other non-interest expense	81.8	47.6	30.1	(F)	184.5
			27.4	(M)
			0.3	(F)
			(2.7	)(L)

Total non-interest expense	346.9	186.4	56.9		590.2

Income from continuing operations before income tax expense	179.5	125.9	(35.5)		269.9
Income tax expense	57.8	40.4	(12.5	)(N)	85.7

Income from continuing operations	121.7	85.5	(23.0)		184.2

Discontinued operations:
Income from discontinued operations, net of tax	2.3	—	—		2.3

Income from discontinued operations	2.3	—	—		2.3

Net income	$124.0	$85.5	$(23.0)		$186.5

Earnings per common share
Basic:
Income from continuing operations	$0.41	$1.85			$0.54
Net income	$0.42	$1.85			$0.55
Diluted:
Income from continuing operations	$0.40	$1.83			$0.54
Net income	$0.41	$1.83			$0.55
Average common shares outstanding:
Basic	297.4		43.8	(O)	341.2
Diluted	298.9		43.8	(O)	342.7

NOTES TO PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Preliminary Pro Forma Presentation

The acquisition of Chittenden by People’s United Financial will be accounted for using the purchase method of accounting and accordingly, Chittenden’s assets acquired (including identifiable intangible assets and goodwill) and liabilities assumed will be recognized at fair value on the date the transaction is completed. The People’s United Financial/Chittenden merger is expected to qualify as a tax-free reorganization for federal income tax purposes. The preliminary unaudited pro forma condensed combined financial information related to the People’s United Financial/Chittenden merger is included as of and for the six months ended June 30, 2007 and for the year ended December 31, 2006. The financial statements of Chittenden have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the financial statements of People’s United Financial.

The preliminary unaudited pro forma condensed combined financial information reflects the application of generally accepted accounting principles as of June 30, 2007. The adoption of new or changes to existing generally accepted accounting principles subsequent to June 30, 2007, including People’s United Financial’s adoption of SFAS No. 157 effective January 1, 2008, may result in significant changes to the final purchase accounting adjustments. No pro forma adjustment to the carrying value of loans or allowances have been recorded in accordance with the Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” reflecting the insignificant level of Chittenden non-performing assets for the periods presented.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record Chittenden’s assets and liabilities at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the People’s United Financial/Chittenden merger is completed and after the completion of a final analysis to determine the fair values of Chittenden’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of Chittenden as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The pro forma basic and diluted common shares were calculated using People’s United Financial’s actual weighted-average shares outstanding for the periods presented, plus the incremental shares expected to be issued, assuming the People’s United Financial/Chittenden merger occurred at the beginning of the periods presented.

The preliminary unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations or the financial position that would have resulted had the People’s United Financial/Chittenden merger been completed as of or at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations or the financial position for any other interim or full-year period.

The preliminary pro forma adjustments include purchase price adjustments based on the total estimated consideration of $1.9 billion, including the value of outstanding stock options, which will be paid with the issuance of approximately 43.8 million shares of People’s United Financial common stock and approximately $1.0 billion in cash consideration. The number of shares of People’s United Financial common stock expected to be issued assumes that the average of the closing sales prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five trading days ending the day before the completion of the merger was $18.71, which was the closing sale price of People’s United Financial common stock on June 26, 2007, the last trading day before announcement of the merger. The value of the merger consideration to be received in exchange for one share of Chittenden common stock would have been approximately $36.77 and each share of Chittenden common stock not exchanged for that amount in cash consideration would have been exchanged for 1.9652 shares of People’s United Financial common stock. The actual number of shares of People’s United Financial common stock that Chittenden stockholders who receive stock in the People’s United Financial/Chittenden merger will receive may differ depending on the average of the closing sale prices for People’s United Financial common stock during the five trading days ending the day before completion of the merger. Upon completion of the People’s United Financial/Chittenden merger, outstanding options of Chittenden will be exchanged for cash.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information includes the preliminary pro forma balance sheet as of June 30, 2007, assuming the merger with Chittenden was completed on that date. The preliminary pro forma income statements for the six months ended June 30, 2007 and for the year ended December 31, 2006 were prepared assuming the People’s United Financial/Chittenden merger was completed on January 1, 2006.

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 43.8 million shares of People’s United Financial common stock and approximately $1.0 billion in cash consideration. The value of the common stock expected to be issued was based on the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

Pro forma purchase accounting adjustments reflect the proposed merger of Chittenden and Community Bank, assuming the merger was completed prior to the merger of People’s United Financial and Chittenden.

A reconciliation of the preliminary consideration paid by People’s United Financial over Chittenden’s net assets acquired (“goodwill”) is as follows:

Purchase price:	(in millions)
Cash consideration	$1,013.0
People’s United Financial common stock issued	819.8
Estimated fair value of Chittenden stock options	45.1
Transaction costs	9.2

Total purchase price	$1,887.1

Purchase accounting adjustments:	(in millions)
Chittenden total stockholders’ equity at June 30, 2007	$723.3
Pro forma adjustment for the increase in stockholders’ equity resulting from the Community Bank merger	90.7
Chittenden total intangible assets	(303.5)
Pro forma adjustment for intangible assets resulting from the Community Bank merger	(81.2)
Chittenden estimated merger-related costs, net of tax	(27.4)

Adjusted net assets acquired	$401.9

Calculation of goodwill:	(in millions)
Total purchase price	$1,887.1
Adjusted net assets acquired	(401.9)

Excess of purchase price over adjusted net assets acquired	$1,485.2

The excess of the total purchase price over the adjusted net assets acquired was allocated to assets and liabilities as follows:

(in millions)
Loans	$6.2
Mortgage servicing rights	5.2
Time deposits	3.3
Other intangible assets	14.5
Core deposit intangible	165.6
Goodwill	1,340.7
Net tax liability	(39.1)
Personnel related liabilities	(11.2)

Total excess of purchase price over adjusted net assets acquired	$1,485.2

(A)	Adjustment to recognize cash consideration paid to complete the People’s United Financial/Chittenden merger ($1.0 billion), cash paid for the estimated fair value of Chittenden stock options ($45.1 million) and estimated transaction costs ($9.2 million). People’s United Financial currently intends to finance the cash portion of the People’s United Financial/Chittenden merger by liquidating approximately $1.1 billion of securities purchased under agreements to resell. The preliminary pro forma combined income statement impact of the reduction in securities purchased under agreements to resell resulted in a decrease to interest income of $13.9 million for the six months ended June 30, 2007. People’s United Financial invested in this interest-earning asset with a portion of the $3.3 billion of net proceeds raised in its second-step conversion, which was completed on April 16, 2007. People’s United Financial did not record interest income on this investment during 2006, and therefore, no adjustment has been reflected in the preliminary pro forma combined income statement for the year ended December 31, 2006. The final financing of the cash portion of the transaction may cause the actual adjustments to differ from these preliminary adjustments.
(B)	Adjustment to the preliminary unaudited pro forma condensed combined balance sheet to reflect the retirement on July 1, 2007 of Chittenden Junior Subordinated Notes.
(C)	Adjustments reflect the impact of Chittenden’s pending acquisition of Community Bank. Pro forma adjustments reflect consideration of $124.1 million, consisting of cash and shares of Chittenden common stock; net assets acquired of $42.9 million; and the allocation of the excess of the purchase price over the net asset acquired to core deposit intangibles and goodwill of $9.5 million and $71.7 million, respectively.
(D)	Fair value adjustment to Chittenden loan portfolio. The adjustment will be recognized over a three year period as a reduction of yield on a straight-line basis. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for the fair value adjustment resulted in decreases to interest income of $1.0 million and $2.0 million for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively. The final adjustment may be significantly different.
(E)	Adjustment to eliminate Chittenden goodwill (including goodwill resulting from the Community Bank acquisition) and record goodwill resulting from the acquisition. See purchase price allocation table above for more information.
(F)	Adjustment to eliminate Chittenden core deposit intangible (including core deposit intangible resulting from the Community Bank acquisition) and other intangibles, record core deposit intangibles ($165.6 million) and other intangible assets ($14.5 million) resulting from the merger, the related deferred tax liability for the new intangible assets ($52.3 million), and the adjustments to the preliminary pro forma combined income statements. The preliminary pro forma impact from the newly-created intangible assets resulted in an increase to other non-interest expense of $13.6 million and $30.1 million for core deposit intangibles amortization and a decrease to other fees of $0.6 million and $1.2 million and an increase to other non-interest expense of $0.1 million and $0.3 million for other intangible asset amortization, for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively. The final adjustments may be significantly different.

(G)	Fair value adjustment to Chittenden mortgage servicing rights. The adjustment will be recognized over a four-year period. The preliminary pro forma combined income statement impact for the adjustment resulted in a decrease to other non-interest income of $0.7 million and $1.3 million for the six months ended June 30, 2007 and for the year ended December 31, 2006, respectively. The final adjustment may be significantly different.
(H)	Fair value adjustment to Chittenden interest-bearing deposits, which will be recognized over a one-year period. The preliminary pro forma combined income statement impact for the adjustment resulted in an increase to interest expense of $3.3 million for the year ended December 31, 2006. The final adjustment may be significantly different.
(I)	Adjustment to record estimated merger-related liabilities net of income taxes, including an estimated $28 million in pre-tax costs related to Chittenden executive change-in-control agreements that existed prior to the merger announcement date and other employee-related costs, an estimated $15 million in pre-tax costs for professional fees, and other personnel-related liabilities. The final adjustments may be significantly different. (See Note 3 – Merger Related Costs for disclosure of other merger related costs).
(J)	Adjustment to record deferred tax liabilities resulting from the fair value adjustments.
(K)	Adjustment to eliminate Chittenden stockholders’ equity (including stockholders’ equity resulting from the Community Bank acquisition) and the issuance of People’s United Financial common stock. The acquisition will result in the issuance of approximately 43.8 million shares of People’s United Financial common stock, in addition to cash consideration. The issuance of People’s United Financial common stock is recognized in the preliminary pro forma balance sheet at a value of $18.71 per share, which was the closing sales price of People’s United Financial common stock on the NASDAQ Global Select Market on the last trading day prior to announcement of the transaction, which results in a net increase to People’s United Financial total stockholders’ equity of approximately $820 million (including estimated registration costs of $0.2 million). For more detail of the structure of the transaction see Note 1 – Basis of Preliminary Pro Forma Presentation. The final adjustments may be significantly different.
(L)	Adjustment to eliminate $1.4 million and $2.7 million of amortization expense for intangible assets recorded on Chittenden’s income statement for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.
(M)	The financial statements of Chittenden have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the financial statements of People’s United Financial.
(N)	Adjustment to record the net tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.
(O)	The pro forma basic and diluted common shares for the incremental shares issued in connection with the People’s United Financial/Chittenden merger, assuming the merger occurred at the beginning of the periods presented.

Note 3 – Merger Related Costs

Certain merger-related costs are estimated at $9 million. These estimated merger-related costs will be incurred by People’s United Financial and expensed as incurred. An estimate of integration costs has not yet been determined, given the preliminary stages of integration discussions. As such, these costs have not been included in the preliminary pro-forma condensed combined balance sheet or income statements.

Note 4 – Core Deposit Intangibles

The purchase accounting adjustments include the establishment of core deposit intangibles of $165.6 million as of June 30, 2007. The core deposit intangibles were estimated based on Chittenden’s total deposits at June 30, 2007 and recent industry specific transactions. A final analysis and valuation of the core deposit intangibles will be performed with the assistance of an independent third party upon completion of the People’s United Financial/Chittenden merger. The amortization of the core deposit intangibles resulting from the People’s United Financial/Chittenden merger in the pro forma statements of income for the six months ended June 30, 2007 and the year ended December 31, 2006 was assumed to be over a 10-year period using an accelerated amortization method.

The following table summarizes the amortization of the preliminary core deposit intangibles at an effective annual tax rate of 35.0%.

(in millions)	Gross Amortization	Net After-Tax Impact
Year 1	$30.1	$19.6
Year 2	27.1	17.6
Year 3	24.1	15.7
Year 4	21.1	13.7
Year 5	18.1	11.8
Year 6 and thereafter	45.1	29.2

Total	$165.6	$107.6

The Board of Directors and Stockholders

Community Bank & Trust Company

Wolfeboro, New Hampshire

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Community Bank & Trust Company as of December 31, 2006 and 2005 and the related statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Bank & Trust Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

March 12, 2007

COMMUNITY BANK & TRUST COMPANY

BALANCE SHEETS

DECEMBER 31, 2006 and 2005

	2006	2005
ASSETS
Cash and due from banks	$10,111,591	$11,851,366
Interest-bearing demand deposits with other bank	149,735	152,148
Federal funds sold	3,651,273	1,267,928

Cash and cash equivalents	13,912,599	13,271,442
Investments in available-for-sale securities (at fair value)	7,373,059	6,212,503
Federal Home Loan Bank stock, at cost	2,664,900	2,652,600
Loans held-for-sale	696,700	160,000
Loans, less allowance for loan losses of $6,123,567 and $6,174,183 as of December 31, 2006 and 2005, respectively	399,747,115	391,615,214
Premises, furniture and equipment (net of accumulated depreciation and amortization of $3,823,141 and $3,430,582 as of December 31, 2006 and 2005, respectively)	7,581,169	7,043,284
Accrued interest receivable	2,196,097	1,884,447
Deferred income taxes, net	2,733,509	2,794,190
Other assets	602,290	1,023,130

Total assets	$437,507,438	$426,656,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$45,174,169	$43,449,332
Interest-bearing	300,354,391	294,199,081

Total deposits	345,528,560	337,648,413
Federal Home Loan Bank advances	44,551,549	42,564,316
Securities sold under agreements to repurchase	343,892	584,629
Other liabilities	2,941,431	2,888,892

Total liabilities	393,365,432	383,686,250

Stockholders’ equity:
Common stock, $1.00 par value, 5,000,000 shares authorized; issued and outstanding, 3,616,176 shares at December 31, 2006 and 3,555,557 shares at December 31, 2005	3,616,176	3,555,557
Paid-in capital	13,878,237	12,875,604
Retained earnings	26,538,101	26,496,766
Accumulated other comprehensive income	109,492	42,633

Total stockholders’ equity	44,142,006	42,970,560

Total liabilities and stockholders’ equity	$437,507,438	$426,656,810

The accompanying notes are an integral part of these financial statements.

COMMUNITY BANK & TRUST COMPANY

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
INTEREST AND DIVIDEND INCOME
Loans, including fees	$29,806,862	$27,700,482	$26,167,148
Interest and dividends on securities:
Taxable	576,755	493,595	556,637
Tax-exempt	25,986	25,470	70,286
Federal funds sold and other	134,190	57,159	19,891

Total	30,543,793	28,276,706	26,813,962

INTEREST EXPENSE
Deposits	7,400,747	5,417,580	4,665,650
Federal Home Loan Bank advances and other borrowed funds	2,394,159	1,073,534	314,204
Securities sold under agreements to repurchase	31,479	20,301	4,446

Total	9,826,385	6,511,415	4,984,300

Net interest and dividend income	20,717,408	21,765,291	21,829,662
PROVISION (BENEFIT) FOR LOAN LOSSES	174,560	(153,844)	877,876

Net interest and dividend income after provision (benefit) for loan losses	20,542,848	21,919,135	20,951,786

NONINTEREST INCOME
Service fees	271,517	307,750	325,370
Overdraft charges	311,669	286,354	316,964
(Loss) gain on available-for-sale securities, net	(6,119)	6,161	61,434
Gain on sales of loans, net	185,406	225,145	181,963
Other	502,387	516,379	526,102

Total	1,264,860	1,341,789	1,411,833

NONINTEREST EXPENSE
Salaries and employee benefits	6,241,262	6,090,608	5,636,330
Occupancy	636,910	643,723	589,386
Equipment	437,335	417,868	420,115
Data processing	1,078,683	1,010,150	951,036
Professional fees	466,317	622,115	402,675
Other	1,595,464	1,608,224	1,419,597

Total	10,455,971	10,392,688	9,419,139

Income before income taxes	11,351,737	12,868,236	12,944,480

INCOME TAXES	4,367,433	4,920,722	5,014,378

NET INCOME	$6,984,304	$7,947,514	$7,930,102

Earnings per common share	$1.95	$2.26	$2.35

Earnings per common share, assuming dilution	$1.91	$2.17	$2.20

The accompanying notes are an integral part of these financial statements.

COMMUNITY BANK & TRUST COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Common Stock		Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Par value
Balance, December 31, 2003	3,309,368	$3,309,368	$10,139,409	$21,065,242	$462,866	$34,976,885
Comprehensive income:
Net income				7,930,102
Net change in unrealized holding gain on available-for-sale securities, net of tax effect					(221,818)
Comprehensive income						7,708,284
Dividend declared ($1.15 per share)				(3,907,334)		(3,907,334)
Stock issued relating to stock option plan	121,956	121,956	637,969			759,925
Stock issued relating to employee bonus plan	2,885	2,885	89,147			92,032

Balance, December 31, 2004	3,434,209	3,434,209	10,866,525	25,088,010	241,048	39,629,792
Comprehensive income:
Net income				7,947,514
Net change in unrealized holding gain on available-for-sale securities, net of tax effect					(198,415)
Comprehensive income						7,749,099
Dividend declared ($1.85 per share)				(6,538,758)		(6,538,758)
Stock issued relating to stock option plan	117,853	117,853	1,619,717			1,737,570
Stock issued relating to employee bonus plan	3,495	3,495	105,200			108,695
Tax benefit for stock options			284,162			284,162

Balance, December 31, 2005	3,555,557	3,555,557	12,875,604	26,496,766	42,633	42,970,560
Comprehensive income:
Net income				6,984,304
Net change in unrealized holding gain on available-for-sale securities, net of tax effect					66,859
Comprehensive income						7,051,163
Dividend declared ($1.93 per share)				(6,942,969)		(6,942,969)
Stock issued relating to stock option plan	56,970	56,970	809,331			866,301
Stock issued relating to employee bonus plan	3,649	3,649	99,618			103,267
Stock based compensation			16,864			16,864
Tax benefit for stock options			76,820			76,820

Balance, December 31, 2006	3,616,176	$3,616,176	$13,878,237	$26,538,101	$109,492	$44,142,006

COMMUNITY BANK & TRUST COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Continued)

Reclassification disclosure for the years ended December 31:

	2006	2005	2004
Net unrealized holding gains (losses) on available-for-sale securities	$104,593	$(322,395)	$(297,246)
Reclassification adjustment for realized losses (gains) in net income	6,119	(6,161)	(61,434)

Other comprehensive income (loss) before income tax effect	110,712	(328,556)	(358,680)
Income tax effect	(43,853)	130,141	136,862

Other comprehensive income (loss), net of tax effect	$66,859	$(198,415)	$(221,818)

Accumulated other comprehensive income as of December 31, 2006, 2005 and 2004 consists of net unrealized holding gains on available-for-sale securities, net of tax effect.

The accompanying notes are an integral part of these financial statements.

COMMUNITY BANK & TRUST COMPANY

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$6,984,304	$7,947,514	$7,930,102

ADJUSTMENTS TO RECONCILE NET INCOME TO NET
CASH PROVIDED BY OPERATING ACTIVITIES
Accretion of securities, net of amortization	(3,817)	11,074	(14,585)
Loss (gain) on available-for-sale securities, net	6,119	(6,161)	(61,434)
Provision (benefit) for loan losses	174,560	(153,844)	877,876
Change in unearned income	(167,259)	(75,625)	(14,285)
Net (increase) decrease in loans held-for-sale	(536,700)	(90,000)	172,250
Depreciation and amortization	410,978	407,597	394,600
Loss on disposal of equipment	2,338
(Increase) decrease in accrued interest receivable	(311,650)	(241,164)	28,417
Decrease (increase) in prepaid expenses	59,419	(5,415)	(60,887)
Decrease (increase) in taxes receivable	435,980	(114,735)	(54,218)
Deferred income tax expense (benefit)	16,828	45,455	(138,313)
Decrease (increase) in other assets	2,261	18,155	(5,258)
Increase (decrease) in accrued interest payable	95,965	109,168	(5,109)
Stock based compensation expense	16,864
Payroll expense on stock issuance relating to employee bonus plan	103,267	108,695	92,032
(Decrease) increase in other liabilities	(100,804)	380,325	(14,470)

Net cash provided by operating activities	7,188,653	8,341,039	9,126,718

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of available-for-sale securities	2,067,500	1,677,500	2,366,016
Proceeds from sales of available-for-sale securities	997,375	398,875	3,120,437
Purchases of available-for-sale securities	(4,117,021)	(3,488,171)
Purchase of Federal Home Loan Bank stock	(503,200)	(656,900)	(32,000)
Redemption of Federal Home Loan Bank stock	490,900
Loan originations and principal collections, net	(6,035,361)	12,118,472	(20,493,988)
Purchases of loans	(2,170,000)		(745,960)
Recoveries of loans previously charged off	66,159	91,625	17,388
Capital expenditures	(951,201)	(230,886)	(186,787)

Net cash (used in) provided by investing activities	(10,154,849)	9,910,515	(15,954,894)

COMMUNITY BANK & TRUST COMPANY

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Continued)

	2006	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand deposits, NOW and savings accounts	(43,769,752)	(41,791,008)	14,673,397
Net increase (decrease) in time deposits	51,649,899	6,561,820	(779,600)
Net increase (decrease) in short-term Federal Home Loan Bank advances	3,000,000	23,710,000	(16,685,000)
Payments on long-term advances from Federal Home Loan Bank	(1,012,767)	(990,559)	(968,562)
Net (decrease) increase in securities sold under agreements to repurchase	(240,737)	121,987	170,158
Dividends paid	(6,885,591)	(6,324,576)	(3,704,414)
Proceeds from issuance of stock	866,301	1,737,570	759,925

Net cash provided by (used in) financing activities	3,607,353	(16,974,766)	(6,534,096)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	641,157	1,276,788	(13,362,272)
Cash and cash equivalents at beginning of year	13,271,442	11,994,654	25,356,926

Cash and cash equivalents at end of year	$13,912,599	$13,271,442	$11,994,654

Supplemental disclosures:
Interest paid	$9,730,420	$6,402,247	$4,989,409
Income taxes paid	3,914,625	4,990,002	5,206,909
Transfer of allowance for loan losses to allowance for commitments			53,613

The accompanying notes are an integral part of these financial statements.

COMMUNITY BANK & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

NOTE 1—NATURE OF OPERATIONS

Community Bank & Trust Company (“the Bank”) is a state chartered bank incorporated in 1990, headquartered in Wolfeboro, New Hampshire. In addition to Wolfeboro, the Bank operates from offices located in Exeter, Plaistow, Nashua, Derry, Melvin Village, Hampton and Hampstead, New Hampshire. In 2006, the Bank opened a loan production office in Dover, New Hampshire. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans and consumer and small business loans.

NOTE 2—ACCOUNTING POLICIES

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The significant accounting policies of the Bank are summarized below to assist the reader in better understanding the financial statements and other data contained herein.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest-bearing demand deposits with other bank and federal funds sold.

Cash and due from banks as of December 31, 2006 and 2005 includes $1,495,000 and $6,115,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

SECURITIES:

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on the specific identification method.

Debt and equity securities are classified into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Bank has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of resale in the near term. All other securities must be classified as available-for-sale.

•

Held-to-maturity securities are measured at amortized cost on the balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the financial statements.

•

Available-for-sale securities are carried at fair value on the balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

•	Trading securities are carried at fair value on the balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

LOANS, ALLOWANCE FOR LOAN LOSSES AND IMPAIRED LOANS:

Loans

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for the allowance for loan losses, and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest on loans is recognized on a simple interest basis.

Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan’s yield. The Bank is amortizing these amounts over the contractual life of the related loans.

Loans are generally placed on nonaccrual at the point when collection in a timely manner of the entire amount of the loan becomes doubtful. It is the policy of the Bank that any loan which exceeds 90 days past due will automatically be placed on nonaccrual. Exceptions to this policy are limited to situations where collateral coverage is exceptionally strong and collection of past due amounts is imminent from a clearly defined source. When a loan has been placed on nonaccrual, all accrued unpaid interest to that date is reversed. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Impaired Loans

The Bank considers a loan to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank measures impaired loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

The Bank considers for impairment all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. The Bank considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

Factors considered by management in determining impairment include payment status, net worth and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. The Bank reviews its loans for impairment on a loan-by-loan basis. The Bank does not apply impairment to aggregations of loans that have risk characteristics in common with other impaired loans. Interest on a loan is not generally accrued when the loan becomes ninety or more days overdue. The Bank may place a loan on nonaccrual status but not classify it as impaired, if (i) it is probable that the Bank will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is an individually insignificant residential mortgage loan or consumer loan. Impaired loans are charged-off when management believes that the collectibility of the loan’s principal is remote. Substantially all of the Bank’s loans that have been identified as impaired have been measured by the fair value of existing collateral.

LOANS HELD-FOR-SALE:

Mortgages held-for-sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. Interest income on mortgages held-for-sale is accrued currently and classified as interest on loans.

PREMISES, FURNITURE AND EQUIPMENT:

Premises, furniture and equipment are stated at cost, less accumulated depreciation. Cost and related allowances for depreciation of premises, furniture and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the related assets. Estimated lives are 10 to 39 years for buildings and 3 to 25 years for furniture and equipment. Leasehold improvements are amortized over the lesser of the life of the lease or the estimated life of the related improvement.

ADVERTISING:

The Bank expenses costs associated with advertising as they are incurred.

INCOME TAXES:

The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards (SFAS) No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Bank disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Bank in estimating its fair value disclosures are as follows:

Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and interest bearing demand deposits with other bank approximate those assets’ fair values.

Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans held-for-sale: Fair values for mortgages held-for-sale are estimated based on outstanding investor commitments, or in the absence of such commitments, are based on current investor yield requirements.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for interest and non-interest checking, passbook savings, and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.

Securities sold under agreements to repurchase: The carrying amounts of securities sold under agreements to repurchase approximate their fair values.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

STOCK BASED COMPENSATION:

The Bank maintains a stock-based employee compensation plan which is described more fully in Note 15.

Effective January 1, 2006, the Bank adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”). This Statement revised SFAS No. 123, “Accounting for Stock Based Compensation” and superseded Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements and establishes fair value as the measurement objective in accounting for share-based payment arrangements. Prior to January 1, 2006, the Bank accounted for the plan under the recognition and measurement principles of APB Opinion No. 25. During the year ended December 31, 2006, the Bank recognized $16,864 in stock-based employee compensation for its plan.

No stock-based employee compensation cost had been recognized during periods prior to January 1, 2006 for its fixed stock option plan. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of SFAS No. 123R to stock-based employee compensation during 2005 and 2004.

	For the Years Ended December 31,
	2005	2004
Net income, as reported	$7,947,514	$7,930,102
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	293,729	317,828

Pro forma net income	$7,653,785	$7,612,274

Earnings per share:
Basic—as reported	$2.26	$2.35
Basic—pro forma	$2.18	$2.26
Diluted—as reported	$2.17	$2.20
Diluted—pro forma	$2.09	$2.11

EARNINGS PER SHARE:

The Bank calculates earnings per share in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per share is calculated by dividing net income available to common shares by average common shares outstanding. Diluted earnings per share is calculated similarly, except that it includes the dilutive effect of the assumed exercise of securities, including the effect of shares issuable under the Bank’s stock option plan (Note 15).

RECENT ACCOUNTING PRONOUNCEMENTS:

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Instruments” (SFAS 155), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133. The statement also subjects beneficial interests issued by securitization vehicles to the requirements of SFAS No. 133. The statement is effective as of January 1, 2007. The adoption of SFAS 155 is not expected to have a material impact on the Bank’s financial condition and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140” (SFAS 156). SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The Bank does not expect the adoption of this statement to have a material impact on its financial condition, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP) and enhances disclosures about fair value measurements. SFAS 157 retains the exchange price notion and clarifies that the exchange price is the price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 is effective for the Bank’s financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. The Bank does not expect the adoption of this statement to have a material impact on its financial condition and results of operations.

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

The amortized cost of securities and their approximate fair values are as follows as of December 31:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2006:
Debt securities issued by U.S. government corporations and agencies	$3,467,886	$55,708	$121	$3,523,473
Debt securities issued by states of the United States and political subdivisions of the states	479,997	13,163	11	493,149
Corporate debt securities	2,769,322	150,089	36,093	2,883,318
Preferred stock with maturities	474,546		1,427	473,119

	$7,191,751	$218,960	$37,652	$7,373,059

December 31, 2005:
Debt securities issued by U.S. government corporations and agencies	$999,951	$—	$818	$999,133
Debt securities issued by states of the United States and political subdivisions of the states	325,000	12,233		337,233
Corporate debt securities	2,835,085	185,670	83,660	2,937,095
Preferred stock with maturities	1,981,871	2,306	45,135	1,939,042

	$6,141,907	$200,209	$129,613	$6,212,503

The scheduled maturities of debt securities were as follows as of December 31, 2006:

Fair Value
Due within one year	$2,572,997
Due after one year through five years	795,097
Due after five years through ten years	2,018,454
Due after ten years	1,986,511

$7,373,059

During 2006, proceeds from sales of available-for-sale securities amounted to $997,375. Gross realized losses on those sales amounted to $6,119. During 2005, proceeds from sales of available-for-sale securities amounted to $398,875. Gross realized gains on those sales amounted to $6,161. During 2004, proceeds from sales of available-for-sale securities amounted to $3,120,437. Gross realized gains and gross realized losses on those sales amounted to $304,536 and $272,377, respectively. The tax (benefit) expense applicable to these net realized gains or losses amounted to $(2,423), $2,440 and $12,739 for the years ended December 31, 2006, 2005 and 2004, respectively.

There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders’ equity as of December 31, 2006.

Securities with carrying amounts of $5,428,188 and $3,906,472 were pledged to secure treasury tax and loan, securities sold under agreements to repurchase and public funds on deposit as of December 31, 2006 and 2005, respectively.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows as of December 31, 2006:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities issued by U.S. government corporations and agencies	$499,879	$121	$—	$—	$499,879	$121
Debt securities issued by states of the United States and political subdivisions of the states	79,989	11			79,989	11
Corporate debt securities			460,478	36,093	460,478	36,093
Preferred stock with maturities			473,119	1,427	473,119	1,427

Total temporarily impaired securities	$579,868	$132	$933,597	$37,520	$1,513,465	$37,652

The value of the Bank’s investments fluctuate in the normal course of business in accordance with market interest rate movements. The unrealized losses in the above table are attributable to changes in market interest rates. Bank management does not intend to sell these securities in the near term. As bank management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary.

NOTE 4—LOANS

Loans consisted of the following as of December 31:

	2006	2005
Commercial, financial and agricultural	$21,440,966	$21,142,544
Real estate—construction and land development	48,195,972	42,761,262
Real estate—residential	170,349,041	171,689,368
Real estate—commercial	165,404,070	161,683,502
Consumer	1,857,963	2,035,317
Other	27,046	49,039

	407,275,058	399,361,032
Allowance for loan losses	(6,123,567)	(6,174,183)
Unearned income	(1,404,376)	(1,571,635)

Net loans	$399,747,115	$391,615,214

Changes in the allowance for loan losses were as follows for the years ended December 31:

	2006	2005	2004
Balance at beginning of year	$6,174,183	$6,395,786	$5,631,373
Loans charged off	(291,335)	(159,384)	(77,238)
Provision (benefit) for loan losses	174,560	(153,844)	877,876
Recoveries of loans previously charged off	66,159	91,625	17,388
Allowance for commitments			(53,613)

Balance at end of year	$6,123,567	$6,174,183	$6,395,786

Nonaccrual loans and accruing loans past-due 90 days or more were as follows as of December 31:

	2006	2005
Total nonaccrual loans	$6,284,150	$2,293,112

Accruing loans past-due 90 days or more	$1,165,211	$280,750

Information about loans that meet the definition of an impaired loan in SFAS No. 114 is as follows as of December 31:

	2006		2005
	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses
Loans for which there is a related allowance for credit losses	$4,349,950	$328,876	$1,875,498	$303,242
Loans for which there is no related allowance for credit losses	1,718,031

Totals	$6,067,981	$328,876	$1,875,498	$303,242

Average recorded investment in impaired loans during the year ended December 31	$2,404,770		$850,629

Related amount of interest income recognized during the time, in the year ended December 31, that the loans were impaired:

Total recognized	$55,223		$27,696

Amount recognized using a cash-basis method of accounting	$55,223		$27,696

NOTE 5—PREMISES, FURNITURE AND EQUIPMENT

The following is a summary of the components of premises, furniture and equipment as of December 31:

	2006	2005
Land	$1,684,260	$1,684,260
Buildings and leasehold improvements	5,876,873	5,857,519
Construction in process	821,604
Furniture and equipment	3,021,573	2,932,087

	11,404,310	10,473,866
Accumulated depreciation and amortization	(3,823,141)	(3,430,582)

	$7,581,169	$7,043,284

NOTE 6—DEPOSITS

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of December 31, 2006 and 2005 was $44,572,495 and $21,717,108, respectively.

At December 31, 2006, the scheduled maturities of time deposits are as follows:

2007	$115,682,717
2008	5,478,291
2009	508,785
2010	16,766
Thereafter	20,748

$121,707,307

NOTE 7—FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).

Maturities of advances from the FHLB for years ending after December 31, 2006 are summarized as follows:

2007	$44,035,418
2008	516,131

$44,551,549

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

At December 31, 2006, interest rates on FHLB advances ranged from 2.19% to 5.43% with a weighted average interest rate of 5.24%.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties and other qualified assets.

NOTE 8—SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The security sold under agreement to repurchase as of December 31, 2006 is a security sold on a short term basis by the Bank that has been accounted for not as a sale but as a borrowing. The security consists of a corporate debt security. The security was held in the Bank’s safekeeping account at First Tennessee Bank National Association under the control of the Bank and pledged to the purchaser of the security. The purchaser has agreed to sell to the Bank a substantially identical security at the maturity of the agreement.

NOTE 9—INCOME TAXES

The components of income tax expense consisted of the following for the years ended December 31:

	2006	2005	2004
Current:
Federal	$3,588,920	$3,965,808	$4,137,240
State	761,685	909,459	1,015,451

	4,350,605	4,875,267	5,152,691

Deferred:
Federal	12,564	21,017	(106,487)
State	4,264	24,438	(31,826)

	16,828	45,455	(138,313)

Total income tax expense	$4,367,433	$4,920,722	$5,014,378

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows for the years ended December 31:

	2006	2005	2004
	% of Income	% of Income	% of Income
Federal income tax at statutory rate	35.0%	34.0%	34.0%
Increase (decrease) resulting from:
Tax-exempt income	(.1)	(.1)	(.2)
Rehabilitation investment and low income tax credits	.1	(.2)	(.2)
Other	(.8)	(.3)	.1
State tax, net of federal tax benefit	4.3	4.8	5.0

Effective tax rates	38.5%	38.2%	38.7%

The Bank had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

	2006	2005
Deferred tax assets:
Allowance for loan losses	$2,417,781	$2,353,060
Loan origination fees	569,123	636,904
Interest on nonperforming loans	24,783	35,386

Gross deferred tax assets	3,011,687	3,025,350

Deferred tax liabilities:
Accelerated depreciation	(206,362)	(203,197)
Net unrealized holding gain on available-for-sale securities	(71,816)	(27,963)

Gross deferred tax liabilities	(278,178)	(231,160)

Net deferred tax asset	$2,733,509	$2,794,190

NOTE 10—FINANCIAL INSTRUMENTS

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2006 and 2005, the maximum potential amount of the Bank’s obligation was $4,923,107 and $6,960,035, respectively, for financial and standby letters of credit. The Bank’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Bank may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Bank may take possession of the collateral, if any, securing the line of credit.

The estimated fair values of the Bank’s financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$13,912,599	$13,912,599	$13,271,442	$13,271,442
Available-for-sale securities	7,373,059	7,373,059	6,212,503	6,212,503
Federal Home Loan Bank stock	2,664,900	2,664,900	2,652,600	2,652,600
Loans held-for-sale	696,700	708,022	160,000	162,014
Loans, net	399,747,115	401,765,000	391,615,214	392,360,000
Accrued interest receivable	2,196,097	2,196,097	1,884,447	1,884,447

Financial liabilities:
Deposits	345,528,560	346,330,250	337,648,413	337,546,000
FHLB advances	44,551,549	44,490,000	42,564,316	42,490,549
Securities sold under agreements to repurchase	343,892	343,892	584,629	584,629

The carrying amounts of financial instruments shown in the above table are included in the balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

The amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:

	2006	2005
Commitments to originate loans	$8,832,074	$12,002,650
Standby letters of credit	4,923,107	6,960,035
Unadvanced portions of loans:
Consumer loans	452,035	436,467
Commercial real estate loans	10,077,715	9,862,814
Home equity loans	29,091,296	26,655,746
Commercial lines of credit	11,791,347	11,042,659
Residential real estate loans	414,184	890,906
Construction loans	12,763,466	16,666,186

	$78,345,224	$84,517,463

The stated amounts approximate the estimated fair values of the off-balance sheet liabilities.

NOTE 11—RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Bank and companies in which they have significant ownership interest were customers of the Bank during 2006. Total loans to such persons and their companies amounted to $1,304,935 as of December 31, 2006. During the year ended December 31, 2006, $1,017,897 of advances were made and repayments totaled $1,115,999.

Deposits from related parties held by the Bank as of December 31, 2006 and 2005 amounted to $4,081,790 and $5,207,181, respectively.

NOTE 12—EARNINGS PER SHARE

Reconciliations of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:

	Income (Numerator)	Average Outstanding Shares (Denominator)	Per-Share Amount
Year ended December 31, 2006
Basic EPS
Net income and income available to common stockholders	$6,984,304	3,586,940	$1.95
Effect of dilutive securities, options		63,319

Diluted EPS
Income available to common stockholders and assumed conversion	$6,984,304	3,650,259	$1.91

Year ended December 31, 2005
Basic EPS
Net income and income available to common stockholders	$7,947,514	3,510,850	$2.26
Effect of dilutive securities, options		152,983

Diluted EPS
Income available to common stockholders and assumed conversion	$7,947,514	3,663,833	$2.17

Year ended December 31, 2004
Basic EPS
Net income and income available to common stockholders	$7,930,102	3,368,774	$2.35
Effect of dilutive securities, options		234,446

Diluted EPS
Income available to common stockholders and assumed conversion	$7,930,102	3,603,220	$2.20

NOTE 13—SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank’s business activity is with customers located within New Hampshire. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank’s loan portfolio is comprised of loans collateralized by real estate located in this state.

NOTE 14—REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar amounts in thousands)
As of December 31, 2006:
Total Capital (to Risk Weighted Assets)	$48,821	12.79%	$30,537	≥8.0%	$38,171	≥10.0%
Tier 1 Capital (to Risk Weighted Assets)	44,032	11.54	15,268	≥4.0	22,903	≥6.0
Tier 1 Capital (to Average Assets)	44,032	10.18	17,308	≥4.0	21,636	≥5.0

As of December 31, 2005:
Total Capital (to Risk Weighted Assets)	47,540	12.72	29,894	≥8.0	37,367	≥10.0
Tier 1 Capital (to Risk Weighted Assets)	42,850	11.47	14,947	≥4.0	22,420	≥6.0
Tier 1 Capital (to Average Assets)	42,850	9.94	17,245	≥4.0	21,556	≥5.0

The Bank is not permitted to declare or pay cash dividends on its shares of common stock if the effect thereof would cause its stockholders’ equity to be reduced below applicable maintenance requirements or if such declaration and payments would otherwise violate regulatory requirements.

In response to recommendations made by bank supervisory agencies following an examination of the Bank which took place in the fourth quarter of 2003, the Board of Directors of the Bank, the Federal Deposit Insurance Corporation and the New Hampshire Department of Banking agreed to a Memorandum of Understanding which the Board of Directors executed in April, 2004. The 2004 Memorandum was replaced and suspended by a new Memorandum of Understanding (the “Memorandum”) during the first calendar quarter of 2007. The Memorandum addresses concerns identified in examinations and outlines steps to remedy such concerns and prevent their reoccurrence. The Memorandum is an informal supervisory action and its provisions are intended to be remedial rather than punitive. The Memorandum is intended to provide guidance and a framework for addressing identified problems, documenting remedial efforts and preventing reoccurrence of similar problems.

NOTE 15—STOCK-BASED COMPENSATION

The Bank has a 1991 Stock Option Plan (Plan), administered by the Board of Directors. Under the Plan, the Board may grant either Incentive Stock Options, Nonstatutory Stock Options or stock appreciation rights to officers and other employees. The Board determines the individuals to whom, and the times at which, options or stock appreciation rights shall be granted, the type of option, the number of shares covered by each option or right, the duration of each option or right, the price and method of payment for each option or right, and the time or times all or portions of each option or right may be exercised.

In the case of Incentive Stock Options, the term may not exceed ten years from the date of grant and the exercise price may not be less than fair market value at grant date as determined in good faith by the Board. The number of shares which may be granted for options or made subject to stock appreciation rights is 1,100,000 shares. The plan provides that no options shall be granted after April 16, 2011.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2006, 2005 and 2004, respectively: dividend yield of 4.75 percent for 2006, 4.33 percent for 2005 and 3.87 percent for 2004; expected volatility of 19.30 percent for 2006, 30.42 percent for 2005 and 36.7 percent for 2004; risk-free interest rates of 5.32 percent for 2006, 4.43 percent for 2005 and, 4.95 percent for 2004; and expected lives of 10 years for 2006, 2005 and 2004.

A summary of the Bank’s fixed stock option plan as of and for the years ended December 31, 2006, 2005 and 2004 is presented below:

	2006		2005		2004
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding options at beginning of year	389,759	$22.11	474,532	$19.45	562,928	$15.98
Granted	26,172	25.25	36,280	33.50	33,560	29.75
Exercised	(56,970)	15.21	(117,853)	14.74	(121,956)	6.23
Forfeited	(26,650)	28.63	(3,200)	29.75

Outstanding options at end of year	332,311	23.02	389,759	22.11	474,532	19.45

Options exercisable at year-end	309,859	22.86	389,759	$22.11	474,532	$19.45
Weighted-average fair value of options granted during the year	$6.07		$8.10		$9.47

The following table summarizes information about fixed stock options outstanding as of December 31, 2006:

Options Outstanding And Exercisable
Exercise Prices	Number Outstanding as of 12/31/06	Weighted-Average Remaining Contractual Life	Number Exercisable	Exercise Price
$10.63	1,130	.7 years	1,130	$10.63
15.33	47,340	1.5	47,340	15.33
21.69	38,295	2.6	38,295	21.69
22.31	42,820	3.6	42,820	22.31
22.50	35,794	4.6	35,794	22.50
22.75	44,648	6.0	44,648	22.75
23.00	49,032	6.5	49,032	23.00
29.75	24,360	7.5	24,360	29.75
33.50	26,440	8.5	26,440	33.50
25.25	22,452	9.5

	332,311	4.9 years	309,859

As of December 31, 2006, there was $142,000 of total unrecognized compensation cost related to nonvested share-based arrangements granted under the Plan. That cost is expected to be recognized over a period of 4.5 years. The total value of shares vested during the years ended December 31, 2006 and 2005 was $16,864 and $293,729, respectively.

Employee Incentive Plan

The Bank also has an Employee Incentive Plan under which up to 25% of incentive awards are paid in shares of the Bank’s common stock. Under this plan 3,649, 3,495 and 2,885 shares of the common stock of the Bank were issued in 2006, 2005 and 2004, respectively. Compensation cost of $103,267, $108,695 and $92,032 for 2006, 2005 and 2004, respectively, was recognized based on the fair value of the Bank’s stock issued.

NOTE 16—EMPLOYEE BENEFITS

The Bank sponsors a defined contribution “401(k)” plan for the benefit of its employees. The plan covers substantially all of the Bank’s employees who meet certain eligibility requirements. Employees make contributions to the plan subject to IRS limitations. The Bank may make matching contributions to the plan. The Bank contributed $15,832 in 2006, $14,890 in 2005 and $14,084 in 2004 to the plan.

NOTE 17—RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year’s statement presentation.

NOTE 18—QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Summarized quarterly financial data for 2006 and 2005 follows:

	(In thousands, except earnings per share)
	2006 Quarters Ended
	March 31	June 30	Sept. 30	Dec. 31
Interest and dividend income	$7,211	$7,585	$7,932	$7,816
Interest expense	2,072	2,368	2,635	2,752

Net interest and dividend income	5,139	5,217	5,297	5,064
Provision (benefit) for loan losses	25	(100)		250
Noninterest income	319	312	327	307
Noninterest expense	2,646	2,631	2,707	2,472

Income before income taxes	2,787	2,998	2,917	2,649
Income tax expense	1,081	1,155	1,123	1,008

Net income	$1,706	$1,843	$1,794	$1,641

Basic earnings per common share	$0.49	$0.51	$0.50	$0.45

Earnings per common share assuming dilution	$0.47	$0.50	$0.49	$0.45

	(In thousands, except earnings per share)
	2005 Quarters Ended
	March 31	June 30	Sept. 30	Dec. 31
Interest and dividend income	$6,894	$6,915	$7,171	$7,297
Interest expense	1,450	1,570	1,625	1,867

Net interest and dividend income	5,444	5,345	5,546	5,430
Benefit for loan losses		(100)	(54)
Noninterest income	292	323	348	379
Noninterest expense	2,507	2,585	2,452	2,849

Income before income taxes	3,229	3,183	3,496	2,960
Income tax expense	1,272	1,232	1,363	1,054

Net income	$1,957	$1,951	$2,133	$1,906

Basic earnings per common share	$0.57	$0.55	$0.61	$0.53

Earnings per common share assuming dilution	$0.53	$0.53	$0.58	$0.53

SUPPLEMENTAL FINANCIAL DATA

(Unaudited)

(In thousands, except per share data)

	2006	2005	2004	2003	2002
Financial Position
Investments	$10,038	$8,865	$7,130	$12,867	$15,690
Loans (net of allowance)	399,747	391,615	403,596	383,183	312,997
Total assets	437,507	426,657	435,000	433,700	352,704
Deposits	345,529	337,648	372,878	358,984	316,438
Stockholders’ equity	44,142	42,971	39,630	34,977	30,314

Earnings
Interest income	30,544	28,277	26,814	25,128	23,826
Interest expense	9,827	6,512	4,984	5,633	6,949
Net interest income	20,717	21,765	21,830	19,495	16,877
Provision (benefit) for loan losses	175	(154)	878	1,339	708
Noninterest income	1,265	1,342	1,412	1,681	1,813
Noninterest expense	10,456	10,393	9,419	8,421	7,574
Income taxes	4,367	4,921	5,015	4,413	3,986
Net income	6,984	7,947	7,930	7,003	6,422
Net income per common share	1.95	2.26	2.35	2.14	2.02
Net income per common share, assuming dilution	1.91	2.17	2.20	1.99	1.86

Selected financial ratios
Return on average assets	1.62%	1.83%	1.85%	1.83%	1.98%
Return on average equity	15.84	18.85	20.92	21.00	22.60
Capital ratios:
Risk based capital
Tier 1 capital	11.54	11.47	10.29	9.26	9.91
Total capital	12.79	12.72	11.55	10.52	11.16
Tier 1 leverage ratio	10.18	9.94	9.00	8.38	8.74

All per share data has been adjusted for the effect of the two-for-one stock split declared in 2003.

SUPPLEMENTAL FINANCIAL DATA

(Unaudited)

(Continued)

(In thousands, except per share data)

	2001	2000	1999	1998	1997
Financial Position
Investments	$24,244	$29,492	$30,463	$30,231	$15,743
Loans (net of allowance)	253,623	212,599	191,611	160,681	130,831
Total assets	306,085	260,012	235,777	204,900	165,757
Deposits	278,952	231,963	193,758	187,715	151,149
Stockholders’ equity	25,611	22,040	19,103	16,630	13,919

Earnings
Interest income	23,746	21,286	18,354	16,442	13,055
Interest expense	8,788	9,161	7,426	6,836	5,499
Net interest income	14,958	12,125	10,928	9,606	7,556
Provision for loan losses	696	238	583	719	174
Noninterest income	1,149	1,096	937	707	455
Noninterest expense	6,342	5,956	4,779	4,444	3,858
Income taxes	3,443	2,604	2,456	1,897	1,463
Net income	5,626	4,423	4,047	3,253	2,516
Net income per common share	1.79	1.42	1.35	1.11	0.87
Net income per common share, assuming dilution	1.64	1.29	1.19	0.97	0.77

Selected financial ratios
Return on average assets	1.98%	1.78%	1.85%	1.73%	1.69%
Return on average equity	23.15	21.41	22.46	21.46	19.83
Capital ratios
Risk based capital
Tier 1 capital	9.97	8.93	9.92	9.42	10.47
Total capital	11.22	10.15	11.17	10.66	11.60
Tier 1 leverage ratio	8.46	8.52	8.19	8.30	8.58

All per share data has been adjusted for the effect of the two-for-one stock split declared in 2003.

COMMUNITY BANK & TRUST COMPANY

CONDENSED BALANCE SHEETS

JUNE 30, 2007 AND DECEMBER 31, 2006

	6/30/2007	12/31/2006
	(Unaudited)
ASSETS
Cash and due from banks	$8,713,512	$10,111,591
Interest-bearing demand deposits with other banks	150,014	149,735
Federal funds sold	3,326,974	3,651,273

Cash and cash equivalents	12,190,500	13,912,599
Investments in available-for-sale securities (at fair value)	8,653,498	7,373,059
Federal Home Loan Bank stock, at cost	2,520,100	2,664,900
Loans, less allowance for loans losses of $5,798,425 and $6,123,567 as of June 30, 2007 and December 31, 2006, respectively	378,977,521	399,747,115
Loans held-for-sale		696,700
Premises, furniture and equipment (net of accumulated depreciation and amortization of $4,018,711 and $3,823,141 as of June 30, 2007 and
December 31, 2006, respectively)	7,514,291	7,581,169
Accrued interest receivable	2,073,357	2,196,097
Deferred income taxes	2,804,152	2,733,509
Other assets	591,334	602,290

Total assets	$415,324,753	$437,507,438

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$37,563,848	$45,174,169
Interest-bearing	308,531,461	300,354,391

Total deposits	346,095,309	345,528,560
Federal Home Loan Bank advances	22,036,635	44,551,549
Securities sold under agreements to repurchase	252,852	343,892
Other liabilities	4,094,666	2,941,431

Total liabilities	372,479,462	393,365,432

Stockholders’ equity:
Common stock, $1.00 par value, 5,000,000 shares authorized; issued and outstanding 3,625,941 at June 30, 2007 and 3,616,176 at December 31, 2006	3,625,941	3,616,176
Paid-in capital	14,067,082	13,878,237
Retained earnings	25,150,478	26,538,101
Accumulated other comprehensive income	1,790	109,492

Total stockholders’ equity	42,845,291	44,142,006

Total liabilities and stockholders’ equity	$415,324,753	$437,507,438

The accompanying notes are an integral part of these condensed financial statements.

COMMUNITY BANK & TRUST COMPANY

CONDENSED STATEMENTS OF INCOME

(Unaudited)

	For the quarter ended		For the six months ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
INTEREST AND DIVIDEND INCOME
Loans, including fees	$7,547,508	$7,393,916	$15,188,732	$14,453,994
Interest and dividends on securities:
Taxable	219,159	140,725	373,646	276,235
Tax-exempt	6,550	6,617	13,101	12,751
Federal funds sold and other	39,963	44,051	78,429	53,345

Total	7,813,180	7,585,309	15,653,908	14,796,325

INTEREST EXPENSE
Deposits	2,445,105	1,715,004	4,664,833	3,272,193
Federal Home Loan Bank advances	402,652	645,219	958,016	1,153,479
Securities sold under agreements to repurchase	3,328	8,000	7,774	14,456

Total	2,851,085	2,368,223	5,630,623	4,440,128

Net interest and dividend income	4,962,095	5,217,086	10,023,285	10,356,197
BENEFIT FOR LOAN LOSSES		(100,000)		(75,440)

Net interest and dividend income after benefit for loan losses	4,962,095	5,317,086	10,023,285	10,431,637

OTHER INCOME
Service fees	56,026	72,278	111,377	144,445
Overdraft charges	78,113	79,399	151,663	150,022
Gain on sales of loans, net	46,989	44,365	81,650	93,669
Other	127,414	116,015	251,215	242,785

Total	308,542	312,057	595,905	630,921

OTHER EXPENSE
Salaries and employee benefits	1,622,580	1,570,159	3,228,106	3,144,106
Occupancy	154,463	151,243	324,064	312,762
Equipment	109,025	112,259	228,770	223,403
Data Processing	290,118	266,867	575,562	528,011
Professional fees	109,836	129,017	193,788	262,178
Other	919,518	401,135	1,295,371	805,963

Total	3,205,540	2,630,680	5,845,661	5,276,423

Income before income taxes	2,065,097	2,998,463	4,773,529	5,786,135

INCOME TAXES	768,819	1,155,307	1,810,430	2,236,577

NET INCOME	$1,296,278	$1,843,156	$2,963,099	$3,549,558

Comprehensive income	$1,192,206	$1,765,609	$2,855,397	$3,492,258

Average number of shares, basic	3,625,097	3,582,134	3,624,954	3,571,762

Earnings per common share, basic	$0.36	$0.51	$0.82	$0.99

Average number of shares, assuming dilution	3,679,390	3,659,976	3,669,779	3,652,001

Earnings per common share, assuming dilution	$0.35	$0.50	$0.81	$0.97

Dividends declared per share	$1.20	$0.86	$1.56	$1.21

The accompanying notes are an integral part of these condensed financial statements.

COMMUNITY BANK & TRUST COMPANY

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDING JUNE 30

(Unaudited)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$2,963,099	$3,549,558

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
CASH PROVIDED BY OPERATING ACTIVITIES
Accretion of securities, net of amortization	(98,837)	(6,213)
Benefit for loan losses		(75,440)
Change in unearned income	(141,962)	(79,555)
Net decrease (increase) in loans held-for-sale	696,700	(265,000)
Depreciation and amortization	200,147	207,709
Loss on sales of repossessed personal property		2,444
Disposal of fixed assets	532
Loss on sales of fixed assets		2,338
Decrease (increase) in accrued interest receivable	122,740	(237,037)
Decrease in prepaid expenses	36,392	154,813
(Increase) decrease in taxes receivable	(15,330)	401,577
(Increase) decrease in other assets	(10,106)	4,975
Decrease in accrued interest payable	(33,140)	(29,606)
Decrease in accrued liabilities	(553,375)	(350,559)
Increase (decrease) in other payables	9,843	(1,584)
Decrease (increase) in other liabilities	(14,058)	(156,210)
Stock option expense	15,893	879
Payroll expense on stock issuance relating to employee bonus plan	101,720	103,267

Net cash provided by operating activities	3,280,258	3,226,356

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of available-for-sale securities	3,086,670	1,567,500
Purchases of available-for-sale securities	(4,446,616)	(2,142,571)
Purchases of Federal Home Loan Bank stock		(503,200)
Redemptions of Federal Home Loan Bank stock	144,800
Loan originations and principal collections, net	20,853,300	(6,832,950)
Recoveries of loans previously charged off	58,253	29,465
Capital expenditures	(133,801)	(55,100)

Net cash provided by (used in) investing activities	19,562,606	(7,936,856)

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in demand deposits, NOW and savings accounts	(14,988,433)	(27,018,744)
Net increase in time deposits	15,555,183	25,668,724
Net (decrease) increase in short-term Federal Home Loan Bank advances	(22,000,000)	8,630,000
Net (decrease) increase in securities sold under agreements to repurchase	(91,040)	191,399
Net decrease in long-term borrowing	(514,914)	(503,638)
Dividends paid	(2,606,756)	(2,497,073)
Proceeds from issuance of stock	80,997	501,377

Net cash (used in) provided by financing activities	(24,564,963)	4,972,045

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,722,099)	261,545
Cash and cash equivalents at beginning of three month period	13,912,599	13,271,442

Cash and cash equivalents at end of three month period	$12,190,500	$13,532,987

Supplemental disclosures:
Interest paid	$5,663,793	$4,469,734
Income taxes paid	1,825,760	1,835,000

The accompanying notes are an integral part of these condensed financial statements.

Community Bank & Trust Company

Notes To Condensed Financial Statements

June 30, 2007

(Unaudited)

Note 1. Basis of Presentation

The unaudited condensed financial statements of Community Bank & Trust Company (the Bank) included herein have been prepared by the Bank in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) have been condensed or omitted in accordance with such rules and regulations. The Bank, however, believes that the disclosures are adequate to make the information presented not misleading. The amounts shown reflect, in the opinion of management, all adjustments necessary for a fair presentation of the financial statements for the periods reported.

The results of operations for the six month period ended June 30, 2007 are not necessarily indicative of the results of operations to be expected for the full year or any other interim periods. The interim financial statements are meant to be read in conjunction with the Bank’s audited financial statements for the year ended December 31, 2006 presented in its Form 10-K filed with the FDIC on March 6, 2007 and Form 10-K/A filed March 7, 2007.

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the reported period. Actual results could differ from these estimates. A material estimate that is particularly susceptible to change relates to the determination of the allowance for loan losses.

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER

by and among

CHITTENDEN CORPORATION,

OCEAN NATIONAL BANK,

and

COMMUNITY BANK & TRUST COMPANY

Dated as of June 4, 2007

A-1-i

A-1-ii

EXHIBIT A – Form of Contract for Union

EXHIBIT B – Form of Affiliate Letter Addressed to Parent

A-1-iii

AGREEMENT AND PLAN OF MERGER, dated as of June 4, 2007 (this “Agreement”), by and among Chittenden Corporation, a Vermont corporation (“Parent”), Ocean National Bank, a national bank and wholly-owned subsidiary of Parent (“ONB”), and Community Bank & Trust Company, a New Hampshire bank and trust company (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, ONB and the Company have determined that it is in the best interests of their respective companies and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into ONB, with ONB being the surviving entity and continuing its existence pursuant to its Articles of Association and Bylaws and under applicable law (the “Merger”);

WHEREAS, the parties desire to consummate the Merger in accordance with a contract for union in substantially the form attached hereto as Exhibit A (the “Contract for Union”);

WHEREAS, as a condition to the willingness of Parent and ONB to enter into this Agreement, each of the directors and executive officers of the Company (the “Voting Agreement Shareholders”) has entered into a Voting Agreement, dated as of the date hereof, with Parent (each a “Voting Agreement”), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder’s shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I – THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable law, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into ONB, the separate existence of the Company shall cease and ONB shall survive and continue its existence pursuant to its Articles of Association and Bylaws and under applicable law. (ONB, as the surviving entity in the Merger, being sometimes referred to herein as the “Surviving Entity”).

1.2 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, ONB and the Company shall execute and file with the Secretary of State of the State of New Hampshire, the Contract for Union, together with a certificate of authorization for proposed contract of union pursuant to Section 388.8 of the New Hampshire Revised Statutes Annotated (“NHRSA”) in accordance with Chapter 388 of the NHRSA. The Merger shall become effective at the time and on the date of such filing or at the time and on the date specified therein (the “Effective Time”).

A-1-1

1.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the NHRSA.

1.4 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 on a date to be specified by the parties, which shall be no later than five (5) Business Days (as defined in Section 9.2(a)) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the “Closing Date.” Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Parent and the Company.

1.5 Articles of Association and Bylaws. The Articles of Association of ONB, as in effect immediately prior to the Effective Time, shall be the Articles of Association of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of ONB, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law.

1.6 Directors of the Surviving Entity. The directors of ONB immediately prior to the Effective Time shall become the directors of the Surviving Entity, each of whom shall serve in accordance with the Articles of Association and Bylaws of the Surviving Entity; provided that the Company may designate one additional director reasonably acceptable to Parent to serve on the Board of Directors of the Surviving Entity, effective as promptly as reasonably practicable following the Effective Time.

1.7 Officers of the Surviving Entity. The officers of ONB immediately prior to the Effective Time shall become the officers of the Surviving Entity, each to hold office in accordance with the Articles of Association and Bylaws of the Surviving Entity. Peter Alden will become an officer of the Surviving Entity, effective as promptly as is reasonably practicable following the Effective Time, in accordance with the terms of the employment agreement described in Section 6.12(d).

1.8 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II – MERGER CONSIDERATION;

ELECTION AND EXCHANGE PROCEDURES

2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, ONB, the Company or any shareholder of the Company:

(a) Each share of common stock, par value $10.00 per share, of ONB that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $10.00 per share, of the Surviving Entity following the Merger.

(b) Each share of Company Common Stock held as Treasury Stock (as defined in Section 9.2(a)) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and any Dissenting Shares) shall become and be converted into, as

A-1-2

provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.5 either: (i) $33.37 in cash (being referred to herein as the “Cash Consideration”); or (ii) 1.1293 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) (being referred to herein as the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

2.2 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 2.1(c) and 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Parent shall pay to each holder of a fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Parent Common Stock, as reported on The New York Stock Exchange, Inc. (“NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) NYSE trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

2.4 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, with respect to each share, if any, of Company Common Stock as to which the holder thereof shall have properly complied with Section 293-A:13 of the New Hampshire Business Corporation Act (“NHBCA”) (as referenced in Section 388:13 of the NHRSA) as to dissenters’ rights required to be complied with prior to the Effective Time (each, a “Dissenting Share”), such holder shall not be entitled to receive any consideration pursuant to Sections 2.1(c) and 2.3 hereof, but instead shall be entitled to payment, solely from the Surviving Entity, of the fair value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 293-A:13 of the NHBCA; provided, however, that if any holder of Dissenting Shares fails to satisfy the requirements of the NHBCA, such holder or holders (as the case may be) shall forfeit the right to dissent and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive, without any interest thereon, the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Parent.

2.5 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”)) in such form as the Company and Parent shall mutually agree (the

A-1-3

“Election Form”), shall be mailed no later than twenty (20) Business Days prior to the anticipated Election Deadline (the “Mailing Date”) to each holder of record of Company Common Stock. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided that, notwithstanding any other provision of this Agreement, seventy-five percent (75%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining such shares of Company Common Stock (other than Dissenting Shares) shall be converted into the Cash Consideration. A record holder acting in different capacities or acting on behalf of other Persons (as defined in Section 9.2(a)) in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a valid Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a valid Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on a date no later than the 5th Business Day prior to the Closing Date to be mutually agreed upon by the parties (which date shall be publicly announced by Parent as soon as practicable prior to such date) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Parent, in its sole discretion). For shares of Company Common Stock held in book entry form, Parent shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to the Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Parent and the Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.3 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the

A-1-4

product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.3 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.3 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.6 Exchange Procedures.

(a) At or before the Effective Time, for the benefit of the holders of Certificates, (i) Parent shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Parent shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Parent Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1, 2.3 and 2.5 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Parent Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such

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former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Parent Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.6(b), each Certificate (other than Certificates representing Treasury Stock and any Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1, 2.3 and 2.5 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.6. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or any such unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.6. After the surrender of a Certificate in accordance with this Section 2.6, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

(d) The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.6, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Parent. If any New Certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any shareholders of the Company who have not theretofore complied with Section 2.6(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

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(f) Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

2.7 Anti-Dilution Provisions. In the event Parent or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Parent Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and/or the Cash Consideration shall be proportionately and appropriately adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Parent Common Stock if (i) Parent issues additional shares of Parent Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Parent issues employee or director stock grants or similar equity awards.

2.8 Options. Each option to purchase Company Common Stock (collectively, the “Options”) granted under the Company’s Stock Option Plan (the “Company Option Plan”), which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and upon the surrender and cancellation of the option agreement representing such Option, Parent shall pay to the holder of each Option cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock provided for in such Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. At the Effective Time, the Company Option Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be of no further force and effect and shall be deemed to be deleted. Prior to the Effective Time, the Company shall provide in a timely manner all notices required to be provided to holders of Options under the Company Option Plan, and shall use its reasonable best efforts to take all other actions that may be required to effectuate the foregoing.

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Making of Representations and Warranties.

(a) As a material inducement to Parent and ONB to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Parent and ONB the representations and warranties contained in this Article III.

(b) On or prior to the date hereof, the Company has delivered to Parent and ONB a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 3.1(c).

(c) No representation or warranty of the Company contained in this Article III shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Company Material Adverse Effect (as

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defined in Section 9.2(a)); provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.3, 3.4, 3.5 and 3.6, Section 3.13(f), the first sentence of Section 3.2, and the last sentence of Section 3.14(f), which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

3.2 Organization, Standing and Authority. The Company is a state chartered bank and trust company duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 5,000,000 shares of Company Common Stock, of which 3,624,811 shares are issued and outstanding, and no shares are held, directly or indirectly, by the Company as Treasury Stock. In addition, as of the date hereof, there are 301,620 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options. The outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.

(b) Except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (as defined in Section 9.2(a)) of the Company.

(c) Schedule 3.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Option, the name of the grantee, the date of grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each Option, the vesting schedule of each Option, the number of shares of Company Common Stock that are currently exercisable with respect to such Option, the expiration date of each Option, and the exercise price per share.

3.4 Subsidiaries.

(a) (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Schedule 3.4(a) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar

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rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) Except as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

3.5 Power. Each of the Company and its Subsidiaries has all requisite power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.6 Authority. This Agreement and the Contract for Union and the transactions contemplated hereby and thereby, subject to approval by the holders of two-thirds of the shares of Company Common Stock outstanding and entitled to vote thereon (or such lesser threshold as may otherwise be required by applicable law), have been authorized by all necessary action of the Company and the Board of Directors of the Company (the “Company Board”). The Company Board (i) unanimously approved this Agreement and the Contract for Union and determined that this Agreement and the Contract for Union and the transactions contemplated hereby and thereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (ii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the Contract for Union and the transactions contemplated hereby and thereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and ONB, this Agreement is (and the Contract for Union shall be) a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (or such lesser threshold as may otherwise be required by applicable law) is the only vote of any class of capital stock of the Company required by the NHRSA, the Articles of Agreement of the Company or the Bylaws of the Company to approve this Agreement and the transactions contemplated hereby.

3.7 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals (as defined in Section 9.2(a)), and the required filings under federal and state securities laws, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Contract for Union and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Agreement or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority

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(as defined in Section 9.2(a)) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, the Company is not aware of any reasons relating to the Company (including, without limitation, Community Reinvestment Act compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement and the Contract for Union or (ii) why any Burdensome Condition(s) (as defined in Section 6.10) would be imposed.

3.8 Articles of Agreement; Bylaws; Corporate Records. The Company has made available to Parent and ONB a complete and correct copy of its Articles of Agreement and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Agreement or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held, and complete and accurate records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

3.9 Compliance with Laws. Each of the Company and its Subsidiaries:

(a) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c) has received, since December 31, 2000, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the knowledge of the Company, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely; and

(d) has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

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3.10 Litigation; Regulatory Action.

(a) No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Except as set forth on Schedule 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Deposit Insurance Corporation (the “FDIC”), and the New Hampshire Department of Banking) or the supervision or regulation of the Company or any of its Subsidiaries. Nor has the Company or any of its Subsidiaries been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Except as set forth on Schedule 3.10(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Governmental Authority or is aware that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11 FDIC Documents; Financial Reports; and Regulatory Reports.

(a) The Company’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the “Company 2006 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2000 under Section 12(i) of the Exchange Act (as defined in Section 9.2(a)) and Part 335 of the regulations of the 701C, 12 CFR 335.1 et seq. (the “FDIC Regulations”) with the FDIC (collectively, the “Company FDIC Documents”), and all of the Company FDIC Documents filed with the FDIC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Exchange Act and the FDIC Regulations, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company FDIC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company FDIC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP (as defined in Section 9.2(a)) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”)

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contained in the Company 2006 Form 10-K and, except for liabilities reflected in Company FDIC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2006, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the related rules and regulations promulgated under such act and the Exchange Act and (2) any applicable rules and regulations of the Over the Counter Bulletin Board. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) Since December 31, 2000, the Company and its Subsidiaries have duly filed with the FDIC, the New Hampshire Department of Banking and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

3.12 Absence of Certain Changes or Events. Except as disclosed in Schedule 3.12 of the Company Disclosure Schedule or in the Company FDIC Documents filed prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2006, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, no fact or condition exists which is reasonably likely to cause a Company Material Adverse Effect in the future, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent accountants, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $250,000 or (B) $100,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material election made by the Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

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3.13 Taxes and Tax Returns. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries have timely filed in correct form all Tax Returns (as defined in Section 9.2(a)) that were required to be filed by any of them, and have paid all Taxes (as defined in Section 9.2(a)) owed by them (whether or not shown as due on any Tax Returns).

(b) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes, other than such additional Taxes as are being contested in good faith and which are described on Schedule 3.13 of the Company Disclosure Schedule. The Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (“IRS”) or other taxing authority, as applicable, for all years through December 31, 2002 (or the statute of limitations has closed without examination) and any liability with respect thereto has been satisfied. There are no disputes pending or written claims asserted for Taxes or assessments upon either the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give, or has given, any currently effective waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against the Company or any of its Subsidiaries. To the knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is now under examination by any applicable taxing authority. There are no Liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(c) Adequate provision has been made on the Company Balance Sheet for all Taxes of the Company and its Subsidiaries in respect of all periods through the date hereof. In addition, (A) proper and accurate amounts have been withheld by each of the Company and its Subsidiaries from its respective employees for all prior periods in compliance in all respects with the tax withholding provisions of applicable federal, state, county and local laws; (B) federal, state, county and local returns which are complete and accurate in all respects have been filed by the Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and (C) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements included in the Company 2006 Form 10-K, or, with respect to returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Company for the period covered by such returns. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice. The Company has made available to Parent and ONB correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, or any of its Subsidiaries filed or received since December 31, 2002.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(e) Neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent.

(f) Neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Code Section 162(m) or Code Section 280G.

(g) No property of the Company or any of its Subsidiaries is property that is or will be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the

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meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

(h) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

(j) As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program (as defined below) that has been maintained by the Company or an ERISA Affiliate (as defined below) at any time during the six-year period ending on the Closing Date.

(b) Each Employee Program which has ever been maintained by the Company or an ERISA Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program’s assets were distributed). Each Employee Program which is currently maintained by the Company or an ERISA Affiliate and which is intended to qualify under Section 401(a) of the Code has submitted for a favorable determination letter from the IRS regarding its qualification under such section to the extent such a submission was or will be required as of the Closing Date in order to satisfy the filing deadlines prescribed by IRS Revenue Procedure 2005-66. No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c) Neither the Company nor any ERISA Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any ERISA Affiliate. With respect to any Employee Program ever maintained by the Company or any ERISA Affiliate, there has been no (i) “prohibited transaction,” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or Taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s

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knowledge, threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any ERISA Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 3.14(c) of the Company Disclosure Schedule).

(d) Neither the Company nor any ERISA Affiliate has ever maintained any Employee Program which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan (as defined below). Except as described in Schedule 3.14(d) of the Company Disclosure Schedule, no Employee Program maintained by the Company or any ERISA Affiliate and subject to Title IV of ERISA (other than a Multiemployer Plan) has any “unfunded benefit liabilities” within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. Except as described in Schedule 3.14(d) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever maintained a Multiemployer Plan. Except as described in Schedule 3.14(d) of the Company Disclosure Schedule, none of the Employee Programs ever maintained by the Company or any ERISA Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

(e) With respect to each Employee Program maintained by the Company within the six (6) years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Parent: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the six most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the six most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence to and from any state or federal agency within the last six (6) years with respect to such Employee Program.

(f) Except as described in Schedule 3.14(f) of the Company Disclosure Schedule, each Employee Program required to be listed on Schedule 3.14(a) of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Program. Except as described in Schedule 3.14(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries.

(g) Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act (as defined in Section 9.2(a)) and/or state “blue sky” laws.

(h) Each Employee Program ever maintained by the Company or an ERISA Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget

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Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(i) Except as set forth on Schedule 3.14(i) of the Company Disclosure Schedule, no Employee Program or payment or benefit provided pursuant to any arrangement between the Company and any “service provider” (within the meaning of Section 409A of the Code), including any stock option or stock appreciation right, is a nonqualified deferred compensation plan, as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder (a “409A Plan”). Each 409A Plan has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, through the date hereof. Each 409A Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. No Options provide for a deferral of compensation subject to Section 409A of the Code and all Options were granted in accordance with the terms of the Company Stock Option Plan and applicable law and with a per share exercise price equal to at least 100% of the fair market value of the underlying Company Common Stock on the date the Option was granted based upon a reasonable valuation method in accordance with Section 409A of the Code.

(j) For purposes of this Section 3.14:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors, including, without limitation, any employment agreements, severance agreements, change in control agreements or similar agreements. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(iii) An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

(iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.15 Labor Matters. The Company and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor

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is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

3.16 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.17 Environmental Matters.

(a) Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, to the knowledge of the Company, the Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor), with any Environmental Law or (B) relating to the release into or presence of any Hazardous Materials (as defined below) or Oil (as defined below) at, on or from a Company Property or previously owned, leased or operated property.

(c) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release into or presence of any Hazardous Material or Oil at, on or from a Loan Property.

(d) Except as set forth on Schedule 3.17(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.17 could reasonably be based. No facts or circumstances have come to the Company’s attention which have caused it to believe that a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.17 could reasonably be expected to occur.

(e) During the period of (i) the Company’s or any of its Subsidiaries’ ownership or operation of any Company Property or (ii) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, to the knowledge of the Company, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such property or Loan Property, and no Hazardous Material is present in, on,

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under or affecting any such property or Loan Property. To the knowledge of the Company, prior to the period of (A) the Company’s or any of its Subsidiaries’ ownership or operation of any Company Properties or any previously owned, operated or leased properties, or (B) the Company’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property or Loan Property.

(f) Neither the Company nor any of its Subsidiaries is an owner or operator of any Loan Property and there are no Participation Facilities (as defined below).

(g) The following definitions apply for purposes of this Agreement: (A) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term means the owner or operator of such property; (B) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; (C) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts used or stored for cleaning purposes or other maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (D) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (E) “Environment” means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (F) “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the Environment, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material as in effect on or prior to the date of this Agreement.

3.18 Intellectual Property. The Company or its Subsidiaries owns or possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their businesses (the “Company Intellectual Property”), each without payment, and neither the Company nor any of its Subsidiaries has received any notice of infringement or conflict with respect thereto that asserts the rights of others, nor does the Company have knowledge of any such infringement or conflict. The Company and its Subsidiaries have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to the Company Intellectual Property.

3.19 Material Agreements; Defaults.

(a) Except as set forth on Schedule 3.19(a) of the Company Disclosure Schedule or the index of exhibits in the Company 2006 Form 10-K, as amended, and except for this Agreement and the transactions

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contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company; (ii) any written (or oral) agreement, arrangement, or commitment relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof; (v) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2006 Form 10-K; (vi) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer or employee thereof; (vii) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of in excess of $100,000 per annum individually or $250,000 in the aggregate; (viii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries; or (ix) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.19(a), whether or not set forth on Schedule 3.19(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously delivered to Parent complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.20 Property and Leases.

(a) Each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the most recent balance sheet in the Company FDIC Documents, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of the Company Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity.

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(b) Each lease of real property to which the Company or any of its Subsidiaries is a party requiring rental payments in excess of $50,000 during the period of the lease, and all amendments and modifications thereto, is in full force and effect, and there exists no default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, except for such breaches and defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease.

3.21 Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Contract for Union, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Contract for Union, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the State of New Hampshire.

3.22 Regulatory Capitalization. The Company is, and immediately after the Effective Time will be, “well capitalized” or “adequately capitalized,” as such terms are defined in the rules and regulations promulgated by the FDIC.

3.23 Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, was made and has been serviced in accordance with the Company’s lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles. The Company has previously delivered to Parent complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company FDIC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(b) Schedule 3.23(b) of the Company Disclosure Schedule discloses as of December 31, 2006: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the knowledge of the Company, in default of any other provision thereof; (B) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (C) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of the Company, or to the knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the Board of Governors of the Federal Reserve System (“FRB”) have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.

(c) The Company shall promptly after the end of each quarter after the date hereof and upon Closing inform Parent of the amount of Loans subject to each type of classification of the Classified Loans.

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3.24 Investment Management and Related Activities. Except as disclosed in Schedule 3.24 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

3.25 Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Agreement, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.26 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.27 Deposit Insurance. The deposits of the Company are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Company, threatened.

3.28 CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company is not aware of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because the Company’s Home Mortgage Disclosure Act data for the year ended December 31, 2006, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA Patriot Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security

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program adopted by the Company pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of the Company has adopted and the Company has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

3.29 Transactions with Affiliates. Except as set forth in Schedule 3.29 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder, director, employee or Affiliate (as defined in Section 9.2(a)) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Except as set forth in Schedule 3.29 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, (to the extent applicable in accordance with Section 18(J) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(J)), with Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder by the FRB.

3.30 Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of McConnell, Budd & Romano, Inc. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Parent. The Company has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus (as defined in Section 6.3(a)).

3.31 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Company Disclosure Schedule and, including, without limitation, the Company FDIC Documents as the same may be updated as of the date hereof, furnished to Parent pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND ONB

4.1 Making of Representations and Warranties.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and ONB hereby make to the Company the representations and warranties contained in this Article IV.

(b) On or prior to the date hereof, Parent and ONB have delivered to the Company a schedule (the “Parent Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their representations and warranties; provided, however, that no such

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item is required to be set forth on the Parent Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 4.1(c).

(c) No representation or warranty of Parent or ONB contained in this Article IV shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Parent Material Adverse Effect (as defined in Section 9.2(a)); provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.3, 4.5 and 4.6 and the first two sentences of Section 4.2, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2 Organization, Standing and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont. Parent is duly registered as a bank holding company under the Bank Holding Company Act and the regulations of the FRB thereunder. Subject to Schedule 4.2 of the Parent Disclosure Schedule, ONB is a national bank duly organized and validly existing under the laws of the United States. Each of Parent and ONB is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Parent’s Subsidiaries, other than ONB, has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified.

4.3 Capitalization. As of the date hereof, the authorized capital stock of Parent consists solely of 120,000,000 shares of Parent Common Stock, of which 46,487,005 shares are issued and outstanding, and 5,937,739 shares were held, directly or indirectly, by Parent as treasury stock; and 1,000,000 shares of preferred stock, par value $100.00 per share, none of which is issued and outstanding. The outstanding shares of Parent’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Parent Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

4.4 Subsidiaries.

(a) (i) Schedule 4.4 of the Parent Disclosure Schedule sets forth a complete and accurate list of all of Parent’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) Parent owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Parent’s Subsidiaries are or may become required to be issued (other than to Parent) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or a wholly-owned Subsidiary of Parent), (v) there are no contracts, commitments, understandings or arrangements relating to Parent’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Parent, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by Parent free and clear of all Liens.

(b) Except as set forth on Schedule 4.4 of the Parent Disclosure Schedule, Parent does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

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(c) Each of Parent’s Subsidiaries (other than ONB) has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

4.5 Power. Each of Parent and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Parent and ONB have the requisite power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement and to consummate the transactions contemplated hereby.

4.6 Authority. This Agreement, the Contract for Union and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Parent and ONB and the Board of Directors of Parent (“Parent Board”) and the Board of Directors of ONB, including the approval of Parent as the sole shareholder of ONB. Parent and ONB have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is (and the Contract for Union shall be) a legal, valid and binding agreement of Parent and ONB, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.7 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, and except as set forth on Schedule 4.7(a) of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement and the Contract for Union and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Merger) by Parent do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Parent’s Articles of Incorporation or Bylaws, (iii) constitute a breach or violation of, or a default under, ONB’s Articles of Association or Bylaws, or (iv) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Parent is not aware of any reasons relating to Parent or its Subsidiaries (including, without limitation, Community Reinvestment Act compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition(s) would be imposed.

4.8 Organizational Documents. Parent has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Parent. Parent is not in violation of any of the terms of its Articles of Incorporation or Bylaws. ONB has made available to the Company a complete and correct copy of its Articles of Association and Bylaws, each as amended to date, of ONB. ONB is not in violation of any of the terms of its Articles of Association or Bylaws.

4.9 Compliance with Laws. Each of Parent and its Subsidiaries:

(a) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their

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businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of Parent, no suspension or cancellation of any of them is threatened;

(c) has received, since December 31, 2000, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the knowledge of the Company, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely; and

(d) has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all Finance Laws, and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the knowledge of Parent, threatened charge by any Governmental Authority that any of Parent and its Subsidiaries has violated, nor any pending or, to the knowledge of Parent, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

4.10 Litigation.

(a) No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Parent or any of its Subsidiaries, and, to the knowledge of Parent, no litigation, claim, suit, investigation or other proceeding has been threatened, that would reasonably be expected to have a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Parent or any of its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Governmental Authority or is aware that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.11 SEC Documents; Financial Reports; and Regulatory Reports.

(a) Parent’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2006 (the “Parent 2006 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by the Company or any of its

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Subsidiaries subsequent to December 31, 2000 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Parent SEC Documents”), with the SEC, and all of the Parent SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Parent SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Parent SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Parent and its Subsidiaries contained in the Parent 2006 Form 10-K and, except for liabilities reflected in the Parent SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2006, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Parent and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of the NYSE. Parent (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(c) Since December 31, 2000, Parent and its Subsidiaries have duly filed with the FRB, the FDIC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

4.12 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2006, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and to the knowledge of Parent, no fact or condition exists which is reasonably likely to cause a Parent Material Adverse Effect in the future.

4.13 Tax Treatment. As of the date hereof, Parent is aware of no reason why the Merger will fail to qualify as a “reorganization” under Section 368(a) of the Code.

4.14 Employee Benefit Plans. Schedule 4.14 of the Parent Disclosure Schedule sets forth a list of every Employee Program currently maintained by Parent, ONB or any of their ERISA Affiliates. Each such Employee

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Program has been administered in accordance with the terms thereof and applicable law. Such Employee Programs which are “employee benefit plans” within the meaning of Section 3(3) of ERISA are in compliance with ERISA, the Code and all other applicable laws. No outstanding stock options of Parent provide for a deferral of compensation subject to Section 409A of the Code and all outstanding stock options of Parent were granted with an exercise price equal to at least 100% of the fair market value of the underlying Parent Common Stock on the date such option was granted based upon a reasonable valuation method.

4.15 Regulatory Capitalization. Parent’s banks are, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Parent is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

4.16 CRA, Anti-money Laundering and Customer Information Security. Neither Parent nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Parent is not aware of, and none of Parent and its Subsidiaries has been advised of, or has any reason to believe (because Parent’s banks’ Home Mortgage Disclosure Act data for the year ended December 31, 2006, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Parent’s banks: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the USA Patriot Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent’s banks pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of each bank of Parent has adopted and each such bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

4.17 Brokers. No action has been taken by Parent or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

4.18 Sufficient Funds. Parent has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of the aggregate Cash Consideration and the consideration to be paid to the holders of Options in accordance with Section 2.8, subject to the terms and conditions of this Agreement.

4.19 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Parent Disclosure Schedule and, including, without limitation, the Parent SEC Documents as the same may be updated as of the date hereof, furnished to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

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ARTICLE V – COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Company Forbearances. From the date hereof until the Effective Time, except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Parent, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or, fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

(b) Stock. (i) Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c) Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of Company Common Stock other than (A) regular quarterly cash dividends on Company Common Stock in an amount not to exceed the rate payable on such Company Common Stock as of the date hereof, (B) an annual special dividend in accordance with the Company’s past practices in an amount not to exceed $0.48 per share of Company Common Stock, and (C) dividends from wholly-owned Subsidiaries to the Company or any wholly-owned Subsidiary of the Company, as applicable or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, the Company shall coordinate with Parent regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two regular dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock that such holders may receive in exchange therefor in the Merger.

(d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice; provided that no such increase shall exceed five percent (5%) of such person’s current annual compensation, (ii) as may be required by law or (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.19 of the Company Disclosure Schedule.

(e) Benefit Plans. Except as may be required by (i) applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14 of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect

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of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(g) Governing Documents. Amend its Articles of Agreement or Bylaws (or equivalent documents).

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $500,000 in the aggregate.

(j) Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any of its existing Company Material Contracts.

(k) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party as of the date hereof or becomes a party after the date of this Agreement.

(l) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(m) Derivative Transactions. Enter into any Derivative Transactions.

(n) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(o) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any other debt security other than in the ordinary course of business consistent with past practice.

(p) Loans. Make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice.

(q) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(r) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(s) Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

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(t) Tax Matters. Make or change any Tax election, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(u) Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

(v) Agreements. Agree or commit to do anything prohibited by this Section 5.1.

5.2 Parent Forbearances. From the date hereof until the Effective Time, except as set forth in the Parent Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to knowingly take any action that would, or would be reasonably likely to, (i) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

ARTICLE VI – ADDITIONAL AGREEMENTS

6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company, Parent and ONB agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including, but not limited to, the Regulatory Approvals) and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger and the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other party hereto to that end.

6.2 Shareholder Approval.

(a) Following the execution of this Agreement, the Company shall take, in accordance with applicable law and its Articles of Agreement and Bylaws, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Parent) to consider and vote upon the approval of this Agreement, the Contract for Union and the transactions contemplated hereby and thereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).

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(b) Subject to Section 6.6 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the NHRSA, the Articles of Agreement and Bylaws of the Company, and all other applicable legal requirements.

(c) Subject to Section 6.6 hereof, (i) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement, the Contract for Union and the transactions contemplated hereby and thereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Proxy Statement/Prospectus shall include the Company Recommendation.

6.3 Registration Statement.

(a) Parent and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of the Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Parent and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Parent also agrees to use reasonable best efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Parent, ONB and their counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and the Company’s independent auditors in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

(b) Each of Parent and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Parent and the Company further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c) Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

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6.4 Press Releases. Parent and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Parent and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, “Parent Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Parent and the Parent Representatives (i) a copy of each material report, schedule and other document filed by it with the FDIC or pursuant to the requirements of federal or state securities laws or the FDIC Regulations (other than reports or documents that the Company, or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent or any Parent Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) Parent agrees to hold all information and documents obtained pursuant to this Section 6.5 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.2(a)), as if it were the party receiving the confidential information as described therein). No investigation by Parent of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent’s and ONB’s obligations to consummate the transactions contemplated by this Agreement.

6.6 No Solicitation.

(a) The Company shall not and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on

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behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Parent), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.6(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.6(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.6; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law; (iii) the Company has provided Parent with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Parent any non-public information (whether written or oral) regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

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(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.6(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.6(d), prior to the date of the Company Meeting, the Company Board may approve or recommend to the shareholders of the Company a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Company Subsequent Determination”) after the fifth (5th) Business Day following Parent’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Parent that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.6) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept) if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by Parent, the Company and the Company Board shall have cooperated and negotiated in good faith with Parent to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Parent since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.6(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement, the Contract for Union and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

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(f) Nothing contained in this Section 6.6 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

6.7 Affiliate Agreements. Not later than the 15th calendar day prior to the mailing of the Proxy Statement/Prospectus, the Company shall deliver to Parent, a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of the Company within the meaning of Rule 145 promulgated under the Securities Act. The Company shall use its reasonable best efforts to cause each such person who may be deemed to be an “affiliate” of the Company within the meaning of Rule 145 to execute and deliver to Parent on or before the date of mailing of the Proxy Statement/Prospectus a written agreement to comply with the requirements of Rule 145 in connection with the sale or other transfer of Parent Common Stock received in the Merger, in the form attached hereto as Exhibit B.

6.8 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement, the Contract for Union and the Voting Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement, the Contract for Union, or the Voting Agreements or the transactions contemplated hereby or thereby.

6.9 Shares Listed. Prior to the Effective Time, Parent shall use its reasonable best efforts to obtain approval for listing on the NYSE, the shares of Parent Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.10 Regulatory Applications; Filings; Consents; Other Regulatory Matters.

(a) Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (c) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Parent or ONB be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Parent or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent or its Subsidiaries, or compel Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries (together, the “Burdensome Conditions”). Provided the Company has cooperated as required above, Parent and ONB agree to file the requisite applications (or requests for waivers thereof) to be filed by them with the FRB, FDIC, the Office of the Comptroller of the Currency (“OCC”) (if applicable), the New Hampshire Department of Banking, the Massachusetts Board of Bank Incorporation and the Governmental Authorities of the other states in which Parent, the Company and their respective Subsidiaries operate. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as

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promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) In furtherance of securing the Regulatory Approvals as referenced in subsection (a) above, the Company further agrees to update management of Parent and ONB regarding steps being taken to address regulatory compliance concerns reflected in the Company’s previously publicly disclosed Memorandum of Understanding with the Governmental Authorities, and further agrees to consult with Parent and ONB regarding initiatives to remediate cited deficiencies, except to the extent that any such consultation would be prohibited by law or regulation or inconsistent with regulatory guidance.

6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Agreement or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof (including, without limitation, the right to the advancement of expenses) with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $250,000 (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.12 Employees and Benefit Plans.

(a) From and after the Effective Time, Parent agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the “Company Employees”) with at least the types and levels of employee benefits (including employee contribution levels) comparable to those maintained by Parent for similarly-situated employees of ONB. Parent will treat, and cause its applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Parent or any of its Subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual under any defined benefit plan (including minimum

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pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Parent’s health and similar plans, Parent shall not treat any employee of the Company or any of its Subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Parent for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries, and any deductibles paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles under Parent’s health plans upon delivery to Parent of appropriate documentation. Parent will make appropriate arrangements with its insurance carrier(s) to ensure such result.

(b) Notwithstanding anything to the contrary contained herein, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company.

(c) At and following the Effective Time, Parent agrees to honor the severance guidelines attached as Schedule 6.12(c) in connection with the termination of employment of any Company Employee, in such amounts, at such times and upon such conditions as set forth on said Schedule.

(d) Contemporaneously herewith, (i) Parent is entering into consulting agreements with Bradford Gile and Gregory Roark and (ii) ONB is entering into an employment agreement with Peter Alden, all of which agreements shall be effective as of the Effective Time.

(e) Prior to the Effective Time, Parent will create an employee retention pool in an aggregate amount to be mutually agreed upon by Parent and the Company (the “Employee Retention Amount”), which Employee Retention Amount shall be allocated among certain Company Employees, and subject to such additional terms and conditions, as Parent and the Company shall mutually agree. Each portion of the Employee Retention Amount that is allocated to a Company Employee will be paid in such amounts, at such times and upon such conditions as shall be set forth in a letter agreement with each such Company Employee.

(f) Parent consents to cash bonus payments (on a pro rated basis depending upon the Closing Date) by the Company to Company Employees at or immediately prior to the Effective Time, pursuant to the Company Bonus Plan as described in Schedule 3.14(a) to the Company Disclosure Schedule, consistent with the Company’s past practice.

(g) Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.12 shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement.

6.13 Notification of Certain Matters. Each of Parent and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Parent Material Adverse Effect or Company Material Adverse Effect, respectively, or (b) notwithstanding the standards set forth in Section 3.1(c) or 4.1(c), as applicable, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Parent or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent’s and ONB’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

6.14 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

6.15 Section 16 Votes. Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

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ARTICLE VII – CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Vote. This Agreement, the Contract for Union and the transactions contemplated hereby and thereby shall have been approved by the requisite affirmative vote of the shareholders of the Company present or represented and voting at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such regulatory approvals shall impose any term, condition or restriction upon Parent or any of its Subsidiaries that Parent reasonably determines is a Burdensome Condition; provided, however, that no divestiture requirement or other term, condition, or restriction shall be deemed to be materially burdensome if such divestiture, term, condition, or restriction is consistent with Department of Justice or FDIC guidelines, policies and practices as applied in recent bank merger transactions.

(c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) NYSE Listing. The shares of Parent Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2 Conditions to the Obligations of Parent and ONB. The obligations of Parent and ONB to consummate the Merger are also conditioned upon the satisfaction or waiver by Parent and ONB, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 3.1(c), and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(b) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(c) Officer’s Certificate. Parent shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d) Third Party Consents. All consents or approvals of all Persons (other than Governmental Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(e) Tax Opinion Relating to the Merger. Parent shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Goodwin Procter LLP may require and rely upon representations contained in certificates of officers of each of Parent and the Company.

(f) Dissenting Shares. As of immediately prior to the Effective Time, no more than 10% of the outstanding shares of Company Common Stock shall have taken actions to assert dissenters’ rights under Section 293-A:13 of the NHBCA (as referenced in Section 388:13 of the NHRSA).

7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Parent and ONB. (i) Each of the representations and warranties of Parent and ONB contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 4.1(c), and (ii) each and all of the agreements and covenants of Parent and ONB to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

(b) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Parent, to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d) Tax Opinion Relating to the Merger. The Company shall have received an opinion from Cranmore, FitzGerald & Meaney, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Cranmore, FitzGerald & Meaney may require and rely upon representations contained in certificates of officers of each of Parent and the Company.

ARTICLE VIII – TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a) by the mutual consent of Parent, ONB and the Company in a written instrument;

(b) by Parent or ONB, on the one hand, or the Company, on the other hand, (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 3.1(c) or 4.1(c), as applicable), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

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(c) by Parent or ONB, on the one hand, or the Company, on the other hand, in the event that the Merger is not consummated by February 29, 2008, except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by Parent or ONB, on the one hand, or the Company, on the other hand, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

(e) by Parent or ONB, on the one hand, or the Company, on the other hand, if the approval of the Company’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company’s shareholders or at any adjournment or postponement thereof;

(f) by Parent or ONB, if (i) the Company Board (A) modifies, qualifies, withholds or withdraws the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation, (B) breaches its obligations to call, give notice of and commence the Company Meeting under Section 5.3(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Parent, (E) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Parent, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company (including, without limitation, any Company Representative) of Section 6.6; or

(g) by the Company, in connection with entering into a definitive agreement to effect a Superior Proposal after making a Company Subsequent Determination in accordance with Section 6.6(e).

8.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by any of Parent, ONB or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.4, 6.14 and 9.4 and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, none of Parent, ONB and the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) In the event this Agreement is terminated by Parent or ONB pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), the Company shall pay to Parent an amount equal to the sum of (i) $4,000,000 (the “Termination Fee”), plus (ii) an amount not to exceed, in the aggregate, $750,000 for the documented out-of-pocket expenses of Parent and ONB, including reasonable fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Parent and ONB or on their respective behalf in connection with or related to the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”).

(c) In the event that this Agreement is terminated by Parent, ONB or the Company pursuant to Section 8.1(e) or Section 8.1(c) due to the failure to obtain the approval of the Company’s shareholders

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required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Parent an amount equal to the sum of the Termination Fee, plus the Parent Expenses.

(d) In the event that this Agreement is terminated by Parent or ONB pursuant to Section 8.1(b) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Parent an amount equal to the sum of the Termination Fee, plus the Parent Expenses.

(e) Any payment of the Termination Fee and/or the Parent Expenses required to be made pursuant to this Section 8.2 shall be made not more than five (5) Business Days after the date of the event giving rise to the obligation to make such payment, unless such amount is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(g), in which case, such amount shall be payable concurrently with such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Parent. No payment of the Termination Fee and/or Parent Expenses under this Section 8.2 shall limit in any respect any rights or remedies available to Parent and ONB relating to any breach or failure of the Company to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee and/or Parent Expenses under this Section 8.2.

(f) Parent, ONB and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and ONB would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and/or Parent Expenses at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

ARTICLE IX – MISCELLANEOUS

9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties set forth herein relating to the delivery of the Exchange Fund.

9.2 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Vermont or the State of New Hampshire are authorized or obligated to close.

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“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Parent in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; and (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of April 12, 2007, by and between Parent and the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, applicable state securities authorities, the SEC, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Parent Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Parent and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Parent from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Parent Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which Parent operates or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Parent and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as Parent and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Parent and its Subsidiaries taken as a whole); (iii) actions and omissions of Parent and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Parent under this Agreement; and (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

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“Regulatory Approvals” shall mean (a) the approval (or waiver) of the FRB, (b) the approval of the New Hampshire Department of Banking, (c) approval of the FDIC (or the OCC, if applicable), (d) notification to the Vermont Department of Banking, Insurance, Securities and Healthcare Administration, (e) the approval of the Massachusetts Board of Bank Incorporation and (f) the approval of the New Hampshire Commissioner of Banks.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“409A Plan” shall have the meaning set forth in Section 3.14(i).

“Acquisition Proposal” shall have the meaning set forth in Section 6.6(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.6(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Burdensome Conditions” shall have the meaning set forth in Section 6.10.

“Cash Consideration” shall have the meaning set forth in Section 2.1(c).

“Cash Election” shall have the meaning set forth in Section 2.5(a).

“Cash Election Shares” shall have the meaning set forth in Section 2.5(a).

“Certificate” shall have the meaning set forth in Section 2.2.

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“Classified Loans” shall have the meaning set forth in Section 3.23(b).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 2006 Form 10-K” shall have the meaning set forth in Section 3.11(a).

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Board” shall have the meaning set forth in Section 3.6.

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Employees” shall have the meaning set forth in Section 6.12(a).

“Company FDIC Documents” shall have the meaning set forth in Section 3.11(a).

“Company Intellectual Property” shall have the meaning set forth in Section 3.18.

“Company Material Contract” shall have the meaning set forth in Section 3.19(a).

“Company Meeting” shall have the meaning set forth in Section 6.2(a).

“Company Option Plan” shall have the meaning set forth in Section 2.8.

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Recommendation” shall have the meaning set forth in Section 6.2(c).

“Company Representatives” shall have the meaning set forth in Section 6.6(a).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.6(e).

“Contract for Union” shall have the meaning set forth in the preamble of this Agreement.

“Derivative Transactions” shall have the meaning set forth in Section 3.25.

“Dissenting Share” shall have the meaning set forth in Section 2.4.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Election Deadline” shall have the meaning set forth in Section 2.5(b).

“Election Form” shall have the meaning set forth in Section 2.5(a).

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“Employee Program” shall have the meaning set forth in Section 3.14(j)(i).

“Employee Retention Amount” shall have the meaning set forth in Section 6.12(e).

“Environment” shall have the meaning set forth in Section 3.17(g).

“Environmental Laws” shall have the meaning set forth in Section 3.17(g).

“ERISA” shall have the meaning set forth in Section 3.14(c).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(j)(iii).

“Exchange Agent” shall have the meaning set forth in Section 2.5(a).

“Exchange Fund” shall have the meaning set forth in Section 2.6(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(c).

“FDIA” shall have the meaning set forth in Section 3.27.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“FDIC Regulations” shall have the meaning set forth in Section 3.11.

“Finance Laws” shall have the meaning set forth in Section 3.9(d).

“Financial Advisor” shall have the meaning set forth in Section 3.30.

“FRB” shall have the meaning set forth in Section 3.23(b).

“Hazardous Material” shall have the meaning set forth in Section 3.17(g).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“IRS” shall have the meaning set forth in Section 3.13(b).

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loan Property” shall have the meaning set forth in Section 3.17(g).

“Loans” shall have the meaning set forth in Section 3.23(a).

“Mailing Date” shall have the meaning set forth in Section 2.5(a).

“maintains” shall have the meaning set forth in Section 3.14(j)(ii).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(j)(iv).

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“New Certificates” shall have the meaning set forth in Section 2.6(a).

“NHBCA” shall have the meaning set forth in Section 2.4.

“NHRSA” shall have the meaning set forth in Section 1.1.

“Non-Election” shall have the meaning set forth in Section 2.5(a).

“Non-Election Shares” shall have the meaning set forth in Section 2.5(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.6(e).

“NYSE” shall have the meaning set forth in Section 2.3.

“OCC” shall have the meaning set forth in Section 6.10(a).

“Oil” shall have the meaning set forth in Section 3.17(g).

“Options” shall have the meaning set forth in Section 2.8.

“ONB” shall have the meaning set forth in the preamble to this Agreement.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent 2006 Form 10-K” shall have the meaning set forth in Section 4.11(a).

“Parent Board” shall have the meaning set forth in Section 4.6.

“Parent Common Stock” shall have the meaning set forth in Section 2.1(a).

“Parent Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).

“Parent Expenses” shall have the meaning set forth in Section 8.2(b).

“Parent Representatives” shall have the meaning set forth in Section 6.5(a).

“Parent SEC Documents” shall have the meaning set forth in Section 4.11(a).

“Participation Facility” shall have the meaning set forth in Section 3.17(g).

“Premium Limit” shall have the meaning set forth in Section 6.11(b).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.3(a).

“Registration Statement” shall have the meaning set forth in Section 6.3(a).

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.11(b).

“SEC” shall have the meaning set forth in Section 3.11(a).

“Shortfall Number” shall have the meaning set forth in Section 2.5(c)(ii).

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“Stock Consideration” shall have the meaning set forth in Section 2.1(c).

“Stock Conversion Number” shall have the meaning set forth in Section 2.5(a).

“Stock Election” shall have the meaning set forth in Section 2.5(a).

“Stock Election Number” shall have the meaning set forth in Section 2.5(a).

“Stock Election Shares” shall have the meaning set forth in Section 2.5(a).

“Superior Proposal” shall have the meaning set forth in Section 6.6(b).

“Surviving Entity” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.21.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“USA Patriot Act” shall have the meaning set forth in Section 3.28.

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Shareholders” shall have the meaning set forth in the recitals to this Agreement.

9.3 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

9.4 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Parent and the Company.

9.5 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Parent or ONB:

Chittenden Corporation

Two Burlington Square

Burlington, Vermont 05401

Attention:     Chief Executive Officer

Facsimile:    (802) 660-1577

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With copies to:

Chittenden Corporation

Two Burlington Square

Burlington, Vermont 05401

Attention:     General Counsel

Facsimile:    (802) 660-1505

and

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention:     William P. Mayer, Esq.

                      Lisa R. Haddad, Esq.

Facsimile:     (617) 523-1231

If to the Company, to:

Community Bank & Trust Company

15 Varney Road

Wolfeboro, New Hampshire 03894

Attention:     Chief Executive Officer

Facsimile:    (603) 569-8238

With a copy to:

Cranmore, FitzGerald & Meaney

49 Wethersfield Avenue

Hartford, Connecticut 06114-1102

Attention:     J. J. Cranmore, Esq.

Facsimile:    (860) 522-3379

9.6 Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Parent or ONB without the written consent of the Company and no such assignment shall release Parent or ONB of its obligations hereunder. After the Closing, Parent’s and ONB’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Parent. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.8 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

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9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.10 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Vermont, without regard to the conflict of law principles thereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CHITTENDEN CORPORATION

By:	/s/ Paul A. Perrault
Name: Paul A. Perrault
Title: President, Chief Executive Officer and Chairman of the Board

OCEAN NATIONAL BANK

By:	/s/ Danny H. O’Brien
Name: Danny H. O’Brien Title: President and Chief Executive Officer

COMMUNITY BANK & TRUST COMPANY

By:	/s/ Peter Alden
Name: Peter Alden Title: President and Chief Executive Officer

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ANNEX A-2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of August 15, 2007, by and among Chittenden Corporation, a Vermont corporation (“Parent”), Ocean Bank (f/k/a Ocean National Bank), a New Hampshire trust company and wholly-owned subsidiary of Parent (“Ocean”), and Community Bank & Trust Company, a New Hampshire bank and trust company (the “Company”).

WHEREAS, Parent, Ocean and the Company have previously entered into that certain Agreement and Plan of Merger, dated as of June 4, 2007 (the “Merger Agreement”), which provides for the acquisition of the Company by Parent through the merger of the Company with and into Ocean (Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Merger Agreement);

WHEREAS, the parties have determined that it is in the best interests of their respective companies and shareholders to effect the acquisition of the Company through the merger of a wholly-owned subsidiary of Parent with and into the Company, which Merger (as defined below) will be followed, as soon as reasonably practicable, by a merger of the Surviving Entity (as defined below) with and into Ocean;

WHEREAS, it is intended that the Merger be mutually interdependent with and a condition precedent to the Subsequent Merger (as defined below) and that the Subsequent Merger shall, through the commitment evidenced by Section 6.16 of the Merger Agreement as described below, be effected as soon as reasonably practicable following the Effective Time without further approval, authorization or direction from or by any of the parties hereto;

WHEREAS, it is intended that the Merger and the Subsequent Merger, considered together as a single integrated transaction for United States federal income tax purposes, shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to amend the Merger Agreement to effect the foregoing pursuant to Section 9.3 thereof.

NOW, THEREFORE, the parties agree as follows:

1. Amendments to Merger Agreement.

(a) Section 1.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

“1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable law, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease and the Company shall survive and continue its existence pursuant to its Articles of Agreement and Bylaws, as amended, and under applicable law. (The Company, as the surviving entity in the Merger, being sometimes referred to herein as the “Surviving Entity”).”

(b) Section 1.2 of the Merger Agreement is hereby amended to read in its entirety as follows:

“1.2 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Parent, Merger Sub and the Company shall execute and file with the State of New Hampshire, the Contract for Union and such other certificates as are required to effectuate the Merger, together with a certificate of authorization for proposed contract for union pursuant to Section 388.8 of the New Hampshire Revised Statutes Annotated (“NHRSA”) in accordance with Chapter 388 of the NHRSA. The Merger shall become effective at the time and on the date of such filing or at the time and on the date specified therein (the “Effective Time”).”

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(c) Section 1.5 of the Merger Agreement is hereby amended to read in its entirety as follows:

“1.5 Articles of Agreement and Bylaws. The Articles of Agreement of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Agreement of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Company, as amended and in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law.”

(d) Section 1.6 of the Merger Agreement is hereby amended to read in its entirety as follows:

“1.6 Directors of the Surviving Entity. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Entity, each of whom shall serve in accordance with the Articles of Agreement and Bylaws, as amended, of the Surviving Entity.”

(e) Section 1.7 of the Merger Agreement is hereby amended to read in its entirety as follows:

“1.7 Officers of the Surviving Entity. The officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Entity, each to hold office in accordance with the Articles of Agreement and Bylaws, as amended, of the Surviving Entity.”

(f) Section 1.8 of the Merger Agreement is hereby amended to read in its entirety as follows:

“1.8 Tax Consequences. It is intended that the Merger and the Subsequent Merger, considered together as a single integrated transaction for United States federal income tax purposes, shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.”

(g) The introductory paragraph of Section 2.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

“2.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:”

(h) Section 2.1(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

“(a) Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock of the Surviving Entity following the Merger.”

(i) Section 7.3(d) of the Merger Agreement is hereby amended to read in its entirety as follows:

“(d) Tax Opinion Relating to the Merger. The Company shall have received an opinion from Andros, Floyd & Miller, P.C., dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger and the Subsequent Merger, considered together as a single integrated transaction for United States federal income tax purposes, will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Andros, Floyd & Miller, P.C. may require and rely upon representations contained in certificates of officers of each of Parent and the Company.”

(j) Section 7.2(e) of the Merger Agreement is hereby amended by deleting Section 7.2(e) in its entirety.

(k) Article VI of the Merger Agreement is hereby amended by adding thereto the following Section 6.16:

“6.16 Subsequent Merger. On the Closing Date, following the Merger and the Effective Time, the Surviving Entity shall merge with and into Ocean (the “Subsequent Merger”) in accordance with a contract for union in substantially the form attached hereto as Exhibit B. From and after the effectiveness of the Subsequent Merger, the separate existence of the Surviving Entity shall cease and Ocean shall continue as the surviving entity in the Subsequent Merger. The effect of the Subsequent Merger shall be as provided in

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the applicable provisions of the NHRSA. Parent and Ocean shall take all steps and actions as shall be required to cause the Surviving Entity and Ocean to consummate the Subsequent Merger as set forth in this Section 6.16. Prior to the Effective Time, the Company may designate one director reasonably acceptable to Parent to serve on the Board of Directors of Ocean, effective as promptly as reasonably practicable following the consummation of the Subsequent Merger. Peter Alden will become an officer of Ocean, effective as promptly as reasonably practicable following the consummation of the Subsequent Merger, in accordance with the terms of the employment agreement described in Section 6.12(d).”

(l) Article VI of the Merger Agreement is hereby amended by adding the following Section 6.17:

“6.17 Tax Reporting. Parent covenants and agrees to treat and report the Merger and the Subsequent Merger, considered together as a single integrated transaction, as a reorganization within the meaning of Section 368(a) of the Code for federal and, to the extent applicable, state income tax purposes.”

(m) Section 9.2(a) of the Merger Agreement is hereby amended to add the following definitions (listed in their proper alphabetical order):

“‘Merger Sub’ shall mean a trust company organized under the laws of the State of New Hampshire prior to the Closing Date and a wholly-owned subsidiary of Parent.”

“‘Ocean’ or ‘ONB’ shall mean Ocean Bank (f/k/a Ocean National Bank), a New Hampshire trust company and wholly-owned subsidiary of Parent.”

(n) Section 9.2(b) of the Merger Agreement is hereby amended:

(i) by substituting for the definition of “Merger” the following:

“‘Merger’ shall have the meaning set forth in Section 1.1.”

(ii) by adding the following definition (listed in its proper alphabetical order):

“‘Subsequent Merger’ shall have the meaning set forth in Section 6.16.”

(iii) by deleting the definition of “ONB” in its entirety.

(o) The Merger Agreement is hereby further amended by (i) deleting the form of Contract for Union attached thereto as Exhibit A in its entirety and substituting therefor the new Exhibit A attached to this Amendment and (ii) adding Exhibit B attached hereto as Exhibit B to the Merger Agreement.

2. Merger Sub. Parent will cause Merger Sub to be duly and validly organized as a trust company under the laws of the State of New Hampshire on or before the Closing Date. After the organization of Merger Sub, Parent will cause Merger Sub (i) to duly and validly authorize the execution of the Merger Agreement, as amended hereby, and the consummation of the transactions contemplated thereby and (ii) to execute and deliver a joinder to the Merger Agreement, as amended hereby. The undersigned agree that the Merger Agreement, as amended hereby, and the agreements therein represent valid and binding agreements among them as of the date and time of their execution, notwithstanding the fact that, at such time and on such date, the Merger Agreement, as amended hereby, had not been executed by Merger Sub, and further agree that, upon such execution of a joinder by Merger Sub, Merger Sub shall be deemed to be a party to the Merger Agreement, as amended hereby, in all respects.

3. Representations of Parent, Ocean and Merger Sub.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont. Ocean is a trust company duly organized and validly existing under the laws of the State of New Hampshire.

(b) This Amendment and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and Ocean. Parent and Ocean have duly executed and delivered this Amendment

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and, assuming the due authorization, execution and delivery by the Company, this Amendment is a legal, valid and binding agreement of Parent and Ocean, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

(c) Subject to (i) the standard set forth in Section 4.1(c) of the Merger Agreement and (ii) the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, and except as set forth on Schedule 4.7(a) of the Parent Disclosure Schedule, the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby by Parent do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Parent’s Articles of Incorporation or Bylaws, (iii) constitute a breach or violation of, or a default under, Ocean’s Articles of Agreement or Bylaws, or (iv) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(d) As of the Closing Date, Merger Sub will be a trust company duly organized, validly existing and in good standing under the laws of the State of New Hampshire. All of the issued and outstanding capital stock of Merger Sub will be validly issued, fully paid and non-assessable and will be owned, beneficially and of record, by Parent, free and clear of any claim, lien, Encumbrance or agreement with respect thereto. Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, as amended hereby, and except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by the Merger Agreement, as amended hereby, Merger Sub will not incur, directly or indirectly, any obligations or liabilities or engage in any business activities of any type or kind whatsoever.

4. Representations of the Company.

(a) The Company is a state-chartered bank and trust company duly organized, validly existing and in good standing under the laws of the State of New Hampshire.

(b) Subject to the approval of this Amendment and the transactions contemplated hereby by the shareholders of the Company in accordance with the Merger Agreement, this Amendment and the transactions contemplated hereby have been authorized by all necessary action of the Company and the Board of Directors of the Company. The Company has duly executed and delivered this Amendment and, assuming the due authorization, execution and delivery by Parent and Ocean, this Amendment is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

(c) Subject to (i) the standard set forth in Section 3.1(c) of the Merger Agreement and (ii) the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to

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which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Agreement or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

5. Terms and Conditions. Except as specifically modified herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect.

6. Ratification of Merger Agreement. The Merger Agreement, as amended by this Amendment, and all of the liabilities, obligations, covenants and conditions set forth therein, are hereby ratified and approved by each of Parent, Ocean and the Company.

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IN WITNESS WHEREOF, Parent, Ocean and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHITTENDEN CORPORATION

By:	/s/ Paul A. Perrault
	Name:	Paul A. Perrault
	Title:	President, Chief Executive Officer and Chairman of the Board

OCEAN BANK

By:	/s/ Danny H. O’Brien
	Name:	Danny H. O’Brien
	Title:	President and Chief Executive Officer

COMMUNITY BANK & TRUST COMPANY

By:	/s/ Peter Alden
	Name:	Peter Alden
	Title:	President and Chief Executive Officer

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EXHIBIT A – FORM OF CONTRACT FOR UNION FOR MERGER

[See Annex A-3]

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EXHIBIT B – FORM OF CONTRACT FOR UNION FOR SUBSEQUENT MERGER

CONTRACT FOR UNION, dated as of                     , 2007 (this “Agreement”), by and between Ocean Bank (f/k/a Ocean National Bank), a New Hampshire trust company with its main office located in Portsmouth, New Hampshire (the “Bank”), and Community Bank & Trust Company, a New Hampshire trust company with its main office located in Wolfeboro, New Hampshire (the “Company”).

WHEREAS, Chittenden Corporation, a Vermont corporation with its main office located in Burlington, Vermont (“Parent”), is the sole shareholder of each of the Bank and the Company; and

WHEREAS, Parent, the Bank, Ocean Bank Interim Trust Company, a New Hampshire trust company and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger, dated as of June 4, 2007 (as amended, the “Merger Agreement”), under which Merger Sub was merged with and into the Company (the “Merger”); and

WHEREAS, the Merger Agreement provides for the subsequent merger of the Company with and into the Bank (the “Subsequent Merger”), with the Bank as the surviving institution (the “Surviving Bank”), on the terms and conditions set forth therein and pursuant to this Agreement; and

WHEREAS, the respective Boards of Directors of the Bank and the Company have adopted resolutions approving the Subsequent Merger and this Agreement and have directed that this Agreement be duly submitted to Parent as the sole shareholder of each of the Bank and the Company in accordance with the applicable New Hampshire banking laws; and

WHEREAS, the parties to the Merger Agreement and this Agreement intend that the Subsequent Merger, considered together with the Merger as a single integrated transaction, shall, for U.S. federal income tax purposes, qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986; and

WHEREAS, Parent as the sole shareholder of each of the Bank and the Company has duly approved this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Bank and the Company hereby agree as follows:

ARTICLE I – THE SUBSEQUENT MERGER

1.1 The Subsequent Merger. In accordance with New Hampshire banking laws, at the Effective Time (as hereinafter defined), the Company shall be merged with and into the Bank. As a result of the Subsequent Merger, the separate legal existence of the Company shall cease and the Bank shall continue as the Surviving Bank. The name of the Surviving Bank shall continue to be “Ocean Bank.”

1.2 Effective Time. When authorization of the submission of the Subsequent Merger to the New Hampshire Bank Commissioner (the “New Hampshire Commissioner”) is received pursuant to New Hampshire Revised Statutes Annotated (“N.H. Rev. Stat. Ann.”) 388:8 and 388:9, this Agreement shall constitute a contract for union entered into pursuant to that authorization and shall be submitted to the New Hampshire Commissioner for approval pursuant to N.H. Rev. Stat. Ann. 388:10. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Subsequent Merger shall become effective immediately following the close of business on the date on which the Merger becomes effective (the “Effective Time”), which will constitute an “effective date of union” as that term is used in N.H. Rev. Stat. Ann. 388:10.

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1.3 Effect of the Subsequent Merger. At the Effective Time, the effect of the Subsequent Merger shall be as provided herein and in the applicable provisions of the laws of the state of New Hampshire. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, and powers of the Company shall become the property, rights, privileges, and powers of the Surviving Bank, and all the debts, liabilities, obligations, restrictions, disabilities, and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Bank.

1.4 Offices of the Surviving Bank. The location of the home office and all other offices of the Surviving Bank are set forth on the attached Schedule 1.4.

1.5 Savings Accounts. The savings account and other deposit obligations of the Bank existing immediately prior to the Effective Time shall continue as obligations of the Surviving Bank from and after the Effective Time. The savings account and other deposit obligations of the Company existing immediately prior to the Effective Time shall become the obligations of the Surviving Bank from and after the Effective Time.

1.6 Articles of Association and Bylaws. The Articles of Association of the Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Association of the Surviving Bank, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank, until thereafter amended as provided therein and in accordance with applicable law.

1.7 Directors. The directors of the Bank immediately prior to the Effective Time shall become the directors of the Surviving Bank, each of whom shall serve in accordance with the Articles of Association and Bylaws of the Surviving Bank; provided that one additional director designated by the Company prior to the Merger shall be appointed to serve on the Board of Directors of the Surviving Bank, effective as promptly as reasonably practicable following the Effective Time. The number, names, residence addresses, and terms of the directors of the Bank as of the date of the Agreement are as set forth on the attached Schedule 1.7.

1.8 Officers. The officers of the Bank immediately prior to the Effective Time shall become the officers of the Surviving Bank, each to hold office in accordance with the Articles of Association and Bylaws of the Surviving Bank. Peter Alden will become an officer of the Surviving Bank, effective as promptly as is reasonably practicable following the Effective Time.

ARTICLE II – CONVERSION OF SECURITIES

2.1 Conversion of Securities. At the Effective Time, automatically by virtue of the Subsequent Merger and without any action on the part of the Bank, the Company or the sole shareholder of the Company:

(a) Each share of common stock, par value $10.00 per share, of the Bank that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $10.00 per share, of the Surviving Bank following the Subsequent Merger.

(b) Each share of common stock, par value $1.00 per share, of the Company issued and outstanding immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

ARTICLE III – GENERAL PROVISIONS

3.1 Termination. This Agreement may be terminated and the Subsequent Merger abandoned by written agreement of the parties hereto prior to the submission of this Agreement to the New Hampshire Commissioner for approval pursuant to N.H. Rev. Stat. Ann. 388:10.

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3.2 Governing Law. This Agreement and any dispute, action or proceeding arising out of or relating to the validity, negotiation, interpretation, performance and enforcement of this Agreement and/or the rights and obligations of the parties to this Agreement, shall be governed by, and construed in accordance with, the laws of the state of New Hampshire.

3.3 Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be amended or modified at any time, by an agreement in writing between the parties hereto.

3.4 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

3.5 Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed as a sealed instrument as of the date first written above by their respective officers thereunto duly authorized.

OCEAN BANK

By:
Name:
	Title:	President

By:
Name:
	Title:	Secretary

COMMUNITY BANK & TRUST COMPANY

By:
Name:
	Title:	President

By:
Name:
	Title:	Secretary

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ANNEX A-3

FORM OF CONTRACT FOR UNION FOR MERGER

CONTRACT FOR UNION, dated as of                     , 2007 (this “Agreement”), by and among Chittenden Corporation, a Vermont corporation with its main office located in Burlington, Vermont (“Parent”), Ocean Bank Interim Trust Company, a New Hampshire trust company with its main office located in Portsmouth, New Hampshire and a wholly-owned subsidiary of Parent (“Merger Sub”), and Community Bank & Trust Company, a New Hampshire trust company with its main office located in Wolfeboro, New Hampshire (the “Company”).

WHEREAS, Parent, Ocean Bank (f/k/a Ocean National Bank), a New Hampshire trust company and wholly-owned subsidiary of Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of June 4, 2007 (as amended, the “Merger Agreement”), which contemplates that Merger Sub will be merged with and into the Company (the “Merger”), with the Company as the surviving institution (the “Surviving Bank”), on the terms and conditions set forth therein and pursuant to this Agreement; and

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have adopted resolutions approving the Merger Agreement and this Agreement and have directed that both agreements be duly submitted (i) to the shareholders of the Company and (ii) to Parent as the sole shareholder of Merger Sub in accordance with applicable New Hampshire laws; and

WHEREAS, the parties to the Merger Agreement and this Agreement intend that the Merger and the subsequent merger contemplated by the form of contract for union attached to the Merger Agreement as Exhibit B, considered together as a single integrated transaction, shall, for U.S. federal income tax purposes, qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986; and

WHEREAS, each of (i) Parent as the sole shareholder of Merger Sub and (ii) the shareholders of the Company have duly approved the Merger Agreement and this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I – THE MERGER

1.1 The Merger. In accordance with New Hampshire law, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate legal existence of Merger Sub shall cease and the Company shall continue as the Surviving Bank. The name of the Surviving Bank shall continue to be “Community Bank & Trust Company.”

1.2 Effective Time. Following the fulfillment of the terms and conditions set forth in Article VIII of the Merger Agreement and the receipt of all other required approvals or consents, Merger Sub and the Company shall effect the Merger in accordance with the following procedures. When authorization of the submission of the Merger to the New Hampshire Bank Commissioner (the “New Hampshire Commissioner”) is received pursuant to New Hampshire Revised Statutes Annotated (“N.H. Rev. Stat. Ann.”) 388:8 and 388:9, this Agreement shall constitute a contract for union entered into pursuant to that authorization and shall be submitted to the New Hampshire Commissioner for approval pursuant to N.H. Rev. Stat. Ann. 388:10. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement and in the Merger Agreement, the Merger shall become effective at              p.m. on the date on which the parties submit this executed Agreement to the New Hampshire Commissioner pursuant to N.H. Rev. Stat. Ann. 388:10 (the “Effective Time”), which will constitute an “effective date of union” as that term is used in N.H. Rev. Stat. Ann. 388:10.

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1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the laws of the state of New Hampshire. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, and powers of Merger Sub shall become the property, rights, privileges, and powers of the Surviving Bank, and all the debts, liabilities, obligations, restrictions, disabilities, and duties of Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Bank.

1.4 Offices of the Surviving Bank. The location of the home office and all other offices of the Surviving Bank are set forth on the attached Schedule 1.4.

1.5 Savings Accounts. The savings account and other deposit obligations of the Company existing immediately prior to the Effective Time shall continue as obligations of the Surviving Bank from and after the Effective Time. Merger Sub does not, and as of immediately prior to the Effective Time, will not, have any such savings account or other deposit obligations.

1.6 Articles of Agreement and Bylaws. The Articles of Agreement of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Agreement of the Surviving Bank, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Company, as amended and in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank, until thereafter amended as provided therein and in accordance with applicable law.

1.7 Directors. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Bank, each of whom shall serve in accordance with the Articles of Agreement and Bylaws, as amended, of the Surviving Bank. The number, names, residence addresses, and terms of the directors of Merger Sub as of the date of the Agreement are as set forth on the attached Schedule 1.7.

1.8 Officers. The officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Bank, each to hold office in accordance with the Articles of Agreement and Bylaws, as amended, of the Surviving Bank.

ARTICLE II – CONVERSION OF SECURITIES

2.1 Conversion of Securities. At the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(a) Each share of common stock, par value $1.00 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock of the Surviving Bank following the Merger.

(b) Each share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”), held as Treasury Stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and any Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in the Merger Agreement, the right to receive at the election of the holder thereof as provided in the Merger Agreement either: (i) $33.37 in cash; or (ii) 1.1293 shares of common stock, par value $1.00 per share, of Parent.

For purposes of this Section 2.1, “Treasury Stock” shall mean shares of Company Common Stock held (i) in the Company’s treasury or (ii) by the Company or any of its subsidiaries or by Parent or any of its subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency); and “Dissenting Shares” shall mean shares of Company Common Stock as to which the holder thereof shall have properly complied with Section 293-A:13 of the New Hampshire Business Corporation Act (as referenced in N.H. Rev. Stat. Ann. 388:13) as to dissenters’ rights required to be complied with prior to the Effective Time.

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ARTICLE III – GENERAL PROVISIONS

3.1 Termination. This Agreement may be terminated and the Merger abandoned by written agreement of the parties hereto prior to the submission of this Agreement to the New Hampshire Commissioner for approval pursuant to N.H. Rev. Stat. Ann. 388:10.

3.2 Governing Law. This Agreement and any dispute, action or proceeding arising out of or relating to the validity, negotiation, interpretation, performance and enforcement of this Agreement and/or the rights and obligations of the parties to this Agreement, shall be governed by, and construed in accordance with, the laws of the state of Vermont applicable to contracts executed in and to be performed in that state, without regard to conflicts of law principles (except to the extent that the laws of the state of New Hampshire expressly apply to the consummation of the Merger).

3.3 Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be amended or modified at any time, by an agreement in writing between the parties hereto.

3.4 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

3.5 Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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A-3-3

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as a sealed instrument as of the date first written above by their respective officers thereunto duly authorized.

CHITTENDEN CORPORATION

By:
Name:
	Title:	President

By:
Name:
	Title:	Secretary

OCEAN BANK INTERIM TRUST COMPANY

By:
Name:
	Title:	President

By:
Name:
	Title:	Secretary

COMMUNITY BANK & TRUST COMPANY

By:
Name:
	Title:	President

By:
Name:
	Title:	Secretary

A-3-4

ANNEX B

FORM OF VOTING AGREEMENT

VOTING AGREEMENT (“Agreement”), dated as of June 4, 2007, by and between Chittenden Corporation, a Vermont corporation (“Parent”) and the undersigned holder (“Shareholder”) of common stock, par value $1.00 per share (“Common Stock”), of Community Bank & Trust Company, a New Hampshire bank and trust company (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Ocean National Bank, a national bank and wholly-owned subsidiary of Parent (“ONB”) and the Company have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of the Company with and into ONB (the “Merger”);

WHEREAS, the Shareholder beneficially owns and has sole voting power with respect to the number of shares of Common Stock, and holds stock options or other rights to acquire the number of shares of Common Stock indicated opposite the Shareholder’s name on Schedule 1 attached hereto (as used herein, the term “Shares” means all shares of Common Stock, whether such shares of Common Stock are held by the Shareholder on the date of this Agreement or are subsequently acquired prior to the Expiration Date (as defined in Section 2), whether by the exercise of any stock options or otherwise);

WHEREAS, it is a condition to the willingness of Parent and ONB to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Parent agree as follows:

1. Agreement to Vote Shares. The Shareholder agrees that, prior to the Expiration Date, at any meeting of the shareholders of the Company, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, with respect to, the Merger Agreement, the Contract for Union or any of the transactions contemplated thereby (including the Merger) or any Acquisition Proposal, the Shareholder shall:

(a)	appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement, the Contract for Union and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company contained in the Merger Agreement or the Contract for Union or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to the Company’s and Buyer’s respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or the Contract for Union.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (iii) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

3. Agreement to Retain Shares. The Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4(c)), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares beneficially owned by the Shareholder. Notwithstanding the foregoing, the Shareholder may make (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, and (c) as Parent may otherwise agree in writing in its sole discretion.

4. Representations and Warranties of Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a)	the Shareholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement, and no consent, approval, authorization or filing is required in connection therewith;

(b)	this Agreement (assuming this Agreement constitutes a valid and binding agreement of Parent) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);

(c)	the Shareholder owns beneficially (and except as otherwise noted, of record) the number of Shares indicated opposite such Shareholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole, and otherwise unrestricted, voting and investment power with respect to such Shares;

(d)	the Shareholder understands that at the Effective Time of the Merger, (i) each outstanding Share listed on Schedule 1 shall be automatically cancelled and converted into the right to receive, subject to the terms and provisions of the Merger Agreement, (A) 1.1293 shares of Parent Common Stock or (B) a cash amount equal to $33.37 per Share, and (ii) to the extent not exercised or otherwise terminated in accordance with the terms of the Merger Agreement prior to the Effective Time, each option to purchase Shares listed on Schedule 1 shall be automatically cancelled, and shall be converted into the right to receive the product of (x) the number of Shares provided for in such option and (y) the excess, if any, of $33.37 over the exercise price provided for in such option, as further described in the Merger Agreement; and

(e)	the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his, her or its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, the Shareholder does hereby appoint Parent with full power of substitution and resubstitution, as the Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder’s rights with respect to the Shares, to vote, if the Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that the Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of the Company taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by the Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

6. No Solicitation. From and after the date hereof until the Expiration Date, the Shareholder, in his, her or its capacity as a shareholder of the Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prevent any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Parent) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.

7. Specific Enforcement. The Shareholder has signed this Agreement intending to be legally bound thereby. The Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Shareholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

8. No Waivers. No waivers of any breach of this Agreement extended by Parent to the Shareholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Capacity as Shareholder. The Shareholder is signing this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and not in the Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in the Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties, consistent with the terms of the Merger Agreement or the Contract for Union, solely in his or her capacity as a director and/or officer of the Company or as a trustee or fiduciary of any employee benefit plan or trust, or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action solely in his or her capacity as a director of the Company. The Shareholder acknowledges and agrees that under no circumstances shall his or her role as a director or officer of the Company or as a trustee or fiduciary of any employee benefit plan or trust, or his or her fiduciary duties in such capacities, be deemed to affect his or her obligations hereunder, including, without limitation, to vote the Shares in favor of approval of the Merger Agreement, the Contract for Union and the transactions contemplated thereby, including the Merger, and to comply with his or her other obligations under Section 1 hereof, for which the Shareholder shall remain personally liable without regard to such capacities or duties.

10. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

11. Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

12. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

14. Public Disclosure. The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Parent. The Shareholder hereby permits Parent to publish and disclose in any document and/or schedule filed by Parent with the SEC such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments and obligations pursuant to this Agreement.

15. Governing Law. This Agreement shall be governed by the laws of the State of Vermont, without giving effect to the principles of conflicts of laws thereof.

16. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Articles of Incorporation, the possible acquisition of the Shares by Parent and ONB pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as of the date first above written.

SHAREHOLDER

Name:

CHITTENDEN CORPORATION

By:
Name:
Title:

ANNEX C

June 4, 2007

The Board of Directors

Community Bank & Trust Company

15 Varney Road

Wolfeboro, New Hampshire 03894

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Community Bank & Trust Company (“Community”) of the consideration to be received from Chittenden Corporation (“Chittenden”) including the possibility of receiving, by election, all common stock, all cash or part stock and part cash in connection with the proposed acquisition of Community by Chittenden. The Transaction will be completed pursuant to an Agreement and Plan of Merger (the “Agreement”) dated June 4, 2007 by and among Chittenden and Ocean National Bank (“Ocean National”) (a wholly owned subsidiary bank of Chittenden doing business in New Hampshire) and Community. Pursuant to the Agreement, Community will merge with and into Ocean National and Ocean National will be the surviving wholly owned subsidiary bank of Chittenden.

As is set forth with more specificity in the Agreement, at the Effective Time, each outstanding share of Community common stock, except for shares held by Chittenden and its subsidiaries or by Community (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for either cash in the amount of $33.37 per share or common stock at a fixed exchange ratio of 1.1293 shares of Chittenden common stock for each exchanged share of Community1, (subject to adjustment under certain defined circumstances) or a combination of both common stock and cash, dependant in each case on a shareholder election process and an allocation process in which the maximum amount of cash will be limited to 25% of the total consideration on an aggregate basis. Because the exchange ratio has been fixed, the market value of the stock portion of the consideration to be paid to Community shareholders will fluctuate daily with changes in Chittenden’s stock price and may at any given point in time be equal to a market value which is greater than, equal to or less than $33.37 for each exchanged share of Community common stock. This means that at the Effective Time (the date on which the described transaction is expected to close) there may be a difference between the market value of the stock of Chittenden to be received by Community shareholders who elect to receive and are allocated common stock and the cash amount of $33.37. It is not possible to predict in advance whether this market value will be greater than or less than $33.37. Shareholders of Community must be aware of and understand the fundamental difference between holding cash and common stock. We acknowledge and wish to emphasize the different market values that may characterize the different forms of consideration which may be received, the different tax treatments, which may apply to the receipt of different forms of consideration and to the inherently different risks associated with common stock versus cash. The transaction has been deliberately structured to qualify as a Reorganization under Section 368 of the Internal Revenue Code and shareholders are encouraged to consult their tax advisors on the tax impacts associated with receipt of different forms of consideration. The Merger Agreement may be terminated prior to the Effective Time by the board of directors of either party, based on defined criteria.

McConnell, Budd & Romano, Inc., as part of its investment banking business, is routinely engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts, financial holding companies and their subsidiaries, investment advisors, money managers and the securities of such entities in connection with mergers and acquisitions, private placements and valuations for corporate, estate and other

[1]

The fixed exchange ratio was derived per the terms of the agreement, by dividing the nominal purchase price of $33.37 by $29.55 which is the average closing price of Chittenden common stock reported by the New York Stock Exchange for the 20 trading days ended on (and including) June 1, 2007.

purposes. Through our affiliation with Highlander Capital Group, Inc. certain of our employees are licensed brokers and certain of our employees are also registered investment advisors. Our experience and familiarity with Community is based on our having followed the successful development of Community from a date close to its inception and specifically includes our having called on the senior management of the bank for the purpose of making certain analytical presentations to the management team on several dates in the past few years and includes our participation in the process and negotiations leading up to the proposed Merger of Community with Chittenden. In the course of our role as financial advisor to Community in connection with the Merger, we have received fees for our services and will receive additional fees, contingent on the consummation of the Merger. The details of our fee arrangements will be set forth in the section of the proxy statement materials which will be circulated to all shareholders in conjunction with the transaction.

In arriving at our opinion, we have reviewed the Merger Agreement as well as participated in its negotiation. We have also reviewed certain publicly available business, financial and shareholder information relating to Chittenden and its subsidiaries and to Community. In addition we have reviewed certain confidential financial information provided to us by both Chittenden and Community pertaining to their respective business plans and projections.

In connection with the foregoing, we have (i) reviewed the merger agreement dated June 4, 2007 by and among Chittenden, Ocean National and Community, (ii) reviewed Chittenden’s Annual Reports on form 10-K for the three calendar years ended December 31, 2004, 2005 and 2006 and Chittenden’s annual reports for 2004, 2005 and 2006 and Chittenden’s quarterly reports on form 10-Q for the first calendar quarter of 2007. In addition, we have reviewed Community’s annual reports to shareholders for 2004, 2005 and 2006, and Community’s quarterly report for the first calendar quarter of 2007. In addition, with respect to both Chittenden and Community we have reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Romano, Inc. by Chittenden and Community, have held discussions with members of the senior management of Chittenden concerning the past and current results of operations of Chittenden, its current financial condition and management’s opinion of its future prospects. We have also considered the past and current results of operations of Community, its current financial condition and management’s opinion of its future prospects. We have also reviewed the historical record of reported prices, trading volume and dividend payments for both Chittenden and Community and have considered the current state of and future prospects for the economy of Vermont, New Hampshire, Massachusetts and Maine within which Chittenden is conducting business (based primarily on our observations and enhanced with anecdotal information) generally and the relevant market areas for Chittenden and Community in particular.

We have employed specific merger analysis models developed by McConnell, Budd & Romano, Inc., including a model that, based on publicly available information, permits the testing of the relative acquisition capacity of companies we deem to be among those, one would expect to be interested conceptually in a hypothetical acquisition of a given client with the intention of narrowing the set of companies who could actually be contacted to determine their level of interest in a potential transaction. The model evaluates probable levels of nominal EPS dilution that would result from specified transaction structures across a range of prices and determines algebraically the amount of cost savings that would uniquely be required for each candidate acquirer to eliminate such EPS dilution. The model also gages the impact of a given transaction structure at a given price on the pro forma tangible capital ratios of each candidate acquirer to help assess the relative feasibility of a given transaction structure at a given price. Once we have narrowed the field, we use a detailed acquisition model to analyze the relative capacity of an individual candidate with greater specificity. We also employ a terminal value and dividend discount model to determine whether or not the types of valuation levels which are determined by our specific company modeling bear an appropriate relationship to the range of present discounted values that arise from projecting the ordinary course growth based earnings per share stream of a company together with its dividend stream (given a constant dividend payout ratio) and its terminal value at a future date given a range of possible future transaction price earnings ratios. In addition, we compare the range of feasible hypothetical prices that are determined by our modeling exercises to the reported financial terms of selected recent business combinations in the banking industry. In addition, we conducted such other studies and analyses as McConnell, Budd & Romano, Inc. considered appropriate under the circumstances associated with this particular transaction.

In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the historical net interest margins of the parties to the pending transactions and their apparent trend, the anticipated future EPS results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating cost savings and the impact thereof on projected future EPS, the relative capitalization, capital adequacy and debt maturity schedule of each of the parties, the relative availability of non-interest income to each of the parties, the possibility of the generation of new non-interest income for one of the parties, the relative asset quality and apparent adequacy of the reserve for loan and lease losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of Chittenden, its subsidiary banks and Community and the potential for the modification of the mix of deposits and loans for Community. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the shares of Chittenden and compared to that of Community.

In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Chittenden and Community and/or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either Chittenden or Community, nor have we been furnished with or obtained from any other source, any current appraisals of the assets or liabilities of either Chittenden or Community. We have also relied on the management of both Chittenden and Community as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the Transaction, we have assumed the approval and consummation of the Merger and transactions contemplated in the Definitive Merger Agreement in accordance with the terms of such agreement.

Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the proposed consideration is fair to the shareholders of Community from a financial point of view.

Very truly yours,

McConnell, Budd & Romano, Inc.

By:	/s/ David A. Budd
David A. Budd Managing Director June 4, 2007

ANNEX D

CHAPTER 388:13 OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED

DISSENTING STOCKHOLDERS

I. Any stockholder of a bank shall have the right to dissent from, and to obtain payment for his shares in the event of any merger, consolidation, or other union of banks under the provisions of this chapter. Such right shall be the same as the right provided for in RSA 293-A:13.01 through RSA 293-A:13.31 with respect to mergers and consolidations of business corporations and shall be subject to the same limitations. Any stockholder of a bank electing to assert the right provided for by this section shall do so in accordance with the provisions of RSA 293-A:13.01 through RSA 293-A:13.31, which provisions shall be binding upon the stockholder and upon the bank and shall in all respects govern the perfection and enforcing of the right provided for by this section.

II. If a proposed merger, consolidation, or other union of banks under the provisions of this chapter is submitted to a vote at a meeting of stockholders, the notice of meeting shall notify all stockholders that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of this section and of RSA 293-A:13.01 through RSA 293-A:13.31 and shall be accompanied by a copy of this section and RSA 293-A:13.01 through RSA 293-A:13.31.

III. For purposes of this section, the term “stockholder” shall include the holder of a special deposit in a guaranty savings bank.

SECTION 13 OF THE NEW HAMPSHIRE BUSINESS CORPORATION ACT

DISSENTERS’ RIGHTS

A. Right to Dissent and Obtain Payment for Shares

293-A:13.01 DEFINITIONS. In this subdivision:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RSA 298-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

293-A:13.02 RIGHT TO DISSENT.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(i) If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares.

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(6) Consummation of a plan of conversion to which the corporation is a party converting to another entity.

(b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

293-A:13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

B. Procedure for Exercise of Dissenters’ Rights

293-A:13.20 NOTICE OF DISSENTERS’ RIGHTS.

(a) If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this subdivision and be accompanied by a copy of this subdivision.

(b) If corporate action creating dissenters’ rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in RSA 293-A:13.22.

293-A:13.21 NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Shall not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.

293-A:13.22 DISSENTERS’ NOTICE.

(a) If proposed corporate action creating dissenters’ rights under RSA 293-A:13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

(b) The dissenters’ notice shall be sent no later than 10 days after corporate action was taken, and shall:

(1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date.

(4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

(5)	Be accompanied by a copy of this subdivision.

293-A:13.23 DUTY TO DEMAND PAYMENT.

(a) A shareholder sent a dissenters’ notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenters’ notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this subdivision.

293-A:13.24 SHARES RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

293-A:13.25 PAYMENT.

(a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment shall be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under RSA 293-A:13.28; and

(5) A copy of this subdivision.

293-A:13.26 FAILURE TO TAKE ACTION.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under RSA 293-A:13.22 and repeat the payment demand procedure.

293-A:13.27 AFTER-ACQUIRED SHARES.

(a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RSA 293-A:13.28.

293-A:13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation’s offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.

C. Judicial Appraisal of Shares

293-A:13.30 COURT ACTION.

(a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation or other entity without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or converted into or whose shares were acquired by the foreign corporation or other entity was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

(2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

293-A:13.31 COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Vermont Business Corporation Act, or VBCA, permits a corporation to indemnify a director against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in that capacity if: (i) the director conducted himself or herself in good faith; (ii) the director reasonably believed that his or her conduct, in an official capacity with the corporation, was in the best interests of the corporation and, in all other cases, the conduct was at least not opposed to its best interests; and (iii) in a proceeding brought by a governmental entity, the director had no reasonable cause to believe his or her conduct was unlawful, and the director is not finally found to have engaged in a reckless or intentional unlawful act. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre is not, of itself, determinative that the director did not meet the standard of conduct necessary for indemnification. Notwithstanding the foregoing, a corporation may not indemnify a director if the director was adjudged liable: (a) to the corporation in a proceeding by or in the right of a corporation, or (b) on the basis that a personal benefit was improperly received by the director in a proceeding charging improper personal benefit to the director. In addition, the VBCA provides that, unless limited in a corporation’s charter, a corporation shall indemnify its directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which the directors or officers are parties by reason of their service in those capacities against reasonable expenses incurred in connection with the proceeding. Chittenden’s charter does not limit such statutory right to indemnification.

As permitted by the VBCA, Chittenden’s bylaws provide that Chittenden shall indemnify its directors and officers to the fullest extent provided by the general laws of the State of Vermont, including the advancement of expenses under the procedures provided by such laws. In addition, Chittenden’s bylaws contain the procedures pursuant to which such indemnification is effectuated.

The VBCA permits the charter of a Vermont corporation to include a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her duties, except for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional or reckless infliction of harm on the corporation or the shareholders; (iii) voting for or assenting to an unlawful distribution; or (iv) an intentional or reckless criminal act. Chittenden’s articles of incorporation contain a provision limiting, to the fullest extent permitted under the VBCA, the liability of its directors to Chittenden or its shareholders for money damages.

As permitted by the VBCA, Chittenden maintains directors and officers liability insurance in amounts and on terms which the Chittenden board of directors deems reasonable. In the ordinary course of business, the Chittenden board of directors regularly reviews the scope and adequacy of such insurance coverage.

Item 21.	Exhibits and Financial Statement Schedules

(a)	See Exhibit Index immediately following the signature page.

(b)	Not applicable.

(c)	The fairness opinion of McConnell, Budd & Romano, Inc. is included as Annex C to the document which is a part of this registration statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this pre-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlington, State of Vermont, on September 13, 2007.

CHITTENDEN CORPORATION

By:	/s/ PAUL A. PERRAULT
Paul A. Perrault
President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL A. PERRAULT Paul A. Perrault	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 13, 2007

/s/ KIRK W. WALTERS Kirk W. Walters	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 13, 2007

* Sally W. Crawford	Director	September 13, 2007

Philip M. Drumheller	Director

* John K. Dwight	Director	September 13, 2007

Lyn Hutton	Director

James C. Pizzagalli	Director

* Ernest A. Pomerleau	Director	September 13, 2007

* Mark W. Richards	Director	September 13, 2007

* Pall D. Spera	Director	September 13, 2007

* Owen W. Wells	Director	September 13, 2007

*By:	/s/ PAUL A. PERRAULT
Paul A. Perrault
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
2.1.1	Agreement and Plan of Merger, dated as of June 4, 2007, by and among Chittenden Corporation, Ocean Bank (f/k/a Ocean National Bank) and Community Bank & Trust Company (attached to this document as Annex A-1 and incorporated herein by reference)

2.1.2	Amendment to Agreement and Plan of Merger, dated as of August 15, 2007, by and among Chittenden Corporation, Ocean Bank (f/k/a Ocean National Bank) and Community Bank & Trust Company (attached to this document as Annex A-2 and incorporated herein by reference)

2.1.3	Form of Contract for Union by and among Chittenden Corporation, Ocean Bank Interim Trust Company and Community Bank & Trust Company (attached to this document as Annex A-3 and incorporated herein by reference)

3.1.1	Amended and Restated Articles of Incorporation of Chittenden Corporation (incorporated herein by reference to Annex B of Chittenden’s Registration Statement on Form S-4 filed on April 6, 1999)

3.1.2	Articles of Amendment of Amended and Restated Articles of Incorporation of Chittenden Corporation (incorporated herein by reference to Exhibit 3.2 to Chittenden’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005)

3.2	Bylaws of Chittenden Corporation, as amended and restated as of October 18, 2006 (incorporated herein by reference to Exhibit 3(ii) to Chittenden’s Current Report on Form 8-K filed on October 24, 2006)

4.1	Statement of Chittenden Corporation regarding its Dividend Reinvestment Plan (incorporated herein by reference to Exhibit 4.31 of Chittenden’s Annual Report on Form 10-K for the year ended December 31, 1993)

+5.1	Opinion of F. Sheldon Prentice, Esq., General Counsel to Chittenden Corporation, as to the legality of the shares being registered by Chittenden

+8.1	Opinion of Andros, Floyd & Miller, P.C., special tax counsel to Community Bank & Trust Company, as to certain tax matters

10.1	Form of Voting Agreement, dated as of June 4, 2007, between Chittenden Corporation and certain directors and executive officers of Community Bank & Trust Company (attached to this document as Annex B and incorporated herein by reference)

+10.2	Employment Agreement, dated as of June 4, 2007, between Ocean Bank (f/k/a Ocean National Bank) and Peter B. Alden

+10.3	Consulting Agreement, dated as of June 4, 2007, between Chittenden Corporation and Gregory A. Roark

+10.4	Consulting Agreement, dated as of June 4, 2007, between Chittenden Corporation and Bradford W. Gile

+23.1	Consent of F. Sheldon Prentice (included in Exhibit 5.1)

*23.2	Consent of McConnell, Budd & Romano, Inc.

+23.3	Consent of Andros, Floyd & Miller, P.C. (included in Exhibit 8.1)

*23.4	Consent of PricewaterhouseCoopers LLP

*23.5	Consent of Shatswell, MacLeod & Company, P.C.

*23.6	Consent of KPMG LLP

+25.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Fairness Opinion of McConnell, Budd & Romano, Inc. (attached to this document as Annex C and incorporated herein by reference)

*99.2	Form of Proxy Card of Community Bank & Trust Company

*	Filed herewith
+	Previously filed